As filed with the Securities and Exchange Commission on February 12, 1999.
                                                  Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                            BFC FINANCIAL CORPORATION
                            -------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     FLORIDA
                                     -------
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   59-2022148
                                   ----------
                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                           1750 EAST SUNRISE BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33304
                            TELEPHONE (954) 760-5200
                           --------------------------
          (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                  ALAN B. LEVAN
                            BFC FINANCIAL CORPORATION
                           1750 EAST SUNRISE BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33304
                            TELEPHONE (954) 760-5200
                                 --------------
                (Name, address, including Zip Code, and telephone
         number, including area code, of registrant's agent for service)

                                   Copies to:

                             ALISON W. MILLER, ESQ.
                         STEARNS WEAVER MILLER WEISSLER
                           ALHADEFF & SITTERSON, P.A.
                       150 WEST FLAGLER STREET, SUITE 2200
                              MIAMI, FLORIDA 33130

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [ ].

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering [ ].

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================================
             Title of each class                                                         Proposed maxi-           Amount of
             of securities to be                Amount to be      Proposed maximum        mum aggregate         registration
                 registered                      registered        offering price        offering price              fee
-----------------------------------------------------------------------------------------------------------------------------
        ___% Subordinated Debentures            17,125 (1)            $1,000              $17,250,000(1)           $4,796
Class A Common Stock, $0.01 Par Value Per Share 1,150,000 (2)         $7.00 (3)           $8,050,000 (3)           $2,238
=============================================================================================================================

(1) Includes up to $2,250,000 additional principal amount of __% Subordinated Debentures which may be acquired by the Underwriter to cover over-allotments, if any.
(2) Includes up to 150,000 additional shares of Class A Common Stock which may be acquired by the Underwriter to cover over-allotments if any.

(3) Calculated in accordance with Rule 457(c), based upon the average of the bid and ask price of the Class A Common Stock on February 9, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 1999


                            BFC FINANCIAL CORPORATION

                $15,000,000 ___% SUBORDINATED DEBENTURES DUE 2009
                                       AND
               1,000,000 SHARES CLASS A COMMON STOCK (NON-VOTING)



THE SUBORDINATED DEBENTURES:
/bullet/ are being offered and sold to the public by BFC Financial Corporation. /bullet/ will mature on __________, 2009 and accrue interest at the rate of ___%
         per annum.
/bullet/ are unsecured general obligations of BFC Financial Corporation subordinate in right of payment to more senior debt.
/bullet/ will not be listed on any securities exchange and will not be included for quotation on any quotation system.

THE CLASS A COMMON STOCK:
/bullet/ is being offered and sold to the public by BFC Financial Corporation. /bullet/ is listed on the OTC Bulletin Board under the symbol "BFCFA". /bullet/ has no voting rights other than as may be required by Florida law.

         _____________ is underwriting these offerings on a firm commitment basis and has been granted an over-allotment option to purchase up to 150,000 shares of Class A Common Stock and $2,250,000 aggregate principal amount of subordinated debentures. The offering of the Class A Common Stock and the offering of the subordinated debentures are independent and neither is contingent upon the other.


                                        PER                     TOTAL
                                   SUBORDINATED              SUBORDINATED            PER SHARE BFC CLASS          TOTAL BFC CLASS A
                                     DEBENTURE                DEBENTURES                A COMMON STOCK               COMMON STOCK
                                     ---------                ----------                --------------               ------------

PRICE TO PUBLIC                       $1,000                 $15,000,000                  $________                   $________

UNDERWRITING
DISCOUNT                             $________                $________                   $________                   $________

PROCEEDS TO BFC
FINANCIAL CORPORATION                $________                $________                   $________                   $________

         CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

         PLEASE NOTE THAT THESE SECURITIES:

         /bullet/ ARE NOT BANK ACCOUNTS OR DEPOSITS;

         /bullet/ ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE
                  CORPORATION; AND

         /bullet/ ARE NOT INSURED BY ANY OTHER STATE OR FEDERAL AGENCY


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS ___________, 1999

                                     SUMMARY

         This summary highlights selected information to assist you in getting an initial overview of the offerings, but it does not contain all the information that you need to consider in making your investment decision. To understand all the terms of these securities read the entire Prospectus carefully. In preparing the information and data in this Prospectus we have assumed that the underwriter's over-allotment options will not be exercised.

THE COMPANY

         BFC Financial Corporation (the "Company") is a unitary savings bank holding company which at September 30, 1998 owned approximately 25% of the outstanding Class A Common Stock (the "BBC Class A Common Stock") of BankAtlantic Bancorp, Inc., a Florida corporation ("BBC"), and approximately 47% of the outstanding Class B Common Stock of BBC (the "BBC Class B Common Stock" and, together with the BBC Class A Common Stock, the "BBC Common Stock"). BBC is also a unitary savings bank holding company that owns 100% of the outstanding capital stock of BankAtlantic, A Federal Savings Bank ("BankAtlantic"). The Company's principal business activity is its ownership of BBC's stock. The Company also holds investments in real estate and mortgage notes. The Company's principal executive offices are located at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. Its telephone number is (954) 760-5200.

         Under the equity method of accounting, the Company's investment in BBC Common Stock represents approximately 82% of the Company's consolidated assets as of September 30, 1998. Since 1993, the Company's ownership of BBC has been less than 50% and BBC has not been consolidated in the Company's financial statements.

         BBC's primary activities relate to its ownership of 100% of BankAtlantic's capital stock. BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952 which provides traditional retail banking services and a full range of commercial banking products and related financial services. The principal business of BankAtlantic is attracting checking and savings deposits from the public and general business customers and using these deposits to originate commercial real estate and business loans, residential real estate loans and consumer loans, to purchase wholesale residential loans from third parties and to make other permitted investments including investments in mortgage-backed securities, tax certificates and other investment securities. BankAtlantic currently operates through 70 branch offices located primarily in Miami-Dade, Broward and Palm Beach Counties in South Florida. BankAtlantic is regulated and examined by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") and its deposit accounts are insured up to applicable limits by the FDIC.

         In 1998, BBC acquired Ryan, Beck & Co., Inc. ("Ryan Beck"), an investment banking firm that underwrites, distributes and trades tax-exempt securities and provides capital raising and advisory services to the financial services industry. BBC has also engaged in real estate development and investment activities through St. Lucie West Holding Corp., the developer of a master planned residential, commercial and industrial community in St. Lucie County, Florida, and through several minority interest investments in real estate development projects in South Florida. However, the Board of Directors of BBC has announced that it is considering the spin-off of BBC's real estate and development business through a distribution to BBC's shareholders of the capital stock of BankAtlantic Development Corp., a wholly-owned subsidiary of BankAtlantic. The spin-off is subject to a number of conditions including the receipt of board approval and regulatory approvals. See " -- Recent Developments". If the spin-off is effectuated as currently proposed, the Company would receive approximately 31% of the outstanding stock of the real estate subsidiary in the distribution and would be the largest shareholder.

         In addition to its investment in BBC, the Company owns and manages real estate. Since its inception in 1980, and prior to acquiring control of BBC, the Company's primary business was the organization, sale and management of real estate investment programs. A subsidiary of the Company continues to serve as the corporate general partner of a public limited partnership which files periodic reports with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subsidiaries of the Company also serve as corporate general partners of a number of private limited partnerships formed in prior years. The Company ceased the organization and sale of real estate investment programs in 1987.

REDESIGNATION OF COMMON STOCK; RECENT STOCK SPLITS

         Prior to October 1997, the Company's outstanding capital stock consisted of a single class of common stock. On October 6, 1997, the Company declared a five-for-four stock split effected in the form of a 25% stock dividend issued in shares of its newly created Class A Common Stock (the "Class A Common Stock"). As a result of the initial issuance of the Class A Common Stock, the existing common stock was redesignated as Class B Common Stock (the "Class B Common Stock"). On January 15, 1998, the Company effected a three-for-one stock split in the form of a stock dividend of two shares of Class A Common Stock for each outstanding share of Class A Common Stock and Class B Common Stock. All amounts in this Prospectus have been adjusted to reflect those stock splits. In addition, BBC has effected stock splits on its common stock. Where appropriate throughout this Prospectus, BBC share and per share amounts have been adjusted to reflect five-for-four common stock splits effected by BBC in February 1998, August 1997 and March 1997 in the form of 25% stock dividends issued in shares of BBC Class A Common Stock.

OPERATING STRATEGY

         BFC's primary activities during the past ten years relate to its ownership of BBC Common Stock. However, the Company also actively holds and manages real estate interests. As described in "-- BBC--Recent Developments," BBC has announced that it is considering a spin-off to its shareholders of a subsidiary which holds significant assets. If the spin-off is completed, the Company will own approximately 31% of the outstanding stock of the resulting entity. The Company may seek to increase its ownership in that entity or to use its available funds to invest in other public or private entities.

THE OFFERINGS

     The offering of the Class A Common Stock and the offering of the Subordinated Debentures are independent, and neither is contingent upon the other.

CLASS A COMMON STOCK
--------------------

Class A Common Stock Offered............................      1,000,000 shares of Class A Common Stock
                                                              (1,150,000 shares if the Underwriter's over-
                                                              allotment option is exercised in full).

Common Stock to be outstanding
  after the Offering:
  Class A Common Stock..................................      7,453,994 shares
  Class B Common Stock..................................      2,355,407 shares(1)(2)
     Total..............................................      9,809,401 shares

------------------------
(1) Does not include 2,653,157 shares of Class B Common Stock issuable upon exercise of currently exercisable stock options.
(2) Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder thereof.

Voting Rights...........................................      Holders of Class A Common Stock have no voting
                                                              rights, except as may be required by Florida law.
                                                              Holders of Class B Common Stock have one vote
                                                              per share.  See "Description of Capital Stock -
                                                              Voting."

Dividends...............................................      Holders of Class A Common Stock are entitled to
                                                              receive cash dividends equal to any cash dividends
                                                              which the Company declares and pays on the Class
                                                              B Common Stock.  Non-cash distributions on the
                                                              Class A Common Stock must be identical to those
                                                              which the Company declares and issues on the Class
                                                              B Common Stock, except that a distribution to
                                                              holders of Class A Common Stock may be declared
                                                              and issued in Class A Common Stock while a
                                                              distribution to holders of Class B Common Stock
                                                              may be declared and issued in either Class A
                                                              Common Stock or Class B Common Stock.  See
                                                              "Description of Capital Stock - Dividends."

Ticker Symbols:
  Class A Common Stock..................................               BFCFA (OTC Bulletin Board)
  Class B Common Stock..................................               BFCFB (OTC Bulletin Board)


THE SUBORDINATED DEBENTURES
---------------------------

Subordinated Debentures
Offered ................................................      $15,000,000 in aggregate principal amount of ___%
                                                              subordinated debentures due 2009 (the "Subordinated
                                                              Debentures"). ($17,250,000 in aggregate principal
                                                              amount if the underwriter's over-allotment option
                                                              is exercised)

Maturity Date...........................................      ____________, 2009 (the "Stated Maturity").

Interest and interest
payment dues............................................      Interest accrues on the Subordinated Debentures at an
                                                              annual rate of ___% and is payable semi-annually on
                                                              __________ and _________ of each year.

Redemption..............................................      The Company may redeem the Subordinated
                                                              Debentures at its option, in whole or in part at fixed
                                                              redemption prices specified in this Prospectus.  The
                                                              Company may also repurchase the Subordinated
                                                              Debentures at any price in the open market.  See
                                                              "Description of the Subordinated Debentures -
                                                              Redemption or Repurchase of Debentures."

Subordination...........................................      The Subordinated Debentures are junior in right of
                                                              repayment (i.e, subordinated) to all existing and
                                                              future "Senior Indebtedness."  Senior Indebtedness is
                                                              defined under the indenture relating to the
                                                              Subordinated Debentures (the "Indenture") as any
                                                              indebtedness or liability of the Company, regardless
                                                              of when incurred or created, which is not expressly
                                                              subordinate or equal in right of payment to the
                                                              Subordinated Debentures. The Indenture does not
                                                              limit the Company's or its subsidiaries' ability to
                                                              incur indebtedness, including Senior Indebtedness.
                                                              See "Description of the Debentures -
                                                              Subordination."  At September 30, 1998, the
                                                              Company had outstanding approximately $12.34
                                                              million of Senior Indebtedness.

                                                              The Company's obligations under the Subordinated
                                                              Debentures will be structurally subordinated to all
                                                              existing and future liabilities and obligations of its
                                                              subsidiaries (including BBC and BankAtlantic).

Certain Restrictions....................................      The Indenture restricts the Company from paying
                                                              dividends or distributions on, or purchasing or
                                                              redeeming its capital stock if the Company is in
                                                              default in the payment of interest on the Subordinated
                                                              Debentures or an Event of Default has occurred.

                                                              The Company may not consolidate or merge with
                                                              another entity unless:
                                                              /bullet/ such entity, as survivor, assumes the Company's
                                                                       obligations under the Indenture and, immediately
                                                                       after the transaction, is not in default under the
                                                                       Indenture, or
                                                              /bullet/ immediately after the transaction, the Company,
                                                                       as survivor, is not in default under the Indenture.

                                                              See "Description of the Subordinated Debentures -
                                                              Restrictions on Dividends and Other Distributions"
                                                              and "- Consolidation, Merger or Sale of Assets."

Events of Default.......................................      The Company is in default under the Subordinated
                                                              Debentures if:
                                                              /bullet/ it fails to pay principal of or premium, if any,
                                                                       on the Subordinated Debentures at maturity or
                                                                       upon redemption,
                                                              /bullet/ it fails to pay interest on any of the
                                                                       Subordinated Debentures and such failure
                                                                       continues for a 30-day period,

                                                              /bullet/ it breaches any of the provisions of the
                                                                       Indenture and such breach continues after 60
                                                                       days' notice, or
                                                              /bullet/ it reorganizes or becomes bankrupt or insolvent
                                                                       in certain events.

                                                              The Company may be required as a result of certain
                                                              events of default to accelerate its payment of
                                                              principal and interest on the Subordinated
                                                              Debentures. See "Description of the Debentures -
                                                              Defaults and Remedies."

Trustee.................................................      U.S. Bank Trust National Association.

Market Maker Debentures.................................      The Subordinated Debentures are not listed on any
                                                              securities exchange or included for quotation on any
                                                              quotation system and no established trading market
                                                              exists.  The Underwriter intends to make a market
                                                              in the Subordinated Debentures but it is under no
                                                              obligation to do so and such market making, if
                                                              commenced, may be terminated at any time in its
                                                              discretion.

Use of Proceeds.........................................      The net proceeds from the Offerings will be used
                                                              to redeem the Company's outstanding unsecured
                                                              subordinated debentures including the payment of
                                                              deferred interest thereon (totaling approximately
                                                              $4.0 million). The Company intends to use the
                                                              balance of the net proceeds from the Offerings for
                                                              the acquisition of additional shares in affiliated
                                                              companies, for investments in the securities of
                                                              publicly-traded or privately held companies and for
                                                              general corporate purposes. See "Use of Proceeds."


RISK FACTORS

         Before you make an investment decision, you should consider all of the information contained in this Prospectus. In particular, you should evaluate the factors discussed under "Risk Factors," including, but not limited to:

         /bullet/ the Company's limited sources of funds from which it may meet its obligationis;
         /bullet/ regulatory limitations on BBC's and BankAtlantic's ability to pay dividends;
         /bullet/ the potential adverse impact on BankAtlantic's profitability of changes in interest rates;
         /bullet/ BankAtlantic's recent rapid growth and increased operating expenses and its announced restructuring which may not prove to be successful;
         /bullet/ BankAtlantic's loan portfolio is subject to both interest rate and credit risk;
         /bullet/ the highly competitive nature of BBC's and BankAtlantic's businesses.

BBC- RECENT DEVELOPMENTS

   OPERATING RESULTS

         BBC reported a loss for the year ended December 31, 1998 of $(8.0) million, or $(.22) fully diluted loss per share for BBC Class A Common Stock and BBC Class B Common Stock, compared to December 31, 1997 income of $27.8 million, or fully diluted income per share of $.78 for BBC Class A Common Stock and $.77 for BBC Class B Common Stock.

         The results for the year ended December 31, 1998 are comprised of income from continuing operations of $10.2 million, or fully diluted earnings per share of $.29 for BBC Class A Common Stock and $.26 for BBC Class B Common Stock, and a loss from discontinued operations of $(18.2) million, or a fully diluted loss per share from discontinued operations of $(.51) for BBC Class A Common Stock and $(.48) for BBC Class B Common Stock. As discussed below, BBC is exiting the mortgage servicing business and accordingly the results of this line of business are characterized as discontinued operations. Comparable amounts for the year ended

December 31, 1997 were income from continuing operations of $23.7 million, or fully diluted earnings per share of $.67 for BBC Class A Common Stock and BBC Class B Common Stock, and income from discontinued operations of $4.1 million, or fully diluted earnings per share of $.11 for BBC Class A Common Stock and $.10 for BBC Class B Common Stock.

         For the quarter ended December 31, 1998, BBC reported a net loss of $(10.1) million compared to net income of $8.2 million for the same period in 1997. BBC reported a loss from continuing operations for the fourth quarter of 1998 of $(4.3) million compared to income from continuing operations of $7.8 million for the fourth quarter of 1997. Loss from discontinued operations for the fourth quarter of 1998 was $(5.8) million compared to income from discontinued operations of $393,000 for the same period in 1997.

         Contributing to the loss from continuing operations for the fourth quarter of 1998 were restructuring charges and write-downs of $2.6 million and an increase in the provision for loan losses from $2.4 million for the fourth quarter of 1997 to $12.0 million for the fourth quarter of 1998. These charges were partially offset by a $3.1 million gain relating to the freezing of benefits under BBC's defined benefit pension plan. The provision for loan losses was increased as a result of additional risks associated with BBC's indirect consumer lending portfolio, BBC's recent growth in small business lending, and credit risks arising as BBC's borrowers face Year 2000 issues.

         BBC's stockholders' equity was $240 million at December 31, 1998, compared to $207 million at December 31, 1997. Total assets of BBC increased to $3.8 billion at December 31, 1998, compared to $3.1 billion at December 31, 1997.

   RESTRUCTURING INITIATIVES

         Included in the fourth quarter and year end 1998 results are the impact of various restructuring initiatives announced by BBC on December 15, 1998 as part of a year long efficiency study aimed at streamlining operations, improving efficiencies and increasing non-interest income. A summary of the announced restructuring initiatives and the related restructuring charges are summarized below:

        /bullet/ BBC reduced its full time employees by approximately 185. Approximately 100 of these individuals were no longer employed by BBC at December 31, 1998, and it is anticipated that approximately 15 employees, related to the closing of three branches, will be released by the end of the first quarter of 1999. The remaining 70 employees are associated with the mortgage servicing business and are expected to remain with BBC through the second quarter of 1999. Severance and benefits associated with the downsizing is estimated to be approximately $1.9 million and is included in 1998 charges. Total annual compensation and benefits related to employees impacted by the restructuring were approximately $4.6 million for continued operations and approximately $2.0 million for discontinued operations.

        /bullet/ BBC will exit the mortgage servicing business. While this business has been a strong performer for BBC in the past, the current volatility in financial markets has made earnings unpredictable. During the third quarter of 1998, BBC established a $15 million valuation allowance for impairment of mortgage servicing rights ("MSRs"). The estimated loss in exiting this line of business is $10 million and is included in the loss from discontinued operations. BBC anticipates that disposition of this business will take approximately six months. At December 31, 1998, the number of loans being serviced was approximately 36,000, with outstanding principal balances serviced of approximately $3.5 billion and net MSRs of $44 million.

        /bullet/ BBC is considering a spin-off to all shareholders as a dividend of 100% of the capital stock of BankAtlantic Development Corporation ("BDC"), a 100% owned service corporation subsidiary of BankAtlantic. Included in this subsidiary is the St. Lucie West master planned community as well as five joint ventures. There is currently approximately $43 million in capital in this subsidiary. While BankAtlantic's regulatory capital would not be impacted by the spin-off because all capital in BDC is already excluded from the calculation of regulatory capital, the spin-off will decrease BBC's assets and stockholders' equity. The spin-off is subject to a number of conditions, including the prior receipt of regulatory approvals.

         /bullet/ BBC announced that it will discontinue new production in the indirect automobile consumer loan business. At December 31, 1998, the indirect portfolio totaled $220 million and will be liquidated over time through portfolio run-off.

         /bullet/ BBC will close and merge three branches.

         /bullet/ BBC announced that it will freeze the present status of its defined benefit pension plan and is exploring alternative employee benefit programs, including enhanced 401(k) benefits.

         /bullet/ BBC closed its mortgage banking operations on Florida's West
                  Coast. BBC will continue to offer residential loans throughout Florida with centralized processing and underwriting of these loans.

There is no assurance that the restructuring will result in improved efficiencies or increased income. Additionally, while management of BBC does not anticipate that BBC's results will be further impacted from discontinued operations, actual results will depend on future events and market conditions.

                             SUMMARY FINANCIAL DATA

                   BFC FINANCIAL CORPORATION AND SUBSIDIARIES
                  Summary Selected Consolidated Financial Data
             (In thousands, except for per share data and percents)

                                             FOR THE NINE MONTHS
                                              ENDED SEPTEMBER 30,                       FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------    -----------------------------------------------
                                              1998            1997          1997           1996           1995
                                           --------          ---------    --------       ----------    -----------
                                                  (UNAUDITED)
Revenues                                   $ 10,784             12,423      16,354           21,661         11,711
Costs and expenses                            8,841              2,366       3,366           12,679          7,481
                                           --------          ---------    --------       ----------    -----------
Income (loss) before income taxes,
 cumulative effect of change
 in accounting for income
 taxes and extraordinary items                1,943             10,057      12,988            8,982          4,230
Provision for income taxes  (benefit)           395              3,042       4,222            2,924              -
Extraordinary items, net of income
 taxes and minority interest                     61  (d)           988 (e)   1,052 (f)          853 (g)      3,702 (h)
                                           --------          ---------    --------       ----------    -----------
Net income (loss)                             1,609              8,003       9,818            6,911          7,932
                                           ========          =========    ========       ==========    ===========
Basic earnings per share (k)                   0.20               1.00        1.23             0.89           1.03
                                           ========          =========    ========       ==========    ===========
Diluted earnings  per share (k)                0.18               0.93        1.12             0.83           1.03
                                           ========          =========    ========       ==========    ===========
Ratio of earnings to fixed charges  (c)        1.80               2.04        1.69             1.33           0.26
                                           ========          =========    ========       ==========    ===========



                                           FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------
                                           1994                      1993
                                           --------              -----------

Revenues                                    27,289                    15,815
Costs and expenses                          24,376                    17,118
                                           --------              -----------
Income (loss) before income taxes,
 cumulative effect of change
 in accounting for income
 taxes and extraordinary items               2,913                   (1,303)
Provision for income taxes  (benefit)       (2,009)                      -
Extraordinary items, net of income
 taxes and minority interest                22,744 (i)              (501)(j)
                                           --------              -----------
Net income (loss)                           27,666                   (1,804)
                                           ========              ===========
Basic earnings per share (k)                  3.59                    (0.34)
                                           ========              ===========
Diluted earnings  per share (k)               3.59                    (0.34)
                                           ========              ===========
Ratio of earnings to fixed charges  (c)       0.47                    (0.30)
                                           ========              ===========


                                            SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                           ---------------------------    ---------------------------------------------------------
                                              1998           1997           1996           1995           1994            1993
                                           --------          ---------    --------       ----------    -----------       ---------
                                           (UNAUDITED)
Investment in BankAtlantic
 Bancorp, Inc. ("BBC")                       76,844             72,185      59,039           52,662         43,768          36,436
Total assets                                 93,751             98,871      98,841           96,896         91,291          87,495
Subordinated debentures, net                  6,782              7,263      19,135           19,774         25,011          35,651
Mortgages payable
 and other borrowings                        12,344             22,943      25,498           27,616         26,618          30,367
Deferred interest on the
 subordinated debentures                      2,110              2,106       2,806            2,722          3,494          12,049
Stockholders' equity (deficit)               58,162             54,142      41,462           35,758         26,532          (6,988)
Book value per share (k)                       7.31               6.81        5.26             4.64           3.44           (0.16)
Book value per share
  assuming market value of BBC (k)             8.58              13.27        7.01            10.22           5.33           (9.58)
Return on assets  (a)                          1.6 %             10.5 %        7.0 %           8.5 %          30.8 %          (2.1)%
Return on equity (a)                           2.8 %             21.1 %       17.7 %          26.4 %         327.9 %        (237.1)%
Equity to assets ratio (a)                    57.7 %             49.7 %       39.4 %          32.3 %           9.4 %           0.9 %


(a)      Ratios were computed using quarterly averages.

(b)      Since its inception, the Company has not paid any dividends.

(c) The operations of BBC have been eliminated since there is a dividend restriction between BBC's primary subsidiary, BankAtlantic, and BBC.
         (d) Net gain from extinguishment of debt, net of income taxes of $39,000.

(e) Gain from debt restructuring of approximately $181,000, net of income taxes of $114,000, net gain from extinguishment of debt of $115,000, net of income taxes of 72,000 and gain on settlements of litigation of approximately $692,000, net of income taxes of $435,000.

(f) Gain on settlements of Exchange litigation of approximately $756,000, net of income taxes of $475,000, net gain from extinguishment of debt of $115,000, net of income taxes of $72,000 and net gain from debt restructuring of approximately $181,000, net of income taxes of $114,000.

(g) Gain on settlements of Exchange litigation of approximately $853,000, net of income taxes of $611,000.

(h) Gain from extinguishment of debt of approximately $460,000, net of income taxes of $218,000 and gain on settlements of Exchange litigation of approximately $3.2 million, net of income taxes of $1.5 million.

(i) Gain on settlements of Exchange litigation, net of income taxes of $214,000.

(j)      Cumulative effect of change in accounting for income taxes

(k) I.R.E. Realty Advisory Group, Inc. ("RAG") owns 1,375,000 of BFC Financial Corporation's Class A Common Stock and 500,000 shares of BFC Financial Corporation Class B Common Stock. Because the Company owns 45.5% of the outstanding common stock of RAG, 624,938 shares of Class A Common Stock and 227,500 shares of Class B Common Stock are eliminated from the number of shares outstanding for purposes of computing earnings per share and book value per share.

                                  RISK FACTORS

         An investment in the Class A Common Stock or the Subordinated Debentures involves a high degree of risk. You should carefully consider, together with the other information contained in this Prospectus, the following factors in evaluating the Company and its business before purchasing the Class A Common Stock or the Subordinated Debentures.

         Some of the statements contained in this Prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. The words "anticipate", "believe", "estimate", "may", "intend", "expect" and similar expressions identify certain of these forward-looking statements. Actual results could differ materially from those suggested by these forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including:

         /bullet/ the Company's limited sources of funds from which it may meet its obligations,
         /bullet/ the potential adverse impact on BankAtlantic's operations and profitability of changes in interest rates and future legislation,
         /bullet/ economic factors (both generally and particularly in areas where the Company or its subsidiaries (including BBC, BankAtlantic and their subsidiaries) operate or hold assets),
         /bullet/ interest rate and credit risk associated with BankAtlantic's loan portfolio,
         /bullet/ increased operating expenses and the successful integration of recently acquired businesses and new lines of business, /bullet/ regulatory limitations on BBC's and BankAtlantic's ability to pay dividends, and
         /bullet/ the highly competitive nature of BBC's and BankAtlantic's businesses.

Many of these factors are beyond the Company's control and beyond the control of BBC and BankAtlantic.

RISKS ASSOCIATED WITH THE COMPANY

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

         The majority of BBC's assets and liabilities are monetary in nature and subject BBC to significant risk from changes in interest rates. Changes in interest rates can impact BBC's net interest income as well as the valuation of its assets and liabilities.

         INTEREST RATE SENSITIVITY GAP

         BankAtlantic's profitability is dependent to a large extent on its net interest income, which is the difference between its interest income on its interest-earning assets (such as loans) and its interest expense on its interest-bearing liabilities (such as deposits). Like most financial institutions, changes in general interest rate levels and other economic factors affect BankAtlantic's profitability. If there is a mismatch between the dollar amount of repricing or maturing assets (such as loans) and liabilities (such as time deposits), a financial institution is said to have an "interest rate sensitivity gap." A financial institution's interest rate risk arises from an interest rate sensitivity gap. Financial institutions measure this interest rate risk in terms of the ratio of the interest rate sensitivity gap to the institution's total assets. If more assets reprice or mature over a given time frame than liabilities, the financial institution is considered "asset-sensitive." This risk is reflected as a positive gap. Conversely, if more liabilities reprice or mature over a given time frame than assets, the financial institution will be considered "liability-sensitive." This risk is reflected as a negative gap.

         An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment (because more interest-earning assets will be repriced or replaced at higher interest rates than interest-paying liabilities). In a falling interest environment an asset-sensitive position will generally negatively impact earnings (since more interest-earning assets will be repriced or replaced at lower interest rates than interest-bearing liabilities). Conversely, a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment (more interest-bearing liabilities are replaced or repriced at lower rates than interest-earning assets) and negatively impact earnings in a rising interest rate environment (more interest-bearing liabilities will be replaced or repriced at higher rates than interest-earning assets).

           At September 30, 1998, BankAtlantic had a one year negative cumulative gap of 2.80%. This negative one year gap position may, as noted above, have a negative impact on BankAtlantic's earnings in a rising interest rate environment. However, it is important to note that BBC makes a number of assumptions to calculate its interest rate sensitivity gap. These assumptions relate to interest rates, loan prepayment rates and deposit decay rates and the assumptions may not prove to be correct. Accordingly, BBC's interest rate sensitivity gap may not accurately reflect the impact of changes in interest rates on BBC's profitability. In addition, management of BankAtlantic may take reactive measures in response to changes in interest rates that may not be reflected in the calculation of its interest rate sensitivity gap. While BankAtlantic has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, there is no assurance that these strategies will be successful.

         ADVERSE IMPACT OF ACCELERATED PREPAYMENTS ON NET INTEREST INCOME

         Generally, as interest rates fall, loan prepayments accelerate. Owing in part to current historically low interest rates, BankAtlantic experienced a high volume of loan prepayments in its mortgage portfolio and in its servicing portfolio during the nine months ended September 30, 1998. Those prepayments adversely affected its earnings during this period, especially during the three months ended September 30, 1998. Loan servicing and other loan fee income declined by $3.9 million as a result of increased mortgage prepayments during the nine-month period, including the amortization of premiums associated with MSRs relating to the prepaid loans. BankAtlantic amortized the MSRs because the prepayment of the associated loans terminated the servicing associated with them. The yields earned with respect to the portion of BankAtlantic's mortgage portfolio which were prepaid were greater than alternative short term investments in which BankAtlantic reinvested such funds, also adversely impacted earnings for the nine-month period. Significant loan prepayments in BankAtlantic's mortgage portfolio and MSR portfolio in the future could have a similar adverse effect on earnings. Prepayments of the underlying loans also have an adverse effect on BankAtlantic's ability to sell MSRs at a profit. At September 30, 1998, BankAtlantic serviced approximately 31,000 loans with outstanding principal balances serviced of $3.0 billion and net MSRs of $51.7 million.

         ADVERSE IMPACT OF ACCELERATED PREPAYMENTS ON VALUATION OF FINANCIAL INSTRUMENTS

         Changes in general interest rate levels also affect the valuation of BBC's assets and liabilities that are interest rate sensitive, including MSRs. BBC may be required under generally accepted accounting principles to establish a valuation allowance to reflect a decline in the market value of its assets as a result of changes in interest rates. For the three months ended September 30, 1998, BankAtlantic established a valuation allowance of $15 million to reflect the decline in the market value of its MSRs primarily as a result of historically low interest rate levels and the anticipated acceleration of prepayments of the loans associated with the MSRs. While BBC intends to exit the mortgage servicing business, BBC's results of operations would be adversely affected in future periods if changes in interest rates adversely impacts the market value of its assets and liabilities. See "Summary-BBC-Recent Developments".

RECENT RAPID GROWTH AND INCREASED OPERATING EXPENSES

         During the last three years, BBC and BankAtlantic have grown rapidly and significantly. Total assets of BBC have increased from $1.75 billion at December 31, 1995 to $2.6 billion at December 31, 1996, to $3.1 billion at December 31, 1997 and to approximately $3.7 billion at September 30, 1998. BBC also experienced a significant level of loan growth. BBC's loan portfolio increased from $828.6 million at December 31, 1995, to $2.5 billion at September 30, 1998. Part of such growth reflects BBC's acquisition of Bank of North America ("BNA"), a commercial bank located in South Florida.

         BBC has recently initiated several new business units, hired additional personnel and taken steps to enhance and expand its operational and management information systems. These steps are intended to support and manage its expanded operations and to provide management resources to support further expansion and growth.

         BBC has attempted to monitor its rapid growth, the adequacy of management and the resources available to support continued growth. However, there is no assurance that BBC will be successful in managing all aspects of its growth. The growth and expansion of operations through both mergers and acquisitions and internal growth has resulted in a significant increase in assets, loans and deposits, as well as increases in non-interest expenses. Employee compensation and benefits increased 21.13% from $33.2 million to $40.2 million for 1996 compared to 1997. During the same period, its occupancy and equipment costs also increased 37.1% from $13.6 million to $18.7 million. Employee compensation and benefits costs increased 43.6% from $28.8 million during the nine months ended September 30, 1997 to $41.5 million during the nine months ended September 30, 1998. Employee compensation and cost of benefits of BankAtlantic alone (which excludes Ryan Beck and real estate operations) increased 22.7% from $28.8 million during the nine months ended September 30, 1997 to $35.4 million during the nine months ended September 30, 1998. Likewise, occupancy and equipment costs increased 18.7% from $13.8 million during the nine months ended September 30, 1997 to $16.4 million during the nine months ended September 30, 1998. These increased expenses were primarily attributable to:

         /bullet/ the BNA and Ryan, Beck acquisitions,
         /bullet/ the opening of new branch offices, including 10 new branches since January, 1998 and the growth of the ATM network during 1998,
         /bullet/ the start-up by BankAtlantic of new business units, including small business lending, trade finance, direct consumer lending, sales management, electronic banking, cash management and capital markets, and
         /bullet/ the conversion of a substantial portion of BankAtlantic's data processing functions in October of 1996 to an outside service bureau.

Expenses associated with past growth have had, and expenses associated with additional future growth will likely have, an adverse impact on earnings.

         On December 15, 1998, BBC announced various restructuring initiatives with a view to streamlining BBC operations and improving efficiencies. See "Summary -- BBC - Recent Developments." However, there is no assurance that BBC will be successful in its efforts.

CONSUMER LOAN PORTFOLIO - INDIRECT AUTOMOBILE LENDING

         During the past several years, BankAtlantic has experienced significant growth in its consumer loan portfolio, partially as a result of its acquisition of financial institutions which had originated consumer loans in prior years. Consumer loans (excluding second mortgages) increased to $259 million at September 30, 1998 from $48.8 million at December 31, 1994. A significant amount of these loans were indirect automobile loans (loans which BankAtlantic funds through automobile dealers rather than funding directly to its retail customers). At September 30, 1998, $216 million of BankAtlantic's consumer loan portfolio consisted of indirect loans, primarily automobile loans.

         Consumer loans, especially indirect automobile loans, generally present more credit risk than other types of loans such as home equity or residential real estate loans. Because these loans present a greater risk, they also generally result in a higher level of charge-offs (amounts written off as uncollected) than those of other loans.

During the year ended December 31, 1997 and the nine months ended September 30, 1998, consumer loan net charge-offs were $8.4 million and $6.0 million, respectively, of which $6.6 million and $5.3 million, respectively, were attributable to indirect automobile loans. On December 15, 1998, BBC announced that BankAtlantic has discontinued the production of new indirect automobile consumer loans because available interest rate spreads and credit quality are not consistent with its long term goals. See "Summary -- BBC- Recent Developments." However, BankAtlantic may re-enter this market in the future and may suffer additional losses in its current consumer loan portfolio.

LOAN PORTFOLIO CONSIDERATIONS

         Loans receivable, net at BankAtlantic (the amount payable to BankAtlantic on the loans it originates less its reserve for nonpaying loans) increased by approximately $1.7 billion or 207% at September 30, 1998 from December 31, 1995. Balances for all loan categories increased in 1996, 1997 and in the first three quarters of 1998 due to approximately $395.0 million of loans acquired in connection with the acquisition of BNA and approximately $465.9 million, $524.5 million and $1.1 billion of wholesale residential loan purchases during 1996, 1997 and the nine months ended September 30, 1998, respectively.

         BankAtlantic's commercial real estate and construction and development loans increased by approximately $247.2 million or 52.3% at September 30, 1998 from December 31, 1995. The real estate underlying many of those commercial real estate and construction and development loans is concentrated in Broward, Miami-Dade and Palm Beach Counties, Florida and may be in the early stages of development. BankAtlantic's competitors over the last several years have also increased their funding availability for commercial real estate projects. These increases could result in over building and a decline in real estate values. A decline in the real estate market, or in economic conditions in general, in Broward, Miami-Dade and Palm Beach counties could have a material adverse effect on BankAtlantic's financial condition and results of operations.

         The real estate securing the wholesale residential loans purchased by BankAtlantic is generally located outside BankAtlantic's primary market area. These loans are subject to risks associated with the economy where the collateral is located and additional risks regarding collection.

BROAD ACQUISITION AUTHORITY

         Under applicable law, the Company and BBC each generally have broad authority to engage in various types of business activities, including investments in real estate, real estate development and real estate related businesses. Since its inception in 1980, and prior to acquiring control of BBC, the Company's primary business was the organization, sale and management of real estate investment programs. A subsidiary of the Company continues to serve as the corporate general partner of a public limited partnership which files periodic reports with the SEC under the Exchange Act. Subsidiaries of the Company also serve as corporate general partners of a number of private limited partnerships formed in prior years. During the last five years, the Company has made significant investments in two projects, the "Cypress Creek" and "Center Port" properties. Although the Company sold its interest in the Cypress Creek property in 1996, the Company continues to hold its interest in the Center Port property. While the Company ceased the organization and sale of new real estate investment programs in 1987, the Company could resume the organization of real estate investment programs or pursue additional real estate investments in the future.

         BBC has historically made acquisitions and investments as a means of diversifying its sources of non-interest income and to increase non-interest revenues. BankAtlantic and BBC have made, among others, the following acquisitions and investments:

         /bullet/ REAL ESTATE - BankAtlantic acquired St. Lucie West Holding
                  Corp. ("SLWHC") in October 1997 for approximately $20 million. SLWHC is the developer of St. Lucie West, a master planned residential, commercial and industrial community located in St. Lucie County, Florida. In addition, BankAtlantic and BBC have made minority investments in real estate development projects located in South Florida.

         /bullet/ EQUIPMENT LEASING - On March 20, 1998 BBC acquired Leasing
                  Technology, Inc. ("LTI"), an equipment leasing and finance company located in South Florida, in a stock for stock exchange valued at approximately $6.2 million. BBC contributed the capital stock of LTI to BankAtlantic shortly after the acquisition and LTI is now operated as a subsidiary of BankAtlantic.

         /bullet/ INVESTMENT BANKING AND BROKERAGE SERVICES - On June 30, 1998,
                  BBC acquired Ryan Beck, in a stock for stock exchange valued at approximately $38 million. Ryan Beck is operated as an independent, autonomous subsidiary of BBC under the direction of its current management.

         These acquisitions of and investments in businesses not engaged in traditional banking activities subject BBC, and the Company as the principal shareholder of BBC, to the risks inherent in the businesses of the acquired companies.

REAL ESTATE DEVELOPMENT ACTIVITIES

         In addition to the Company's direct real estate activities in connection with the Center Port property and its other real estate assets, BBC currently engages in real estate development and investment activities, both through SLWHC and through BankAtlantic's minority interests in real estate development projects.

         The real estate industry is highly cyclical by nature and future market conditions are uncertain. Accordingly, investments in real estate activities are highly speculative and represent a high degree of risk. Factors which adversely affect the real estate and home building industries include:

         /bullet/ decreases in employment levels,
         /bullet/ the availability and cost of financing, /bullet/ decreases in demand,
         /bullet/ unfavorable interest rates,
         /bullet/ over-building,
         /bullet/ a slow down in home sales and construction, /bullet/ a surplus of available real estate and related projects, and /bullet/ the significant volatility and fluctuations in underlying real estate values.

         In addition, SLWHC, the developer of St. Lucie West, incurred operating expenses of approximately $3.7 million for the nine months ended September 30, 1998. Periodic sales of properties in St. Lucie West may be insufficient to ensure profitability of SLWHC. Further, if sales are not adequate to cover operating expenses, SLWHC or BDC will be required to seek a source of additional operating funds.

         While BBC has announced that it is considering a spin-off of its real estate activities in BDC to its shareholders, there is no assurance that the spin-off will be effected and even if effected, the Company, as a significant shareholder of BDC, will continue to be subject to the risks of the investment. See "Summary -- BBC- Recent Developments." Further, declines in real estate values or in the economy generally could have a material adverse impact on BBC's and the Company's results of operations based on the nature of the Company's assets and the composition of BankAtlantic's loan portfolio.

REGULATORY OVERSIGHT

         The banking industry is one of this country's most heavily regulated industries. The OTS is BankAtlantic's chartering authority and its primary federal regulator. The OTS regulates, supervises and examines BankAtlantic. The OTS also regulates and oversees the Company and BBC, as the holding companies of BankAtlantic. In addition to the OTS, the FDIC also regulates, supervises and examines BankAtlantic by virtue of insuring its deposits up to applicable limits. Furthermore, BankAtlantic is a member of the FHLB of Atlanta and, consequently, is subject to certain limited regulation by the Federal Reserve Board. The regulation and supervision of financial institutions governs their activities and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities possess extensive discretion in connection with their supervisory and enforcement activities. As an example, banking regulators have implemented regulations which have increased capital requirements, have increased insurance premiums and have resulted in increased administrative, professional and compensation expenses for the institutions which they regulate. Any change in the existing regulatory structure or the applicable statutes could have a material impact on BankAtlantic, BBC and the Company and their respective operations. Additional future legislation and regulations could significantly affect the powers, authority and operations of BankAtlantic, BBC, the Company and their competitors. Any such future legislation or regulation could have a material adverse effect on BankAtlantic, BBC and the Company and their respective operations.

COMPETITION

         Competitors of BankAtlantic, BBC and the Company include:

         /bullet/ other savings institutions,
         /bullet/ investment firms,
         /bullet/ commercial banks,
         /bullet/ finance companies,
         /bullet/ mortgage banking companies,
         /bullet/ money market funds,
         /bullet/ credit unions, and
         /bullet/ real estate developers and operators.

         Many of these competitors have substantially greater financial resources than BBC and the Company and, in some cases, operate under fewer regulatory constraints. BBC and BankAtlantic compete not only with financial institutions headquartered in the State of Florida but also with a growing number of financial institutions headquartered outside of Florida who are active in the state.

RISKS INHERENT IN INVESTMENTS; LIMITED INVESTMENT TRACK RECORD

          The Company may invest a significant portion of the proceeds from the Offerings in securities of publicly-traded and privately held companies.
The Company's investment in a business will be subject to the risks associated with the industry in which that business operates as well as general economic conditions. Additionally, an investment in a public company will be subject to fluctuations in the stock market generally. Investments in privately-held companies are generally illiquid and the Company may not be able to liquidate its investment at prices reflective of inherent value. To date, the Company has not identified any prospective companies or industries in which to invest, and accordingly, there is no basis to evaluate the merits or risks of the businesses in which the Company may ultimately invest.

         Although management will evaluate the risks inherent in a particular industry or business prior to making an investment decision, you should know that management's experience has generally consisted of making investments for their individual and joint accounts. Management has no established track record of investing corporate funds in the debt or equity securities of third parties from which you can evaluate the success of prior investments. There is no assurance that the Company will make profitable investments.

INVESTMENT COMPANY ACT CONSIDERATIONS

         The Company may invest proceeds of the Offerings in securities of publicly-traded and privately held businesses. These investments could subject the Company to the registration requirements of the Investment Company Act of 1940 (the "Investment Company Act"). Registration under the Investment Company Act would subject the Company to substantive regulations which could have a material adverse effect on its business. The Company intends to conduct its business in a manner which would not result in the Company being subject to the Investment Company Act's registration requirements. While management believes that the Company can avoid becoming subject to those registration requirements, there is no assurance that the Company will not become subject to those requirements in the future.

RISK ASSOCIATED WITH THE CLASS A COMMON STOCK AND THE SUBORDINATED DEBENTURES

SOURCES OF PAYMENTS TO HOLDERS OF THE COMPANY'S SECURITIES

         The Company's holdings in BBC represent approximately 31% of BBC's outstanding common stock and represent approximately 82% of the Company's total assets. BBC is the holding company for BankAtlantic and owns 100% of BankAtlantic's outstanding capital stock. The Company depends upon dividends from BBC for a significant portion of its revenues. In turn, BBC depends upon dividends from BankAtlantic for a significant portion of its revenues. BankAtlantic's ability to pay dividends or make other capital distributions to BBC is governed by OTS regulations, which focus primarily on BankAtlantic's regulatory capital levels and net income. OTS regulations define "capital distributions" as (i) cash dividends, (ii) payments by a savings association or savings bank holding company to repurchase or otherwise acquire its shares,
(iii) payments to shareholders of another entity in a cash-out merger, and (iv) other distributions charged against capital.

         If an institution has regulatory capital that is at least equal to its capital requirements (both before and after giving effect to the distribution), and has not been notified that it "is in need of more than normal supervision," the OTS deems it a "Tier 1 association." BankAtlantic currently qualifies as a Tier 1 association under applicable OTS regulations. The OTS permits a Tier 1 association to make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year, plus 50% of its capital surplus ("surplus" being the amount of capital in excess of its regulatory capital requirements) or (ii) 75% of its net income over the most recent four quarters. However, the association seeking to pay the capital distribution must first notify the OTS of its intention and the OTS must not raise any objection to the distribution. Any additional capital distributions would require prior regulatory approval. Additionally, all capital distributions of BankAtlantic are subject to the OTS' right to object to a distribution on safety and soundness grounds. There is no assurance that BankAtlantic will remain a Tier 1 association or that it will be in a position to make capital distributions to BBC in an amount sufficient for BBC to satisfy its obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of recent losses incurred during the third quarter of 1998 BBC and see "Summary -- BBC -- Recent Developments" for a discussion of losses incurred by BBC for the year ended December 31, 1998.

         The Company's ability to pay interest on the Subordinated Debentures and dividends on the Class A Common Stock will be significantly dependent on the ability of BankAtlantic to pay dividends to BBC in amounts sufficient to service BBC's obligations and for BBC to pay dividends to the Company in amounts sufficient for the Company to satisfy its obligations. BBC's obligations include making payments on its outstanding:

         /bullet/ 9% Subordinated Debentures due 2005 ($21 million outstanding principal amount at September 30, 1998),

         /bullet/ 6 3/4% Convertible Subordinated Debentures due 2006 ($51.2
                  million outstanding principal amount at September 30, 1998), /bullet/ 5 5/8% Convertible Subordinated Debentures due 2007 ($100.0
                  million outstanding principal amount at September 30, 1998), and
         /bullet/ 9 1/2% Junior Subordinated Debentures due 2027 ($74.75 million outstanding principal amount at September 30, 1998),

BBC may also become obligated to make other payments on securities which it issues in the future which are pari passu or have a preference over the BBC Common Stock with respect to the payment of principal, interest or dividends.

The Company's obligations, not including BBC or BankAtlantic's obligations, include making payments on its outstanding:

         /bullet/ unsecured subordinated debentures (with an outstanding principal amount of $1.7 million and approximately $2.1 million of accrued deferred interest at September 30, 1998);
         /bullet/ mortgage notes payable (aggregating $10.5 million in outstanding principal amount at September 30, 1998); and /bullet/ other borrowings aggregating approximately $1.8 million in principal amount at September 30, 1998.

         The Company may also become obligated to make other payments on securities which it issues in the future which are pari passu or have a preference over either the Class A Common Stock or Subordinated Debentures with respect to the payment of principal, interest or dividends. The Company intends to use the proceeds of these offerings to redeem its outstanding unsecured subordinated debentures and to pay the deferred interest thereon.

LACK OF VOTING RIGHTS OF CLASS A COMMON STOCK; VOTING CONTROL

         Holders of Class B Common Stock currently possess all voting power of the Company. Holders of Class A Common Stock will have no right to vote in connection with the election of the directors of the Company or any other matter except in limited circumstances as provided by Florida law. As a group, the directors and executive officers of the Company beneficially owned 3,515,710 shares, or approximately 73.4%, of the outstanding Class B Common Stock at November 25, 1998. As such, the Company's existing management can control the policies and management of the Company and elect a majority of the Company's Board of Directors. Additionally, Alan B. Levan, the Chairman of the Board and Chief Executive Officer of the Company, BBC and BankAtlantic, and John E. Abdo, a director of the Company and BBC and the Vice-Chairman of the Board and Chairman of the Executive Committee of BankAtlantic, may be deemed to beneficially own at November 25, 1998 approximately 44.9% and 24.3% of the shares of Class B Common Stock, respectively. Additionally, the ownership and acquisition of additional shares by such persons are excepted from the terms of the Company's Shareholder Rights Plan. See "Description of Common Stock--Shareholder Rights Plan".

SECURITIES ARE NOT INSURED

         Neither the Class A Common Stock nor the Subordinated Debentures are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC or by any other governmental agency.

POSSIBLE ISSUANCE OF ADDITIONAL SECURITIES

         There is generally no restriction on the Company's ability to issue securities which are pari passu or have a preference over the Class A Common Stock or the Subordinated Debentures. Likewise, there is also no restriction on the ability of BBC or BankAtlantic to issue additional capital stock or incur additional indebtedness. At September 30, 1998, 13,546,006 shares of Class A Common Stock and 17,644,593 shares of Class B Common Stock were authorized and available for issuance from time to time in the discretion of the Company's Board of Directors, including issuances in connection with acquisitions. In addition, at November 10, 1998, 53,290,186 shares of BBC Class A Common Stock and 34,643,569 shares of BBC Class B Common Stock were authorized and available for issuance from time to time in the discretion of BBC's Board of Directors. The Company does not anticipate that shareholder approval will be sought in connection with any such future issuances unless required by law or the rules of any applicable stock exchange. In addition, the Company's Articles of Incorporation also provide the Company's Board of Directors with the authority to issue up to 10,000,000 shares of preferred stock, and to fix the relative rights and preferences of the preferred stock, in each case without shareholder approval.

RISKS ASSOCIATED WITH THE SUBORDINATED DEBENTURES

SUBORDINATION

         The Subordinated Debentures are subordinated to all "Senior Indebtedness" of the Company. Senior Indebtedness is generally defined as any indebtedness or liability of the Company, regardless of when incurred or created, which is not, by its terms, expressly subordinate or equal in right of payment to the Subordinated Debentures. As of September 30, 1998, the Company had approximately $12.34 million of Senior Indebtedness, approximately $8.89 million of indebtedness ranking on a par with the Subordinated Debentures ($4.0 million of which will be repaid using a portion of the proceeds of the Offerings) and no indebtedness junior to the Subordinated Debentures. The Indenture does not limit the Company's ability to incur additional indebtedness, including Senior Indebtedness, or additional indebtedness by BBC, BankAtlantic or the Company's other subsidiaries.

         The Subordinated Debentures are obligations of the Company only and are not obligations of BBC or BankAtlantic. Because the Company is a holding company, its rights and the rights of its creditors, including the holders of the Subordinated Debentures, to participate in any distribution of the assets of BBC or BankAtlantic (either as a shareholder or as a creditor), upon a liquidation, reorganization or insolvency of BBC or BankAtlantic (and the consequent right of the holders of the Subordinated Debentures to participate in those assets) is subject to the claims of the creditors of BBC or BankAtlantic (including depositors in BBC or BankAtlantic). If the Company is a creditor of BBC or BankAtlantic, the claims of the Company would be subject to any prior security interest in the assets of BBC or BankAtlantic and any indebtedness of BBC or BankAtlantic senior to that of the Company. As of September 30, 1998, BBC had approximately $3.4 billion of liabilities (including $1.9 billion of BankAtlantic deposits) and stockholders' equity of approximately $247 million.

LIMITED COVENANTS

         The covenants in the Indenture are limited and do not protect holders of Subordinated Debentures in the event of a material adverse change in the Company's financial condition or results of operations. In addition, payment of principal of and interest on the Subordinated Debentures can only be accelerated if the Company:

/bullet/ fails to pay principal of or premium, if any, on the Subordinated
         Debentures at maturity or upon redemption, /bullet/ fails to pay interest on any of the Subordinated Debentures and such failure continues for a 30-day period,

/bullet/ breaches any of the provisions of the Indenture and such breach continues for a period of 60 days after receipt of notice, or /bullet/ reorganizes or becomes bankrupt or insolvent in certain circumstances.

The Company is not required to adhere to any financial ratios or specified levels of liquidity. In addition, the Company is not required to repurchase, redeem or modify the terms of the Subordinated Debentures upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Subordinated Debentures. Therefore, neither the covenants nor the other provisions of the Indenture should be a significant factor in evaluating whether the Company will be able to comply or will comply with its obligations under the Subordinated Debentures. See "Description of the Subordinated Debentures."

ABSENCE OF MARKET FOR SUBORDINATED DEBENTURES

         The Subordinated Debentures have no established trading market. The Company expects that the Subordinated Debentures will be traded in the over-the-counter market and listed on the "yellow sheets" published by the National Quotation Bureau, LLC. Although it has no obligation to do so, __________________ intends to make a market in the Subordinated Debentures as long as the volume of trading and other market-making considerations justify such an undertaking. However, a public market having depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of buyers and sellers at any given time; neither the Company nor market makers have control over such a marketplace. In the event that ________________ or any other entity does not make a market in the Subordinated Debentures, holders of Subordinated Debentures would be limited to selling the Subordinated Debentures in privately negotiated transactions. It is unlikely that an active trading market will develop for the Subordinated Debentures. If an active trading market does develop, there can be no assurance that such trading market will continue. If a trading market does not develop, or is not maintained, holders of the Subordinated Debentures may experience difficulty in reselling them or may be unable to sell them at all. Additionally, since the prices of securities generally fluctuate, there can be no assurance that purchasers of the Subordinated Debentures will be able to sell the Subordinated Debentures at or above the purchase price paid for such Subordinated Debentures.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Subordinated Debentures are estimated to be approximately $___________ million ($_________ million if the Underwriter's over-allotment option is exercised in full) after deduction of the underwriting discount and estimated expenses. The net proceeds to the Company from the sale of the Class A Common Stock are estimated to be approximately $___ million ($___ million if the Underwriter's over-allotment option is exercised in full) after deduction of the underwriting discount and estimated expenses. The net proceeds from the sale of the Subordinated Debentures and the Class A Common Stock will be used to redeem the Company's unsecured subordinated debentures (the "Debentures") and to pay deferred interest accrued on the redeemed Debentures. The Company intends to use the balance of the net proceeds to acquire additional shares of its affiliated companies, to invest in the securities of publicly traded or privately held companies and for general corporate purposes. At September 30, 1998, the Company had outstanding an aggregate of $1.7 million of Debentures, together with deferred interest payable on the Debentures of approximately $2.1 million. Debentures in an aggregate principal amount of approximately $1.4 million bear interest at a rate of 12% per annum and mature in July 2009 and Debentures in an aggregate principal amount of approximately $280,000 bear interest at a rate of 13% per annum and mature in July 2011.

                   PRICE RANGE FOR COMMON STOCK AND DIVIDENDS

         The Class A Common Stock and the Class B Common Stock are each traded on the OTC Bulletin Board under the symbols "BFCFA" and "BFCFB," respectively. On September 30, 1998 there were approximately 658 record holders of the Class A Common Stock and 6,453,994 shares issued and outstanding and 650 record holders of the Class B Common Stock and 2,355,407 shares issued and outstanding.

         On October 6, 1997, the Board of Directors of the Company declared a five-for-four stock split effected in the form of a 25% stock dividend issued in shares of the Company's Class A Common Stock. The Class A Common Stock was a newly authorized series of the Company's capital stock and no shares were outstanding prior to the dividend. Pursuant to the Company Articles of Incorporation, the Company's then existing common stock was automatically redesignated as Class B Common Stock without changing any of its rights and preferences upon the authorization by the Board of the stock dividend. On January 15, 1998, the Board of Directors of the Company declared a three-for-one stock split effected in the form of a stock dividend of two shares of Class A Common Stock for each outstanding share of Class A Common Stock and Class B Common Stock.

         The following table sets forth, for the periods indicated, the high bid and low asking prices of the Class A Common Stock and the Class B Common Stock as reported by the National Quotation Bureau, L.L.C.

                                                                 CLASS A COMMON STOCK          CLASS B COMMON STOCK
                                                                 --------------------          --------------------
                                                                 HIGH             LOW           HIGH            LOW
                                                                 ----             ---           ----            ---
FISCAL YEAR ENDING DECEMBER 31, 1998

  First Quarter............................................      $15.50           $ 9.34         $15.17         $ 9.34

  Second Quarter...........................................      $12.63           $ 9.25         $12.75         $ 9.00

  Third Quarter............................................      $11.63           $ 6.25         $10.88         $ 6.00

  Fourth Quarter through November 30, 1998.................      $ 9.13           $ 4.31         $10.50         $ 6.00


FISCAL YEAR ENDED DECEMBER 31, 1997

  First Quarter............................................       N/A            N/A              $3.73          $3.00

  Second Quarter...........................................       N/A            N/A              $4.00          $3.13

  Third Quarter............................................       N/A            N/A             $10.13          $3.93

  Fourth Quarter ..........................................     $10.17          $9.33            $10.40          $7.33


FISCAL YEAR ENDED DECEMBER 31, 1996

  First Quarter............................................       N/A            N/A              $2.07          $1.67

  Second Quarter...........................................       N/A            N/A              $2.47          $2.07

  Third Quarter............................................       N/A            N/A              $3.73          $2.13

  Fourth Quarter...........................................       N/A            N/A              $3.93          $3.07


FISCAL YEAR ENDED DECEMBER 31, 1995

  First Quarter............................................       N/A            N/A              $1.35          $0.87

  Second Quarter...........................................       N/A            N/A              $1.77          $1.23

  Third Quarter............................................       N/A            N/A              $3.00          $1.60

  Fourth Quarter...........................................       N/A            N/A              $2.40          $1.73

         On February 9, 1999, the last sale price of the Class A Common Stock was $7.00 per share and the last sale price of the Class B Common Stock was $7.75 per share, in each case as reported by the National Quotation Bureau, L.L.C.

         No cash dividends have been paid by the Company since its inception. There are no restrictions on the payment of cash dividends by the Company except that no cash dividends may be paid to the holders of any equity securities of the Company while any deferred interest on the Debentures remains unpaid. The Company has deferred interest payments on the Debentures in an aggregate amount of approximately $2.1 million at September

30, 1998. The Company's ability to pay cash dividends is significantly dependent on the ability of BBC to pay dividends on the BBC Common Stock.

         While there is no assurance that BBC will pay dividends in the future, BBC has paid a regular quarterly dividend to its common stockholders since August, 1993. Each share of BBC Class A Common Stock is entitled to receive cash dividends equal to at least 110% of any cash dividends declared and paid on the BBC Class B Common Stock. Management of BBC has indicated that it will seek to declare regular quarterly cash dividends on the BBC Common Stock. However, the payment of dividends by BBC is subject to declaration by BBC's Board of Directors and will depend upon, among other things, the results of operations, financial condition and cash requirements of BBC and on the ability of BankAtlantic to pay dividends or otherwise advance funds to BBC, which in turn is subject to OTS regulations and is based upon BankAtlantic's regulatory capital levels and net income. See "Risk Factors-Sources of Payments to Holders of the Company's Securities." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of recent losses incurred during the third quarter of 1998 at BankAtlantic and BBC and see "Summary -- BBC -- Recent Developments" for a discussion of losses incurred by BBC for the year ended December 31, 1998.

         On January 10, 1997, the Board of Directors of the Company adopted a Shareholder Rights Plan. As part of the Rights Plan, the Company declared a dividend distribution of one preferred stock purchase right (the "Right") for each outstanding share of the Company's Class B Common Stock to shareholders of record on January 21, 1997. Each Right will become exercisable only upon the occurrence of certain events, including the acquisition of 20% or more of Class B Common Stock by persons other than the then existing control shareholders (as specified in the Rights Plan), and will entitle the holder to purchase either BFC stock or shares in the acquiring entity at half the market price of such shares. The Rights may be redeemed by the Board of Directors at $.01 per Right until the tenth day following the acquisition of 20% or more of the Class B Common Stock by persons other than the existing control shareholders. The Board may also, in its discretion, extend the period for redemption.
The Rights will expire on January 10, 2007.

                     MARKET FOR THE SUBORDINATED DEBENTURES

         The Company expects that the Subordinated Debentures will be traded in the over-the-counter market and listed on the "yellow sheets" published by the National Quotation Bureau, L.L.C. Although the Company expects that the Underwriter will make a market in the Subordinated Debentures, such Underwriter will not be obligated to do so and any such market making may be discontinued at any time. Accordingly, there is no assurance that an active and liquid trading market will develop or, if developed, that such a market will be sustained. The offering price and interest rate for the Subordinated Debentures will be determined by negotiations among representatives of the Company and the Underwriter, however, the offering price of the Subordinated Debentures may not be indicative of the market price following the Offering. See "Underwriting."

                                 CAPITALIZATION

         The following table sets forth the consolidated historical capitalization of the Company at September 30, 1998 and as adjusted to reflect
(i) the sale of the Class A Common Stock offered hereby and the estimated net proceeds therefrom, (ii) the sale of the Subordinated Debentures offered hereby and the estimated net proceeds therefrom and (iii) the sale of both the Class A Common Stock and the Subordinated Debentures offered hereby and the aggregate estimated net proceeds therefrom. The information below should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


                                                                                SEPTEMBER 30, 1998
                                                             ---------------------------------------------------------
                                                                                 AS           AS            AS
                                                                ACTUAL       ADJUSTED(1)   ADJUSTED(2)   ADJUSTED(3)
                                                                ------       -----------   -----------   -----------

                                                                              (DOLLARS IN THOUSANDS)
LIABILITIES:
     Subordinated debentures, net                            $       6,782 $        5,082  $       5,082 $       5,082
     Deferred interest on subordinated debentures                    2,110              0              0             0
     Mortgage and other borrowings                                  12,344         12,344         12,344        12,344
   ____% Subordinated Debentures due _________, 2009             ----           ----       $      15,000 $      15,000
SHAREHOLDERS' EQUITY
Class A common stock, $.01 par value, authorized
   20,000,000 shares; issued and outstanding 6,453,994,
   7,453,994, 6,453,994 and 7,453,994,  respectively                    58    ___________             58    __________
Class B common stock, $.01 par value, authorized
   20,000,000 shares; issued and outstanding 2,355,407                  21             21             21            21
Additional paid-in capital                                          26,114    ___________         26,114    __________
Retained earnings                                                   31,889         31,889         31,889        31,889
                                                             ------------- --------------  ------------- -------------

TOTAL SHAREHOLDERS' EQUITY                                          58,082                        59,343
                                                             ============= ==============  ============= =============

(1) As adjusted for the estimated net proceeds from the sale of the Class A Common Stock being offered hereby and assumes that the Underwriter's over allotment option is not exercised.
(2) As adjusted for the estimated net proceeds from the sale of the Subordinated Debentures and assumes that the Underwriter's over allotment option is not exercised.
(3) As adjusted for the estimated aggregate net proceeds from the sale of both the Class A Common Stock and the Subordinated Debentures offered hereby.

                       SELECTED HISTORICAL FINANCIAL DATA

   The Selected Consolidated Financial Data presented below has been derived from the audited and unaudited consolidated financial statements of the Company and BBC and are qualified in their entirety by reference to the more detailed respective consolidated financial statements and independent auditors' reports of each of the Company and BBC included elsewhere in this Prospectus. Where appropriate, amounts and percentages have been adjusted to reflect the Company's five-for-four common stock split effected in the form of a 25% stock dividend issued in shares of Class A Common Stock in October 1997 and the Company's three-for-one common stock split effected in the form of a dividend issued in January 1998 of two shares of Class A Common Stock for each outstanding share of Class A Common Stock and Class B Common Stock. In addition, where appropriate amounts and percentages relating to BBC have been adjusted to reflect BBC's five-for-four common stock splits effected in the form of 25% stock dividends issued in shares of BBC Class A Common Stock in February 1998 and August 1997.


                   BFC FINANCIAL CORPORATION AND SUBSIDIARIES
                      Selected Consolidated Financial Data
             (In thousands, except for per share data and percents)

                                               FOR THE NINE MONTHS
                                               ENDED SEPTEMBER 30,                            FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------    ----------------------------------------------------
                                               1998           1997           1997           1996            1995
                                           ---------       ------------    ---------     --------         -------
                                                   (UNAUDITED)
Revenues                                   $  10,784             12,423       16,354       21,661          11,711
Costs and expenses                             8,841              2,366        3,366       12,679           7,481
Income  (loss) before income taxes,
 cumulative effect of change
 in accounting for income
 taxes and extraordinary items                 1,943             10,057       12,988        8,982           4,230
Provision for income taxes  (benefit)            395              3,042        4,222        2,924              -
Extraordinary items, net of income
 taxes and minority interest                      61 (d)            988 (e)    1,052 (f)      853 (g)       3,702  (h)
Net income (loss)                              1,609              8,003        9,818        6,911           7,932
COMMON STOCK (L):
Basic earnings per share (m)

  Before Extraordinary items                    0.19               0.88         1.10         0.78            0.55
  Extraordinary items                           0.01               0.12         0.13         0.11            0.48
  Net income (loss)                             0.20               1.00         1.23         0.89            1.03
Diluted earnings per share (m)

  Before Extraordinary items                    0.17               0.82         1.00         0.73            0.55
  Extraordinary items                           0.01               0.11         0.12         0.10            0.48
  Net income (loss)                             0.18               0.93         1.12         0.83            1.03
Basic weighted average of common
 shares outstanding (m)                        7,953              7,935        7,938        7,811           7,709
Diluted weighted average of common
 shares outstanding (m)                        9,156              8,592        8,731        8,347           7,709
Ratio of earnings to fixed charges  (c)         1.80               2.04         1.69         1.33            0.26
Dollar deficiency of earnings to
 fixed charges (c)                                -                  -            -            -            3,370

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------
                                             1994            1993

                                           -------          ---------
                                                   (UNAUDITED)
Revenues                                    27,289             15,815
Costs and expenses                          24,376             17,118
Income  (loss) before income taxes,
 cumulative effect of change
 in accounting for income
 taxes and extraordinary items               2,913              (1,303)
Provision for income taxes  (benefit)       (2,009)                 -
Extraordinary items, net of income
 taxes and minority interest                22,744  (i)           (501) (j)
Net income (loss)                           27,666              (1,804)
COMMON STOCK (L):
Basic earnings per share (m)

  Before Extraordinary items                  0.64               (0.27)
  Extraordinary items                         2.95               (0.07)
  Net income (loss)                           3.59               (0.34)
Diluted earnings per share (m)

  Before Extraordinary items                  0.64               (0.27)
  Extraordinary items                         2.95               (0.07)
  Net income (loss)                           3.59               (0.34)
Basic weighted average of common
 shares outstanding (m)                      7,709               7,355
Diluted weighted average of common
 shares outstanding (m)                      7,709               7,355
Ratio of earnings to fixed charges  (c)       0.47               (0.30)
Dollar deficiency of earnings to
 fixed charges (c)                           4,374              11,796
                                                           (continued)

                                      -24-


                                            SEPTEMBER 30,                          YEARS ENDED DECEMBER 31,
                                           --------------  -----------------------------------------------------------------------
                                               1998           1997           1996           1995            1994            1993
                                           -----------     --------        --------      ---------       ---------        --------
                                           (UNAUDITED)
Investment in BankAtlantic
 Bancorp, Inc. ("BBC")                          76,844       72,185          59,039         52,662          43,768         36,436
Loans receivable, net                            1,766        1,859           2,180          5,168           4,904          9,179
Securities available for sale                      919        1,478           6,819          5,105           5,869         20,373
Investment
 real estate, net (k)                             6,496       9,700          10,383         11,072          11,169         18,315
Real estate held for development
 and sale                                         2,538       6,474           6,497         10,211           9,912              -
Total assets                                     93,751      98,871          98,841         96,896          91,291         87,495
Subordinated debentures, net                      6,782       7,263          19,135         19,774          25,011         35,651
Mortgages payable
 and other borrowings                            12,344      22,943          25,498         27,616          26,618         30,367
Deferred interest on the
 subordinated debentures                          2,110       2,106           2,806          2,722           3,494         12,049
Redeemable common stock                               -           -               -              -               -          5,776
Stockholders' equity                             58,162      54,142          41,462         35,758          26,532         (6,988)
Book value per share  (m)                          7.31        6.81            5.26           4.64            3.44          (0.16)
Book value per share
 assuming market value of BBC (m)                  8.58       13.27            7.01          10.22            5.33          (9.58)
Return on assets  (a)                              1.6 %       10.5 %           7.0 %          8.5 %          30.8 %         (2.1)%
Return on equity  (a)                              2.8 %       21.1 %          17.7 %         26.4 %         327.9 %       (237.1)%
Equity to assets ratio (a)                        57.7 %       49.7 %          39.4 %         32.3 %           9.4 %          0.9 %


(a)      Ratios were computed using quarterly averages.
(b)      Since its inception, the Company has not paid any dividends.
(c) The operations of BBC have been eliminated since there is a dividend restriction between BBC's primary subsidiary, BankAtlantic, and BBC.
(d)      Gain from extinguishment of debt, net of income taxes of $39,000.
(e) Gain from debt restructuring of approximately $181,000, net of income taxes of $114,000, net gain from extinguishment of debt of $115,000, net of income taxes of $72,000 and gain on settlements of litigation of approximately $692,000, net of income taxes of $435,000.
(f) Gain on settlements of Exchange litigation of approximately $756,000, net of income taxes of $475,000, net gain from extinguishment of debt of $115,000, net of income taxes of $72,000 and net gain from debt restructuring of approximately $181,000, net of income taxes of $114,000.
(g) Gain on settlements of Exchange litigation of approximately $853,000, net of income taxes of $611,000. (h) Gain from extinguishment of debt of approximately $460,000, net of income taxes of $218,000 and gain on settlements of Exchange litigation of approximately $3.2 million, net of income taxes of $1.5 million.

(i) Gain on settlements of Exchange litigation, net of income taxes of $214,000.
(j)      Cumulative effect of change in accounting for income taxes
(k) Investment real estate, net represents the properties acquired in the 1989 and 1991 Exchange. (l) Prior to 1997 there were no Class A common shares outstanding.
         All shares outstanding prior to 1997 were Class B common shares. While the Company has two classes of common stock outstanding, the two-class method is not presented because the company's capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes.
(m) I.R.E. Realty Advisory Group, Inc. ("RAG") owns 1,375,000 of BFC Financial Corporation's Class A Common Stock and 500,000 shares of BFC Financial Corporation Class B Common Stock. Because the Company owns 45.5% of the outstanding common stock of RAG, 624,938 shares of Class A Common Stock and 227,500 shares of Class B Common Stock are eliminated from the number of shares outstanding for purposes of computing earnings per share and book value per share.

    MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         BFC FINANCIAL CORPORATION'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company is a unitary savings bank holding company which owns in the aggregate approximately 31.5% of the outstanding BBC Common Stock. BBC is the holding company for BankAtlantic and owns 100% of its outstanding common stock. The Company's ownership interest in BBC has been recorded by the purchase method of accounting. Based on the equity method of accounting, the Company's investment in BBC represents approximately 82% of the Company's consolidated assets as of September 30, 1998. At September 30, 1998, the Company owned 6,578,671 shares of BBC Class A Common Stock and 4,876,124 shares of BBC Class B Common Stock representing 31.5% of all outstanding BBC Common Stock. At September 30, 1998, the Company's ownership in the outstanding BBC Class A and B Common Stock was approximately 25% and 47%, respectively. The aggregate market value of the Company's investment in BBC at September 30, 1998 was approximately $92.4 million or approximately $15.6 million in excess of the carrying value in the financial statements. At December 31, 1997, the Company's ownership in the outstanding BBC Class A and B Common Stock was approximately 30.6% and 45.6%, respectively, in the aggregate representing 35.6% of all outstanding BBC Common Stock

On October 6, 1997, the Board of Directors of the Company declared a five for four stock split effected in the form of 25% stock dividend, payable in shares of the Company's newly authorized Class A Common Stock. The Class A Common Stock was a newly authorized series of the Company's capital stock and no shares were outstanding prior to the dividend. Pursuant to the Company's Articles of Incorporation, the Company's then existing common stock was automatically redesignated as Class B Common Stock without changing any of its rights and preferences upon the authorization by the Board of the stock dividend. On January 15, 1998, the Board of Directors of the Company declared a three for one stock split effected in the form of a stock dividend of two shares of Class A Common Stock for each share of outstanding Class A and Class B Common Stock. Due to accounting and tax considerations, outstanding options to purchase Class B Common Stock previously granted under the Company's stock option plans were adjusted to reflect additional stock options for shares of Class B Common Stock instead of options on Class A Common Stock.

In addition to its investment in BBC, the Company owns and manages real estate. Since its inception in 1980 and prior to the acquisition of control of BankAtlantic in 1987, the Company's primary business was the organization, sale and management of real estate investment programs. Effective as of December 31, 1987, the Company ceased the organization and sale of new real estate investment programs, but continues to own and manage real estate assets. At September 30, 1998, a subsidiary of the Company continues to serve as the corporate general partner of one public limited partnership which files periodic reports with the Securities and Exchange Commission under the Securities Exchange Act. Other subsidiaries of the Company also serve as corporate general partners of a number of private limited partnerships formed in prior years.

RESULTS OF OPERATIONS

The Company's basic and diluted earnings per share were $0.20 and $0.18 for the nine months ended September 30, 1998, compared to $1.00 and $.93 for the comparable period in 1997. The 1998 period included an extraordinary gain of $.01 in basic and diluted earnings per share. The 1997 period included an extraordinary gain of $0.12 basic and $.11 diluted earnings per share.

The Company's basic and diluted earnings per share for common stock were $1.23 and $1.12 for the year ended December 31, 1997, $.89 and $.83 for the year ended December 31, 1996 and $1.03 for the year ended December 31, 1995, respectively.

For the nine months ended September 30, 1998, the Company reported net income of approximately $1.6 million as compared to net income of approximately $8.0 million for the comparable period in 1997. Operations for the nine months ended September 30, 1998 and 1997 included extraordinary gains of approximately $61,000 and $988,000, respectively. The 1998 extraordinary gain, net of income taxes was due to extinguishment of debt. The 1997 extraordinary gains, net of income taxes was due to debt restructuring of approximately $181,000, extinguishment of debt of approximately $115,000 and gains on settlements of litigation of approximately $692,000.

Net income available for common shares for the year ended December 31, 1997, 1996 and 1995 was approximately $9.8 million, $6.9 million and $7.9 million, respectively. Operations for 1997, 1996 and 1995 included extraordinary gains of approximately $756,000, $853,000 and $3.2 million, respectively, net of income taxes, due to changes in the estimate of the amount of the settlement liability associated with the exchange litigation. Operations for 1997 also included an extraordinary gain of approximately $181,000 on debt restructuring, net of income taxes. Operations for 1997 and 1995 included extraordinary gains of approximately $115,000 and $460,000, respectively, net of income taxes, from extinguishment of debt.

The Company's equity in earnings of BBC for the nine months ended September 30, 1998 and 1997 was approximately $1.6 million and $8.6 million, respectively. Operations for the nine months ended September 30, 1998 and 1997 included a net gain on the sale of real estate of approximately $2.6 million and $316,000, respectively. Operations for the nine months ended September 30, 1997 included the reversal of a provision for litigation of approximately $2.3 million.

The Company's equity in earnings of BBC for the year ended December 31, 1997, 1996 and 1995 was approximately $12.1 million, $8.7 million and $8.4 million, respectively. The Company's 1997, 1996 and 1995 operations included a net gain on the sale of real estate of approximately $335,000, $3.3 million and $206,000, respectively. The Company's 1997 operations also included a net gain on the sale of BBC Class A Common Stock of approximately $1.3 million and the reversal of a provision for litigation of approximately $2.3 million. The 1996 revenues included a net gain of approximately $211,000 associated with the settlement of litigation related to the cleanup of contamination on a property formerly owned by the Company and an adjustment to the provision for litigation of approximately $292,000. Operations in 1995 included provisions for loss on loan receivables of approximately $335,000. Approximately $723,000, $1.2 million and $2.0 million of 1997, 1996 and 1995 operations, respectively, related to interest expense on the Debentures issued in the 1989 and 1991 Exchanges. The 1996 operations included a loss on disposition of mortgage notes and investment, net of approximately $474,000 due from affiliated limited partnerships.

The following table shows the components of revenues and the changes between the periods indicated (in thousands):



                                      FOR THE NINE
                                          MONTHS           1998                                     1997       1996
                                          ENDED             TO             FOR THE YEARS             TO         TO
                                       SEPTEMBER 30,       1997          ENDED DECEMBER 31,         1996       1995
                                     -----------------    -------    ---------------------------    -------   -------
                                        1998      1997     CHANGE      1997     1996       1995      CHANGE    CHANGE
                                     -------   -------    -------    -------   -------   -------    -------    ------
 Interest on mortgage
   notes and related
   receivables                       $   159       166         (7)       221       613       451       (392)       162
 Interest and
   dividends on
   securities available
   for sale and
   escrow accounts                       178       365       (187)       445       694       648       (249)        46
 Dividend on
   redemption of
   BBC preferred stock                  --        --         --         --        --         191       --         (191)
 Earnings on real
   estate rental
   operations, net                       683       772        (89)     1,034     1,303     1,033       (269)       270
 Sale of real estate                   8,134       992      7,142        967     9,700       375     (8,733)     9,325
 Net gain from sale
   of stock                             --       1,349     (1,349)     1,349      --        --        1,349       --
 Equity in earnings
   of BBC                              1,607     8,579     (6,972)    12,129     8,650     8,419      3,479        231
Other income, net                         23       200       (177)       209       701       594       (492)       107
                                     -------   -------    -------    -------   -------   -------    -------    -------
                                     $10,784    12,423     (1,639)    16,354    21,661    11,711     (5,307)     9,950
                                     =======   =======    =======    =======   =======   =======    =======    =======

                                      -27-

Interest and dividends on securities available for sale and escrow accounts decreased for the nine months ended September 30, 1998, as compared with the same period in 1997 primarily due to decreases in investable funds.

Earnings on real estate rental operations include earnings from investment real estate, real estate held for development and sale and deferred profit recognition on sales of real estate by the Company and its subsidiaries other than BBC. Earnings on real estate rental operations, net decreased for the nine months ended September 30, 1998, as compared to the same period in 1997 primarily due to an increase in landscaping maintenance and repairs and maintenance at Burlington Manufacturers Outlet Center ("BMOC").

During the nine months ended September 30, 1998, the Company sold approximately 35 acres of the Center Port property to unaffiliated third parties for approximately $7.8 million and the company recognized a net gain from the sale of real estate of approximately $2.3 million. In 1996, the Company sold a 50% interest in a property located in Delray Beach, Florida, included in investment real estate, net. Since the Company was the maker on the non-recourse mortgage note on the Delray Beach property and since the Company maintained a 50% interest in the subject property, the gain on the sale of approximately $0.6 million was deferred. During the quarter ended June 30, 1998, 50% of the deferred profit of approximately $0.3 million was recognized upon refinancing the property's mortgage note. The remaining deferred profit will be recognized when the remaining interest in the property is sold.

In February 1997, the Company sold 12.7 acres of land located in Birmingham, Alabama to an unaffiliated third party for approximately $149,000 and a net gain on the sale of approximately $131,000 was recognized during the nine months ended September 30, 1997. In August 1997, approximately four acres of the Center Port property were sold to unaffiliated third parties for approximately $818,000 and the company recognized a net gain from the sale of real estate of approximately $185,000. In June 1994, an entity controlled by the Company acquired from an independent third party 23.7 acres of unimproved land know as "Cypress Creek" located in Fort Lauderdale, Florida. In March 1996, Cypress Creek was sold to an unaffiliated third party for approximately $9.7 million and the company recognized a net gain of approximately $3.3 million. In April 1995, the Company sold a property located in Galesburg, Illinois for approximately $375,000 and the Company reported a net gain of approximately $206,000.

In June 1997 and January 1997, the Company sold an aggregate of 449,805 shares of BBC's Class A Common Stock. Net proceeds received from these sales amounted to approximately $3.7 million and a net gain of approximately $1.3 million was recognized during the nine month period ended September 30, 1997.

BBC's net income applicable to common shareholders for the nine months ended September 30, 1998 was $2.1 million compared to net income of $19.6 million for the nine months ended September 30, 1997. The Company's equity in BBC's net income for the nine months ended September 30, 1998 was $1.6 million compared to net income of $8.6 million for the comparable period in 1997. The decrease in equity in earnings of BBC during the 1998 periods as compared to 1997 was due to a decrease in earnings by BBC and the Company's decreased ownership percentage in BBC. The primary reasons for BBC's decline in earnings for the nine month period ended September 30, 1998 as compared to the same period in 1997 was primarily due to provisions for valuation of mortgage servicing rights because of anticipated accelerated prepayments due to declining interest rate environment and high levels of refinancing, losses in BBC's trading portfolio tied to the recent downturn in the securities market, and expenses incurred in connection with the branch expansion and the startup of new business lines. The Company's ownership in BBC at September 30, 1998 and 1997 was 31.46% and 41.14%, respectively, of all outstanding BBC Common Stock. The decrease in ownership was attributable to BBC's issuance of Class A Common Stock in a public offering in November 1997, BBC's issuance of Class A Common Stock to acquire RBCO and LTI and the sale of shares of BBC Class A Common Stock by the Company during 1997. This decrease was offset in part by reductions in the outstanding shares of BBC Common Stock primarily due to BBC's repurchases of its shares. At September 30, 1998, the Company's ownership of BBC Class A and B Common Stock was approximately 25% and 47%, respectively.

Other income decreased for the nine months ended September 30, 1998 as compared to the same period in 1997 primarily due to proceeds received during the 1997 period relating to a loan from an affiliate which was written-off in prior years.

Interest on mortgage notes and related receivables decreased for the year ended December 31, 1997 as compared to the same period in 1996 primarily due to the satisfaction of a loan receivable in 1996, the reduction of the amount of mortgage note receivables from affiliated limited partnerships held by the Company and proceeds received during 1996 of approximately $297,000 for interest due from affiliated limited partnerships. This interest was not accrued in prior years. Interest on mortgage notes and related receivables increased for the year ended December 31, 1996 as compared to 1995 primarily due to proceeds received during 1996 of approximately $297,000 for interest due from affiliated limited partnerships. The increase in interest on mortgage notes and related receivables was offset in part during 1996 as compared to 1995 primarily due to a reduction of the amount of mortgage note receivables from affiliated limited partnerships held by the Company.

Interest and dividends on securities available for sale and escrow accounts decreased for the year ended December 31, 1997 as compared to the 1996 period primarily due to decreases in investable funds attributable to the funding of the litigation settlement. Interest and dividends on other securities available for sale and escrow accounts increased during the year ended December 31, 1996 compared to the same period in 1995 primarily due to increases in investable funds. Such increase was offset in part by decreases in yields on securities available for sale and decreases in the yield and average balance of escrow accounts established in connection with the settlement of litigation.

In October 1995, BankAtlantic redeemed all of its preferred stock at $25.00 per share. BFC's aggregate purchase price relating to its ownership of the preferred stock was approximately $143,000 and all such preferred stock was redeemed for approximately $334,000. Therefore, BFC reported a gain on redemption of BBC preferred stock of approximately $191,000.

Earnings on real estate rental operations include earnings from investment real estate, real estate held for development and sale and deferred profit recognition on sales of real estate by the Company and its subsidiaries other than BBC. Earnings on real estate rental operations, net decreased for the year 1997 as compared to the same period in 1996 primarily due to the sale of a 50% interest in a property and the accounting for the remaining ownership under the equity method and a decrease in the deferred profit recognition primarily due to the satisfaction of mortgage notes in 1996 due from affiliated limited partnership. This decrease was offset in part by an increase in net operating income at BMOC. The 1996 increase in earnings on real estate operations, net as compared to the 1995 period was primarily due to an increase in occupancy and an increase in tenant reimbursements for common area maintenance and insurance at BMOC.

During 1997, the Company sold 449,805 shares of BBC. Class A Common Stock. Net proceeds received from these sales amounted to approximately $3.7 million and a net gain of approximately $1.3 million was recognized.

Other income, net was less for the year ended December 31, 1997 and 1995 than the comparable period in 1996 primarily due to a net gain in 1996 of approximately $211,000 associated with the settlement of litigation related to the cleanup of contamination on a property formerly owned by the Company and $142,000 which was recognized when the first mortgage holder on a property formerly owned by the Company allowed the release of funds from an escrow account that was established during the time the Company owned the property. However, in 1997 other income included proceeds received relating to a loan from an affiliate which was written-off in prior years and in 1995 other income included proceeds received in connection with advances due from an affiliate which were written-off in prior years.

BBC's net income available for common shares for the year ended December 31, 1997, 1996 and 1995 was approximately $27.8 million, $19.0 million and $16.4 million, respectively. The Company's equity in BBC's net income for the year ended December 31, 1997, 1996 and 1995 was approximately $12.1 million, $8.7 million and $8.4 million, respectively. The increase in equity in earnings of BBC was due to an increase in earnings by BBC, offset in part by the Company's decreased ownership percentage in BBC. The decrease in ownership was primarily due to BBC's issuance of 4,312,500 shares of BBC Class A Common Stock in a public offering during November 1997 and the sale of 449,805 shares of BBC Class A Common Stock by the Company during 1997. This decrease was offset in part by reductions in the outstanding shares of BBC Common Stock primarily due to the repurchase of its shares. The following table gives information regarding the Company's ownership interest in BBC at the dates indicated:

                               BBC           BBC
                             CLASS A       CLASS B
                             COMMON         COMMON         TOTAL
                              STOCK         STOCK       OUTSTANDING
                             -------       --------     -----------
December 31, 1995              n/a          46.0%          46.0%
December 31, 1996             35.1%         46.2%          41.5%
June 30, 1997                 36.4%         45.5%          40.8%
December 31, 1997             30.6%         45.6%          35.6%
September 30, 1998            25.3%         47.0%          31.5%

The following table shows the components of costs and expenses and the changes between the periods indicated (in thousands):


                                        FOR THE NINE
                                           MONTHS           1998                                         1997       1996
                                           ENDED             TO                FOR THE YEARS              TO         TO
                                        SEPTEMBER 30,       1997             ENDED DECEMBER 31,          1996       1995
                                      -----------------    -------    -----------------------------    -------    -------
                                         1998      1997     CHANGE       1997       1996       1995     CHANGE     CHANGE
                                      -------   -------    -------    -------    -------    -------    -------    -------
 Interest on subordinated
   debentures                         $   373       595       (222)       723      1,238      1,976       (515)      (738)
 Interest on mortgage
   payables and other
   borrowings                           1,161     1,533       (372)     1,996      2,396      2,598       (400)      (202)
 Cost of sale of real
   estate                               5,521       676      4,845        632      6,420        169     (5,788)     6,251
Provision for loan
   losses                                --        --         --         --         --          335       --         (335)
Loss on disposition of
   mortgage notes
   and investment, net                   --        --         --         --          474       --         (474)       474
Write-down of
   investment                             184      --          184       --         --         --         --         --
 Expenses related to
   real estate held for
   development and
   sale, net                              107       172        (65)       130        154         93        (24)        61
Employee compensation
   and benefits                           865       863          2      1,153      1,153      1,232       --          (79)
 Occupancy
   and equipment                           32        31          1         40         44         46         (4)        (2)
 Reversal of provision
   for litigation                        --      (2,272)     2,272     (2,272)      (292)      --       (1,980)      (292)
 General and
   administrative, net                    598       768       (170)       964      1,092      1,032       (128)        60
                                      -------   -------    -------    -------    -------    -------    -------    -------
                                      $ 8,841     2,366      6,475      3,366     12,679      7,481     (9,313)     5,198
                                      =======   =======    =======    =======    =======    =======    =======    =======



Interest on subordinated debentures decreased for the nine months ended September 30, 1998 as compared to the same period in 1997 primarily due to reduction in the outstanding amount of Debentures and the accrual of interest during the nine month period ended September 30, 1997 on the delayed funding of the 1989 Exchange settlement liability.

Interest on mortgage payables and other borrowings decreased for nine months ended September 30, 1998 as compared to the same periods in 1997 primarily due to reduction in borrowings.

In June 1998, the Company reduced its carrying value on an investment in an affiliated partnership by $184,000.

The expenses related to real estate held for development and sale, net represent the Company's expenses and revenues relating to the Center Port property located in Pompano Beach, Florida and a 50% interest in a property located in Delray Beach, Florida. Expenses related to real estate held for development and sale, net decreased for the nine months ended September 30, 1998 as compared to the same period in 1997 primarily due to decreased property taxes and professional fees at the Center Port property. This decrease was offset in part by an increase in administrative expenses.

In connection with the litigation entitled Short vs. Eden, et al., the Company at December 31, 1996 had an accrual of approximately $3.0 million included in other liabilities. The Company in April 1997 disbursed approximately $783,000 and received a release and satisfaction of judgment. Accordingly, the remaining accrual of approximately $2.3 million was reversed during the quarter ended June 30, 1997.

General and administrative, net, decreased for the nine months ended September 30, 1998 as compared to the same period in 1997 primarily due to decreased legal fees, trustee fees and amortization expense. This decrease was offset in part with an increase in intangible taxes.

Interest on subordinated debentures decreased for the year ended December 31, 1997 as compared to the same period in 1996 as a result of the accrual of interest on certain Debentures during 1996 related to the delayed funding of the 1989 Exchange settlement liability and the reduction in the amount payable on the Debentures in 1997 as compared to 1996 due to funding of such settlement. Interest on subordinated debentures decreased in 1996 as compared to the same period 1995 as a result of the 1991 and 1989 Exchange settlements and decreases in the amounts payable on the Debentures.

Interest on mortgage payables and other borrowings decreased for the year ended December 31, 1997 as compared to the same period in 1996 primarily due to the sale during 1996 of a 50% interest in a property acquired in the 1989 Exchange and a reduction in borrowings. Interest on mortgage payables and other borrowings decreased for the year ended December 31, 1996 as compared to the same period in 1995 primarily due to a reduction in borrowings and lower interest rates.

In 1995 the Company recorded a provision for loss on loan receivables due from affiliated limited partnerships of approximately $335,000. This loss was based upon management's determination regarding the net carrying value of the receivables and the estimated fair value of the underlying collateral.

During 1996, the Company recorded a loss of approximately $474,000 in connection with the disposition of mortgage notes and investments from five affiliated limited partnerships. During 1996, the limited partnerships were dissolved and liquidated.

The expenses related to real estate held for development and sale, net represent expenses and revenues relating to the Center Port property and a 50% interest in a property located in Delray Beach, Florida. Expenses related to real estate held for development and sale, net decreased for the year ended December 31, 1997 as compared to the same period in 1996 primarily due to a decrease in real estate taxes, land clearing, association fees and professional services at the Center Port property. This decrease was offset in part by increases in administrative expenses at the Center Port property and a net loss of approximately $27,000 from the Delray property. Expenses related to real estate held for development and sale, net increased for the year ended December 31, 1996 as compared to the same period in 1995 primarily due to administrative expenses, land clearing expenses and professional services at the Center Port property.

Employee compensation and benefits decreased for the year ended December 31, 1996 as compared to the same period in 1995 primarily due to a bonus paid in 1995.

In connection with the litigation entitled Short vs. Eden, et al., the Company at December 31, 1996 had an accrual of approximately $3.0 million included in other liabilities. The Company in April 1997 disbursed approximately $783,000 and received a release and satisfaction of judgment. Accordingly, the remaining accrual of approximately $2.3 million was reversed during the quarter ended June 30, 1997. In connection with the litigation entitled Kugler, et al. v. I.R.E. Real Estate Income Fund, Ltd., the Company in October 1996 placed approximately $3.7 million in escrow to fund the rescission of sales and in March 1997, approximately $1.0 million was placed in escrow for plaintiffs attorneys' fees. In 1996 the Company recorded an adjustment to the accrual associated with the Kugler litigation in the amount of $292,000. On April 30, 1997, the Court approved the Kugler settlement.

General and administrative, net decreased for the year ended December 31, 1997 as compared to the same period in 1996 primarily due to decreased legal fees. This decrease was offset in part by increases in trustee fees, intangible taxes, professional and consulting fees associated with the ABC litigation and the elimination of reimbursements of administrative costs from an affiliated partnership which was liquidated in 1996. General and administrative, net increased for the year ended December 31, 1996 as compared to the same period in 1995 primarily due to an increase in legal fees. This increase was offset in part by decreases in professional and consulting fees, trustee fees and audit expenses.

The Company does not include BBC and its subsidiaries in its consolidated income tax return with its wholly-owned subsidiaries, since the Company owns less than 80% of the outstanding stock of BBC. The Company utilizes the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. As of September 30, 1998, December 31, 1997 and 1996, the Company's deferred income taxes were approximately $13.6 million, $11.7 million and $5.3 million, respectively. The increase in deferred income taxes at September 30, 1998 as compared to December 31, 1997 was primarily due to the tax effect on the increase in the investment in BBC of approximately $4.6 million. The increase in deferred income taxes at December 31, 1997 as compared to December 31, 1996 was primarily due to the tax effect on the increase in the investment in BBC of approximately $13.1 million.

FINANCIAL CONDITION - SEPTEMBER 30, 1998 COMPARED TO DECEMBER 31, 1997

The Company's total assets at September 30, 1998 and at December 31, 1997 were $93.8 million and $98.9 million, respectively. The majority of the difference at September 30, 1998 as compared to December 31, 1997 was due to decreases in (i) securities available for sale, (ii) real estate held for development and sale,
(iii) investment real estate, net and (iv) other assets. These decreases were offset in part by the increase in investment in BBC.

Securities available for sale decreased primarily due to sales of securities so as to fund the advances for development and construction costs at the Company's Center Port property. This decrease in securities available for sale was offset in part by the availability of funds provided from the release of the Meador (1989 Exchange) settlement escrow which were invested in securities available for sale.

Real estate held for development and sale decreased primarily due to the sale of 35 acres of the Company's Center Port property to unaffiliated third parties. This decrease in real estate held for development and sale, net was offset in part with an increase in advances for development and construction costs.

The Company in 1996 sold a 50% interest in a property included in investment real estate. Since the Company was the maker on the non-recourse mortgage note on the property, the investment real estate and mortgage note were not removed from the financial statements. In May 1998, the mortgage note was refinanced and the Company is no longer the maker on the non-recourse mortgage note on the property. Therefore, the mortgage note and investment real estate entries relating to the property were removed from the Company's Consolidated Statements of Financial Condition in 1998 and the Company's remaining investment in the property is now carried in investment real estate using the equity method of accounting.

Investment in BBC increased by $4.7 million due to equity in earnings of BBC of approximately $1.6 million and the net effect of other BBC capital transactions of approximately $4.0 million. This increase was offset in part by dividends of approximately $0.9 million in 1998.

Other assets decreased due to the release from escrow of approximately $2.1 million that had been placed in an escrow account related to the Meador litigation settlement and payments made in accordance with the terms of the Exchange litigation settlements. The settlement agreement provided for a release from escrow of any balances remaining at the end of a specified period and accordingly, approximately $2.1 million was released from escrow in January 1998. Any balances remaining in the escrow accounts under litigation settlements will be released to the Company in January 2000.

FINANCIAL CONDITION -DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

The Company's total assets at both December 31, 1997 and 1996, were approximately $98.9 million. While total assets were relatively unchanged, the composition of total assets changed. There were decreases in (i) securities available for sale, (ii) mortgage notes and related receivables, net, (iii) real estate held for development and sale, net, (iv) investment in real estate, net and (v) other assets. There was an increase in investment in BBC.

Securities available for sale decreased in connection with the funding of the 1989 Exchange settlement escrow account of approximately $5.1 million and the funding of the Kugler and Short litigation settlements of approximately $1.0 million and $783,000, respectively. This decrease was offset in part by net proceeds of approximately $3.7 million received in connection with the sale of 449,805 shares of BBC Class A Common Stock which were invested in securities available for sale.

Mortgage notes and related receivables, net, decreased due to the conversion of approximately $184,000 of a note due from an affiliated limited partnership to an equity position in the partnership in January 1997 and principal reductions on loans according to their terms.

Other assets decreased primarily due to payments made in accordance with the terms of the Exchange litigation settlements from the escrow established to fund payment on Debentures that had been called. This decrease was offset in part by the funding of the second half of the Meador settlement escrow account of approximately $5.1 million.

Subordinated debentures and deferred interest on the subordinated debentures decreased primarily due to the redemption of Debentures and identification of class members that were previously estimated to belong to the group of Debenture holders classified as "Holders in Due Course". The decrease in deferred interest as a consequence of the redemption of Debentures was offset in part by the continued deferral of interest on the outstanding Debentures pursuant to their terms.

Mortgages payable and other borrowings decreased primarily due to the (i) payment of approximately $1.2 million on a revolving line of credit, (ii) payment of approximately $792,000 upon the sale of approximately four acres at the Center Port property (iii) payment of an outstanding balance on a broker line of credit of approximately $131,000 and (iv) principal payments made on loans according to their terms. This decrease was offset in part by a net increase in borrowing of approximately $200,000 relating to an April 1997 debt restructuring and refinancing of a mortgage loan secured by the BMOC.

Other liabilities decreased primarily due to the payment of approximately $1.0 million in connection with the Kugler litigation escrow account. In connection with the Short litigation, at December 31, 1996, the Company had an accrual of approximately $3.0 million included in other liabilities. The Company in April 1997 disbursed approximately $783,000 and received a release and satisfaction of judgment. Accordingly, the remaining accrual of approximately $2.3 million was reversed to income during 1997.

Investment in BBC increased by $13.1 million due to an increase in equity in earnings of BBC of approximately $12.1 million and $6.5 million primarily due to the equity gain from BBC's issuance of 4,312,500 shares of BBC Class A Common Stock in a public offering in November 1997. This increase was offset in part by the net effect of other BBC capital transactions including approximately $2.0 million primarily due to the repurchase by BBC of its shares in the open market, the sale of 449,805 shares of BBC Class A Common Stock by the Company having a book value of approximately $2.4 million, the change in BBC's net unrealized appreciation on debt securities available for sale, net of deferred income taxes of approximately $53,000 and dividends on BBC Class A and Class B Common Stock of approximately $1.0 million.

PURCHASE ACCOUNTING

The acquisition of BBC was accounted for as a purchase and accordingly, the assets and liabilities acquired were revalued to reflect market values at the dates of acquisition. The discounts and premiums arising as a result of such revaluation are generally being accreted or amortized (i.e. added into income or deducted from income), net of tax, using the level yield or interest method over the remaining life of the assets and liabilities. The net impact of such accretion, amortization and other purchase accounting adjustments was to increase consolidated net earnings during the nine months ended September 30, 1998 and 1997 by approximately $556,000 and for the years ended December 31, 1997, 1996 and 1995 by approximately $741,000, $545,000 and $677,000, respectively. Assuming no sales or dispositions of the related assets or liabilities by BBC, the Company believes the net increase (decrease) in earnings resulting from the net amortization and accretion of the adjustments to net assets acquired resulting from the use of the purchase method of accounting will remain at a similar level in future years.

Excess cost over fair value of net assets acquired at September 30, 1998, December 31, 1997 and 1996, was approximately $485,000, $577,000 and $700,000, respectively. Such excess cost over fair value of net assets acquired is included in the investment in BBC in the accompanying statements of financial condition

LIQUIDITY AND CAPITAL RESOURCES

Pursuant to terms of escrow agreements, approximately $2.1 million was released during January 1998 from escrow accounts established to fund payment on Debentures that had been called for redemption. At September 30, 1998, approximately $2.8 million remained to fund future payments. Any amounts remaining in escrow in January 2000 will be released to the Company and any future payments on the called Debentures will be paid from the Company's working capital. At September 30, 1998, there was approximately $5.3 million of called but unpresented Debentures.

The Company is not obligated to pay interest on Debentures once they are called for redemption. Pursuant to the terms of the Debentures, the Company may elect to defer interest payments on its Debentures if management of the Company determines in its discretion that the payment of interest would impair the operations of the Company. Items considered in the decision to defer the interest payment would include, among other items, the ability to identify which Debentures are held by Holders in Due Course and current operating expenses. Since December 31, 1991, the Company has deferred interest payments on its Debentures.

As previously indicated the Company holds approximately 31.5% of all outstanding BBC Common Stock. BBC has paid a regular quarterly dividend since its formation and management of BBC has indicated that it currently anticipates that it will pay regular quarterly cash dividends on the BBC Common Stock. The availability of funds for the payment of dividends by BBC is dependent upon BankAtlantic's ability to pay dividends to BBC. The Company's cash position and its ability to meet its obligations will in part be dependent on the financial condition of BBC and the payment by BBC of dividends to its shareholders, including the Company. Currently, BBC pays a quarterly dividend of $.0275 and $.025 per share for Class A and Class B Common Stock, respectively. BBC's principal source of cash flow is dividends from BankAtlantic. BBC's annual debt service associated with its $247.0 million of 9%, 6-3/4% and 5-5/8% Debentures and Trust Preferred Securities is approximately $18.1 million. BBC also obtains funds through the exercise of stock options, through the sale of common shares and issuance of debt securities. See "Risk Factors - Sources of Payments to Holders of the Company's Securities" and "Price Range for Common Stock and Dividends."

At September 30, 1998, BankAtlantic's core, Tier 1 risk-based and total risk-based capital ratios were 9.12%, 13.71% and 14.96%, respectively. Based on these capital ratios, BankAtlantic meets the definition of a well-capitalized institution.

CASH FLOWS

A summary of the Company's consolidated cash flows follows (in thousands):


                                                                 FOR THE NINE MONTHS          FOR THE YEARS ENDED
                                                                 ENDED SEPTEMBER 30,              DECEMBER 31,
                                                                 -------------------   ------------------------------
                                                                    1998       1997       1997       1996       1995
                                                                 -------    -------    -------    -------    -------
Net cash provided (used) by:
  Operating activities                                           $  (608)    (8,265)    (8,925)    (5,485)    (1,963)
  Investing activities                                             9,068      9,911     10,812      8,142      2,321
  Financing activities                                            (7,907)    (2,996)    (3,079)    (2,013)        83
                                                                 -------    -------    -------    -------    -------
Increase (decrease) in cash
     and cash equivalents                                        $   553     (1,350)    (1,192)       644        441
                                                                 =======    =======    =======    =======    =======

                                      -34-

The primary sources of funds to the Company for the nine months ended September 30, 1998 were release of funds from escrow accounts, principal reduction on loan receivables, proceeds from redemption and maturities of securities available for sale, revenues from property operations, and dividends from BBC. These funds were primarily utilized to reduce mortgage payables and other borrowings, to fund development and construction costs at the Center Port property, to purchase securities available for sale, and to fund operating expenses and general and administrative expenses. Funds received from the sale of real estate were utilized to reduce related mortgage debt.

The primary sources of funds to the Company during the year ended December 31, 1997 were proceeds from the sale of real estate, sale of BBC Class A Common Stock, principal reduction on loans, proceeds from redemption and maturities of securities available for sale, revenues from property operations, release of funds from an escrow account established for redeemed Debentures, increase in borrowings and dividends from BBC. These funds were primarily utilized to reduce mortgage payables and other borrowings, to fund litigation settlements including the Exchange escrow, to purchase securities available for sale, operating expenses and general and administrative expenses. The Company believes it has sufficient current liquidity to meet its operating needs.

Impact of Inflation - The financial statements and related financial data and notes presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

BFC does not believe that inflation has had any material impact on the Company, however, economic conditions generally have had an adverse effect on the values and operations of its real estate assets. Inflation could also have an effect on the market value of the Company's ownership in its BBC Common Stock. Virtually all of the assets and liabilities of BBC are monetary in nature. As a result, interest rates have a more significant impact on BBC's performance than the effects of general price levels. Although interest rates generally move in the same direction as inflation, the magnitude of such changes varies. See "Risk Factors - Potential Impact of Changes in Interest Rates."

MARKET RISK

Market risk is defined as the risk of loss arising from adverse changes in market valuation which arise from interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. The Company's primary market risk is equity risk through its investment in BBC.

EQUITY PRICING RISK

The Company's primary equity investment is its investment in BBC. Since this investment is carried using the equity method of accounting, changes in market price of BBC stock would not have a direct impact on the financial statements, however, a change in market price could likely have an impact on the investment community's view of the Company. This investment was entered into for purposes other than trading purposes. The following table shows changes in the market value of the Company's investment in BBC at September 30, 1998 based on percentage changes in market price. Actual future price changes may be different from the changes identified in the table below (in thousands):


                                PERCENT
                               CHANGE IN                     MARKET
                             MARKET PRICE                     VALUE
                             ------------                   --------
                               20.00%                       $110,885
                               10.00%                        101,644
                                0.00%                         92,404
                              (10.00)%                        83,196
                              (20.00)%                        73,923

Management does not believe that market risk on other equity instruments would have a significant impact on the financial condition of the Company.

Below is an analysis of BBC's equity pricing risk at September 30, 1998. The following table measures changes in the fair value of BBC's trading, available for sale securities and securities sold not yet purchased at September 30, 1998 based on percentage changes in fair value. (Dollars in thousands)

                                            AVAILABLE
                                            FOR SALE
               PERCENT         TRADING       EQUITY         SECURITIES
              CHANGE IN      SECURITIES    SECURITIES      SOLD NOT YET
             FAIR VALUE      FAIR VALUE    FAIR VALUE        PURCHASED
             ----------      ----------    ----------        ---------
                20.00%       $  27,748       $13,710         $  1,632
                10.00%          25,435        12,568            1,496
                 0.00%          23,123        11,425            1,360
               (10.00)%         20,811        10,283            1,224
               (20.00)%         18,498         9,140            1,088

Interest Rate Risk

The majority of BBC's assets and liabilities are monetary in nature subjecting BBC to significant interest rate risk. BBC has developed a model using vendor software to quantify its interest rate risk. A sensitivity analysis was performed measuring BBC's potential gains and losses in net portfolio fair values of interest rate sensitive instruments at September 30, 1998 resulting from change in interest rates. The model calculates the net potential gains and losses in net portfolio fair value by : (i) discounting cash flows from existing assets, liabilities and off-balance sheet contracts to determine fair values at September 30, 1998, and (ii) discounting the above expected cash flows based on instantaneous and parallel shifts in the yield curve to determine fair values at September 30, 1998. The difference between the fair value calculated in (i) and
(ii) is the potential gains and losses in net portfolio fair values. BBC's management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no quoted market for many of these financial instruments, BBC's management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale. BankAtlantic's fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.

Below is an analysis of BBC's interest rate risk at September 30, 1998 as calculated utilizing BBC's model. The table measures changes in net portfolio value for instantaneous and parallel shifts in the yield curve in 100 basis point increments up or down (dollars in thousands).

                         CHANGES          NET PORTFOLIO     DOLLAR
                         IN RATE          VALUE AMOUNT      CHANGE
                         -------          ------------     --------
                         +200  bp         $ 316,481        $(27,358)
                         +100  bp           354,096          10,257
                            0  bp           343,839               0
                         (100) bp           276,090         (67,749)
                         (200) bp           213,216        (130,623)

Certain assumptions by BBC in assessing the interest rate risk were utilized in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated increments, there can be no assurance that BBC's assets and liabilities would perform as indicated in the table above. In addition, a change in U.S. Treasury rates in the designated amounts, accompanied by a change in the shape of the yield curve could cause significantly different changes to the fair values than indicated above. Furthermore, the result of the calculations in the preceding table are subject to significant deviations based upon actual future events, including anticipatory and reactive measures which BBC may take in the future.

YEAR 2000 CONSIDERATIONS

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The consequences of incomplete or untimely resolution of year 2000 issues represent an uncertainty that could affect future financial results. The year 2000 issue affects virtually all companies and organizations.

The Company's computer system is composed of seven personal computers running on a Windows NT network. The Company's primary in-house computer applications consist of general ledger, accounts payable, property management, spreadsheet and database applications. The personal computers have been tested and found to be year 2000 compliant. The vendor of the general ledger, accounts payable and property management packages have indicated that their software is also year 2000 compliant. The spreadsheet and database applications utilized are the most recent versions available from Microsoft. Accordingly, the Company does not expect to expend material amounts to third parties to remediate any year 2000 problems. Additionally, the Company does not anticipate that it will have any material expenditure with respect to real estate owned by the Company. Should any of the above systems fail, the Company believes it would be able to process its data and monitor its accounts through manual systems or other alternative means.

With respect to the Company's subsidiary BBC, BBC has undertaken various initiatives intended to ensure that computer applications will function properly with respect to dates in the year 2000 and thereafter. BBC has established a year 2000 action plan which was presented to the Board of Directors on December 2, 1997. The action plan was developed using the guidelines outlined in the Federal Financial Institutions Examination Council's "The Effect of 2000 on Computer Systems". The six phases of BBC's action plan are: (1) Awareness - Define the Year 2000 issues, gain executive level support, establish a project team and develop a strategy which encompasses technology and business issues,
(2) Assessment - Assess the size and complexity of the issues and detail the magnitude of the effort necessary to address them, (3) Renovation - Code enhancements, hardware and software upgrades, and system replacements, (4) Validation - Testing of software, system components and connections between systems, (5) Implementation - Systems should be certified as Year 2000 ready by the business users, (6) Contingency planning - determination of strategy to handle the most likely worst case scenarios on year 2000 issues.

BBC believes that it has completed the awareness and assessment phases of its action plan. However, its renovation, validation and implementation phases were only approximately 10% completed at September 30, 1998 with anticipated 80%, 95% and 100% completion as of December 31, 1998, March 31, 1999 and June 30, 1999, respectively. The contingency planning phase has not commenced but is currently scheduled to be 50% complete as of December 31, 1998, 90% complete as of March 31, 1999 and 100% completed as of June 30, 1999. BBC and its third party vendors are currently formulating a contingency strategy on how to handle most likely worst case scenarios related to the year 2000 disruptions.

Although BBC expects to meet its action plan schedule, there are no assurances that this timetable will be completed according to schedule.

The majority of BBC's mission critical information technology system structure ("IT") has been outsourced to third party vendors. BBC's internal IT primarily consists of a minicomputer for item processing and a personal computer based wide area network. The wide area network's primary function is to communicate with third party service bureaus and secondarily to run non-critical personal computer applications such as E-mail, word processing and spreadsheet programs. BBC has various non-IT systems with embedded microcontrollers, including but not limited to, vault security equipment, branch security equipment, telephone systems, circuit boards on building equipment, building elevators, and appliances. The above IT and non-IT systems could fail or create erroneous results by or at the year 2000.

BBC relies on third party vendors to perform the loan, deposit, general ledger and other application processing. BBC is monitoring the progress of these third party vendors in meeting their year 2000 obligations and is actively involved in the implementation and testing of the modified application programs. The third party vendors are scheduled to complete the update of the application programs during the fourth quarter of 1998 with BBC testing the programs during the first quarter of 1999. Although BBC currently has no indication that its third party vendors will not be able to operate as a result of year 2000 related problems, there is no assurance that these third party vendors will meet their obligations to BBC based on potential problems relating to year 2000. Included in the Statement of Operations during the three and nine months ended September 30, 1998 were $87,000 and $150,000, respectively of third party expenses related to the year 2000 action plan. BBC estimates that it will spend an additional $130,000 on year 2000 upgrades during the remaining three months of 1998 and another $600,000 during the year ended December 31, 1999, which expenditures will be funded from operating cash flows. The above expenses do not include employee compensation allocated for time spent on the year 2000 project.

NEW ACCOUNTING STANDARDS AND POLICIES

The Financial Accounting Standard Board ("FASB") issued FASB Statement No. 130 ("FAS 130") "Reporting Comprehensive Income" and FASB Statement No. 131 ("FAS 131") "Disclosures About Segments of an Enterprise and Related Information" in June 1997. FAS 130 establishes standards for reporting comprehensive income in financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Some of the items included in comprehensive income are unrealized gains or losses on securities available for sale, underfunded pension obligations and employee stock options. FASB Statement No.131 ("FAS 131") establishes standards for the way that public companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in interim financial statements issued to shareholders. FAS 130 and FAS 131 are effective for periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Implementation of FAS 130 and FAS 131 will impact disclosures in the 1998 Financial Statements but will not have an impact on the Company's Statement of Financial Condition or Statement of Operations.

Financial Accounting standards Board Statement No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits" ("FAS 132") was issued in February 1998. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. This statement is effective for fiscal years beginning after December 15, 1997. Implementation of FAS 132 will impact disclosure only, but will not have an impact on the Company's Consolidated Statement of Operations or Statement of Financial Condition.

                                    BUSINESS

GENERAL

   The Company is a unitary savings bank holding company as a consequence of its ownership of the BBC Common Stock. BBC is also a unitary savings bank holding company which owns 100% of the outstanding stock of BankAtlantic. At September 30, 1998, the Company's ownership in BBC Class A Common Stock and Class B Common Stock was approximately 25% and 47%, respectively, in the aggregate representing 31% of all of the outstanding BBC Common Stock. The Company's principal business is the ownership of BankAtlantic through BBC and its investment in real estate and mortgage notes.

   The Company acquired control of BBC in 1987 for a total investment of approximately $43 million. From 1987 through June 1993, the Company increased its ownership in BBC and BBC was consolidated in the Company's financial statements from October 1987 through November 1993. In November 1993, the Company's ownership of BBC decreased from 77.83% to 48.17%, as a consequence of the Company's and BBC's sales of shares of BBC Common Stock. Since 1993, BBC has not been consolidated in the Company's financial statements because the Company's ownership of BBC was less than 50%. BBC represented approximately 97% of the Company's consolidated assets when it was consolidated with the Company. At September 30, 1998, based on the equity method of accounting for the Company's investment in BBC, the investment represented approximately 82% of the Company's consolidated assets.

   BBC's primary activities relate to its ownership of 100% of BankAtlantic's capital stock. BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952, which provides traditional retail banking services and a full range of commercial banking products and related financial services. The principal business of BankAtlantic is attracting checking and savings deposits from the public and general business customers and using these deposits to originate commercial real estate and business loans, residential real estate loans and consumer loans, to purchase wholesale residential loans from third parties and to make other permitted investments including investments in mortgage-backed securities, tax certificates and other investment securities. BankAtlantic currently operates through 70 branch offices located primarily in Miami-Dade, Broward and Palm Beach Counties in South Florida. As reported by an independent reporting service, BankAtlantic is currently the largest financial institution headquartered in the State of Florida based on deposits at March 31, 1998. BankAtlantic is regulated and examined by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") and its deposit accounts are insured up to applicable limits by the FDIC.

   In 1998, BBC acquired Ryan Beck, an investment banking firm that underwrites, distributes and trades tax-exempt securities and provides capital raising and advisory services to the financial services industry. In addition, BBC also engages in real estate development and investment activities through its acquisition of SLWHC, the developer of a master planned residential, commercial and industrial community in St. Lucie County, Florida, and through several minority interest investments in real estate development projects in South Florida.

   In addition to its investment in BBC, the Company owns and manages real estate. Since its inception in 1980, and prior to the acquisition of control of BankAtlantic, the Company's primary business was the organization, sale and management of real estate investment programs. A subsidiary of the Company continues to serve as the corporate general partner of a public limited partnership which files periodic reports with the SEC under the Exchange Act. Subsidiaries of the Company also serve as corporate general partners of a number of private limited partnerships formed in prior years. Effective as of December 31, 1987, the Company ceased the organization and sale of new real estate investment programs.

REAL ESTATE AND OTHER ACTIVITIES

   In addition to its investment in BBC and unrelated to the public limited partnership programs and its property management activities, the Company holds mortgage notes receivable of approximately $1.8 million which were received in connection with the sale of properties previously owned by the Company. Further, in recent years, the Company has made additional real estate investments. In 1994, the Company agreed to participate in certain real estate opportunities with John E. Abdo, Vice Chairman of the Board, and certain of his affiliates (the "Abdo Group"). Under the arrangement, the Company and the Abdo Group will share equally in profits after any profit participation due to any other partners in the ventures and after a priority return in favor of the Company. The Company bears any risk of loss under the arrangement.

   The Company has acquired interests in two properties pursuant to this arrangement. In June 1994, an entity controlled by the Company acquired from an independent third party 23.7 acres of unimproved land known as the "Cypress Creek" property located in Fort Lauderdale, Florida. In March 1996, the Cypress Creek property was sold to an unaffiliated third party for approximately $9.7 million and the company recognized a gain of approximately $3.3 million. In connection therewith, the Abdo Group received approximately $2.9 million as its share of the profit from the transaction, which is included in the cost of sale of real estate. As part of the sale of the Cypress Creek property, the Company received a limited partnership interest in an unaffiliated limited partnership that will entitle it to receive approximately 4.5% of any profits from the development and operation of the property. In December 1994, an entity controlled by the Company acquired from an unaffiliated seller approximately 70 acres of unimproved land known as the "Center Port" property in Pompano Beach, Florida. Through September 30, 1998, approximately 39 acres had been sold from the Center Port property to unaffiliated third parties for approximately $8.6 million and the Company recognized net gains from the sale of real estate of approximately $2.5 million. Included in cost of sales is approximately $2.5 million representing the Abdo Group's profit participation from the transaction. All proceeds from the sale were utilized to reduce the borrowing for which the Center Port property serves as partial collateral. The current balance on this borrowing is approximately $1,000 and is due to an unaffiliated lender. Payment of any profit participation will be deferred until the lender is repaid. The remainder of the Center Port property is currently being marketed for sale.

   In October 1996, the Company sold a 50% interest in the Delray Industrial Park, located in Delray Beach, Florida. Since the Company was the sole maker on the non-recourse mortgage note on the property and since the Company maintained a 50% interest in the subject property, the gain on the sale of approximately $600,000 was deferred, reducing the Company's carrying value in the real estate and the mortgage remained on the Company's books. During May 1998, the property was refinanced with the other 50% owner also liable under the note. At that time, the Company recognized 50% of the deferred profit on the transaction, and removed the mortgage from the Company's books. The remaining investment in the property is reflected using the equity method of accounting.

STATE TAXATION

   The State of Florida imposes a corporate income tax at the rate of 5.5% on taxable income as determined for Florida income tax purposes. Taxable income for this purpose is based on federal taxable income in excess of $5,000 as adjusted by certain items.

EMPLOYEES

   At September 30, 1998, the Company employed 8 full-time employees and 1 part-time employee. Management believes that its relations with its employees are satisfactory. The employee benefits offered by the Company are considered by management to be generally competitive with employee benefits provided by other major employers in Florida. The Company's employees are not represented by any collective bargaining group.

PROPERTIES

   The Company maintains its offices in approximately 1,500 square feet located in a building owned by BankAtlantic. The space is leased on terms no less favorable than that which management believes could be obtained from an independent third party.

   The properties listed below are not utilized by the Company but are held by the Company as investments. All are zoned for their current uses. Lease terms do not include options.

   /bullet/ A parcel of land located in Springfield, Massachusetts containing approximately 4.4 acres subject to an estate for years expiring in July 2006.

   /bullet/ A parcel of land located in Aurora, Illinois containing approximately 4.4 acres subject to an estate for years expiring in July 2006.

   /bullet/ A parcel of land located in Fort Lauderdale, Florida, referred to herein as the Center Port property, containing approximately 70 acres of which approximately 39 acres have been sold through September 30, 1998.

   /bullet/ A shopping center known as the Burlington Manufacturers Outlet
            Center located in Burlington, North Carolina containing approximately 280,265 leaseable square feet.

   /bullet/ A 50% interest in an industrial park known as Delray Industrial Park located in Delray Beach, Florida containing approximately 134,237 leaseable square feet.

REGULATION AND SUPERVISION

   The Company, by virtue of its ownership of the BBC Common Stock, is a unitary savings bank holding company subject to regulatory oversight by the OTS. As such, the Company is required to register with and be subject to OTS examination, supervision and certain reporting requirements. In addition, BBC is subject to the same oversight by the OTS as discussed herein with respect to the Company.

   BankAtlantic is a member of the Federal Home Loan Bank ("FHLB") system and its deposit accounts are insured up to applicable limits by the FDIC. BankAtlantic is subject to supervision, examination and regulation by the OTS and to a lesser extent by the FDIC as the insurer of its deposits. As a member of the FHLB System, BankAtlantic is also subject to limited regulation by the Federal Reserve Board. BankAtlantic must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions. The OTS and the FDIC periodically review BankAtlantic's compliance with various regulatory requirements. The regulatory structure also gives regulatory authorities extensive discretion with respect to the classification of non-performing and other assets and the establishment of adequate loan loss reserves for regulatory purposes.

   The Home Owner's Loan Act ("HOLA") prohibits a savings bank holding company from directly or indirectly acquiring control, including through an acquisition by merger, consolidation or purchase of assets, of any savings association (as defined in Section 3 of the Federal Deposit Insurance Act) or any other savings and loan or savings bank holding company, without prior OTS approval. In considering whether to grant approval for any such transaction, the OTS will take into consideration a number of factors, including the competitive effects of the transaction, the financial and managerial resources and future prospects of the holding company and its bank or thrift subsidiaries following the transaction, and the compliance records of such subsidiaries with the Community Reinvestment Act. Generally, a savings bank holding company may not acquire more than five percent of the voting shares of any savings association unless by merger, consolidation or purchase of assets, in each case subject to prior OTS approval. Another provision of HOLA permits a savings bank holding company to acquire up to 15% of the voting shares of certain undercapitalized savings associations.

   Federal law empowers the Director of the OTS to take substantive action when it determines that there is reasonable cause to believe that the continuation by a savings bank holding company of any particular activity constitutes a serious risk to the financial safety, soundness, or stability of a savings bank holding company's subsidiary savings institution. The Director of the OTS has oversight authority for all holding company affiliates, not just the insured institution. Specifically, the Director of the OTS may, as necessary: (i) limit the payment of dividends by the savings institution, (ii) limit transactions between the savings institution, the holding company and the subsidiaries or affiliates of either, or (iii) limit any activity of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Any such limits would be issued in the form of a directive having the legal effect of a cease and desist order.

   The Company will remain a unitary savings bank holding company under applicable law until it (or BBC) acquires as a separate subsidiary another savings institution or savings institution holding company. A savings bank holding company whose sole subsidiary qualifies as a qualified thrift lender ("QTL") generally has the broadest authority to engage in various types of business activities with little to no restrictions on its activities. A holding company that acquires another institution and maintains it as a separate subsidiary or whose sole subsidiary fails to meet the QTL test will become subject to the activities limitations applicable to multiple savings bank holding companies. In general, a multiple savings bank holding company (or subsidiary thereof that is not an insured institution) may not commence, or continue for more than a limited period of time after becoming a multiple savings bank holding company (or a subsidiary thereof), any business activity other than (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or an escrow business,
(iii) holding, managing or liquidating assets owned by or acquired from a subsidiary insured institution, (iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the OTS by regulation as of March 5, 1987 to be engaged in by multiple savings bank holding companies, or (vii) subject to prior approval of the OTS, those activities authorized by the Federal Reserve Board as permissible investments for bank holding companies. These restrictions do not apply to a multiple savings bank holding company if (a) all, or all but one, of its insured institution subsidiaries were acquired in emergency thrift acquisitions or assisted acquisitions and (b) all of its insured institution subsidiaries are QTLs.

   BankAtlantic and BBC are subject to restrictions in their dealings with the Company and any other companies that are affiliates of the Company under HOLA and certain provisions of the Federal Reserve Act that are made applicable to savings institutions by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and OTS regulations.


LEGAL PROCEEDINGS

   The following is a description of a lawsuit in which the Company is a party.

   ALAN B. LEVAN AND BFC FINANCIAL CORPORATION V. CAPITAL CITIES/ABC, INC. AND WILLIAM H. WILSON, in the United States District Court for the Southern District of Florida, Case No. 92-325-Civ-Atkins. On November 29, 1991, The ABC television program 20/20 broadcast a story about Alan B. Levan and the Company which purportedly depicted a number of securities transactions in which Mr. Levan and the Company were involved. The story contained numerous false and defamatory statements about the Company and Mr. Levan and, on February 7, 1992, a defamation lawsuit was filed on behalf of the Company and Mr. Levan against Capital Cities/ABC, Inc. and William H. Wilson, the producer of the broadcast. In December 1996, a jury found in favor of the Company and Mr. Levan and awarded a compensatory judgment of $1.25 million to the Company and $8.75 million to Mr. Levan.

Capital Cities/ABC, Inc. and William H. Wilson have filed an appeal in this matter. That appeal is currently pending.

AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC. The address of that site is http://www.sec.gov.

   The Company has filed with the SEC a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the Class A Common Stock and the Subordinated Debentures. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company, the Class A Common Stock, and the Subordinated Debentures, reference is made to the Registration Statement, including the exhibits thereto. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the principal office of the SEC in Washington, D.C., and copies of all or part of it may be obtained from the SEC upon payment of the prescribed fees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The table below sets forth the names and ages of the directors and executive officers of the Company as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table. The officers of the Company serve at the discretion of the Board of Directors.


                 NAME                      AGE                         POSITION WITH THE COMPANY
                 ----                      ---                         -------------------------
Alan B. Levan.........................     54     President, Chairman of the Board, Director

John E. Abdo..........................     55     Director, Vice Chairman of the Board

Glen R. Gilbert.......................     54     Executive Vice President, Chief Financial Officer and Secretary

Carl E. B. McKenry, Jr................     69     Director

Earl Pertnoy..........................     72     Director

   ALAN B. LEVAN formed the I.R.E. Group (predecessor companies to the
Company) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of the Company or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., U.S. Capital Securities, Inc., and Florida Partners Corporation. He is President, Chairman of the Board and Chief Executive Officer of BBC and BankAtlantic. He is an individual general partner and an officer and a director of the corporate general partner of a public limited partnership which is affiliated with the Company.

   JOHN E. ABDO has been President and Chief Executive Officer of The Abdo Companies, Inc., a real estate development, construction and brokerage firm, for more than five years. He has been a director of the Company since 1989 and Vice Chairman of the Board of the Company since 1993. He has been a director of BankAtlantic since 1984, Chairman of the Executive Committee of BankAtlantic since October 1985 and Vice Chairman of the Board of BankAtlantic since April 1987. In 1994, he became a director of BBC. He is also a Director of Benihana National Corporation, a national restaurant chain.

   GLEN R. GILBERT has been Executive Vice President of the Company since July 1997. Prior to that date he served in the position of Senior Vice President of the Company. In May 1987 he was appointed Chief Financial Officer and in October 1988 was appointed Secretary. He joined the Company in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation and of the corporate general partner of a public limited partnership which is affiliated with the Company. He has been Vice President and a director of BDC since 1997.

   CARL E. B. MCKENRY, JR. is the Director of the Small Business Institute at the University of Miami in Coral Gables, Florida. He has been associated in various capacities with the University since 1955. He has been a Director of the Company since 1981 and is also a director of the corporate general partner of a public limited partnership which is affiliated with the Company.

   EARL PERTNOY has been a real estate investor and developer for more than the past five years. He has been a director of the Company and its predecessor companies since 1978 and is also a director of the corporate general partner of a public limited partnership which is affiliated with the Company.

EXECUTIVE COMPENSATION

   The following table and the notes thereto set forth information with respect to the annual compensation paid by the Company and its subsidiaries, excluding BBC and its subsidiaries, for services rendered in all capacities during the year ended December 31, 1997 to each of the executive officers of the Company as well as the total annual compensation paid to each of those individuals for the prior two years.


                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                                        ----------------------
                                         ANNUAL COMPENSATION                      AWARDS                     PAYOUTS
                                         -------------------                      ------                     -------
                                                                          RESTRICTED     STOCK
NAME AND                                                 OTHER ANNUAL       STOCK       OPTION                ALL OTHER
PRINCIPAL POSITION               SALARY       BONUS      COMPENSATION       AWARDS      AWARDS      LTIP     COMPENSATION
------------------    YEAR        ($)          ($)           ($)             (#)        (#)(2)       ($)          ($)(3)
                      ----        ---          ---           ---             ---        ------       ---          ------
Alan B. Levan (1)     1997      509,910        ---           ---             ---        375,000     1,628         80,495
Chairman of the
Board, President
and Chief
Executive Officer
                      1996      508,176        ---           ---             ---          ---       1,622         80,774
                      1995      315,000      180,500         ---             ---        375,000     1,634         92,709

Glen R. Gilbert       1997      210,625       8,070          ---             ---        93,750      1,628           ---
Executive Vice
President, Chief
Financial Officer
and Secretary
                      1996      209,817       7,760          ---             ---          ---       1,662           ---
                      1995      199,827      16,066          ---             ---        37,500      1,634           ---

-------------------------
(1) Excludes salary, bonuses and other compensation, respectively, paid by BankAtlantic in the amount of $350,574, $0 and $156,432 for 1997, $321,168, $193,740 and $158,045 for 1996 and $313,080, $0 and $900 for
         1995. No amounts were paid to Mr. Levan by BBC.
(2) The number of options has been adjusted to reflect stock splits effected after the grant date.
(3) Represents reimbursements or payments for life and disability insurance.

   The foregoing table includes only executive officers of the Company and does not include executive officers of BBC or BankAtlantic. With the exception of Mr. Levan, executive officers of BBC and BankAtlantic do not have significant executive responsibilities with respect to key policy decisions of the Company.

STOCK OPTIONS

   The following table sets forth information concerning individual grants of stock options to the named executives in the Summary Compensation Table pursuant to the Company's Stock Option Plan during the year ended December 31, 1997. The Company has not granted and does not currently grant stock appreciation rights.


                                             OPTIONS/SAR GRANTS TABLE

                                                                                         POTENTIAL REALIZABLE VALUE AT
                      NUMBER OF       % OF TOTAL                                         ASSUMED ANNUAL RATES OF STOCK
                      SECURITIES       OPTIONS             INDIVIDUAL GRANTS             PRICE APPRECIATION FOR OPTION
                      UNDERLYING      GRANTED TO           -----------------                        TERM(2)
                       OPTIONS       EMPLOYEES IN    EXERCISE PRICE    EXPIRATION        -----------------------------
       NAME         GRANTED (#)(1)   FISCAL YEAR       PER SHARE          DATE             5%                  10%
       ----         --------------   -----------       ---------          ----             --                  ---
Alan B. Levan              375,000      40.8%            $4.47          7/1/2007       $1,053,400          $2,669,534
Glenn R. Gilbert            93,750      10.2%            $4.07          7/1/2007        $239,766            $607,617

-----------------
(1) Options vested 50% on January 1, 1998 and 50% on January 1, 1999. All option grants are in Class B Common Stock.
(2) Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company's stock price.

         The following table sets forth as to each of the named executive officers information with respect to the number of shares of Class B Common Stock acquired upon exercise of options during 1997 and underlying unexercised options at December 31, 1997. The Company has not granted and does not currently grant stock appreciation rights.

   AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUE TABLE


                     NUMBER OF                       NUMBER OF SECURITIES UNDERLYING
                       SHARES      VALUE REALIZED         UNEXERCISED OPTIONS ON         VALUE OF UNEXERCISED IN-THE-MONEY
                    ACQUIRED OR         UPON                DECEMBER 31, 1997             OPTIONS ON DECEMBER 31, 1997(1)
      NAME          EXERCISED(#)     EXERCISE($)    EXERCISABLE(#)   UNEXERCISABLE (#)  EXERCISABLE (#)   UNEXERCISABLE (#)
      ----          ------------     -----------    --------------   -----------------  ---------------   -----------------
Alan B. Levan          34,596          78,767           670,407           375,000          5,972,182         2,145,225
Glen R. Gilbert        37,500          90,000            18,750           93,750            169,760           573,805

----------------
(1) Based upon a price of $10.625, which was the average of the last bid and the last ask as reported by the National Quotation Bureau, L.L.C. for the last trading day of 1997.

COMPENSATION OF DIRECTORS

         Members of the Board of Directors of the Company who are not employees of the Company receive $1,750 per month for serving on the Company's Board. Additionally, members of the Audit Committee receive a fee of $1,000 per Audit Committee meeting attended. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services.

LONG-TERM INCENTIVE COMPENSATION

         The Company has made available a profit-sharing plan (the "Profit Sharing Plan") to all of its employees (which does not include BBC employees) who meet certain minimum requirements. The Company is not required to make any contribution and the amount of the Company's contribution is determined each year by the Board of

Directors. The Profit Sharing Plan requires a uniform allocation to each employee of 0% to 15% of compensation (with the maximum compensation considered being $50,000). Vesting is in increments over a 7-year period to 100%. Alan B. Levan and Glen R. Gilbert are 100% vested.


                 LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE


                                                                              ESTIMATED FUTURE PAYOUTS UNDER
                                              PERFORMANCE PERIOD UNTIL          NON-STOCK PRICE-BASED PLANS
        NAME         AMOUNT OF AWARD            MATURATION OF PAYMENT          THRESHOLD, TARGET AND MAXIMUM
        ----         ---------------            ---------------------          -----------------------------
Alan B. Levan               $1,628                   100% vested                          $96,375
Glen R. Gilbert             $1,628                   100% vested                          $74,628

STOCK PERFORMANCE GRAPH AND COMPENSATION COMMITTEE REPORT

         STOCK PERFORMANCE GRAPH

         The following graph provides an indicator of cumulative total stockholder returns for the Company as compared with the Total Return Index for the NASDAQ Stock Market (U.S. companies) and Total Return Index for the NASDAQ Financial Stocks:

                        [INSERT STOCK PERFORMANCE GRAPH]

                           12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                           --------   --------   --------   --------   --------   --------
BFC Financial Corporation    100        225        213        403        688        1,910
Nasdaq Stock Market          100        115        112        159        195          240
Nasdaq Financial Stocks      100        116        117        170        218          334

         COMPENSATION COMMITTEE REPORT

         Directors McKenry and Pertnoy have been designated by the Board of Directors to serve on the Compensation Committee. The Compensation Committee has provided the following report on executive compensation.

         EXECUTIVE OFFICER COMPENSATION

         The Compensation Committee of the Company met to consider the appropriate compensation package to recommend to the Board of Directors for the Chairman and President, Alan B. Levan. From the meeting the following elements have been developed:

         EXECUTIVE COMPENSATION POLICY - The Company's overall compensation philosophy is to retain quality personnel, which is critical to both the short-term and long-term success of the Company. In order to implement that philosophy the Company's approach to base compensation is to offer competitive salaries in comparison to market practices.

         COMPENSATION HISTORY - Compensation to executive officers in mid 1991 was voluntarily reduced based on the Company's transition from the real estate syndication business to a savings bank holding company and the losses incurred by the Company's savings bank subsidiaries as it shifted its activities from those of a traditional thrift to those more closely related to commercial banking. During 1995, with the return of profitability at the savings bank subsidiary, compensation was returned to pre-1991 levels.

         GENERAL - During 1997 total compensation for all executives, including the President, was maintained at the 1995 and 1996 levels. In deciding to maintain this base compensation, market compensation levels and trends in the labor market were considered and available market information was used as a frame of reference for annual salary adjustments.

         STOCK OPTIONS - Stock options were granted to executive officers during 1997. All of the stock options were granted with an exercise price equal to at least 100% of the market values of the Class B Common Stock on the date of the grant. As such, the stock options only have value if the value of the Class B Common Stock increases. The granting of options is totally discretionary and options are awarded based on an assessment of an employee's contribution to the success and growth of the Company. Grants of stock options are based on the level of an executive's position with the Company, and evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive. The Committee believes that granting of stock options as a part of executive compensation more closely aligns the executives' interests with those of the Company's stockholders, since the ultimate value of such compensation is directly dependent on the stock price.

         CEO COMPENSATION - In evaluating the performance of the Chief Executive, Mr. Levan, the committee considered the Company's net worth, earnings and stock price. The Committee also considered that Mr. Levan spends considerable effort and attention in connection with the operations of BankAtlantic and that the performance of BankAtlantic has been a substantial factor in the success of the Company.

         1993 OBRA EXECUTIVE COMPENSATION TAX DEDUCTIBILITY - The Omnibus Budget Reduction Act ("OBRA") of 1993 included a provision which eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the executives who appear in the Summary Compensation Table, subject to several statutory exceptions. The Committee does not anticipate additional tax exposure based on the Company's current executive compensation program.

         The above report was submitted by Earl Pertnoy and Carl E. B. McKenry.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1994, the Company agreed to participate in certain real estate opportunities with John E. Abdo, Vice Chairman of the Board, and certain of his affiliates (the "Abdo Group"). Under the arrangement, the Company and the Abdo Group will share equally in profits after any profit participation due to any other partners in the ventures and after a priority return in favor of the Company. The Company bears any risk of loss under the arrangement. Under the arrangement, the Company in December 1994, acquired from an unaffiliated seller approximately 70 acres of unimproved land known as the "Center Port" property in Pompano Beach, Florida. Through September 30, 1998, approximately 39 acres had been sold from the Center Port property to unaffiliated third parties for approximately $8.6 million and the Company recognized a net gain from the sale of approximately $2.5 million. Included in the cost of sales is approximately $2.5 million representing the Abdo Group's profit participation from the transaction. However, all proceeds from the sale were used to reduce a loan secured by the Center Port property and any profit participation will be paid when the loan is repaid in full. The property is currently being marketed for sale and serves as partial collateral for a loan to the Company from an unaffiliated lender.

         Management believes that all transactions between the Company and its affiliates were on terms at least as favorable as could have been obtained from unaffiliated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Listed in the table below are the beneficial owners known by the Company to hold as of November 25, 1998 more than 5% of the Company's outstanding Class A Common Stock or Class B Common Stock. In addition, this table includes the outstanding securities beneficially owned by the executive officers and directors and the number of shares owned by directors and executive officers as a group. The Company knows of no other persons who beneficially own 5% or more of its outstanding Class A Common Stock or Class B Common Stock.


                                                                                    PERCENT OF          PERCENT OF
                                         CLASS A COMMON        CLASS B COMMON         CLASS A             CLASS B
           BENEFICIAL OWNER              STOCK OWNERSHIP       STOCK OWNERSHIP     COMMON STOCK        COMMON STOCK
           ----------------              ---------------       ---------------     ------------        ------------
I.R.E. Realty Advisory Group, Inc.
(2)(5)                                            1,375,000             500,000        21.3%               10.4%

I.R.E. Properties, Inc. (5)                         375,832             136,666         5.8%                2.9%

I.R.E. Realty Advisors, Inc. (5)                     66,108             242,221        10.3%                5.1%

Florida Partners Corporation (5)                    366,614             133,314         5.7%                2.8%

Alan B. Levan (1)(3)(5)                             156,929           1,139,972         2.4%               23.8%

John E. Abdo (1)(5)                               1,019,563           1,163,478        15.8%               24.3%

Dr. Herbert A. Wertheim (4)                       1,145,232             416,448        17.7%                8.7%

Glen R. Gilbert (1)(5)                                2,690              96,603          *                  2.0%

Earl Pertnoy (1)(5)                                  18,975              53,478          *                  1.1%

Carl E.B. McKenry, Jr. (1)(5)                           688              48,978          *                  1.0%

All directors and executive officers of
the Company as a group (5
persons)(1)(2)                                    3,982,399           3,514,710        61.7%               73.4%

-------------------
*  Represents less than 1% of the total.

(1) The above ownership amounts and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant outstanding stock options to purchase Class B Common Stock as follows: Alan B. Levan - 1,082,907, John E. Abdo - 1,162,500, Glen R. Gilbert - 95,625, Earl Pertnoy - 52,500, and Carl E.B. McKenry - 48,000.
(2)      The Company owns 45.5% of I.R.E. Realty Advisory Group, Inc.
(3) Alan B. Levan is a controlling and majority shareholder of the corporate general partner of a limited partnership that owns 153,629 shares of Class A Common Stock and 55,865 shares of Class B Common Stock. The family limited partnership is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation and therefore may be deemed to be the beneficial owner of the shares of Common Stock owned by such entities. Additionally, included above is 3,300 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan's wife. Alan B. Levan, therefore, may be deemed to have an aggregate beneficial ownership of 2,940,483 shares of Class A Common Stock (45.56%) and 2,152,173 shares of Class B Common Stock (44.93%).
(4) Dr. Wertheim's ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the OTS (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control the Company, directly or indirectly. Dr. Wertheim's mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) The mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of the Company's capital stock does not purport to be complete and is subject to the more detailed provisions of the Company's Articles of Incorporation and Bylaws and is qualified in its entirety by reference thereto.

         The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock, par value $.01 per share, 20,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of September 30, 1998, the Company had 6,453,994 shares of Class A Common Stock and 2,355,407 shares of Class B Common Stock issued and outstanding and no shares of Preferred Stock were outstanding.

         The Class A Common Stock and the Class B Common Stock have substantially identical terms except that the Class B Common Stock is entitled to one vote per share while the Class A Common Stock has no voting rights other than those which may be required by Florida law in certain limited circumstances.

         VOTING

         The holders of Class B Common Stock currently possess exclusive voting rights in the Company. Shares of Preferred Stock issued in the future may be granted voting rights at the discretion of the Board of Directors. On matters submitted to the shareholders of the Company, the holders of the Class B Common Stock will be entitled to one vote for each share held, while holders of Class A Common Stock will not be entitled to vote except as may be required by Florida law. Under the Florida Business Corporation Act (the "FBCA"), holders of Class A Common Stock would currently be entitled to vote as a separate voting group on certain amendments to the Company's Articles of Incorporation including, without limitation, amendments which (i) increase or decrease the authorized number of shares of Class A Common Stock, (ii) change the designation, rights, preferences or limitations of the Class A Common Stock, (iii) create a new class of shares, or increase the rights, preferences or number of authorized shares, which would have rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the Class A Common Stock, or (iv) effect an exchange or reclassification of shares of another class of stock into shares of Class A Common Stock or of Class A Common Stock into shares of another class. In addition, under the FBCA holders of Class A Common Stock would currently be entitled to vote as a separate voting group on any plan of merger or plan of share exchange which contains a provision which, if included in a proposed amendment to the Articles of Incorporation, would require their vote as a separate voting group. No shares have cumulative voting rights.

         DIVIDENDS

         Holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive pro rata such dividends as may be declared by the Board of Directors out of funds legally available therefor. With respect to dividends other than cash (including stock splits and stock dividends), the distribution per share with respect to Class A Common Stock must be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock while a stock dividend or other distribution to holders of Class B Common Stock may be declared and issued in either Class A Common Stock or Class B Common Stock (at the discretion of the Board) provided that the number of any shares so issued is, on a per share basis, the same. The ability of the Company to pay cash dividends is subject to the ability of BBC to pay dividends or make other distributions to the Company, which is in turn dependent on the ability of BankAtlantic to pay dividends or make other distributions to the Company, which is itself in turn subject to limitations imposed by law and regulation.

         CONVERSION

         Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder thereof at any time. Shares of Class A Common Stock are not convertible into shares of Class B Common Stock or any other security.

         LIQUIDATION RIGHTS

         In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of: (i) all debts and liabilities of the Company; (ii) any accrued dividend claims; (iii) liquidation preferences of any Preferred Stock which may be outstanding; and (iv) any interests in the Company's liquidation account, will be distributed ratably, in cash or in kind, among the holders of Class A Common Stock and Class B Common Stock.

         TRANSFER AGENT AND REGISTRAR - American Stock Transfer Company.

         OTHER CHARACTERISTICS - Neither the Class A Common Stock nor the Class B Common Stock is entitled to any preemptive right to subscribe for or receive any shares of any class of stock of the Company (or any securities convertible into shares of stock of the Company) issued in the future.

PREFERRED STOCK

         By amendment to its Articles of Incorporation without shareholder vote, the Company may provide for one or more classes of Preferred Stock, which must be separately identified. The shares of any such class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the Company's Articles of Incorporation and may provide for, among other things, board representation, voting rights and dividend and liquidation preferences. All shares of the same class must be identical except as to certain relative rights and preferences specified in the Company's Articles of Incorporation, as to which there may be variations between different series.

         In connection with the adoption of its Shareholder Rights Plan (the "Rights Plan"), the Company has established a series of preferred stock designated the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"), consisting of 100,000 shares of Preferred Stock. No shares of Series A Preferred Stock are presently outstanding.

SHAREHOLDER RIGHTS PLAN

         On January 10, 1997, the Company's Board of Directors adopted the Rights Plan. As part of the Rights Plan, the Company declared a dividend distribution of one preferred stock purchase right (the "Right") for each outstanding share of Class B Common Stock to shareholders of record on January 21, 1997. Each Right will become exercisable only upon the occurrence of certain events, including the acquisition of 20% or more of the Class B Common Stock by persons other than the then existing control shareholders (as specified in the Rights Plan), will entitle the holder to purchase either shares of Series A Preferred Stock or shares in the acquiring entity at half the market price of such shares. The Rights may be redeemed by the Board of Directors at $.01 per Right until the tenth day following the acquisition of 20% or more of the Class B Common Stock by persons other than the existing shareholders. The Board may also, in its discretion, extend the period for redemption. The Rights will expire on January 10, 2007.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

         The Subordinated Debentures are a series of debt securities issued under an Indenture, dated as of ______________, 1999 (the "Indenture"), between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"). The Subordinated Debentures are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency. The terms and provisions of the Subordinated Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Subordinated Debentures are subject to all such terms, and holders of the Subordinated Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The Indenture is filed as an exhibit to the Registration Statement, of which this Prospectus is a part. For purposes of this section, the term "Company" means only BFC Financial Corporation and not its subsidiaries.

GENERAL

         The Subordinated Debentures are general obligations of the Company limited to $17.25 million in aggregate principal amount. The Subordinated Debentures are not secured by the assets of the Company or otherwise and do not have the benefit of a sinking fund for the retirement of principal. The Subordinated Debentures rank on par with all subordinated indebtedness of the Company and are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company, which may include obligations of the Company to BBC or BankAtlantic. The Company, or any subsidiary of the Company including BBC or BankAtlantic, may incur additional indebtedness constituting Senior Indebtedness or indebtedness that ranks on par with the Subordinated Debentures. The Indenture does not limit the total indebtedness that either the Company or any of its subsidiaries may incur. The Subordinated Debentures are subordinate to all indebtedness of the Company that does not state that it is subordinate to or on par with the Subordinated Debentures. As of September 30, 1998, the Company had outstanding approximately $12.34 million of Senior Indebtedness and approximately $8.89 million in indebtedness which ranks on par with the Subordinated Debentures. A portion of the proceeds of the Offerings will be used to repay approximately $4.0 million of indebtedness ranking on a par with The Subordinated Debentures. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of a subsidiary, including BBC or BankAtlantic, upon any liquidation or reorganization or otherwise of such subsidiary (and thus the ability of Holders (as defined below) of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claims of creditors of the subsidiary (including depositors in BankAtlantic), except to the extent that the Company may itself be recognized as a creditor of the subsidiary.

         The Subordinated Debentures mature on __________, 2009, unless redeemed earlier at the option of the Company. See "--Redemption or Repurchase of Subordinated Debentures." The Subordinated Debentures bear interest at the rate of ___% per annum from the most recent Debenture Interest Payment Date (as defined below) to which interest has been paid or provided for, payable semi-annually on __________ and ____________ of each year, commencing on ___________, 1999, to the person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding _____________ or _____________, as the case may be. Interest on the Subordinated Debentures is computed on the basis of a 360-day year of twelve 30-day months. The Trustee serves as Debenture Registrar and Paying Agent for the Subordinated Debentures (the "Registrar"). Principal and interest are payable by check mailed by the Trustee to the person entitled to payment on the Debenture Interest Payment Date.

         The Subordinated Debentures are denominated in U.S. dollars and payments of principal of and interest on the Subordinated Debentures are in U.S. dollars. The Subordinated Debentures were issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Subordinated Debentures may be presented for registration of transfer or exchange and shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the holder thereof or his attorney duly authorized in writing. The registered holder of a Debenture will be treated as its owner for all purposes. Money for the payment of principal or interest upon redemption remaining unclaimed for two years will be paid back to the Company at its request.

         The Company's primary source of funds for the payment of principal and interest on the Subordinated Debentures is dividends from BBC, and BBC's primary source of funds for the payment of dividends on the BBC Common Stock is BankAtlantic. From time to time while the Subordinated Debentures are outstanding BBC may be subject to regulatory or contractual constraints that restrict its ability to pay dividends to the Company and BankAtlantic may be subject to regulatory or contractual restraints that restrict its ability to pay dividends to BBC.

REDEMPTION OR REPURCHASE OF SUBORDINATED DEBENTURES

         The Subordinated Debentures are redeemable at the option of the Company, in whole or in part, at any time, on not less than 30 days notice, but not more than 60 days prior to the redemption date at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the redemption date, if redeemed during the twelve month period beginning _____________ of the years indicated below:

         2004...........................
         2005...........................
         2006...........................
         2007...........................
         2008...........................
         2009...........................  100%


          The Company may at any time repurchase the Subordinated Debentures at any price in the open market or otherwise. Subordinated Debentures so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

SUBORDINATION

         The principal and premium, if any, and interest on the Subordinated Debentures is subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company. The Indenture does not limit the amount of Senior Indebtedness or other indebtedness, secured or unsecured, that the Company or any of its subsidiaries may incur. If payments on any Senior Indebtedness are accelerated, the Company shall be prohibited from making any payment of principal, premium or interest on the Subordinated Debentures until payments of the Senior Indebtedness are made or provided for. Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, payment of principal, premium or interest on the Subordinated Debentures will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of Senior Indebtedness. By reason of such subordination, in the event of a distribution of assets in any such proceeding, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Debentures.

CERTAIN DEFINITIONS

         "Capitalized Lease Obligation" means any lease obligations of a Person incurred with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be recorded as a capitalized lease in accordance with generally accepted accounting principles.

         "Capital Stock" means any and all shares, interests, participation rights or other equivalents (however designated) of corporate stock.

         "Debenture Interest Payment Date" means the stated maturity of an installment of interest on the Debenture.

         "Holder" means a Person in whose name a Debenture is registered.

         "Indebtedness" means (a) all Obligations of the Company for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), (b) all indebtedness of the Company which is evidenced by a note, debenture, bond or other similar instrument, including Capitalized Lease Obligations, (c) all indebtedness of the Company representing the unpaid balance of the purchase price of any goods or other property or balance owed for any services rendered, (d) all indebtedness of the Company, including Capitalized Lease Obligations, incurred, assumed or given in an acquisition (whether by way of purchase, merger or otherwise) of any business, real property or other assets, (e) any indebtedness of others described in the preceding clauses (a), (b), (c) and (d) that the Company has guaranteed or for which it is otherwise liable and (f) any amendment, renewal, extension, deferral, modification, restructuring or refunding of any such indebtedness, obligation or guarantee.

         "Obligations" mean, with respect to any indebtedness, any principal, premium, interest, penalties, fees and other liabilities payable from time to time and obligations performable under the documentation governing such Indebtedness.

         "Senior Indebtedness" means any and all Indebtedness of the Company, except any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or shall rank pari passu in right of payment to the Subordinated Debentures.

         "U.S. Government Obligations" means direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

         The Indenture contains certain customary covenants found in indentures under the Trust Indenture Act, including covenants with respect to the payment of principal and interest, maintenance of an office or agency for administering the Subordinated Debentures, holding of funds for payments on the Subordinated Debentures in trust, payment by the Company of taxes and other claims, maintenance by the Company of its properties and its corporate existence and delivery of annual certifications to the Trustee.

RESTRICTIONS ON DIVIDENDS

         The Indenture provides that the Company cannot declare or pay dividends on, or purchase, redeem or acquire for value its Capital Stock, return any capital to holders of its Capital Stock as such, or make any distribution of assets to holders of its Capital Stock, as such, unless at the time of any such dividend declaration or the date of any such purchase, redemption, payment or distribution specified above, the Company is not in default in the payment of interest on the Subordinated Debentures or an Event of Default has not occurred.

         The Indenture does not prohibit or restrict the Company from selling additional shares of its Capital Stock or other debt securities nor from pledging its shares of BBC's Capital Stock. Further, neither BBC nor BankAtlantic is restricted from issuing any shares of their respective Capital Stock or debt securities.

DEFAULTS AND REMEDIES

         An "Event of Default," as defined in the Indenture, includes (i) the failure by the Company to pay principal of or premium, if any, on the Subordinated Debentures at maturity or upon redemption (whether or not such payment is prohibited by the subordination provisions), (ii) the failure by the Company to pay interest on any of the Subordinated Debentures on any Debenture Interest Payment Date and such failure continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions), (iii) the failure by the Company to comply with any of its other agreements or covenants in, or provisions of, the Indenture and such default continues for the period after the notice specified below and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

         A default under clause (iii) above is not an Event of Default until the Trustee notifies the Company in writing, or the Holders of at least 25% in principal amount of the Subordinated Debentures then outstanding notify the Company and the Trustee in writing, of the default, and the Company does not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." Such notice shall be given by the Trustee if so requested in writing by the Holders of at least 25% in principal amount of the Subordinated Debentures then outstanding. Any notice required to be delivered by the Trustee to the Company shall be given promptly after the Trustee becomes aware of such default or is requested by the Holders to deliver such notice.

         The Indenture provides that the Trustee will, within 90 days after the occurrence of any default known to it, mail to the Holders notice of such default, provided that, except in the case of default in the payment of principal of or interest on any of the Subordinated Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders.

         The Indenture only permits acceleration of payment of principal of the Subordinated Debentures upon an Event of Default resulting from the failure of the Company to pay principal or interest on the Subordinated Debentures or upon certain events of bankruptcy, insolvency or reorganization. If an Event of Default resulting from the failure of the Company to pay principal or interest on the Subordinated Debentures or upon certain events of bankruptcy, insolvency or reorganization shall have occurred and be continuing, the Trustee or the Holders of not less than 30% in aggregate principal amount of the Subordinated Debentures then outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders), may declare to be immediately due and payable all unpaid principal of all the Subordinated Debentures. An acceleration and its consequences may be rescinded and past defaults waived by Holders of a majority in principal amount of the Subordinated Debentures then outstanding upon conditions provided in the Indenture. No Holder may pursue any remedy under the Indenture unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 30% in principal amount of the Subordinated Debentures then outstanding have requested the Trustee in writing to pursue the remedy and offered the Trustee indemnity satisfactory to the Trustee against loss, liability and expense to be thereby incurred and the Trustee has failed so to act within 60 days after receipt of the same.

         The Indenture requires the Company to file periodic reports with the Trustee as to the absence of defaults.

SATISFACTION, DISCHARGE AND DEFEASANCE

         The Indenture provides that the Company will at its option either (a) be deemed to have paid and discharged the entire indebtedness represented by its obligations under the Subordinated Debentures (except for the obligation to pay the principal of, premium, if any, and interest on, the Subordinated Debentures and certain obligations to register the transfer or exchange of the Subordinated Debentures, to replace temporary or mutilated, destroyed, lost or stolen Subordinated Debentures, to maintain an office or agency in respect to the Subordinated Debentures and to hold moneys for payment in trust) ("legal defeasance") or (b) cease to be under any obligation to comply with certain terms, provisions or conditions of the Indenture (except for those terms, provisions or conditions described in the Indenture under "Consolidation, Merger or Sale") or the terms, provisions or conditions of the Subordinated Debentures ("covenant defeasance") in either case, on the 91st day after (i) the Company has paid or caused to be paid all other sums payable with respect to the outstanding Subordinated Debentures and the Company has delivered to the Trustee a certificate from an authorized officer and an opinion of legal counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the entire indebtedness on all of the outstanding Subordinated Debentures have been complied with; (ii) the Company has deposited or caused to be deposited irrevocably with the Trustee as a trust fund specifically pledged as security for the benefit of the holders of the Subordinated Debentures, (x) dollars in an amount or (y) U.S. Government Obligations (which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than the due date of any payment of principal, premium, if any, and interest on the outstanding Subordinated Debentures) in an amount or (z) a combination of (x) and (y), sufficient to pay and discharge each installment of principal of and interest or premium, if any, on the outstanding Subordinated Debentures on the dates such installments of interest or principal or premium, if any, are due; and (iii) no Event of Default has occurred and is continuing on the date of such deposit. Among the conditions of the Company's exercising any such option, the Company is required to deliver to the Trustee an opinion of independent counsel of recognized standing to the effect that the deposit and related defeasance would not cause the holders of the Subordinated Debentures to recognize income, gain or loss for United States Federal income tax purposes and that the holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred.

CONSOLIDATION, MERGER OR SALE OF ASSETS

         The Indenture provides that the Company will not merge or consolidate with or sell all or substantially all of its assets to, any Person unless it is the surviving or successor Person in such transaction and, immediately thereafter, is not in default under the Indenture or, if it is not the surviving or successor Person, the successor Person expressly assumes the Company's obligations under the Indenture and, immediately after such transaction, the successor Person is not in default under the Indenture. Any successor Person shall assume by supplemental indenture all of the obligations of the Company under the Subordinated Debentures and the Indenture and the Person formed by such consolidation or into which the Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Subordinated Debentures issued thereunder and may thereafter be liquidated and dissolved.

MODIFICATION OF THE INDENTURE

         The Indenture provides that the Company and the Trustee may, without the consent of any Holders of Subordinated Debentures, enter into supplemental indentures for purposes, among other things, of: (a) evidencing the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company; (b) making any change that does not adversely affect the rights of any Holders; or (c) curing any ambiguity, defect or inconsistency; provided, however, that such action shall not adversely affect the interest of the Holders in any material respect.

         Most of the terms of the Indenture and the Subordinated Debentures may be modified with the consent of the Holders of not less than two-thirds of the principal amount of Subordinated Debentures then outstanding. However, each Holder must agree to: (i) an extension of maturity, (ii) a reduction in principal amount or the rate of interest on the Subordinated Debentures, (iii) a reduction in redemption percentage or (iv) a reduction in the aforesaid percentage required for modification.

         The Company may omit in any particular instance to comply with any covenant or condition as set forth in the Indenture if before the time for such compliance two-thirds of the Holders of the principal amount of Subordinated Debentures then outstanding shall either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver may extend to or affect such covenant or condition except to the extent so expressly waived, and until such waiver has become effective, the obligation of the Company and the duties of the Trustee in respect of any such covenant will remain in full force and effect.

No supplemental indenture will affect the seniority rights of the holders of Senior Indebtedness without the consent of such holders.

REGARDING THE TRUSTEE

         The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of their businesses.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in the Underwriting Agreement among the Company and _______________ (the "Underwriter"), the Underwriter will purchase (i) 1,000,000 shares of Class A Common Stock and (ii) 1,500,000 Subordinated Debentures. The Underwriter will be committed to purchase and pay for all the shares of Class A Common Stock if any of the shares of Class A Common Stock are purchased. The Underwriter is committed to purchase and pay for all the Subordinated Debentures if any of the Subordinated Debentures are purchased.

         The Company has been advised by the Underwriter that it proposes initially to offer the Class A Common Stock and the Subordinated Debentures to the public at the respective public offering prices set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $____ per share of Class A Common Stock and ___% of the principal amount of the Subordinated Debentures. The Underwriter may allow and such dealers may re-allow a concession not in excess of $_______ per share of Class A Common Stock and ___% of the principal amount of the Subordinated Debentures to certain other dealers. After the public offerings, the respective public offering prices and such concessions may be changed by the Underwriter.

         The Company will grant to the Underwriter options, exercisable for 30 days from the date of this Prospectus, to purchase up to 150,000 shares of Class A Common Stock and up to $2,250,000 in aggregate principal amount of additional Subordinated Debentures, respectively, at the respective public offering prices set forth on the cover page hereof less underwriting discounts. The Underwriter will be permitted to exercise either such option to purchase additional shares of Class A Common Stock or Subordinated Debentures, as the case may be, solely for the purpose of covering over-allotments, if any, incurred in the sale of the Class A Common Stock or Subordinated Debentures, as applicable.

     The Company will also agree to reimburse the Underwriter for its reasonable out-of-pocket expenses relating to the Offerings and to indemnify the Underwriter against and contribute toward certain liabilities, including liabilities under the Securities Act.

     In connection with the Offerings, the Company expects that the Underwriter and its affiliates may engage in transactions effected in accordance with Rule 104 of the SEC's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Class A Common Stock or the Subordinated Debentures. Such transactions may include over-allotment transactions in which the Underwriter creates a short position for its own account by selling more Class A Common Stock or Subordinated Debentures than it is committed to purchase. In such case, to cover all or part of the short position, the Underwriter may exercise either or both of the over-allotment options described above to purchase additional Class A Common Stock or Subordinated Debentures, as the case may be, or may purchase Class A Common Stock or Subordinated Debentures in the open market following completion of the initial Offerings thereof. The Company also expects that the Underwriter also may engage in stabilizing transactions in which it bids for, and purchases, Class A Common Stock or Subordinated Debentures at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock or the Subordinated Debentures. The Underwriter also may reclaim any selling concessions allowed to a dealer if the Underwriter repurchases Class A Common Stock or Subordinated Debentures distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Class A Common Stock or the Subordinated Debentures at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock or the Subordinated Debentures. The Underwriter will not be required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

                                  LEGAL MATTERS

     The validity of the Class A Common Stock, and the Subordinated Debentures will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. Certain legal matters will be passed upon for the Underwriter by ______________________.

                                     EXPERTS

     The consolidated financial statements of BFC Financial Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of BankAtlantic Bancorp, Inc. as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                   PAGE
                                                                                                                   ----
BFC FINANCIAL CORPORATION

Independent Auditor's Report.......................................................................................F-2

Financial Statements:

     Consolidated Statements of Financial Condition - September 30, 1998 (unaudited),
     December 31, 1997 and 1996....................................................................................F-3

     Consolidated Statements of Operations - For the Nine Months Ended September 30,
     1998 and 1997 (unaudited) and each of the years in the three year period ended
     December 31, 1997.............................................................................................F-4

     Consolidated Statements of Stockholders' Equity - For the Nine Months Ended
     September 30, 1998 and 1997 (unaudited) and each of the years in the three year period ended December 31, 1997...........................................................................F-6

     Consolidated Statements of Cash Flows - For the Nine Months Ended September 30,
     1998 and 1997 (unaudited) and each of the years in the three year period ended December 31, 1997..............F-7

     Notes to Consolidated Financial Statements....................................................................F-11

BANKATLANTIC BANCORP, INC.

Independent Auditors' Report.......................................................................................F-32

Financial Statements:

     Consolidated Statements of Financial Condition - September 30, 1998 (unaudited),
     December 31, 1997 and 1996....................................................................................F-33

     Consolidated Statements of Operations - For the Nine Months Ended September 30,
     1998 and 1997 (unaudited) and each of the years in the three year period ended
     December 31, 1997.............................................................................................F-34

     Consolidated Statements of Stockholders' Equity - For the Nine Months Ended
     September 30, 1998 (unaudited) and each of the years in the three year period ended December 31, 1997.......................................................................................F-35

     Consolidated Statements of Cash Flows - For the Nine Months Ended September 30,
     1998 and 1997 (unaudited) and each of the years in the three year period ended December 31, 1997..............F-38

     Notes to Consolidated Financial Statements....................................................................F-41

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
BFC Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of BFC Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BFC Financial Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principals.

                                    KPMG LLP

Fort Lauderdale, Florida
March 20, 1998



                   BFC Financial Corporation and Subsidiaries
                 Consolidated Statements of Financial Condition
           September 30, 1998, December 31, 1997 and December 31, 1996
                       (in thousands, except share data)

                        ASSETS                                     SEPTEMBER 30,             DECEMBER 31,
                                                                  --------------        --------------------
                                                                       1998              1997         1996
                                                                  --------------        --------     -------
                                                                   (unaudited)
Cash and cash equivalents                                         $        1,157            604        1,796
Securities available for sale                                                919          1,478        6,819
Investment in BankAtlantic Bancorp, Inc. ("BBC")                          76,844         72,185       59,039
Mortgage notes and related receivables, net                                1,766          1,859        2,180
Investment real estate, net                                                6,496          9,700       10,383
Real estate held for development and sale                                  2,538          6,474        6,497
Other assets                                                               4,031          6,571       12,127
                                                                  --------------        --------     -------
     Total assets                                                 $       93,751         98,871       98,841
                                                                  ==============        ========     =======

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Subordinated debentures, net                                               6,782          7,263       19,135
Deferred interest on the subordinated debentures                           2,110          2,106        2,806
Mortgage payables and other borrowings                                    12,344         22,943       25,498
Other liabilities                                                            709            706        4,663
Deferred income taxes                                                     13,644         11,711        5,277
                                                                  --------------        --------     -------
     Total liabilities                                                    35,589         44,729       57,379


Commitments and contingencies

Stockholders' equity:
 Preferred stock of $.01 par value; authorized
  10,000,000 shares; none issued                                               -              -            -
Class A common stock of $.01 par value,
 authorized  20,000,000 shares; issued and outstanding
 6,453,994 in 1998 and 1997 and 0 shares in 1996                              58             58            -
Class B common stock, of $.01 par value; authorized
  20,000,000 shares; issued and outstanding
  2,355,407 in 1998, 2,346,907 in 1997
  and  2,327,682 in 1996                                                      21             21           21
Additional paid-in capital                                                26,114         23,525       20,610
Retained earnings                                                         31,889         30,280       20,520
                                                                  --------------        --------     -------

 Total stockholders' equity before BBC
  accumulated other comprehensive                                         58,082         53,884       41,151

BBC accumulated other comprehensive income-
  net unrealized appreciation on securities available for sale,
  net of deferred income taxes                                                80            258          311
                                                                  --------------        --------     -------
 Total stockholders' equity                                       $       58,162         54,142       41,462
                                                                  --------------        --------     -------

     Total liabilities and stockholders' equity                   $       93,751         98,871       98,841
                                                                  ==============        ========     =======

          See accompanying notes to consolidated financial statements.

                   BFC Financial Corporation and Subsidiaries
                      Consolidated Statements of Operations
                     For the nine months ended September 30,
                   1998 and 1997 and each of the years in the
                             three year period ended
                                December 31, 1997
                      (in thousands, except per share data)

                                                            FOR THE NINE MONTHS          FOR THE YEARS
                                                            ENDED SEPTEMBER 30,       ENDED DECEMBER 31,
                                                           -------------------- -----------------------------
                                                              1998      1997       1997       1996       1995
                                                           -------   -------    -------    -------    -------
                                                               (unaudited)
REVENUES:
 Interest on mortgage notes and
  related receivables                                      $   159       166        221        613        451
 Interest and dividends on securities
  available for sale and escrow accounts                       178       365        445        694        648
 Dividend on redemption of BBC
  preferred stock                                             --        --         --         --          191
 Earnings on real estate rental operations, net                683       772      1,034      1,303      1,033
 Sale of real estate                                         8,134       992        967      9,700        375
 Net gain from sale of stock                                  --       1,349      1,349       --         --
 Equity in earnings of BBC                                   1,607     8,579     12,129      8,650      8,419
 Other income, net                                              23       200        209        701        594
                                                           -------   -------    -------    -------    -------
Total revenues                                              10,784    12,423     16,354     21,661     11,711
                                                           -------   -------    -------    -------    -------

COSTS AND EXPENSES:
 Interest on subordinated debentures                           373       595        723      1,238      1,976
 Interest on mortgages payable
  and other borrowings                                       1,161     1,533      1,996      2,396      2,598
 Cost of sale of real estate                                 5,521       676        632      6,420        169
 Provision for loan losses                                    --        --         --         --          335
 Loss on disposition of mortgage
  notes and investment, net                                   --        --         --          474       --
 Write-down of investment                                      184      --         --         --         --
 Expenses  related to real estate held
  for development and sale, net                                107       172        130        154         93
 Employee compensation and benefits                            865       863      1,153      1,153      1,232
 Occupancy and equipment                                        32        31         40         44         46
 Reversal of provision for litigation                         --      (2,272)    (2,272)      (292)      --
 General and administrative, net                               598       768        964      1,092      1,032
                                                           -------   -------    -------    -------    -------
Total cost and expenses                                      8,841     2,366      3,366     12,679      7,481
                                                           -------   -------    -------    -------    -------
Income before income taxes
 and extraordinary items                                     1,943    10,057     12,988      8,982      4,230
Provision  for income taxes                                    395     3,042      4,222      2,924       --
                                                           -------   -------    -------    -------    -------
Income before extraordinary items                            1,548     7,015      8,766      6,058      4,230
Extraordinary items:
 Net gain from debt restructuring, net of
  income taxes of $114,000  in 1997                           --         181        181       --         --
 Net gain from extinguishment of debt,
  net of income taxes of  $39,000 in 1998,
  $72,000 in 1997 and $218,000 in 1995                          61       115        115       --          460
 Gain on settlements of Exchange
  litigation, net of income taxes of $435,000 for
  the nine months ended September 30, 1997,
  $475,000 in 1997, $611,000 in 1996
  and $1,461,000 in 1995                                      --         692        756        853      3,242
                                                           -------   -------    -------    -------    -------
NET INCOME                                                 $ 1,609     8,003      9,818      6,911      7,932
                                                           =======   =======    =======    =======    =======

                                      F-4

                   BFC Financial Corporation and Subsidiaries
                      Consolidated Statements of Operations
                     For the nine months ended September 30,
                   1998 and 1997 and each of the years in the
                             three year period ended
                                December 31, 1997
                      (in thousands, except per share data)

                                                            FOR THE NINE MONTHS          FOR THE YEARS
                                                            ENDED SEPTEMBER 30,       ENDED DECEMBER 31,
                                                           -------------------- -----------------------------
                                                             1998      1997       1997      1996        1995
                                                           -------   -------    -------    -------    -------
                                                               (unaudited)
BASIC EARNINGS PER SHARE:
 Before extraordinary items                                $  0.19      0.88       1.10       0.78       0.55
 Extraordinary items                                          0.01      0.12       0.13       0.11       0.48
                                                           -------   -------    -------    -------    -------
 Net income                                                $  0.20      1.00       1.23       0.89       1.03
                                                           =======   =======    =======    =======    =======

DILUTED EARNINGS PER SHARE:
 Before extraordinary items                                $  0.17      0.82       1.00       0.73       0.55
 Extraordinary items                                          0.01      0.11       0.12       0.10       0.48
                                                           -------   -------    -------    -------    -------
 Net income                                                $  0.18      0.93       1.12       0.83       1.03
                                                           =======   =======    =======    =======    =======

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                    7,953     7,935      7,938      7,811      7,709
                                                           =======   =======    =======    =======    =======

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                  9,156     8,592      8,731      8,347      7,709
                                                           =======   =======    =======    =======    =======


          See accompanying notes to consolidated financial statements.


                   BFC Financial Corporation and Subsidiaries
                 Consolidated Statements of Stockholders' Equity
            For the nine months ended September 30, 1998 and 1997 and
       each of the years in the three year period ended December 31, 1997
                                 (in thousands)

                                                                                  ADDI-
                                           COMPRE-       CLASS A     CLASS B      TIONAL
                                           HENSIVE        COMMON     COMMON       PAID-IN      RETAINED
                                           INCOME         STOCK      STOCK       CAPITAL       EARNINGS      OTHER   TOTAL
                                           -------       --------    -------     --------     ---------     ------  ------
BALANCE AT
 DECEMBER 31, 1994                                       $    --          20       20,742         5,677         93  26,532
Comprehensive income
  Net income                               $ 7,932                                                7,932      7,932
  Other comprehensive income,
   net of tax:
    Unrealized gain on securities
     available for sale                      2,546
     Reclassification adjustment
      for gains and (losses) included
      in net income                           --
                                           -------
  Other comprehensive income                 2,546
                                           -------
Comprehensive income                       $10,478
                                           =======
Effect of issuance by BBC
 of BBC's common stock by
 BBC to shareholders other
 than BFC                                                    --          --        (1,252)           --         --  (1,252)
Change in BBC net unrealized
appreciation  on securities
available for sale-net of
deferred  income taxes                                       --          --          --             --       2,546   2,546
                                                         --------    -------     --------     --------      ------  ------
BALANCE AT
 DECEMBER 31, 1995                                       $    --          20       19,490        13,609      2,639  35,758
Comprehensive income
  Net income                               $ 6,911                                                6,911              6,911
  Other comprehensive income,
   net of tax:
    Unrealized gain on securities
     available for sale                     (1,230)
     Reclassification adjustment
      for gains and (losses) included
      in net income                         (1,098)
                                           -------
  Other comprehensive income (loss)         (2,328)
                                           -------
Comprehensive income                       $ 4,583
                                           =======
Effect of issuance by BBC
 of BBC's common stock by
 BBC to shareholders other
 than BFC                                                    --          --          1,274        --          --   1,274
Net effect of other BBC
 capital transactions                                        --          --           (335)       --          --    (335)
Change in BBC net unrealized
appreciation  on securities
available for sale-net of
deferred  income taxes                                       --          --            --         --       (2,328)(2,328)
Exercise of stock options                                    --            1          181         --          --     182
                                           -------       --------    -------     --------     --------      ----- ------
BALANCE AT
 DECEMBER 31, 1996                                       $   --           21       20,610       20,520        311 41,462

                                                                     (continued)


                   BFC Financial Corporation and Subsidiaries
                 Consolidated Statements of Stockholders' Equity
            For the nine months ended September 30, 1998 and 1997 and
       each of the years in the three year period ended December 31, 1997
                                 (in thousands)

                                                                                         ADDI-
                                                 COMPRE-       CLASS A     CLASS B      TIONAL
                                                 HENSIVE        COMMON     COMMON       PAID-IN      RETAINED
                                                 INCOME         STOCK      STOCK       CAPITAL       EARNINGS      OTHER   TOTAL
                                                 -------       --------    -------     --------     ---------     ------  ------
Comprehensive income
  Net income                                     $ 9,818                                              9,818                9,818
  Other comprehensive income,
   net of tax:
    Unrealized gain on securities
     available for sale                              194
     Reclassification adjustment
      for gains and (losses) included
      in net income                                 (247)
                                                 -------
  Other comprehensive income (loss)                  (53)
                                                 -------
Comprehensive income                             $ 9,765
                                                 =======
Effect of issuance by BBC
 of BBC's Class A common stock
 by BBC to shareholders other
 than BFC, net of
 deferred income taxes                                                -          -        3,975           -            -   3,975
Net effect of other BBC
 capital transactions, net
 of deferred income taxes                                             -          -       (1,216)          -            -  (1,216)
Change in BBC net unrealized
appreciation  on securities
available for sale-net of
deferred  income taxes                                                -          -            -           -          (53)    (53)
5 for 4 stock split                                                   5          -            -          (5)           -       -
3 for 1 stock split                                                  53          -            -         (53)           -       -
Exercise of stock options                                             -          -          156           -            -     156
                                                               --------    -------     --------     -------       ------  ------
BALANCE AT
 DECEMBER 31, 1997                                             $     58         21       23,525      30,280          258  54,142
                                                               ========    =======     ========     =======       ======  ======

BALANCE AT
 DECEMBER 31, 1996                                             $      -         21       20,610      20,520          311  41,462
Comprehensive income
  Net income                                     $ 8,003              -          -            -       8,003            -   8,003
  Other comprehensive income,
   net of tax:
    Unrealized gain on securities
     available for sale                              396              -          -            -           -            -       -
     Reclassification adjustment
      for gains and (losses) included
      in net income                                 (244)             -          -            -           -            -       -
                                                 -------
  Other comprehensive income                         152              -          -            -           -            -       -
                                                 -------
Comprehensive income                             $ 8,155              -          -            -           -            -       -
                                                 =======
Net effect of other BBC
 capital transactions                                                 -          -       (1,966)          -            -  (1,966)
Change in BBC net unrealized
appreciation  on securities
available for sale-net of
deferred  income taxes                                                -          -            -           -          152     152
5 for 4 stock split October 1997                                      5          -            -          (5)           -       -
Exercise of stock options                                             -          -          156           -            -     156
                                                               --------    -------     --------     -------       ------  ------
BALANCE AT
 SEPTEMBER  30, 1997 (UNAUDITED)                               $      5         21       18,800      28,518          463  47,807
                                                               ========    =======     ========     =======       ======  ======
                                                                                                                     (continued)


                   BFC Financial Corporation and Subsidiaries
                 Consolidated Statements of Stockholders' Equity
            For the nine months ended September 30, 1998 and 1997 and
       each of the years in the three year period ended December 31, 1997
                                 (in thousands)

                                                                                         ADDI-
                                                 COMPRE-       CLASS A     CLASS B      TIONAL
                                                 HENSIVE        COMMON     COMMON       PAID-IN      RETAINED
                                                 INCOME         STOCK      STOCK       CAPITAL       EARNINGS      OTHER   TOTAL
                                                 -------       --------    -------     --------     ---------     ------  ------

BALANCE AT
 DECEMBER  31, 1997                                            $     58       21         23,525        30,280        258  54,142
Comprehensive income
  Net income                                     $ 1,609              -        -              -         1,609          -   1,609
  Other comprehensive income,
   net of tax:
    Unrealized gain on securities
     available for sale                              105              -        -              -             -          -       -
     Reclassification adjustment
      for gains and (losses) included
      in net income                                 (283)             -        -              -             -          -       -
                                                 -------
  Other comprehensive income (loss)                 (178)             -        -              -             -          -       -
                                                 -------
                                                                                                            -
Comprehensive income                             $ 1,431              -        -              -             -          -       -
                                                 =======
Net effect of other BBC
 capital transactions, net of
 deferred income taxes                                                -        -          2,529             -          -   2,529
Change in BBC net unrealized
 appreciation  on securities
 available for sale-net of
 deferred  income taxes                                               -        -              -             -       (178)   (178)
Exercise of stock options                                             -        -             60             -         --      60
                                                               --------    -------     --------     ---------     ------  ------
BALANCE AT
 SEPTEMBER  30, 1998 (UNAUDITED)                                $    58        21        26,114        31,889         80  58,162
                                                               ========    =======     ========     =========     ======  ======


          See accompanying notes to consolidated financial statements.


                   BFC Financial Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                For the nine months ended September 30, 1998 and
               1997 and each of the years in the three year period
                             ended December 31, 1997
                                 (In thousands)

                                                            FOR THE NINE MONTHS          FOR THE YEARS
                                                             ENDED SEPTEMBER 30,        ENDED DECEMBER 31,
                                                          --------------------  -----------------------------
                                                             1998       1997       1997       1996       1995
                                                          -------    -------    -------    -------    -------
                                                              (unaudited)
OPERATING ACTIVITIES:
Income before extraordinary items                         $ 1,548      7,015      8,766      6,058      4,230
Adjustments to reconcile income
 before extraordinary items to net cash
 (used in) operating activities:
Equity in earnings of BBC                                  (1,607)    (8,579)   (12,129)    (8,650)    (8,419)
Depreciation                                                  449        513        683        772        762
Expenses  related to real estate held for
 development and sale, net                                    107        172        130        154         93
Provision for income taxes                                    395      3,042      4,222      3,033       --
Accretion on subordinated debentures
 and mortgages payable                                          8         11         13         15         29
Amortization of discount on loans receivable                  (31)       (34)       (45)      (152)      (168)
Increase in real estate development
 and construction costs                                    (1,455)      --         (388)      --         --
Gain on sale  of real estate, net                          (2,613)      (316)      (335)    (3,280)      (206)
Net gain from sale of stock                                  --       (1,349)    (1,349)      --         --
Gain on redemption of BBC preferred stock                    --         --         --         --         (191)
Provision to state mortgage receivable
 at fair value                                               --         --         --         --          335
Loss on disposition of mortgage notes  and
 investment, net                                             --         --         --          474       --
Proceeds received from litigation settlement                 --         --         --        1,109       --
Gain from litigation cost, net                               --         --         --         (211)      --
Reversal of provision for litigation                         --       (2,272)    (2,272)      --         --
Fundings for litigation settlement                           --       (1,801)    (1,801)    (3,690)      --
Increase in the escrows for called
 debenture liability                                         --       (5,148)    (5,158)    (4,653)      --
Proceeds from escrow for called
 debenture liability                                        2,161       --         --        2,903       --
Increase in deferred interest on the
 subordinated debentures                                      366        531        656        747      1,423
Accrued interest income on escrow accounts                    (96)      (183)      (237)      (161)      (272)
Interest accrued regarding called
 debenture liability                                         --           52         52        475        524
Increase (decrease) in other liabilities                      (53)        (8)        45       (961)        89
Decrease (increase)  in other assets                          213         89        222        533       (192)
                                                          -------    -------    -------    -------    -------
NET CASH USED IN OPERATING ACTIVITIES                        (608)    (8,265)    (8,925)    (5,485)    (1,963)
                                                          -------    -------    -------    -------    -------

                                                                                             (continued)

                                      F-9


                   BFC Financial Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                For the nine months ended September 30, 1998 and
               1997 and each of the years in the three year period
                             ended December 31, 1997
                                 (In thousands)

                                               FOR THE NINE MONTHS          FOR THE YEARS
                                               ENDED SEPTEMBER 30,         ENDED DECEMBER 31,
                                             --------------------  -----------------------------
                                                1998       1997       1997       1996       1995
                                             -------    --------   -------    -------    -------
                                                   (UNAUDITED)

INVESTING ACTIVITIES:
Proceeds from the sales of
 investment real estate                          --          131        128       --          341
Proceeds from the sale of real estate held
 for development and sale, net                   --         --         --        6,480       --
Proceeds from the sale of stock                  --        3,720      3,720       --         --
Deposits received for sale of real estate        --         --         --         --          750
Common stock dividends received from BBC          884        737      1,025        883        819
Purchase of securities available for sale      (6,716)   (19,039)   (19,225)   (47,153)   (20,091)
Proceeds from redemption and maturities
 of securities available for sale               7,275     23,774     24,535     45,475     21,046
Loans originated                                 --         --         --         --         (475)
Principal reduction on mortgage notes and
 related receivables, net                         124        136        182      2,806        733
Decrease (increase) in real estate              7,584        476        490       (275)      (392)
Addition to office properties and equipment      --          (21)       (21)      --          (35)
Improvements to investment real estate            (83)        (3)       (22)       (74)      (375)
                                              -------    -------    -------    -------    -------
NET CASH PROVIDED  BY INVESTING ACTIVITIES      9,068      9,911     10,812      8,142      2,321
                                              -------    -------    -------    -------    -------

FINANCING ACTIVITIES:
Issuance of common stock                           35         92         91        105       --
Increase in borrowings                           --        9,144      9,144       --          513
Repayments of borrowings                       (7,942)   (12,232)   (12,314)    (2,118)      (430)
                                              -------    -------    -------    -------    -------
NET CASH  PROVIDED BY (USED IN)
 FINANCING ACTIVITIES                          (7,907)    (2,996)    (3,079)    (2,013)        83
                                              -------    -------    -------    -------    -------
  INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                           553     (1,350)    (1,192)       644        441

  CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                         604      1,796      1,796      1,152        711
                                              -------    -------    -------    -------    -------
  CASH AND CASH EQUIVALENTS AT
   END OF PERIOD                              $ 1,157        446        604      1,796      1,152
                                              =======    =======    =======    =======    =======


          See accompanying notes to consolidated financial statements.

                            BFC Financial Corporation

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              For the nine months ended September 30, 1998 and 1997
                  (unaudited) and the years ended December 31,
                               1997, 1996 and 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION - BFC Financial Corporation ("BFC" or the "Company") is a savings bank holding company as a consequence of its ownership of the Common Stock of BankAtlantic Bancorp, Inc. BankAtlantic, a Federal Savings Bank, ("BankAtlantic") is a wholly-owned subsidiary of BBC. The Company's primary asset is the capital stock of BankAtlantic Bancorp, Inc. ("BBC") and its primary activities currently relate to that asset. The financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statements of consolidated financial condition and income and expenses for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the next year relate to the determination of the valuation allowance for real estate and the allowance for mortgage notes and related receivables.

Amounts presented as of or for the periods ended September 30, 1998 and 1997 are unaudited. All normal recurring adjustments and accruals for the unaudited periods ended September 30, 1998 and 1997 are reflected herein.

The financial statements and notes to consolidated financial statements of BankAtlantic Bancorp, Inc. and Subsidiaries are incorporated herein by reference.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements reflect the activities of BFC and its wholly owned subsidiaries. Because the Company's ownership in BBC is less than 50%, the Company's investment in BBC is carried on the equity method.

CASH EQUIVALENTS - Cash equivalents include liquid investments with original maturities of three months or less.

SECURITIES AVAILABLE FOR SALE - The Company's securities are available for sale. These securities are carried at fair value, with any related unrealized appreciation or depreciation reported as a separate component of stockholders' equity, net of income taxes. A write-down is reflected in the statement of operations to the extent that securities are permanently impaired.

MORTGAGE NOTES AND RELATED RECEIVABLES, NET - Mortgage notes and related receivables, net, are carried at the lower of cost or fair value.

ALLOWANCE FOR LOAN LOSSES - BFC bases the measurement of loan impairment in accordance with FAS 114. Non-collateral dependent loan impairment is based on the present value of the estimated future cash flows. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Adjustments to impairment losses resulting from changes in the fair value of an impaired loan's collateral or projected cash flows are included in the provision for loan losses. Upon disposition of an impaired loan, any related valuation allowance is relieved from the allowance for loan losses.

REAL ESTATE - Investment real estate is held for use. Real estate held for development and sale includes land held for development and land held for sale. Costs clearly associated with the development of a specific parcel are capitalized as a cost of that parcel. Land and indirect land development costs are allocated to the various parcels based upon the relative sales value method. Real estate held for sale is stated at the lower of carrying amount or fair value less cost to sell. Real estate held for development is evaluated for impairment based upon the undiscounted future cash flows of the property compared to the carrying value of the property. If the undiscounted future cash flows are lower than the carrying value of the property, a valuation allowance is established for the difference between the carrying amount of the parcel and the fair value of the parcel, less cost to sell. The fair value of real estate is evaluated based on existing and anticipated market conditions. The evaluation takes into consideration the current status of the property, various restrictions, carrying costs, costs of disposition and any other circumstances which may affect estimated fair value.

Profit or loss on real estate sold is recognized in accordance with Statement of Financial Accounting Standard No. 66, "Accounting for Sales of Real Estate". Any estimated loss is recognized in the period in which it becomes apparent.

IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF - Long-lived assets and assets held for sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that the Company expects to hold and use is based on the fair value of the asset.

DEPRECIATION - Depreciation is computed on the straight-line method over the estimated useful lives of the assets which generally range up to 31.5 years for buildings and 4 years for tenant improvements.

INCOME TAXES - The Company does not include BBC and its subsidiaries in its consolidated income tax return with its wholly owned subsidiaries, since the Company owns less than 80% of the outstanding stock of BBC. Deferred income taxes are provided on elements of income that are recognized for financial accounting purposes in periods different than such items are recognized for income tax purposes.

The Company utilizes the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the statutory enactment date. A valuation allowance is provided to the extent it is more likely than not that deferred tax assets will not be utilized.

EXCESS COST OVER FAIR VALUE OF NET ASSETS ACQUIRED (GOODWILL) - The ownership position in BankAtlantic was acquired at different times. In some acquisitions, the fair market value of the net assets of BankAtlantic were greater than the Company's cost. At other acquisitions, the Company's cost was in excess of the fair market value of BankAtlantic's net assets. The excess of fair market value over cost was recorded as a reduction to the fair market value of non-current assets. The excess of cost over fair market value was recorded as goodwill and is being amortized on the straight-line basis over a 15-year period. Some minor increases in ownership of BankAtlantic were recorded utilizing BankAtlantic's cost basis of assets and liabilities as fair market value. The excess of such cost basis over the Company's purchase price was recorded as a reduction to property and equipment and is being amortized on a straight-line basis over a ten-year period. Cost over fair value of net assets acquired and other intangible assets is evaluated by management for impairment on an on-going basis based on the facts and circumstances related to the net assets acquired. That evaluation includes a review of current and estimated future earnings and dividend paying ability.

EARNINGS PER SHARE - Financial Accounting Standards Board Statement No. 128, Earnings per Share ("FAS 128") was issued in February 1997. This statement simplifies the standards for computing earnings per share ("EPS") and is effective for financial statements issued for periods ending after December 15, 1997. FAS 128 requires restatement of all prior-period EPS data presented. FAS 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share. While the Company has two classes of common stock outstanding, the two-class method is not presented because the Company's capital structures does not provide for different dividend rates or other preferences, other than voting rights, between the two classes. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options to issue common shares were exercised. Common stock options, if dilutive, are considered in the weighted average number of dilutive common shares outstanding. The options are included in the weighted average number of dilutive common shares outstanding based on the treasury stock method. For all periods, the shares issued in connection with a 1984 acquisition are considered outstanding after elimination of the Company's ownership of the shares issued in the acquisition, respectively.

STOCK SPLITS - On October 6, 1997, the Board of Directors of the Company declared a five for four stock split effected in the form of 25% stock dividend, payable in shares of the Company's newly authorized Class A Common Stock. The Class A Common Stock was a newly authorized series of the Company's capital stock and no shares were outstanding prior to the dividend. Pursuant to the Company's Articles of Incorporation, the Company's then existing common stock was automatically redesignated as Class B Common Stock without changing any of its rights and preferences upon the authorization by the Board of the stock dividend. The Class A Common Stock and the Class B Common Stock have substantially identical terms except that (i) the Class B Common Stock is entitled to one vote per share while the Class A Common Stock will have no voting rights other than those required by Florida law and (ii) each share of Class B Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock. On January 15, 1998, the Board of Directors of the Company declared a three for one stock split effected in the form of a stock dividend of two shares of Class A Common Stock for each share of outstanding Class A and Class B Common Stock. Due to accounting and tax considerations, outstanding options to purchase Class B Common Stock previously granted under the Company's stock option plans were adjusted to reflect additional Class B stock options instead of options on Class A Common Stock. Where appropriate, amounts throughout this report have been adjusted to reflect the stock splits.

STOCK BASED COMPENSATION PLANS - The Company maintains both qualifying and non-qualifying stock-based compensation plans for its employees and directors. The Company has elected to account for its employee stock-based compensation plans under APB No. 25.

NEW ACCOUNTING STANDARDS - The Financial Accounting Standard Board ("FASB") issued FASB Statement No. 130 ("FAS 130") "Reporting Comprehensive Income" and FASB Statement No. 131 ("FAS 131") "Disclosures About Segments of an Enterprise and Related Information" in June 1997. FAS 130 establishes standards for reporting comprehensive income in financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Some of the items included in comprehensive income are unrealized gains or losses on securities available for sale, underfunded pension obligations and employee stock options. FASB Statement No.131 ("FAS 131") establishes standards for the way that public companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in interim financial statements issued to shareholders. FAS 130 and FAS 131 are effective for periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Implementation of FAS 130 and FAS 131 will impact disclosures in the 1998 Financial Statements but will not have an impact on the Company's Statement of Financial Condition or Statement of Operations.

Financial Accounting standards Board Statement No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits" ("FAS 132") was issued in February 1998. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. This statement is effective for fiscal years beginning after December 15, 1997. Implementation of FAS 132 will impact disclosure only, but will not have an impact on the Company's Consolidated Statement of Operations or Statement of Financial Condition.

RECLASSIFICATIONS - For comparative purposes, certain prior year balances have been reclassified to conform with the 1998 financial statement presentation.

2.  INVESTMENTS IN BANKATLANTIC BANCORP, INC.

The Company has acquired its 31.5% ownership of all outstanding BBC Common Stock at September 30, 1998 through various acquisitions and sales. Where appropriate, amounts throughout this report of all BBC share and per share amounts have been adjusted for stock splits declared by BBC. BBC's Class A Common Stock is non-voting and is entitled to receive cash dividends equal to at least 110% of any cash dividends declared and paid on the Class B Common Stock. At September 30, 1998, the Company owned 6,578,671 shares of BBC Class A Common Stock and 4,876,124 shares of BBC Class B Common Stock. The aggregate market value of the Company's investment in BBC at September 30, 1998 was approximately $92.4 million or approximately $15.6 million in excess of the carrying value in the financial statements. The following table reflects BFC's percentage ownership in
BBC:

                             CLASS A       CLASS B
                             COMMON         COMMON         TOTAL
                              STOCK         STOCK       OUTSTANDING
                             -------       --------     -----------
December 31, 1995              n/a          46.0%          46.0%
December 31, 1996             35.1%         46.2%          41.5%
June 30, 1997                 36.4%         45.5%          40.8%
December 31, 1997             30.6%         45.6%          35.6%
September 30, 1998            25.3%         47.0%          31.5%

A reconciliation of the carrying value in BBC to BBC's Stockholders equity at September 30, 1998, December 31, 1997 and 1996 is as follows:


                                                           SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,
                                                                1998             1997              1996
                                                           ------------      -----------       ------------
BBC stockholders' equity                                    $   247,321          207,171          147,704

Ownership percentage                                               31.5%            35.6%            41.5%
                                                           ------------      -----------       ------------
                                                                 77,807           73,691           61,327
Purchase accounting adjustments                                    (963)          (1,506)          (2,288)
                                                           ------------      -----------       ------------
Investment in BBC                                           $    76,844           72,185           59,039
                                                           ============     =============      ============

The acquisition of BankAtlantic has been accounted for as a purchase and accordingly, the assets and liabilities acquired have been revalued to reflect market values at the dates of acquisition. The discounts and premiums arising as a result of such revaluation are generally being accreted or amortized (i.e. added into income or deducted from income), net of tax, using the level yield or interest method over the remaining life of the assets and liabilities. The net impact of such accretion, amortization and other purchase accounting adjustments was to increase consolidated net earnings during the nine months ended September 30, 1998 and 1997 by approximately $556,000 and for the years ended December 31, 1997, 1996 and 1995 by approximately $741,000, $545,000 and $677,000, respectively. Such amounts are included in equity in earnings of BBC. Assuming no sales or dispositions of the related assets or liabilities by BBC, the Company believes the net increase (decrease) in earnings resulting from the net amortization/accretion of the adjustments to net assets acquired resulting from the use of the purchase method of accounting will be remain at a similar level in future years.

Excess cost over fair value of net assets acquired at September 30, 1998, December 31, 1997 and 1996, was approximately $485,000, $577,000 and $700,000, respectively. Excess cost over fair value of net assets acquired at September 30, 1998, December 31, 1997 and 1996 is included in the investment in BBC in the accompanying statements of financial condition, in addition to other unamortized purchase accounting adjustments. The excess cost over fair value of net assets acquired will be fully amortized in 2002.

In June 1998 BBC acquired Ryan, Beck & Co., Inc. ("RBCO"), an investment firm that is principally engaged in the underwriting, distribution and trading of tax-exempt obligations and bank and thrift equity and debt securities. BBC issued 2,863,367 shares of Class A Common Stock to acquire RBCO. Upon acquisition of RBCO, BBC assumed all options outstanding under RBCO's existing stock option plans, resulting in the issuance of options to purchase 314,145 shares of Class A Common Stock at various exercise prices based upon the exercise prices of the assumed options. The RBCO acquisition agreement provided for the establishment of an incentive and retention pool, under which shares of BBC's Class A Common Stock representing 20% of the total transaction value were allocated to key employees of RBCO. The retention pool consists of 683,362 shares of restricted Class A Common Stock, which will vest in four years to employees who remain for the period. BFC's ownership percentage of BBC as of September 30, 1998, excludes the 683,362 shares of restricted Class A Common Stock.

On March 20, 1998, BBC acquired Leasing Technology Inc. ("LTI"), a company engaged in the equipment leasing and finance business. BBC issued 718,413 shares of Class A Common Stock to acquire LTI. Upon regulatory approval, on June 30, 1998, BBC transferred LTI to BankAtlantic at BBC's cost.

Pursuant to previously announced plans by BBC to purchase shares of its common stock, during the nine months ended September 30, 1998, BBC paid $10.6 million to repurchase and retire 738,500 shares of Class B Common Stock.

During the nine months ended September 30, 1998, BBC issued 907,319 shares of Class A Common Stock upon the conversion of $5.9 million in principal amount of BBC's 6 3/4% Convertible Subordinated Debentures due 2006.

On February 3, 1998, BBC's shareholders during a special meeting increased the authorized shares of BBC's Class A and Class B Common Stock to 80 million shares and 45 million shares, respectively.

On August 4, 1998, the Board of Directors of BBC granted pursuant to the BankAtlantic Bancorp 1998 stock option plan 391,630 shares of Class A incentive stock options and 89,525 shares of Class A nonqualifying stock options with a $9.50 exercise price to officers of BankAtlantic. All of the incentive and non-qualifying stock options are exercisable for BBC's Class A Common Stock, with an exercise price equal to the fair market value at the date of grant. Also on August 4, 1998, the Board of Directors of BBC granted 47,875 shares of Class A incentive stock options to a beneficial owner of BBC at an above market price of $10.45.

The decrease in the ownership percentage at September 30, 1998 from 35.6% to 31.5% of all outstanding common stock of BBC was primarily due to BBC's issuance of Class A Common Stock to acquire RBCO and LTI. This decrease was offset in part by changes in BBC's outstanding common stock primarily due to BBC's repurchases of its shares. The decrease in the ownership percentage at December 31, 1997 from 41.5% to 35.6% of all outstanding common stock of BBC was primarily due to the issuance by BBC of 4,312,500 shares of Class A Common Stock in a public offering and the sale of 449,805 shares of BBC's Class A Common Stock by the Company. This decrease in the ownership was offset in part during the year ended December 31, 1997 by the net effect of other BBC capital transactions such as BBC's repurchase of 1,040,625 shares of Class A and 365,625 shares of Class B Common Stock, the conversion of 6 3/4% debentures into 57,252 shares of BBC Class A common and the issuance of additional shares in connection with BBC's stock option plans.

On November 25, 1997, in a dual public offering, BBC issued 4,312,500 shares of Class A Common Stock and $100.0 million of 5 5/8% convertible subordinated debentures ("5 5/8% Debentures"). The net proceeds to BBC from the sale of Class A Common Stock was $43.4 million, net of $107,000 of offering costs, from the sale of the 5 5/8% Debentures, $96.5 million, net of $3.5 million of offering costs. The 5 5/8% Debentures are convertible at an exercise price of $12.94 per share into an aggregate of 7,727,975 shares of Class A Common Stock.

During 1997, the Company sold 449,805 shares of BankAtlantic Bancorp, Inc. Class A Common Stock. Net proceeds received from these sales amounted to approximately $3.7 million and a net gain of approximately $1.3 million was recognized.

In March 1997, BBC formed BBC Capital Trust I ("BBC Capital"). BBC Capital is a statutory business trust which was formed for the purpose of issuing 9 1/2% Cumulative Trust Preferred Securities ("Preferred Securities") and investing the proceeds thereof in Junior Subordinated Debentures of BBC. In a public offering in April 1997, BBC Capital issued $75 million, 2.99 million shares of Preferred Securities. BBC Capital used the gross proceeds received from the sale of the Preferred Securities to purchase $71.8 million of 9 1/2% Junior Subordinated Debentures from BBC, which mature on June 30, 2027. The net proceeds from the sale of the Junior Subordinated Debentures were utilized as follows: $21.2 million was used by BankAtlantic to acquire St. Lucie West Holding Corp. and subsidiaries and to invest in a real estate joint venture, $12.2 million was used to repurchase BBC's Common Stock and the remaining proceeds is being utilized by BBC for general corporate purposes. St. Lucie West

Holding Corp. is the developer of the master planned community of St. Lucie West, located in St. Lucie County, Florida

In March 1996, BBC issued 2.80 million shares of Class A Common Stock in an underwritten public offering at $6.14 per share resulting in a decrease in the Company's ownership of all outstanding BBC Common Stock from approximately 46% to 41.5%. At June 30, 1996, the Company's ownership in all outstanding BBC's Common Stock further decreased to 40.8% upon BBC's issuance of Class A Common Stock in connection with exercise of employee stock options and in April 1996 the underwriter exercised an overallotment option to purchase an additional 395,027 shares of Class A Common Stock. At December 31, 1996, the Company's ownership in all outstanding Common Stock of BBC increased to 41.5%, upon BBC's repurchase of 356,445 and 175,781 shares of BBC Class A and B Common Stock, respectively. At December 31, 1996, the Company's ownership in BBC Class A and B Common Stock was approximately 35.1% and 46.2%, respectively.

During 1996, BBC issued $57.5 million of 6 3/4% convertible debentures due July 1, 2006, (the 6 3/4% Debentures"). The 6 3/4% debentures are convertible into Class A Common Stock at an exercise price of $6.55 per share. Net proceeds to BBC were $55.2 million net of underwriting discount and offering expenses. The net proceeds were utilized by BankAtlantic for the acquisition of Bank of North America ("BNA") and general corporate purposes by BBC and BankAtlantic.

BBC's primary asset is the capital stock of BankAtlantic, its wholly owned subsidiary. BBC's principal activities relate to the operations of BankAtlantic and BankAtlantic's subsidiaries. BBC's primary use of funds is to pay dividends on its outstanding common stock and interest on outstanding debentures. It is anticipated that funds for payment of these expenses will be obtained from BankAtlantic. Additionally, the ultimate repayment by BBC of its outstanding debentures may be dependent upon dividends from BankAtlantic. Also, BBC obtains funds through the exercise of stock options. BBC has paid a regular quarterly dividend since its formation and management of BBC has stated its intention to pay regular quarterly cash dividends on its common stock.

Current regulations applicable to the payment of cash dividends by savings institutions impose limits on capital distributions based on an institution's regulatory capital levels and net income. An institution that meets all of its fully phased-in capital requirements (both before and after giving effect to the distribution) and is not in need of more than normal supervision would be a "Tier 1 association". Upon prior notice to, and non-objection by, the OTS, a Tier 1 association may make capital distributions during a calendar year up to the greater of (1) 100% of net income for the current calendar year plus 50% of its capital surplus or (ii) 75% of its net income over the most recent four quarters. Any additional capital distributions would require prior regulatory approval. At June 30, 1998 and December 31, 1997, BankAtlantic met the definition of a Tier 1 association.

3.  SUBORDINATED DEBENTURES

During 1989 and 1991, the Company exchanged (the "Exchange Transactions") approximately $45.4 million of its subordinated unsecured debentures (the "Debentures") for all of the assets and liabilities of six affiliated limited partnerships. The major assets and liabilities of these partnerships consisted principally of commercial real estate properties and related non-recourse mortgage debt. Of the properties acquired, one property plus a 50% interest in another property is still owned by the Company at September 30, 1998 and December 31, 1997.

The Company deposited $30.6 million into escrow accounts in connection with the settlement of litigation that arose pertaining to the Exchange Transactions, including a deposit of $5.1 million in March 1997. All of the funding required in connection with the Exchange settlements had been provided as of March 31, 1997. Payments on the settlement relating to one of the 1989 Exchange litigation settlements commenced in January 1997. Payments on all other settlements had commenced prior to that date. The final time period for filing a claim in the settlements expired in January 1998. Pursuant to terms of escrow agreements, during January 1998 approximately $2.1 million and during June 1996 approximately $3.0 million was released from escrow accounts established to fund payment on subordinated debentures that had been called. Any amounts remaining in escrow in January 2000 will be released to the Company and after that date any payments on the called debentures will be paid directly by the Company. Included in subordinated debentures at September 30, 1998, December 31, 1997 and 1996, was approximately $5.3 million, $ 5.5 million and $16.2 million, respectively, of debentures that have been called. Such debentures do not bear interest. Included in other assets at September 30, 1998, December 31, 1997 and 1996 was approximately $2.8 million, $5.0 million and $10.5 million held in escrow accounts related to a portion of these called debentures.

Initially, the amount that was to be paid under these settlements was not determined with certainty because the amount of settlement depended upon whether the class member still owned the debenture issued to them in the exchange transaction ("Class Members Still Owning Debentures") or whether the class member sold the debenture transferred to them in the exchange transaction ("Class Members No Longer Owning Debentures"). The determination of which group a debenture holder falls into was complicated by the fact that when a transfer of ownership occurs, the transfer may not be a bona fide sale transaction (i.e., involved a transfer to street name or to a family member). When a debenture is held by a Class Member Still Owning Debentures, the amount of gain recognized on that debenture is greater because the debenture and any related accrued interest is removed from the books whereas if the debenture was sold to a non class member, a settlement payment is made to the Class Member No Longer Owning the Debenture and the debenture and all related accrued interest remains on the books in the name of the current holder of the debenture. When the settlements were recorded, the gain recorded was based upon the determination that if the debenture had been transferred since issue, the debenture was classified in the group of Class Members No Longer Owning Debentures. As debentures were presented for payment, if a determination was made that the debenture belonged in the group of Class Members Still Owning Debentures, an adjustment was made and additional gain was recognized. Additionally, Class Members No Longer Owning Debentures had a specified time period for filing a claim and as the determination of the claim amounts were made and when the time period expired an adjustment was made and additional gain was recognized. Extraordinary gains, net of income taxes of approximately $692,000, $756,000, $853,000 and $3.2 million were recognized for the nine months ended September 30, 1997, for the years ended December 31, 1997, 1996 and 1995, respectively, based upon claims made and paid pursuant to the settlements of litigation relating to Class Members No Longer Owning Debentures (as defined).

The components of the gain from the settlements of litigation are as follows (in thousands):

                                                    FOR THE NINE MONTHS         FOR THE YEARS ENDED
                                                    ENDED SEPTEMBER 30,             DECEMBER 31,
                                                    --------------------   -----------------------------
                                                           1997            1997        1996        1995
                                                           ----            -------    --------    ------
Adjustment of basis in the properties acquired in

    debenture exchange, net                             $   --                 --          --        273
Decrease in other assets                                    --                 --          --        (43)
Decrease in subordinated debentures, net                    661                710         872     2,835
Decrease in deferred interest on the
    subordinated debentures                                 680                735         663     2,196
                                                        -------            -------    --------    ------
                                                          1,341              1,445       1,535     5,261
Called debenture liability                                 (214)              (214)        (71)     (558)
                                                        -------            -------    --------    ------
Pre-tax gain on settlement of litigation                  1,127              1,231       1,464     4,703
Income taxes                                                435                475         611     1,461
                                                        -------            -------    --------    ------
Net gain on settlements of litigation                   $   692                756         853     3,242
                                                        =======            =======    ========    ======

As a result of the litigation settlements, the Company's obligation to pay interest on debentures is limited to only those debentures held by persons that acquired debentures in an arms length transaction prior to the date on which the settlements were reached ("Holders in Due Course"), or debentures held by persons that opted out of the litigation. Pursuant to the terms of the debentures, the Company may elect to defer interest payments on its subordinated debentures if management of the Company determines in its discretion that the payment of interest would impair the operations of the Company. Items considered in the decision to defer the interest payment would include, among other items, the ability to identify which debentures are held by Holders in Due Course and current operating expenses. Since December 31, 1991, the Company has deferred interest payments on its subordinated debentures.

For financial statement purposes, the Debentures in the 1991 and 1989 Exchange Transactions have been discounted to yield 19% and 12%, respectively, over their term. The interest on the debentures in the 1991 and 1989 Exchange Transactions is 13% and 12%, respectively per annum. Any interest not paid quarterly by the Company ("Deferred Interest") will accrue interest at the same rate as the Debentures until paid. No dividends may be paid to the holders of any equity securities of the Company while any deferred interest remains unpaid. Since December 31, 1991, the Company has deferred the interest payments relating to the debentures issued in both the 1989 Exchange and the 1991 Exchange. The deferred interest on the subordinated debentures was approximately $2.1 million at September 30, 1998 and December 31, 1997 and $2.8 million at December 31, 1996.

During the nine months ended September 30, 1998, the Company reacquired approximately $603,000 of debentures and accrued interest for approximately $503,000 resulting in a gain of approximately $100,000. Such gain is reflected as an extraordinary item, net of income taxes of $39,000 in the accompanying financial statements.

During the year ended December 31, 1997, the Company reacquired approximately $1,147,000 of debentures and accrued interest for approximately $960,000, resulting in a gain of approximately $187,000. Such gain is reflected as an extraordinary item, net of income taxes of $72,000 in the accompanying financial statements.

4.  SECURITIES AVAILABLE FOR SALE

The composition of securities available for sale at September 30, 1998, December 31, 1997 and 1996 is as follows (in thousands):

                                             SEPTEMBER 30,             DECEMBER 31,
                                            -------------         ----------------------
                                                 1998              1997             1996
                                            --------              ------          ------
U.S. Treasury Bills                         $    501              1,072            6,591
Investment in preferred stock                    343                343              150
Other                                             75                 63               78
                                            --------              ------          ------
                                            $    919              1,478            6,819
                                            ========              ======          ======

Market value at September 30, 1998, December 31, 1997 and 1996 approximated book value.

5.  MORTGAGE NOTES AND RELATED RECEIVABLES - NET

Mortgage notes and related receivables as of September 30, 1998, December 31, 1997 and 1996 are summarized below (in thousands):

                                             SEPTEMBER 30,             DECEMBER 31,
                                             -------------         ---------------------
                                                 1998                1997         1996
                                             -------------         ---------    --------
Originating from:
 Investment properties                       $       3,410             3,533       3,974
  Less: Principally, deferred profit                  (872)             (902)     (1,022)
 Allowance for impairment                             (772)             (772)       (772)
                                             -------------         ---------    --------
Total                                        $       1,766             1,859       2,180
                                             =============         =========    ========

In January 1997, mortgage notes and related receivables, net, decreased due to the conversion of approximately $184,000 of a note due from an affiliated limited partnership to an equity position in the partnership.

In 1996, the Company recorded a loss of approximately $474,000 in connection with the disposition of mortgage notes and investments, net from affiliated limited partnerships. During 1996, such limited partnerships were liquidated. In connection with the disposition of the mortgage notes, the Company received approximately $297,000 of accrued interest that was not previously recorded on the books. Such interest has been recorded in interest income and is not included below. The components of the 1996 loss on disposition of mortgage notes and investment, net are as follows:
                                                                 1996
                                                              ----------
  Mortgage receivables                                        $    1,328
  Less: Principally, deferred profit                                (947)
        Valuation allowance                                         (162)
                                                                     219

 Investment in limited partnerships, net                             255
                                                              ----------
   Net loss                                                   $      474
                                                              ==========

During 1996, the Company received approximately $1.7 million resulting from the satisfaction of loans due from affiliated limited partnerships, upon the sale of the partnerships' properties. Also, during 1996 approximately $1.1 million was received for a loan due from an unaffiliated third party.

Through September 1994, the Company had attempted to negotiate an extension of a $1.0 million balloon payment on a note payable that matured in June 1993. However, the lender exercised the acceleration provision on the note and in September 1994, the underlying security that consisted of five wrap mortgage receivables from affiliated limited partnerships was transferred to an affiliate of the lender. In September 1994, the Company removed the related receivables and payables from its books but deferred the gain because negotiations with the lender were ongoing. At that time the Company remained liable to the lender for the difference between the balance owed at the time of the acceleration and the amount the lender sold the underlying security for. The Company continued negotiations with the lender and in September 1995, an agreement was reached whereby the lender was paid $500,000, two of the wrap mortgage receivables were transferred to the affiliated limited partnerships and three of the wrap mortgage receivables were transferred to the Company. Further, the Company was released from any further liability to the lender. The three wrap mortgage receivables transferred to the Company were reinstated on the Company's books at their former carrying value reduced by payments made between September 1994 and September 1995. The Company accounted for this transaction as a debt extinguishment and accordingly reflected the gain on the transaction as an extraordinary item in its financial statements. The components of the gain recognized in 1995 are as follows (in thousands):

                                                                   1995
                                                                 --------
 Mortgage notes and related receivables, net                     $ (1,729)
 Underlying mortgage payables                                       1,520
 Other liabilities                                                     53
 Credit from lender on sale of receivables                            720
 Balance forgiven by lender                                           261
                                                                 ---------
 Pre-Tax Gain recognized                                         $    825
                                                                 =========

 In December 1995, the Company recorded a pre-tax loss on forgiveness of debt of approximately $147,000 and accordingly removed the mortgage receivable, net due from an affiliated limited Partnership. This limited Partnership in November 1995 sold its property and the remaining mortgage payable due to a subsidiary of BFC was forgiven. The Company has accounted for this transaction as an extraordinary item.

6.  INVESTMENT REAL ESTATE

Investment real estate consists of the following (in thousands):

                                             SEPTEMBER 30,             DECEMBER 31,
                                            --------------         ---------------------
                                                 1998                1997           1996
                                            --------------         --------     --------
Land                                        $        1,062            1,062        1,062
Buildings and improvements (a)                      10,507           10,424       10,401
Other real estate (b)                                   93            3,257        3,284
                                            --------------         --------     --------
                                                    11,662           14,743       14,747
Less:
 Accumulated depreciation                            4,437            3,998        3,319
 Deferred profit                                       729            1,045        1,045
                                            --------------         --------     --------
                                                     5,166            5,043        4,364
                                            --------------         --------     --------
                                            $        6,496            9,700       10,383
                                            ==============         ========     ========

(a)      Estimated lives for buildings is 31.5 years and improvements 4 years.

(b) The Company in 1996 sold a property included in investment real estate to a joint venture in which the Company has a 50% interest. Since the Company was the maker on the non-recourse mortgage note on the property, the other real estate and mortgage note were not removed from the financial statements and the gain on the sale of the property of approximately $0.6 million was deferred. In May 1998, the mortgage note was refinanced and the Company is no longer the maker on the non-recourse mortgage note on the property. The mortgage note and investment real estate entries relating to the property were removed from the Company's Consolidated Statements of Financial Condition in 1998, a partial sale was recognized and the Company's remaining investment in the property is now carried in investment real estate using the equity method of accounting. Recognition of the partial sale during the quarter ended June 30, 1998 resulted in 50% of the deferred profit (approximately $0.3 million) being recognized. The remaining deferred profit will be recognized when the property is sold by the joint venture.

An unaffiliated tenant contaminated certain property formerly owned by BFC. The tenant, while contractually responsible for the cleanup of the contamination, refused to do so. BFC, therefore, conducted the cleanup and sought to collect the cleanup costs from the tenant. An aggregate of approximately $898,000 of costs and attorneys' fees relating to this matter had been recorded by BFC as a receivable. In July 1996, approximately $1.1 million was received as payment for costs incurred by BFC. Based on such receipt, a net gain of approximately $211,000 was recognized during 1996 relating to this matter.

7.  REAL ESTATE HELD FOR DEVELOPMENT AND SALE

In 1994, the Company agreed to participate in certain real estate opportunities with John E. Abdo, Vice Chairman of the Board, and certain of his affiliates (the "Abdo Group"). Under the arrangement, the Company and the Abdo Group will share equally in profits after any profit participation due to any other partners in the ventures and after a priority return in favor of the Company. The Company bears the risk of loss, if any, under the arrangement. On such basis, the Company acquired interests in two properties. In June 1994, an entity controlled by the Company acquired from an independent third party 23.7 acres of unimproved land known as the "Cypress Creek" property located in Fort Lauderdale, Florida. In March 1996, the Cypress Creek property was sold to an unaffiliated third party for approximately $9.7 million and the company recognized a gain of approximately $3.3 million. In connection therewith, the Abdo Group received approximately $2.9 million as their share of the profit from the transaction, which is included in cost of sale of real estate. As part of the sale of the Cypress Creek property, the Company received a limited partnership interest in an unaffiliated limited partnership that will entitle it to receive approximately 4.5% of profits, if any, from development and operation of the property. In December 1994, an entity controlled by the Company acquired from an unaffiliated seller approximately 70 acres of unimproved land known as the "Center Port" property in Pompano Beach, Florida. During the nine months ended September 30, 1998, the Company sold approximately 35 acres of the Center Port property to unaffiliated third parties for approximately $7.8 million and the Company recognized a net gain from the sale of real estate of approximately $2.3 million. In August 1997, approximately four acres were sold from the Center Port property to unaffiliated third parties for approximately $818,000 and the company recognized a net gain from the sale of real estate of approximately $204,000. Included in cost of sales in 1998 and 1997 is approximately $2.3 million and $204,000, respectively, representing the Abdo Group profit participation from the transactions. All proceeds from the sale were utilized to reduce the borrowing for which the Center Port property serves as partial collateral. The current balance on the borrowing is approximately $1,000 and is due to an unaffiliated lender. Payment of profit participation will be deferred until the lender and the Company are repaid on loans, advances and interest. The remainder of the Center Port property is currently being marketed for sale.

8.  MORTGAGES PAYABLE AND OTHER BORROWINGS

Mortgages payable and other borrowings at September 30, 1998, December 31, 1997 and 1996 are summarized as follows (in thousands):

     APPROXIMATE                                                      SEPTEMBER 30,              DECEMBER 31,
     TYPE OF DEBT             MATURITY         INTEREST RATE              1998               1997           1996
     ------------             --------         -------------          -------------        -------        ------
     Related to mortgage
       receivables            1998-2010           6% - 9.75%          $       1,472         1,633          1,877
     Related to real estate   1998-2007          9.20%- Prime
                                                 plus 1.5%                    9,022        19,460         20,457
     Other borrowings         1999              Prime-Prime
                                                  plus 1%                     1,850         1,850          3,164
                                                                      -------------       -------        -------
                                                                      $      12,344        22,943         25,498
                                                                      =============       =======        =======

All mortgage payables and other borrowings above are from unaffiliated parties. Included in other borrowings at September 30, 1998 and December 31, 1997 is approximately $1.8 million due to financial institutions, and $3.0 million at December 31, 1996.

The Company in 1996 sold a 50% interest in a property included in investment real estate. Since the Company was the maker on the non-recourse mortgage note on the property, the investment real estate and mortgage note were not removed from the financial statements. In May 1998, the mortgage note was refinanced and the Company is no longer the sole maker on the non-recourse mortgage note on the property. Therefore, the mortgage note and investment real estate entries relating to the property were removed from the Company's Consolidated Statements of Financial Condition in 1998 and the Company's remaining investment in the property is now carried in investment real estate using the equity method of accounting.

On October 29, 1996, a balloon payment of approximately $9.4 million was due on the mortgage note that was secured by the Burlington Manufacturers Outlet Center. Such payment was not made and the Company entered into an agreement for forbearance and an extension agreement, which extended the maturity through April 1997. In April 1997, new financing was obtained from an unaffiliated lender and the previous mortgage note was satisfied. The principal amount of the new financing was approximately $9.1 million, the note bears interest at a rate of 9.2% per annum, requires monthly payments of $77,992 and matures on May 1, 2007. Upon satisfaction of the previous mortgage note, the Company recognized an extraordinary gain of approximately $181,000 from debt restructuring, net of income taxes.

In August 1997, a $3.5 million note due in September 1999 was converted to a revolving line of credit, requiring only interest payments at prime plus 1% and a maximum amount of $2,857,600. At September 30, 1998 and December 31, 1997 the balance due on the revolving line of credit was $1,850,000. At December 31, 1996 the balance due on the $3.5 million note was $3,032,800.

In December 1994, the Company established a broker line of credit in the amount of $850,000 which is currently collateralized by 170,000 shares of BankAtlantic Bancorp, Inc. Class B Common Stock . At September 30, 1998, the outstanding balance on the above line was zero.

At December 31, 1997 the aggregate principal amount of the above indebtedness maturing in each of the next five years is approximately as follows (in thousands):

                                 YEAR ENDED
                                 DECEMBER 31,            AMOUNT
                                 ------------          ----------
                                    1998               $   10,663
                                    1999                    2,111
                                    2000                      281
                                    2001                      307
                                    2002                      325
                                    Thereafter              9,256
                                                       ----------
                                                       $   22,943
                                                       ==========
                                      F-21

The majority of the Company's marketable securities, mortgage receivables, real estate held for development and sale, net and investment real estate are as to real estate and marketable securities, encumbered by, or, as to mortgages receivable, subordinate to mortgages payable and other debt. In the aggregate, approximately 9.6% of the shares of common stock of BBC owned by BFC are pledged as collateral on mortgages payable and other borrowings.

9. INCOME TAXES

The provision for income tax expense (benefit) for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 consists of the following (in thousands):

                                                     NINE MONTHS
                                                 ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                                 ------------------         -------------------------------
                                                 1998         1997           1997        1996          1995
                                                 --------   -------         --------  ---------   ---------
     Current:
         Federal                                 $ 61            -             -           (124)          -
         State                                      -            -             -            15            -
                                                 --------   -------         --------  ---------   ---------
                                                   61            -             -           (109)          -
                                                 --------   -------         --------  ---------   ---------
     Deferred :
         Federal                                  286        2,608            3,621       2,598           -
         State                                     48          434              601         435           -
                                                 --------   -------         --------  ---------   ---------
                                                  334        3,042            4,222       3,033           -
                                                 --------   -------         --------  ---------   ---------
         Total                                   $395        3,042            4,222       2,924           -
                                                 ========   =======        =========  =========   =========

Current taxes applicable to extraordinary items were $46,000 for the year ended December 31, 1995 and none for the other periods presented. For the nine months ended September 30, 1998 and 1997, deferred income taxes applicable to extraordinary items were $39,000 and $621,000, respectively. For the years ended December 31, 1997, 1996, and 1995 deferred income taxes applicable to extraordinary items were $661,000, $611,000 and $1,633,000, respectively.

A reconciliation from the statutory federal income tax rate of 35% for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1998, 1997, 1996 and 1995, to the effective tax rate is as follows (in thousands):

                         NINE MONTHS ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                      -----------------------------------       -------------------------------------------------------
                          1998(1)             1997(1)              1997(1)           1996(1)            1995(1)
                      --------------      ---------------       ----------------   -----------------  -----------------
                      AMOUNT     PERCENT  AMOUNT   PERCENT      AMOUNT   PERCENT   AMOUNT    PERCENT   AMOUNT   PERCENT
                      ------     -------  ------   -------      ------   -------   -------   -------  --------  -------
Expected tax
 expense              $  680        35.0   3,520      35.0       4,546      35.0     3,144      35.0     1,481     35.0
Provision for
 state taxes net of
 federal benefit          42         2.2     296       2.9         410       3.2       321       3.6       151      3.6
Dividend received
 deduction              (248)      (12.7)   (227)     (2.3)       (287)     (2.2)     (272)     (3.0)     (253)    (5.8)
Change in the
 valuation allowance
 as a result of items
 other than
 extraordinary (2)                   -       -          -           -        -          -        -      (1,377)   (31.6)
Other, net               (79)       (4.2)   (547)     (5.4)       (447)     (3.5)     (269)     (3.0)       (2)    (1.2)
                      ------     -------  ------   -------      ------   -------   -------   -------  --------  -------
                         395        20.3   3,042      30.2       4,222      32.5     2,924      32.6      -         -
                      ======     =======  ======   =======      ======   =======   =======   =======  ========  =======

 (1) Expected tax is computed based upon income before extraordinary items.

(2) The remaining change in the deferred tax asset valuation allowance in 1995 relates to income generated from the extraordinary item.

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and tax liabilities at September 30, 1998, December 31, 1997 and 1996 were (in thousands):

                                                                SEPTEMBER 30,                DECEMBER 31,
                                                                -------------             ---------------------
                                                                    1998                  1997             1996
                                                                -------------             ----------     -------
         Deferred tax assets:
              Mortgages receivable                              $         283                   284         287
              Litigation accruals                                          -                     -        1,571
              Other liabilities                                           118                   134         106
              Other assets                                                 74                    53          10
              Alternative minimum tax credit                               61                     -          -
              Net operating loss carryforwards                          5,751                 6,945       6,215
                                                                -------------             ----------     ------
                  Total gross deferred tax assets                       6,287                 7,416       8,189
              Less:
                  Valuation allowance                                       -                     -          -
                                                                -------------             ----------  ---------
                      Deferred tax assets after
                      valuation allowance                               6,287                 7,416       8,189
         Deferred tax liabilities:

              Real estate, net                                            379                 1,353       1,496
              Investment in BBC                                        19,452                17,656      11,763
              Subordinated Debentures                                     100                   118         207
                                                                -------------             ----------  ---------
                  Total gross deferred tax liabilities                 19,931                19,127      13,466
                                                                -------------             ----------  ---------
         Net deferred tax liability                             $      13,644                11,711       5,277
                                                                =============             ==========  =========

The Company believes it will utilize its deferred tax assets through taxable income generated in future years by the reversal of deferred tax liabilities existing as of September 30, 1998.

At December 31, 1997, the Company had estimated state and federal net operating loss carry forwards as follows (in thousands):

  EXPIRATION
     YEAR          STATE       FEDERAL
     ----       --------       -------
     2003       $    253             -
     2004            585             -
     2005          2,757             -
     2006          2,001         4,621
     2007          4,235         7,199
     2008          2,332         3,322
     2011          1,662         1,831
     2012            936         1,032
                --------       -------
                $ 14,761        18,005
                ========       =======

The Company received income tax refunds of approximately $70,000, $16,000 and $229,000 during the years ended December 31, 1997, 1996 and 1995, respectively. The Company made income tax payments of approximately $30,000, $122,000 and $213,500 during nine months ended September 30, 1998, the years ended December 31, 1996 and 1995, respectively and none in December 31, 1997. BBC is not included in the Company's consolidated tax return.

10. STOCKHOLDERS' EQUITY

The Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of $.01 par value preferred stock. The Board of Directors has the authority to divide the authorized preferred stock into series or classes having the relative rights, preferences and limitations as may be determined by the Board of Directors without the prior approval of shareholders. The Board of Directors has the power to issue this preferred stock on terms which would create a preference over the Company's Common Stock with respect to dividends, liquidation and voting rights. No further vote of security holders would be required prior to the issuance of the shares.

The Company's Articles of Incorporation authorize the Company to issue both a Class A Common Stock, par value $.01 per share and a Class B Common Stock, par value $.01 per share. The Class A Common Stock and the Class B Common Stock have substantially identical terms except that (i) the Class B Common Stock is entitled to one vote per share while the Class A Common Stock will have no voting rights other than those required by Florida law and (ii) each share of Class B Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock.

On January 10, 1997, the Board of Directors of BFC Financial Corporation adopted a Shareholder Rights Plan. As part of the Rights Plan, the Company declared a dividend distribution of one preferred stock purchase right (the "Right") for each outstanding share of BFC's Class B Common Stock to shareholders of record on January 21, 1997. Each Right will become exercisable only upon the occurrence of certain events, including the acquisition of 20% or more of BFC's Class B Common Stock by persons other than the existing control shareholders (as specified in the Rights Plan), and will entitle the holder to purchase either BFC stock or shares in the acquiring entity at half the market price of such shares. The Rights may be redeemed by the Board of Directors at $.01 per Right until the tenth day following the acquisition of 20% or more of BFC's Class B Common Stock by persons other than the existing shareholders. The Board may also, in its discretion, extend the period for redemption. The Rights will expire on January 10, 2007.

11. EARNINGS ON RENTAL REAL ESTATE OPERATIONS, NET

Following are the components of earnings on real estate rental operations, net for the nine months ended September 30, 1998 and 1997 and each of the years in the three year period ended December 31, 1997 (in thousands):

                                          NINE MONTHS
                                       ENDED SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                       -------------------   ----------------------
                                        1998      1997         1997   1996     1995
                                       -----     -----       -------  -----    -----
Deferred profit recognized             $  31        34           45     152     161
Operations from
 investment real estate (see note 6)     652       738          989   1,151     872
                                       -----     -----       -------  -----    -----

                                       $ 683       772        1,034   1,303   1,033
                                       =====     =====       =======  =====   =====

12.  RELATED PARTY TRANSACTIONS

Related party transactions arise from transactions with affiliated entities. In addition to transactions described in notes elsewhere herein, a summary of originating related party transactions is as follows (in thousands):

                                                   NINE MONTHS
                                                 ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                                 -------------------        ----------------------------
                                                 1998         1997          1997        1996          1995
                                                 ------      -----          -----      -----         -----
Property management fee revenue                  $    3          4             10         90            78
                                                 ======      =====          =====      =====         =====

Reimbursement revenue for
  administrative, accounting
  and legal services                             $   28         36             52        121            91
                                                 ======      =====          =====      =====         =====

The Company has a 49.5% interest and affiliates and third parties have a 50.5% interest in a limited partnership formed in 1979, for which the Company's Chairman serves as the individual General Partner. The partnership's primary asset is real estate subject to net lease agreements. The Company's cost for this investment, approximately $441,000, was written off in 1990 due to the bankruptcy of the entity leasing the real estate. Any recovery will be recognized in income when received.

Included in other assets at September 30, 1998, December 31, 1997, 1996 and 1995, was approximately $168,000, $158,000, $125,000 and $704,000 respectively due from affiliates.

Alan B. Levan, President and Chairman of the Board of the Company also serves as Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, Inc. and BankAtlantic.

John E. Abdo, Vice Chairman of the Board of the Company also serves as Vice Chairman of the Board of Directors of BBC and BankAtlantic and is a director and President of BankAtlantic Development Corporation a wholly owned subsidiary of BankAtlantic ("BDC").

Glen R. Gilbert, Executive Vice President of the Company also serves as a director and Vice President of BDC.

Florida Partners Corporation owns 133,314 shares of the Company's Class B Common Stock and 366,615 shares of the Company's Class A Common Stock. Alan B. Levan is the principal shareholder and a member of the Board of Florida Partners Corporation. Glen R. Gilbert, Executive Vice President and Secretary of the Company holds similar positions at Florida Partners Corporation.

The trustee for the escrow account with respect to the called debenture liability maintains such account at BankAtlantic.

13.  EMPLOYEE BENEFIT PLANS

The Company's Stock Option Plan provides for the grant of stock options to purchase shares of the Company's Common Stock. The plan provided for the grant of both incentive stock options and non-qualifying options. The exercise price of a stock option will not be less than the fair market value of the Common Stock on the date of the grant and the maximum term of the option is ten years. The following table sets forth information on all outstanding options:

                                                       CLASS B
                                                      OUTSTANDING
                                                        OPTIONS             PRICE PER SHARE
                                                     ------------      ------------------------
         Outstanding at December 31, 1994               843,750        1.20       to       1.32
         Issued                                         787,500        1.13       to       1.25
                                                     ------------
         Outstanding at December 31, 1995             1,631,250        1.13       to       1.32
         Exercised                                      (82,497)       1.20       to       1.32
                                                     ------------
         Outstanding at December 31, 1996             1,548,753        1.13       to       1.32
         Issued                                         918,750        4.07       to       4.47
         Exercised                                      (72,096)       1.13       to       1.32
                                                     ------------
         Outstanding at December 31, 1997             2,395,407        1.13       to       4.47
         Issued                                         532,500       10.33       to      10.33
         Exercised                                       (8,500)       4.07       to       4.07
                                                     ------------
         Outstanding at September 30, 1998            2,919,407        1.13       to      10.33
                                                     ============
         Exercisable at September 30, 1998            2,193,782        1.13       to       4.47
                                                     ============
         Available for grant at September 30, 1998      725,625
                                                     ============

The weighted average exercise price of options outstanding at September 30, 1998, December 31, 1997, 1996 and 1995 was $3.90, $2.47, $1.28 and $1.28,
respectively. The weighted average price of options exercised was $4.07, $1.24 and $1.27 during the nine months ending September 30, 1998 and the years 1997 and 1996, respectively. No options were exercised in 1995.

The adoption of FAS 123 under the fair value based method would have increased compensation expense by approximately $1,066,000, $138,000 and $539,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The effect of FAS 123 under the fair value based method would have effected net income and earnings per share as follows:

                                                           FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                        --------------------------
                                                        1997       1996       1995
                                                        ------    ------    ------
                  Net income:
                     As reported                       $ 9,818     6,911     7,932
                     Proforma                            9,164     6,826     7,601
                  Basic earnings per share:
                     As reported                          1.23       .89      1.03
                     Proforma                             1.15       .87       .99
                  Diluted earnings per share:
                     As reported                          1.12       .83      1.03
                     Proforma                             1.05       .82       .99

The option model used to calculate the FAS 123 compensation adjustment was the Black-Scholes model with the following grant date fair values and assumptions:

                 NUMBER OF                                    RISK FREE     EXPECTED                EXPECTED
     DATE OF      OPTIONS   GRANT DATE   TYPE OF   EXERCISE   INTEREST        LIFE      EXPECTED    DIVIDEND
      GRANT       GRANTED   FAIR VALUE    GRANT      PRICE      RATE         (YEARS)   VOLATILITY     YIELD
      -----       -------   ----------   -------   -------    -------       --------   ----------   --------
     2/7/95       750,000     $0.878       NQ        1.247     7.143%            8       74.81%        0%
     2/7/95        37,500     $0.878       ISO       1.133     7.143%            6       74.81%        0%
     7/1/97        49,176     $1.623       ISO       4.067     5.800%            6       27.40%        0%
     7/1/97       119,574     $1.849       NQ        4.067     5.820%          7.5       27.40%        0%
     7/1/97       750,000     $1.703       NQ        4.467     5.820%          7.5       27.40%        0%

The employee turnover was considered to be none. The weighted average fair value of options granted during the years ended December 31, 1997 and 1995 was $1.71 and $0.87, respectively.

The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                              OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
                         ------------------------------------------------      --------------------------
                                             WEIGHTED
                            NUMBER            AVERAGE         WEIGHTED           NUMBER          WEIGHTED
          RANGE OF        OUTSTANDING        REMAINING         AVERAGE         EXERCISABLE        AVERAGE
       EXERCISE PRICES    AT 12/31/97    CONTRACTUAL LIFE  EXERCISE PRICE      AT 12/31/97    EXERCISE PRICE
       ---------------    -----------    ----------------  --------------      -----------    ---------------
       $1.13 to $1.32      1,476,657         6.6 Years          $1.28           1,476,657          $1.28
       $4.07 to $4.47        918,750          9.4 Years          $4.39               -                -

The Company has an employee's profit-sharing plan which provides for contributions to a fund of a sum as defined, but not to exceed the amount permitted under the Internal Revenue Service Code as deductible expense. The provision charged to operations was approximately $10,000 for each of the years ended December 31, 1997, 1996 and 1995, respectively. Contributions are funded on a current basis.

14.  LITIGATION

The following is a description of certain lawsuits to which the Company is or has been a party.

ALAN B. LEVAN AND BFC FINANCIAL CORPORATION V. CAPITAL CITIES/ABC, INC. AND WILLIAM H. WILSON, in the United States District Court for the Southern District of Florida, Case No. 92-325-Civ-Atkins. On November 29, 1991, The ABC television program 20/20 broadcast a story about Alan B. Levan and BFC which purportedly depicted some securities transactions in which they were involved. The story contained numerous false and defamatory statements about the Company and Mr. Levan and on February 7, 1992, a defamation lawsuit was filed on behalf of the Company and Mr. Levan against Capital Cities/ABC, Inc. and William H. Wilson, the producer of the broadcast. In December 1996, a jury found in favor of the Company and Mr. Levan and awarded a compensatory judgment of $1.25 million to the Company and $8.75 million to Mr. Levan. Capital Cities/ABC, Inc. and William H. Wilson have filed an appeal in this matter. That appeal is currently pending. The Company will recognize such amount, less applicable attorneys' fees, in income upon receipt.

KUGLER, ET.AL., (FORMERLY MARTHA HESS, ET. AL.), V. I.R.E. REAL ESTATE INCOME FUND, ET AL. In connection with the above referenced matter, in October 1996, approximately $3.7 million was placed in escrow to rescind sales and in March 1997, approximately $1.0 million was placed in escrow for attorneys' fees. On April 30, 1997, the Courts approved the Kugler settlement and amounts were paid.

SHORT VS. EDEN UNITED, INC., ET AL. in the Marion County Superior Court, State of Indiana. Civil Division Case No. S382 0011. In connection with certain litigation related to the purchase and sale of an apartment complex in Indiana, in April 1997, the Company paid approximately $783,000 and received a release and satisfaction of judgment. At December 31, 1996, the Company had an accrual of approximately $3.0 million included in other liabilities with respect to this matter. The remaining accrual in the amount of approximately $2.3 million was reversed during the quarter ended June 30, 1997.

The Company is also a party to certain other litigation arising in the ordinary course of its business. Management does not believe such litigation will have a material adverse affect on its financial condition or results of operations.

15.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Following is quarterly financial information for the nine months ended September 30, 1998 and for the years ended December 31, 1997and 1996 (in thousands, except per share data):

                                                             QUARTER ENDED
                                                             -------------
1998                                      MARCH 31,      JUNE 30,       SEPTEMBER 30,     TOTAL
                                          ---------      --------       -------------    ------
Revenues                                  $   2,431         6,400               1,953    10,784
Costs and expenses                            1,129         3,645               4,067     8,841
Income (loss) before extraordinary item         991         1,753              (1,196)    1,548
Net income (loss)                               991         1,770              (1,152)    1,609
                                          =========      ========       =============    =======

Basic earnings (loss) per share:
  Before extraordinary items                    .13           .22                (.15)      .19
  Extraordinary items                            -             -                  .01       .01
                                          ---------      --------       -------------     -----
  Net income (loss)                             .13           .22                (.14)      .20
                                          =========      ========       =============    =======

Diluted earnings (loss) per share:
  Before extraordinary items                    .11           .19                (.13)      .17
  Extraordinary items                          -             -                   -          .01
                                          ---------      --------       -------------     -----
  Net income (loss)                             .11           .19                (.13)      .18
                                          =========      ========       =============    =======

Basic weighted average number of
 common shares outstanding                    7,949         7,952               7,957     7,953
                                          =========      ========       =============    =======

Diluted weighted average number of
 common shares outstanding                    9,252         9,161               9,049     9,156
                                          =========      ========       =============    =======


During the three month periods ended June 30, 1998 and September 30, 1998, the Company sold approximately 18 acres and 17 acres of the Center Port property to unaffiliated third parties for approximately $3.4 million and $ 4.4 million, respectively. The Company recognized a net gain from the sale of real estate of approximately $1.0 million and $1.3 million for the three month periods ended June 30, 1998 and September 30, 1998, respectively.

Operations for the quarter ended June 30, 1998 and September 30, 1998 included extraordinary gain of approximately $17,000 and $44,000, respectively. The 1998 extraordinary gain, net of income taxes was due to extinguishment of debt.

                                                           QUARTER ENDED
                                                           -------------
1997                                      MARCH 31,      JUNE 30,       SEPTEMBER 30,       DECEMBER 31,       TOTAL
                                         ----------      --------       ------------        ------------       ------
Revenues                                 $    3,868         4,488               4,068              3,930       16,354
Costs and expenses                            1,422          (884)              1,828              1,000        3,366
Income before extraordinary item              2,156         3,125               1,734              1,751        8,766
Net income                                    2,273         3,789               1,941              1,815        9,818
                                         ==========      ========       =============       ============       ======
Basic earnings per share:
  Before extraordinary items                    .27           .39                 .22                .22         1.10
  Extraordinary items                           .01           .08                 .03                .01          .13
  Net income                                    .28           .47                 .25                .23         1.23
                                         ==========      ========       =============       ============       ======

Diluted earnings per share:
  Before extraordinary items                    .25           .37                 .20                .19         1.00
  Extraordinary items                           .01           .08                 .02                .01          .12
                                         ----------      --------       -------------      -------------       ------
  Net income                                    .26           .45                 .22                .20         1.12
                                         ==========      ========       =============       ============       ======

Basic weighted average number of
  common shares outstanding                   7,906         7,949               7,949              7,949        7,938
                                         ==========      ========       =============       ============       ======

Diluted weighted average number of
 common shares outstanding                    8,513         8,559               8,790              9,079        8,731
                                         ==========      ========       =============       ============       ======

During January and June 1997, the Company sold 449,805 shares of BankAtlantic Bancorp, Inc. Class A Common Stock. Net proceeds received from these sales amounted to approximately $3.7 million and a net gain of approximately $1.3 million was recognized in 1997.

During the second quarter of 1997, the Company recognized a gain of approximately $2.3 million for the reversal of a provision for litigation in connection with the Short vs. Eden et. al. litigation. Also, during the second quarter of 1997 approximately four acres were sold from the Center Port property to unaffiliated third parties for approximately $818,000 and the company recognized a net gain from the sale of real estate of approximately $204,000. Included in cost of sales is approximately $204,000 representing the Abdo Group profit participation from the transaction.

During the first quarter of 1997, the Company sold 12.7 acres located in Birmingham, Alabama to an unaffiliated third party for approximately $149,000 and the company recognized a net gain on the sale of approximately $132,000.

During the first, second, third and fourth quarter of 1997, the Company recognized extraordinary gains net of deferred income taxes of approximately $117,000, $483,000, $92,000 and $64,000 related to revising the estimate of the amounts to be paid regarding the Exchange Transactions.

                                                           QUARTER ENDED
                                                           --------------
1996                                      MARCH 31,      JUNE 30,       SEPTEMBER 30,       DECEMBER 31,       TOTAL
                                         ----------      --------       -------------       ------------       ------
Revenues                                 $   12,664         3,027               1,532              4,438       21,661
Costs and expenses                            8,121         1,664               1,573              1,321       12,679
Income (loss) before extraordinary item       3,069         1,531                 (41)             1,499        6,058
Net income (loss)                             3,818         1,537                 (41)             1,597        6,911

Basic earnings per share:
  Before extraordinary items                    .39           .20                (.01)               .19          .78
  Extraordinary items                           .10          -                   -                   .01          .11
                                         ----------      --------       -------------       ------------       ------
  Net income                                    .49           .20                (.01)               .20          .89
                                         ==========      ========       =============       ============       ======

Diluted earnings per share:
  Before extraordinary items                    .38           .18                -                   .18          .73
  Extraordinary items                           .09          -                   -                   .01          .10
                                         ----------      --------       -------------       ------------       ------
  Net income                                    .47           .18                -                   .19          .83
                                         ==========      ========       =============       ============       ======

Basic weighted average number of
 common shares outstanding                    7,794         7,794               7,797              7,858        7,811
                                         ==========      ========       =============       ============       ======

Diluted weighted average number of
 common shares outstanding                    8,182         8,288               8,328              8,490        8,347
                                         ==========      ========       =============       ============       ======


During the first, second and fourth quarter of 1996, the Company recognized extraordinary gains of approximately $749,000, $6,000 and $98,000 related to revising the estimate of the amounts to be paid regarding theExchange Transactions. In March 1996, Cypress Creek was sold to an unaffiliated third party for approximately $9.7 million. The cost of sale was approximately $6.4 million.

16. CONSOLIDATED STATEMENTS OF CASH FLOWS

In addition to the non-cash investing and financing activities described elsewhere herein, other non-cash investing and financing activities are as follows:

                                                                NINE MONTHS
                                                            ENDED SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                            ------------------     --------------------------
                                                            1998         1997       1997       1996        1995
                                                            ------     -------     ------    -------     ------
The net gains associated with the settlements of
 litigation, net of income taxes                               -          692        756        853        3,242
                                                           ======      =======     ======    =======     =======
The change in stockholders' equity resulting from
 the Company's proportionate share of BBC's net
 unrealized appreciation on securities available
 for sale, less related deferred income taxes               (178)         152        (53)    (2,328)       2,546
                                                           ======      =======     ======    =======     =======
Net gain from extinguishment of debt,
 net of income taxes                                          61          115        115          -          460
                                                           ======      =======     ======    =======     =======
Net gain on debt restructuring,
 net of income taxes                                           -          181        181          -            -
                                                           ======      =======     ======    =======     =======
Reinstatement of mortgage receivables
 related to extinguishment of debt                             -            -          -          -        1,484
                                                           ======      =======     ======    =======     =======
Reinstatement of mortgage payables
 related to extinguishment of debt                             -            -          -          -          976
                                                           ======      =======     ======    =======     =======
Transfers from escrow accounts to reflect payments
 on subordinated debentures                                  248       10,765     10,930        537        3,697
                                                           ======      =======     ======    =======     =======
Effect of issuance by BBC of BBC's
Common Stock to shareholders other than BFC,
 net of deferred income taxes                                  -            -      3,975      1,274       (1,252)
                                                           ======      =======     ======    =======     =======
Net effect of other BBC capital transactions,
 net of income taxes                                       2,529       (1,966)    (1,216)      (335)           -
                                                           ======      =======     ======    =======     =======
Loss on disposition of mortgage notes
 and investment, net                                           -            -          -        474            -
                                                           ======      =======     ======    =======     =======

Conversion of mortgage receivable to an
 equity interest in an affiliated partnership                  -          184        184          -            -
                                                           ======      =======     ======    =======     =======
Increase in equity for the tax effect related to
 the exercise of employee stock options                       25           64         65         77            -
                                                           ======      =======     ======    =======     =======

Deferred profit recognized                                   316            -          -          -            -
                                                           ======      =======     ======    =======     =======
BBC dividends on common stock
 declared and paid in subsequent period                      303          288        288        227          215
                                                           ======      =======     ======    =======     =======
Interest paid on borrowings                                1,182        1,611      2,073      2,396        2,520
                                                           ======      =======     ======    =======     =======

17. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (FAS 107) issued by the FASB.

Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale. The Company's fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates. Due to the lack of an active trading market on the subordinated debentures, fair value is presumed to equal carrying value.

The following table presents information for the Company's financial instruments as of September 30, 1998, December 31, 1997 and 1996 (in thousands):

                                           SEPTEMBER 30,                DECEMBER 31,               DECEMBER 31,
                                               1998                           1997                    1996
                                       --------------------         ---------------------      -------------------
                                       CARRYING       FAIR          CARRYING         FAIR      CARRYING     FAIR
                                         VALUE        VALUE          AMOUNT         VALUE       AMOUNT      VALUE
                                       --------      ------         ------        -------      --------    ------
Financial assets:
 Cash and cash equivalents          $     1,157        1,157           604           604        1,796      1,796
 Securities available for sale              919          919         1,478         1,478        6,819      6,819
 Mortgage notes and related
  receivables, net                        1,766        1,766         1,859         1,859        2,180      2,180

Financial liabilities:
 Mortgage payables and other
  borrowings                             12,344       12,344        22,943        22,943       25,498     25,498
 Subordinated debentures, net             6,782        6,782         7,263         7,263       19,135     19,135

18. EARNINGS PER SHARE

The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the nine months ended September 30, 1998 and 1997 and for each of the years in the three year period ended December 31, 1997 (in thousands, except per share data):

                                                               NINE MONTHS
                                                            ENDED SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                            -------------------     ---------------------------
                                                            1998         1997       1997       1996        1995
                                                            --------   --------     ------    ------     ------
Basic Numerator:
Net income available for common shareholders                $  1,609      8,003      9,818     6,911       7,932
                                                            ========   ========     ======    ======     =======
Basic Denominator
Weighted average shares outstanding                            7,953      7,935      7,938     7,811       7,709
                                                            ========   ========     ======    ======     =======
Basic earnings per share                                    $    .20       1.00       1.23       .89        1.03
                                                            ========   ========     ======    ======     =======
Diluted Numerator:
Dilutive net income available  to
  common shareholders                                       $  1,609      8,003      9,818     6,911       7,932
                                                            ========   ========     ======    ======     =======
Diluted Denominator
Basic weighted average shares outstanding                      7,953      7,935      7,938     7,811       7,709
Options (2)                                                    1,203        657        793       536           -
                                                            --------   --------     ------    ------     ------
Diluted weighted average shares outstanding                    9,156      8,592      8,731     8,347       7,709
                                                            ========   ========     ======    ======     =======
Diluted earnings per share                                  $    .18        .93       1.12       .83        1.03
                                                            ========   ========     ======    ======     =======

(1) Prior to 1997 there were no Class A common shares outstanding. All shares outstanding prior to 1997 were Class B common shares. While the Company has two classes of common stock outstanding, the two-class method is not presented because the company's capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes.
(2) The number of options considered outstanding shares for diluted earnings per share is based upon application of the treasury stock method to the options outstanding as of the end of the period.
(3) I.R.E. Realty Advisory Group, Inc. ("RAG") owns 1,375,000 of BFC Financial Corporation's Class A Common Stock and 500,000 shares of BFC Financial Corporation Class B Common Stock. Because the Company owns 45.5% of the outstanding common stock of RAG, 624,938 shares of Class A Common Stock and 227,500 shares of Class B Common Stock are eliminated from the number of shares outstanding for purposes of computing earnings per share.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
BankAtlantic Bancorp, Inc.:

         We have audited the accompanying consolidated statements of financial condition of BankAtlantic Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BankAtlantic Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                                       KPMG LLP

Fort Lauderdale, Florida
January 21, 1998, except Note 23,
which is dated February 26, 1998

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                             SEPTEMBER 30,          DECEMBER 31,
                                                                                              -----------    -----------------------
(In thousands, except share data)                                                                 1998          1997         1996
                                                                                              -----------    ----------   ----------
ASSETS                                                                                        (Unaudited)
Cash and due from depository institutions .................................................   $    88,321    $   82,787   $  102,995
Federal Funds sold ........................................................................         3,250             0        6,148
Investment securities, net - held to maturity, at cost which approximates
  market value ............................................................................        55,853        55,213       54,511
Loans receivable, net .....................................................................     2,379,935     1,911,263    1,808,649
Loans held for sale .......................................................................       166,238       161,562       16,207
Securities available for sale (at market value) ...........................................       609,115       607,490      439,345
Trading securities (at market value) ......................................................        23,123         5,067            0
Accrued interest receivable ...............................................................        26,912        22,624       20,755
Investment in real estate held for development and sale and joint ventures, net ...........        51,056        18,638            0
Real estate owned, net ....................................................................         5,319         7,528        4,918
Office properties and equipment, net ......................................................        56,954        51,130       48,274
Federal Home Loan Bank stock, at cost which approximates market value .....................        52,377        34,887       14,787
mortgage servicing rights .................................................................        51,651        38,789       25,002
Deferred tax asset, net ...................................................................        13,565         3,197        3,355
Cost over fair value of net assets acquired ...............................................        56,368        26,188       28,591
Other assets ..............................................................................        42,587        38,117       31,990
                                                                                              -----------    ----------   ----------
         Total assets .....................................................................   $ 3,682,624    $3,064,480   $2,605,527
                                                                                              ===========    ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits ..................................................................................   $ 1,883,229    $1,763,733   $1,832,780
Advances from FHLB ........................................................................     1,047,520       697,707      295,700
Federal Funds purchased ...................................................................             0         2,500            0
Securities sold under agreements to repurchase ............................................       110,060        58,716      190,588
Subordinated debentures and notes payable .................................................       178,334       179,600       78,500
Guaranteed preferred beneficial interests in Company's Junior Subordinated Debentures .....        74,750        74,750            0
Advances by borrowers for taxes and insurance .............................................        71,906        39,397       29,659
Other liabilities .........................................................................        69,504        40,906       30,596
                                                                                              -----------    ----------   ----------
         Total liabilities ................................................................     3,435,303     2,857,309    2,457,823
                                                                                              -----------    ----------   ----------
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; none
 issued and outstanding ...................................................................             0             0            0
Class A common stock, $.01 par value, authorized 80,000,000 shares;
   issued and outstanding 26,709,814, 21,509,159 and 18,128,782 shares ....................           267           215           78
Class B common stock, $.01 par value, authorized 45,000,000 shares;
   issued and outstanding 10,387,431, 10,690,231 and 10,542,116 shares ....................           104           107          105
Additional paid-in capital ................................................................       147,316        98,475       64,171
Unearned compensation  - restricted stock grants ..........................................        (7,566)            0            0
Retained earnings .........................................................................       106,946       107,650       82,602
                                                                                              -----------    ----------   ----------
Total stockholders' equity before accumulated other comprehensive income ..................       247,067       206,447      146,956
                                                                                              -----------    ----------   ----------
Accumulated other comprehensive income - net unrealized appreciation on
  securities available for sale - net of deferred income taxes ............................           254           724          748
                                                                                              -----------    ----------   ----------
         Total stockholders' equity .......................................................       247,321       207,171      147,704
                                                                                              -----------    ----------   ----------
         Total liabilities and stockholders' equity .......................................   $ 3,682,624    $3,064,480   $2,605,527
                                                                                              ===========    ==========   ==========

                 See Notes to Consolidated Financial Statements

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               FOR THE NINE
                                                                               MONTHS ENDED            FOR THE YEARS ENDED
(In thousands, except per share data)                                          SEPTEMBER 30,                DECEMBER 31,
                                                                           --------------------   --------------------------------
                                                                              1998       1997       1997       1996         1995
                                                                           ---------    -------   --------   ---------   ---------
INTEREST INCOME:                                                                (Unaudited)
Interest and fees on loans ............................................... $ 156,705    127,404   $171,220   $ 107,922   $  72,841
Interest on banker's acceptances .........................................       946          0        473          22           0
Interest on mortgage-backed securities held to maturity ..................         0          0          0           0      37,855
Interest on securities available for sale ................................    26,237     22,927     31,177      38,159       7,207
Interest and dividends on investment and trading securities ..............     7,317      5,679      7,692       6,528      12,174
                                                                           ---------    -------   --------   ---------   ---------
        Total interest income ............................................   191,205    156,010    210,562     152,631     130,077
                                                                           ---------    -------   --------   ---------   ---------
INTEREST EXPENSE:
Interest on deposits .....................................................    49,888     51,510     68,281      55,028      46,646
Interest on advances from FHLB ...........................................    38,769     18,752     27,345       9,221       7,449
Interest on securities sold under agreements to repurchase and federal
  funds purchased ........................................................     9,998      6,354      8,023       8,764      10,815
Interest on subordinated debentures, notes payable and guaranteed
  beneficial interests in Company's Junior Subordinated Debentures .......    14,646      7,634     11,582       4,018         776
Capitalized interest on investments in and advances to joint ventures ....      (470)         0          0           0           0
                                                                           ---------    -------   --------   ---------   ---------
          Total interest expense .........................................   112,831     84,250    115,231      77,031      65,686
                                                                           ---------    -------   --------   ---------   ---------
Net interest income ......................................................    78,374     71,760     95,331      75,600      64,391
Provision for loan losses ................................................     9,811      8,833     11,268       5,844       4,182
                                                                           ---------    -------   --------   ---------   ---------
Net interest income after provision for loan losses ......................    68,563     62,927     84,063      69,756      60,209
                                                                           ---------    -------   --------   ---------   ---------
NON-INTEREST INCOME (LOSS):
Loan servicing and other loan fees, net ..................................    (1,065)     3,773      4,640       4,216       3,524
Provision for valuation of  mortgage servicing rights ....................   (15,000)         0          0           0           0
Gains on sales of loans held for sale ....................................     3,612      2,653      6,802         534         395
Trading account gains (losses) ...........................................      (523)     1,495      2,463           0         589
Gains on sales of mortgage servicing rights ..............................     2,661      6,548      7,905       4,182       2,744
Gains on sales of securities available for sale ..........................     2,462      1,136      2,367       5,959           0
Gains on sales of real estate held for development and sale ..............     5,935          0        727           0           0
Gains (losses) on sales of property and equipment ........................        (6)       852        852       3,061          18
Principal transactions ...................................................     1,469          0          0           0           0
Investment banking .......................................................     3,914          0          0           0           0
Commissions ..............................................................     2,179         71        103          21           0
Transaction fees .........................................................     8,621      6,787      9,302       8,600       6,963
ATM fees .................................................................     4,673      4,000      5,329       3,944       2,033
Other ....................................................................     3,955      2,616      3,572       3,220       3,122
                                                                           ---------    -------   --------   ---------   ---------
        Total non-interest income ........................................    22,887     29,931     44,062      33,737      19,388
                                                                           ---------    -------   --------   ---------   ---------
NON-INTEREST EXPENSE:
Employee compensation/benefits excluding RBCO and real estate ............    35,424     28,866     40,236      33,216      25,403
operations
Employee compensation/benefits for RBCO and real estate operations .......     6,042          0        143           0           0
Occupancy and equipment ..................................................    16,390     13,810     18,666      13,615      10,831
SAIF special assessment ..................................................         0          0          0       7,160           0
Federal insurance premium ................................................       786        822      1,084       2,495       2,750
Advertising and promotion ................................................     4,458      1,561      2,211       2,079       2,144
Foreclosed asset activity, net ...........................................       (17)       245        118        (725)     (3,178)
Amortization of cost over fair value of net assets acquired ..............     2,337      1,881      2,508       1,545       1,122
Other excluding RBCO and real estate operations ..........................    17,487     13,559     17,637      12,856      12,088
Other for RBCO and real estate operations ................................     4,612          0          0           0           0
                                                                           ---------    -------   --------   ---------   ---------
        Total non-interest expense .......................................    87,519     60,744     82,603      72,241      51,160
                                                                           ---------    -------   --------   ---------   ---------
Income before income taxes ...............................................     3,931     32,114     45,522      31,252      28,437
Provision for income taxes ...............................................     1,828     12,523     17,753      12,241      10,018
                                                                           ---------    -------   --------   ---------   ---------
Net income ...............................................................     2,103     19,591     27,769      19,011      18,419
                                                                           ---------    -------   --------   ---------   ---------
Dividends on non-cumulative preferred stock ..............................         0          0          0           0         677
Amount classified as dividends on non-cumulative preferred
  stock redemption(A).....................................................         0          0          0           0       1,353
                                                                           ---------    -------   --------   ---------   ---------
        Total dividends on non-cumulative preferred stock ................         0          0          0           0       2,030
                                                                           ---------    -------   --------   ---------   ---------
Net income available for common shares ................................... $   2,103     19,591   $ 27,769   $  19,011   $  16,389
                                                                           =========    =======   ========   =========   =========
BASIC EARNINGS PER SHARE CLASS A COMMON STOCK ............................ $    0.07       0.70   $  0.98    $    0.64   $  N/A
                                                                           =========    =======   ========   =========   =========
BASIC EARNINGS PER SHARE CLASS B COMMON STOCK ............................ $    0.05       0.68   $   0.94   $    0.72   $    0.64
                                                                           =========    =======   ========   =========   =========
DILUTED EARNINGS PER SHARE CLASS A COMMON STOCK .......................... $    0.06       0.56   $   0.78   $    0.58   $  N/A
                                                                           =========    =======   ========   =========   =========
DILUTED EARNINGS PER SHARE CLASS B COMMON STOCK .......................... $    0.05       0.56   $   0.77   $    0.66   $    0.62
                                                                           =========    =======   ========   =========   =========

(A) The excess of the redemption price above the recorded amount of preferred stock is considered a preferred stock dividend. The impact of the October 1995 preferred stock redemption for the year ended December 31, 1995 was a reduction of $0.05 for basic and diluted earnings per share.

                 See Notes to Consolidated Financial Statements

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                NET
                                                                                                             UNREALIZED
                                                                                                            APPRECIATION
                                                                      ADDITIONAL                                ON
                                                                       PAID-IN                               SECURITIES
                                                   COMPRE-             CAPITAL          ADDITIONAL           AVAILABLE
                                                   HENSIVE  PREFERRED  PREFERRED  COMMON PAID-IN   RETAINED     FOR
(In thousands)                                     INCOME    STOCK      STOCK     STOCK  CAPITAL   EARNINGS    SALE       TOTAL
                                                   --------  -------   --------   -----  --------  --------   -------   ---------
BALANCE, DECEMBER 31, 1994 ......................            $     3   $  7,027   $  65  $ 47,027  $ 51,205   $   193   $ 105,520
Net income ......................................  $ 18,419        0          0       0         0    18,419         0      18,419
Other comprehensive income, net of tax:
 Unrealized gain on securities
 available for sale .............................     5,540
                                                   --------
Comprehensive income ............................  $ 23,959
                                                   ========
5 for 4 stock split June 1995 ...................                  0          0      16         0       (16)        0           0
5 for 4 stock split January 1996 ................                  0          0      21         0       (21)        0           0
Dividends on preferred stock ....................                  0          0       0         0      (677)        0        (677)
Redemption of preferred stock ...................                 (3)    (7,027)      0         0    (1,353)        0      (8,383)
Dividends on common stock .......................                  0          0       0         0    (1,740)        0      (1,740)
Exercise of 1984 Class B common
 stock options ..................................                  0          0       2       706         0         0         708
Tax effect relating to the
exercise of stock options .......................                  0          0       0       173         0         0         173
Exercise of stock warrants ......................                  0          0       2       999         0         0       1,001
Net change in unrealized
 appreciation on securities
 available for sale
 - net of deferred income taxes .................                  0          0       0         0         0     5,540       5,540
                                                             -------   --------   -----  --------  --------   -------   ---------
BALANCE, DECEMBER 31, 1995 ......................                  0          0     106    48,905    65,817     5,733     120,561
Net income ......................................  $ 19,011        0          0       0         0    19,011         0      19,011
Other comprehensive income, net of tax:

Unrealized gains on securities
 available for sale .............................    (6,227)
Reclassification adjustment for
 gains and (losses) included in net
 income .........................................     1,242
                                                   --------
Other comprehensive loss ........................    (4,985)
                                                   --------
Comprehensive income ............................  $ 14,026
                                                   ========
Proceeds from issuance of Class A
 common stock, net ..............................                  0          0      12    17,992         0         0      18,004
Dividends on Class A common stock ...............                  0          0       0         0      (460)        0        (460)
Dividends on Class B common stock ...............                  0          0       0         0    (1,699)        0      (1,699)
Exercise of 1984 Class B common
 stock options ..................................                  0          0       0       413         0         0         413
Tax effect relating to the
 exercise of stock options ......................                  0          0       0       118         0         0         118
Purchase and retirement of Class A
  common stock ..................................                  0          0      (1)   (1,856)        0         0      (1,857)
Purchase and retirement of  Class
 B common stock .................................                  0          0      (1)   (1,401)        0         0      (1,402)
5 for 4 stock split July 1996 ...................                  0          0      30         0       (30)        0           0
5 for 4 stock split February 1997 ...............                  0          0      37         0       (37)        0           0
Net change in unrealized
 appreciation on securities
 available for sale - net of
 deferred income taxes ..........................                  0          0       0         0         0    (4,985)     (4,985)
                                                             -------   --------   -----  --------  --------   -------   ---------
BALANCE, DECEMBER 1996 ..........................                  0          0     183    64,171    82,602       748     147,704
                                                             -------   --------   -----  --------  --------   -------   ---------

           See Notes to Consolidated Financial Statements. (Continued)

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                               NET
                                                                                                            UNREALIZED
                                                                                                           APPRECIATION
                                                                                                               ON
                                                                                                            SECURITIES
                                                          COMPRE-              ADDITIONAL                   AVAILABLE
                                                         HENSIVE    COMMON      PAID-IN       RETAINED         FOR
(In thousands)                                            INCOME    STOCK        CAPITAL      EARNINGS        SALE           TOTAL
                                                       ---------  --------      --------      ---------     --------      ----------
BALANCE, DECEMBER 31, 1996 .......................                $    183      $ 64,171      $  82,602          748      $ 147,704
Net income .......................................     $ 27,769          0             0         27,769            0         27,769
Other comprehensive income, net of tax:
 Unrealized gains on securities
 available for sale ..............................          526
Reclassification adjustment for gains
 and (losses) included in net income .............         (550)
                                                       --------
Other comprehensive loss .........................          (24)
                                                       --------
Comprehensive income .............................     $ 27,745
                                                       ========
Proceeds from issuance of Class A
 common stock, net ...............................                      35        43,339              0            0         43,374
Issuance of Class A common stock upon
  conversion of subordinated debentures ..........                       0           375              0            0            375
Dividends on Class A common stock ................                       0             0         (1,365)           0         (1,365)
Dividends on Class B common stock ................                       0             0         (1,244)           0         (1,244)
Exercise of Class A common
 stock options ...................................                       0            97              0            0             97
Exercise of Class B common
 stock options ...................................                       3         1,757              0            0          1,760
Tax effect relating to the exercise of
 stock options ...................................                       0           913              0            0            913
Purchase and retirement of Class A
 common stock ....................................                      (3)       (3,340)             0            0         (3,343)
Purchase and retirement of Class B
 common stock ....................................                      (8)       (8,837)             0            0         (8,845)
5 for 4 stock split July 1997 ....................                      48             0            (48)           0              0
5 for 4 stock split February 1998 ................                      64             0            (64)           0              0
Net change in unrealized appreciation on
 securities available for sale
 - net of deferred income taxes ..................                       0             0              0          (24)           (24)
                                                                  --------      --------      ---------     --------      ----------
BALANCE, DECEMBER 31, 1997 .......................                $    322      $ 98,475      $ 107,650     $    724      $  207,171
                                                                  ========      ========      =========     ========      ==========

         See Notes to Consolidated Financial Statements (Continued)

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                NET
                                                                                                   UNEARNED  UNREALIZED
                                                                                                    COMPEN-   APPRECI-
                                                                                ADDI-               SATION -  ATION ON
                                                        COMPRE-                 TIONAL             RESTRICTED SECURITIES
                                                        HENSIVE       COMMON    PAID-IN    RETAINED   STOCK   AVAILABLE
(IN THOUSANDS)                                          INCOME        STOCK     CAPITAL    EARNINGS   GRANTS  FOR SALE    TOTAL
                                                        -------      -------   ---------   --------   -------   -----   ---------
(Unaudited)

BALANCE, DECEMBER 31, 1997 .........................                 $   322   $  98,475   $107,650   $     0   $ 724   $ 207,171
Net income .........................................    $ 2,103            0           0      2,103         0       0       2,103
                                                        -------
Other comprehensive income, net of tax:
 Unrealized gains on securities available for
 sale ..............................................       333
Reclassification adjustment for gains and
(losses) included in net income ....................      (803)
                                                        ------
  Other comprehensive loss .........................      (470)
                                                        ------
Comprehensive income ...............................   $ 1,633
                                                       =======
Dividends on Class A common stock ..................                       0           0     (2,042)        0       0      (2,042)
Dividends on Class B common stock ..................                       0           0       (765)        0       0        (765)
Exercise of Class A common stock options ...........                       0         200          0         0       0         200
Exercise of Class B common stock options ...........                       4       1,380          0         0       0       1,384
Tax effect relating to the exercise of stock options                       0         709          0         0       0         709
Purchase and retirement of Class B common stock ....                      (7)    (10,640)         0         0       0     (10,647)
Issuance of Class A common stock for acquisitions ..                      43      41,819          0         0       0      41,862
Issuance of Class A common stock options
 upon acquisition of RBCO ..........................                       0       1,582          0         0       0       1,582
Issuance of Class A common stock upon
 conversion of subordinated debentures, net ........                       9       5,720          0         0       0       5,729
Unearned compensation - restricted stock grants ....                       0       8,071          0    (8,071)      0           0
Amortization of  unearned compensation
 - restricted stock grants .........................                       0           0          0       505       0         505
Net change in unrealized depreciation on
 securities available for sale-net of
 deferred income taxes .............................                       0           0          0         0    (470)       (470)
                                                                     -------   ---------   --------   -------   -----   ---------
BALANCE, SEPTEMBER 30, 1998 ........................                 $   371   $ 147,316   $106,946   $(7,566)  $ 254   $ 247,321
                                                                     =======   =========   ========   =======   =====   =========

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                FOR THE NINE
                                                                                MONTHS ENDED             FOR THE YEARS ENDED
                                                                                SEPTEMBER 30,                DECEMBER 31,
                                                                            ---------------------   -------------------------------
                                                                           1998        1997         1997         1996        1995
                                                                            ---------   ---------   ---------   --------   --------
(In thousands)                                                                   (Unaudited)
OPERATING ACTIVITIES:
Net Income ...............................................................  $   2,103   $  19,591   $  27,769   $ 19,011   $ 18,419
ADJUSTMENT TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
OPERATING ACTIVITIES:
Provision for loan losses ................................................      9,811       8,833      11,268      5,844      4,182
Provision for (reversal of) losses on real estate owned ..................        522           0         (56)      (197)    (1,187)
Gain on sales of real estate held for development and sale ...............     (5,935)          0        (727)         0          0
Depreciation .............................................................      4,499       3,577       4,786      3,835      3,203
Amortization of  mortgage servicing rights ...............................     12,603       5,767       8,210      6,849      4,362
Provision for valuation of mortgage servicing rights .....................     15,000           0           0          0          0
Amortization of unearned compensation -restricted  stock grants ..........        505           0           0          0          0
Increase (decrease) for deferred income taxes ............................     (9,592)       (600)        173      1,495      1,551
Net amortization  (accretion) of securities ..............................       (958)       (302)       (826)      (257)       780
Gains on sales of real estate owned ......................................       (984)       (328)       (354)      (575)    (2,032)
Net accretion of deferred loan origination fees and costs ................     (1,206)       (801)     (1,170)    (1,154)    (1,095)
Proceeds from sales of loans held for sale ...............................    240,444     137,549     280,703     59,942     34,548
Fundings of loans held for sale ..........................................    (92,032)    (67,715)    (79,832)   (57,097)   (41,326)
Loans purchased for resale ...............................................    (29,997)          0           0          0          0
Gains on sales of loans held for sale ....................................     (3,612)     (2,653)     (6,802)      (534)      (395)
Tax certificate (recoveries) provision ...................................         98        (164)        (98)      (184)      (145)
(Gains) losses on sales of office properties and equipment ...............          6        (852)       (852)    (3,061)       (18)
Purchase of trading securities, net ......................................     (1,621)     (6,243)     (6,243)         0          0
Proceeds from sales of trading securities ................................      1,848       3,501       3,640          0      9,524
Decrease in RBCO securities owned at market ..............................      9,803           0           0          0          0
Unrealized and realized (gains) losses on trading securities .............        523      (1,495)     (2,463)         0       (589)
Gains on sales of securities available for sale ..........................     (2,462)     (1,136)     (2,367)    (5,959)         0
Gains on sales of mortgage servicing rights ..............................     (2,661)     (6,548)     (7,905)    (4,182)    (2,744)
Loss (income) from joint venture operations ..............................       (103)          0          12          0         (6)
Decrease (increase) in accrued interest receivable .......................     (4,288)       (677)     (1,869)    (2,021)     1,593
Amortization of dealer reserve ...........................................      6,336       6,054       8,035      4,159      2,071
Amortization of cost over fair value of net assets acquired ..............      2,337       1,881       2,508      1,545      1,122
Net accretion of other purchase accounting adjustments ...................        (54)       (335)       (417)      (329)      (612)
Amortization of deferred borrowing costs .................................        583         303         445        222         98
Decrease (increase) in other assets ......................................     (2,730)      6,793       1,977        804      4,574
Increase in clearing agent receivable ....................................     (6,052)          0           0          0          0
Increase  in other liabilities ...........................................      2,907       7,580       8,859        740        651
Decrease in RBCO securities sold not yet purchased .......................     (1,974)          0           0          0          0
Writedown of office properties and equipment .............................          0           0           0        263        120
                                                                            ---------   ---------   ---------   --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES ................................    143,667     111,580     246,404     29,159     36,649
                                                                            ---------   ---------   ---------   --------   --------

           See Notes to Consolidated Financial Statements (continued)

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                FOR THE NINE
                                                                                MONTHS ENDED             FOR THE YEARS ENDED
                                                                                SEPTEMBER 30,                DECEMBER 31,
                                                                        -----------------------   ---------------------------------
                                                                           1998        1997         1997         1996        1995
                                                                        -----------   ---------   ---------   ---------   ---------
(In thousands)                                                                 (Unaudited)
INVESTING ACTIVITIES:
Purchase of investment securities ....................................      (44,202)    (39,510)    (47,822)    (56,884)    (70,872)
Proceeds from redemption and maturity of investment securities .......       43,464      34,232      47,218      52,413     140,837
Purchase of securities available for sale ............................     (881,781)   (433,495)   (664,993)   (231,765)          0
Principal collected on securities available for sale .................      177,845     106,138     141,775      43,236      11,989
Proceeds from sales of securities available for sale .................      702,999     273,770     357,863     374,413         852
Residential loans purchased ..........................................   (1,050,542)   (376,502)   (524,498)   (465,942)     (9,930)
Principal reduction on loans .........................................    1,100,381     658,991     947,281     548,536     444,867
Loan fundings for portfolio ..........................................     (791,249)   (497,460)   (720,620)   (692,546)   (597,274)
Banker's acceptances funded ..........................................      (94,622)        (77)   (159,709)        (86)          0
Proceeds from maturity of banker's acceptances .......................      210,527         287         287         108           0
Proceeds from sales of banker's acceptances ..........................       41,877           0           0           0           0
Mortgage-backed securities purchased held to maturity ................            0           0           0           0     (75,262)
Principal collected on mortgage-backed securities held to maturity ...            0           0           0     131,361     110,084
Proceeds from sales of real estate owned .............................        6,300       2,558       2,876       4,938       5,373
Additions to dealer reserve ..........................................       (6,421)     (7,522)     (9,409)     (4,203)     (3,684)
Additions to office properties and equipment .........................       (7,294)     (5,878)     (7,934)    (10,326)     (5,535)
Proceeds from sales of office properties and equipment ...............            0       1,144       1,144       2,666          18
Proceeds received from joint ventures ................................            0           0           0           0       1,239
Investment in joint ventures .........................................      (30,871)     (1,738)     (1,325)          0           0
Purchases of FHLB stock net of redemptions ...........................      (17,490)    (12,650)    (20,100)     (1,923)     (1,249)
Proceeds from maturities of interest bearing deposits with banks .....            0           0           0      19,795           0
Proceeds from sales of mortgage servicing rights .....................       27,962      26,554      35,550      15,586       8,340
Mortgage servicing rights purchased ..................................      (47,599)    (43,199)    (45,840)    (27,681)    (10,112)
Cost of equipment acquired for lease .................................      (13,620)          0           0           0           0
Leases repurchased ...................................................       (3,519)          0           0           0           0
Proceeds for sales of real estate held for development and  sale .....       12,750           0       2,133           0           0
Additional investment in real estate held for development and sale ...       (5,334)          0        (623)          0           0
Acquisitions, net of cash acquired ...................................          433           0     (17,917)    (38,311)    (14,914)
                                                                        -----------   ---------   ---------   ---------   ---------
NET CASH USED BY INVESTING ACTIVITIES ................................     (670,006)   (314,357)   (684,663)   (336,615)    (65,233)
                                                                        -----------   ---------   ---------   ---------   ---------
FINANCING ACTIVITIES:
Net increase (decrease) in deposits ..................................       78,345    (110,525)   (122,938)     15,905      51,093
Interest credited to deposits ........................................       41,151      41,008      53,754      47,433      43,447
Proceeds from FHLB advances ..........................................    1,182,000     573,006     763,006     577,643     641,785
Repayments of FHLB advances ..........................................     (832,187)   (320,000)   (360,999)   (488,755)   (602,050)
Net increase (decrease)  in federal  funds purchased .................       (2,500)          0       2,500      (1,200)      1,200
Proceeds from notes payable ..........................................        3,680           0         563           0       4,000
Repayment of notes payable ...........................................       (7,376)          0        (903)         (1)     (3,999)
Net increase (decrease) in securities sold under  agreements to ......       51,344     (62,219)   (131,872)    122,329    (104,207)
repurchase
Proceeds from the issuance of subordinated debentures ................            0           0     100,000      57,500      21,000
Deferred costs on the issuance of subordinated debentures ............            0           0      (3,488)     (2,356)     (1,052)
Preferred stock redemption ...........................................            0           0           0           0      (8,383)
Proceeds from issuance of guaranteed preferred interests in the
  Company's Junior Subordinated Debentures ...........................            0      74,750      74,750           0           0
Deferred offering costs from issuance of guaranteed preferred
  interests in the  Company's Junior Subordinated Debentures .........            0      (2,908)     (2,908)          0           0
Payment to acquire and retire common stock ...........................      (10,647)    (12,188)    (12,188)     (3,259)          0
Issuance of common stock, net ........................................            0           0      43,374      18,004           0
Issuance of common stock upon exercise of stock options and warrants .        1,584       1,805       1,857         413       1,709
Receipts (payments) of advances by borrowers for taxes  and
 insurance, net ......................................................       32,509      27,808       9,738       5,235         277
Preferred stock dividends paid .......................................            0           0           0           0        (677)
Common stock dividends paid ..........................................       (2,780)     (1,635)     (2,343)     (2,159)     (1,672)
                                                                        -----------   ---------   ---------   ---------   ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES ............................      535,123     208,902     411,903     346,732      42,471
                                                                        -----------   ---------   ---------   ---------   ---------
Increase (decrease ) in cash and cash equivalents ....................        8,784       6,125     (26,356)     39,276      13,887
Cash and cash equivalents at the beginning of period .................       82,787     109,143     109,143      69,867      55,980
                                                                        -----------   ---------   ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ...........................  $    91,571   $ 115,268   $  82,787   $ 109,143   $  69,867
                                                                        ===========   =========   =========   =========   =========

           See Notes to Consolidated Financial Statements (continued)

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                  FOR THE NINE
                                                                                  MONTHS ENDED             FOR THE YEARS ENDED
                                                                                  SEPTEMBER 30,                DECEMBER 31,
                                                                            -----------------------   ------------------------------
                                                                                1998        1997         1997        1996      1995
                                                                            -----------   ---------   ---------   ---------   ------
(In thousands)                                                                   (Unaudited)
SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Interest paid .............................................................  $ 109,674   $  83,087   $ 112,161   $ 71,656   $ 65,708
Income taxes paid .........................................................      8,737      10,825      15,060      8,600      9,320
Income taxes refunded .....................................................          0           0           0          0         88
Loans transferred to real estate owned ....................................      3,629       3,221       5,076      1,788      1,029
Residential loans held to maturity transferred to available for sale ......    108,465     245,703     321,360          0          0
Loans charged-off .........................................................     10,342       8,322      11,330      7,718      5,433
Real estate owned charged-off .............................................        802           0         244        803        213
Tax certificates charged-off (recoveries), net ............................         41        (755)        419         (2)     1,192
Book value of  securities transferred to available for sale ...............          0           0           0          0    638,818
Issuance of Class A common stock upon acquisitions ........................     41,862           0           0          0          0
Issuance of Class A common stock upon acquisition of RBCO .................      1,582           0           0          0          0
Issuance of Class A common stock upon conversion of
 subordinated debentures ..................................................      5,729         200         375          0          0
Decrease in deferred offering costs upon conversion of
 subordinated debentures ..................................................        214           0           0          0          0
Decrease in subordinated debentures upon conversion to Class A
 common stock .............................................................     (5,943)          0           0          0          0
Increase in equity for the tax effect related to the exercise of
 stock options ............................................................        709         861         913        118        173
Class A common stock cash dividends declared and paid in
 subsequent period ........................................................        735         383         496        168          0
Class B common stock cash dividends declared and paid in
 subsequent period ........................................................        260         320         321        384        467
Change in unrealized appreciation (depreciation) on
 securities available for sale ............................................       (782)        615         (39)    (8,115)     9,019
Change in deferred taxes on net unrealized (depreciation)
   appreciation on securities available for sale ..........................       (312)        237         (15)    (3,130)     3,479
Change in stockholders' equity from net unrealized (depreciation)
 appreciation on securities available for sale, less related
 deferred income taxes ....................................................       (470)        378         (24)    (4,985)     5,540
Net change in proceeds receivable from sales of mortgage
 servicing rights .........................................................     (5,614)     10,476       7,388      9,522          0
Originated mortgage servicing rights ......................................      1,550       1,194       1,668        311          0
Proceeds receivable from sales of properties leased to others .............          0           0           0      5,401          0
Transfer from securities available for sale to trading securities .........      1,125       6,230       6,230          0          0
Accrual for the purchase of bulk mortgage servicing rights not yet
 fully paid for ...........................................................     12,553           0           0          0          0
Increase in real estate held for development and resale resulting from St. Lucie West Company ("SLWHC") purchase accounting
 adjustments ..............................................................      1,502           0           0          0          0
Decrease in other assets resulting from SLWHC purchase
 accounting adjustments ...................................................     (1,502)          0           0          0          0

                 See Notes to Consolidated Financial Statements

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF FINANCIAL STATEMENT PRESENTATION -- BankAtlantic Bancorp, Inc. (the "Company") is a unitary savings bank holding company. The Company's primary asset is the capital stock of BankAtlantic, its wholly owned subsidiary and its primary activities currently relate to the operations of BankAtlantic and BankAtlantic's subsidiaries. Under applicable law, the Company generally has broad authority with few restrictions to engage in various types of business activities, including investments in financial service companies. BankAtlantic's subsidiaries historically have primarily been utilized to dispose of real estate acquired through foreclosure. The Company's recent activities during 1998 and 1997 include the acquisition of Ryan, Beck & Co., ("RBCO") an investment banking firm which is being operated as an independent antonomous subsidiary of the Company, the acquisition of Leasing Technology, Inc. ("LTI"), a small ticket lease finance company, the formation of BBC Capital Trust I, a wholly owned subsidiary, acquisition of St. Lucie West Holding Corp. ("SLWHC") (See Note 21) and the ownership of 50% of the voting common stock of Florida Atlantic Securities Inc., ("FASI") a full-service investment banking and securities brokerage firm. All significant intercompany balances and transactions have been eliminated in consolidation. At September 30, 1998 and December 31, 1997 BFC Financial Corporation ("BFC") owned 47% and 46% of the Company's voting common stock and 31% and 36% of the Company's total common stock, respectively.

         In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and operations for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the next year relate to the determination of the allowance for loan losses, allowance for tax certificate losses, the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, real estate held for development and sale, and the evaluation of the value of mortgage servicing rights. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties when it is deemed prudent.

         Certain amounts for prior years have been reclassified to conform with statement presentations for 1998.

         Amounts as of and for the periods ended September 30, 1998 and 1997 are unaudited.

         CASH EQUIVALENTS -- Cash and due from depository institutions include demand deposits at other financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods.

         INVESTMENTS AND MORTGAGE-BACKED SECURITIES -- Investments in securities which BankAtlantic has a positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for discounts and premiums which are accreted or amortized to estimated maturity under the interest method. A security cannot be classified as held to maturity if it might be sold in response to changes in market interest rates, related changes in the security's prepayment risk, liquidity needs, changes in the availability of and the yield on alternative investments, and changes in funding sources and terms.

         Debt and equity securities and options related thereto, purchased or sold for the purpose of a short-term profit are classified as "trading account securities" and are recorded at fair value. Unrealized gains and losses in trading securities are reflected in operations.

         Principal transactions from trading securities are recorded on a trade date basis. Selling concessions, consulting fees, management fees and underwriting fees, less related expenses, are recorded in income as earned. All trading securities owned and sold, but not yet purchased by the Company are valued at market, which results in unrealized gains and losses being reflected in current earnings.

         Debt and equity securities not classified as held to maturity or trading account securities are classified as "available for sale". Debt and equity securities available for sale are carried at fair value, with the related unrealized appreciation or depreciation, net of deferred income taxes, reported as a separate component of stockholders' equity.

         Losses relating to permanent impairment of securities are reflected in the statement of operations.

         On November 15, 1995, the Financial Accounting Standards Board ("FASB") issued Special Report No. 155-B, A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES (the "Special Report"). Pursuant to the Special Report, BankAtlantic was permitted to conduct a one-time reassessment of the classifications of all

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

securities held at that time. Any reclassifications from the held-to-maturity category made in conjunction with that reassessment would not call into question an enterprise's intent to hold other debt securities to maturity in the future. BankAtlantic undertook such a reassessment and, effective December 15, 1995, all mortgage-backed and investment securities, excluding tax certificates then classified as held-to-maturity were reclassified as available for sale.

         Investment banking revenues include gains, losses and fees, net of syndicate expense, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger and acquisition and financial restructuring advisory services.

         TAX CERTIFICATES -- Tax certificates are carried at cost. All tax certificates are classified as held to maturity because management has the positive intent and ability to hold such certificates to maturity. Tax certificates and resulting deeds are classified as non-accrual when a tax certificate is 48 months delinquent and a deed has aged 48 months from BankAtlantic's acquisition date. At that time interest ceases to be accrued.

         Allowance for tax certificate losses represents the amount which management believes is sufficient to provide for future losses that are probable and subject to reasonable estimation. In establishing its allowance for tax certificates, management considers past loss experience, present indicators, such as the length of time the certificate has been outstanding, economic conditions and collateral values.

         CONSTRUCTION AND DEVELOPMENT LENDING -- BankAtlantic's construction and development lending generally requires an equity investment in the form of contributed assets or direct cash investment from the borrower. Other than advances to joint ventures, BankAtlantic has no loans which provide for a participation in profits at September 30, 1998 and 1997 and December 31, 1997, 1996 and 1995. Accordingly, construction and development lending arrangements have been classified and accounted for as loans.

         NON-ACCRUAL LOANS, IMPAIRED LOANS AND REAL ESTATE OWNED -- Interest income on loans, including the recognition of discounts and loan fees, is accrued based on the outstanding principal amount of loans using the interest method. A loan is generally placed on nonaccrual status at the earlier of management becoming aware that the borrower has entered bankruptcy proceedings and the loan is delinquent or when the loan is past due 90 days as to either principal or interest. When a loan is placed on nonaccrual status, interest accrued but not received is reversed against interest income. A nonaccrual loan may be restored to accrual status when delinquent loan payments are collected and the loan is expected to perform according to its contractual terms. Management considers a loan to be impaired when, based upon current information and events, it believes it is probable that BankAtlantic will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans collectively reviewed by BankAtlantic for impairment include residential and consumer loans and performing commercial real estate and business loans under $500,000, excluding loans which are individually reviewed based on specific criteria, such as delinquency and condition of collateral property. Generally, BankAtlantic recognizes interest income on impaired loans on a cash basis.

         ALLOWANCE FOR LOAN LOSSES -- BankAtlantic follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, "ACCOUNTING FOR CONTINGENCIES" ("Statement 5"). The following is a description of how each portion of the allowance for loan losses is determined.

         BankAtlantic segregates the loan portfolio for loan loss purposes into broad segments, such as: commercial real estate; residential real estate; commercial business; and various types of consumer loans. BankAtlantic provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms and portfolio mix; new credit products and/or changes in the geographic distribution of these products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan loss is increased or decreased in order to adjust the allowance for loan losses to the required level as determined above.

         A loan is impaired when collection of principal and interest based on the contractual terms of the loan is not probable. BankAtlantic measures impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loans, or (c) the fair value of the collateral of a collateral-dependent loan. BankAtlantic selects the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral. Specific allowances are provided, as noted above, in the event the impairment calculation is in excess of the general allowance allocation. In a troubled debt restructuring, BankAtlantic measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

         Although BankAtlantic believes it has a sound basis for estimating the adequacy of the allowance for loan losses, actual charge-offs incurred in the future are highly dependent upon future events, including the economic of the areas in which BankAtlantic lends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review BankAtlantic's allowance for loan losses. Such agencies may require BankAtlantic to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         LOANS HELD FOR SALE -- Residential first mortgage loans held for sale are reported at the lower of cost or estimated aggregate fair value. Loan origination fees and direct loan origination costs and purchased premiums/discounts are deferred until the related loan is sold.

         LOAN ORIGINATION AND COMMITMENT FEES, PREMIUMS AND DISCOUNTS ON LOANS AND MORTGAGE BANKING ACTIVITIES -- Origination and commitment fees collected are deferred net of direct costs and are being amortized to interest income over the loan life using the level yield method. Amortization of deferred fees is discontinued when the related loan is placed on non-accrual status. Commitment fees related to expired commitments are recognized as income when the commitment expires.

         Unearned discounts on installment, second mortgage and home improvement loans are amortized to income using the level yield method over the terms of the related loans. Unearned discounts on purchased loans are amortized to income using the level yield method over the estimated life of the loans.

         LOAN SERVICING FEES -- BankAtlantic services mortgage loans for its own account and for investors. Mortgage loans serviced for investors are not included in the accompanying consolidated statements of financial condition. Loan servicing fees are based on a stipulated percentage of the outstanding loan principal balances being serviced and are recognized as income when related loan payments from mortgagors are collected. Loan servicing costs are charged to expense as incurred. BankAtlantic recognizes as an asset the right to service mortgage loans whether such servicing rights are purchased or originated. Originated servicing rights are measured at the date of sale based on the relative fair value of the servicing rights and related loans. Mortgage servicing rights ("MSR") are stated at the lower of amortized cost or fair value. The amortization of MSR are on an individual loan basis. Both purchased and originated MSR are amortized to expense using the level yield method over the estimated life of the loan and continually adjusted for prepayments. For the purpose of evaluating and measuring impairment of MSR, and determining the amount of any valuation allowance, BankAtlantic stratifies those rights based on the predominant risk characteristics of the underlying loans. Those characteristics include loan type, note rate and term. Adjustments to the valuation allowance are reflected in operations.

         DEALER RESERVES, NET -- The dealer reserve receivable represents the portion of interest rates passed through to dealers on indirect consumer loans. BankAtlantic funds 100% of the dealer reserves at the inception of the loan. Dealer reserves are amortized over the contractual life of the related loans, adjusted for actual prepayments and losses, using the interest method and classified as an adjustment to interest income except for the Subject Portfolio discussed further in Note 17 herein. Dealer reserves are stated net of accumulated amortization, allowances, and any unfunded amounts due to the dealer.

         REAL ESTATE HELD FOR DEVELOPMENT AND SALE -- Real estate held for development and sale includes land held for development and land held for sale. Costs clearly associated with the development of a specific parcel are capitalized as a cost of that parcel. Land and indirect land development costs are allocated to the various parcels based upon the relative sales value method. Real estate held for sale is stated at the lower of carrying amount or fair value less cost to sell. Real estate held for

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

development is evaluated for impairment based upon the undiscounted future cash flows of the property compared to the carrying value of the property. If the undiscounted future cash flows are lower than the carrying value of the property, a valuation allowance is established for the difference between the carrying amount of the parcel and the fair value of the parcel, less cost to sell. The fair value of real estate is evaluated based on existing and anticipated market conditions. The evaluation takes into consideration the current status of the property, various restrictions, carrying costs, costs of disposition and any other circumstances which may affect estimated fair value.

         REAL ESTATE OWNED ("REO") -- REO is recorded at the lower of the loan balance, plus acquisition costs, or fair value, less estimated disposition costs. Expenditures for capital improvements made thereafter are generally capitalized. Real estate acquired in settlement of loans are anticipated to be sold and valuation allowance adjustments are made to reflect any subsequent changes in fair values from the initially recorded amount. Costs of holding REO are charged to operations as incurred. Provisions and reversals in the REO valuation allowance are reflected in operations.

         Profit or loss on real estate sold includes both REO and real estate held for development and sale and is recognized in accordance with Statement of Financial Accounting Standard No. 66, "ACCOUNTING FOR SALES OF REAL ESTATE". Any estimated loss is recognized in the period in which it becomes apparent.

         JOINT VENTURES -- Investment in joint ventures are accounted for by the equity method. Interest is capitalized on investments, loans and advances to real estate joint ventures based on the weighted average borrowing rate of the Company during the period.

         IMPAIRMENT -- Long-lived assets, assets to be disposed of, and certain identifiable intangibles to be held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets, assets to be disposed of, and identifiable intangibles that an entity expects to hold and use is based on the fair value of the asset.

         OFFICE PROPERTIES AND EQUIPMENT -- Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets which generally range up to 50 years for buildings and 3-10 years for equipment. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases.

         Expenditures for new properties and equipment and major renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred and gains or losses on disposal of assets are reflected in current operations.

         COST OVER FAIR VALUE OF NET ASSETS ACQUIRED AND OTHER INTANGIBLE ASSETS
- Cost over fair value of assets acquired is being amortized on a straight-line basis over their estimated useful lives of 10-25 years. A non-competition agreement is being amortized on a straight-line basis over its useful life of approximately three years. Cost over fair value of net assets acquired and other intangible assets is evaluated by management for impairment on an annual basis based upon undiscounted cash flows of the related net assets acquired.

         INCOME TAXES -- The Company and its subsidiaries file consolidated federal and state income tax returns. The Company utilizes the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be utilized.

         PREFERRED STOCK -- All three Series of preferred stock originally issued by BankAtlantic had a preference value of $25.00 per share and the shares issued were redeemable by BankAtlantic at $25.00 per share. In October 1995, all preferred stock was

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

redeemed. For purposes of calculating income per common share, the excess of the redemption price above the recorded amount was considered a preferred stock dividend.

         STOCK SPLIT -- On January 15, 1998, the Company's Board of Directors approved a five for four common stock split effected in the form of a 25% common stock dividend, payable in Class A common stock to both Class A and Class B common shareholders of record at the close of business on February 4, 1998. The common stock dividend was issued on February 18, 1998. When appropriate, amounts throughout the report have been adjusted to reflect the stock dividend.

         DERIVATIVE INSTRUMENTS -- The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by Statement of Financial Accounting Standards No. 119, "DISCLOSURES ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS" other than fixed rate loan commitments which were $17.2 million and $83.9 million at September 30, 1998 and December 31, 1997, respectively, which the Company believes are at market value.

         EARNINGS PER COMMON SHARE -- In February 1997 the FASB issued Statement of Financial Accounting Standards No. 128 ("FAS 128") EARNINGS PER SHARE ("EPS"). This statement is effective for periods ending after December 15, 1997 and requires the restatement of all prior periods. FAS 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share. The statement also requires the two-class method for companies with capital structures which includes a class of common stock with different dividends rates from another class of common stock. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock according to dividends declared and each class of common stock's rights to undistributed earnings. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options, convertible securities or warrants to issue common shares were exercised. In calculating diluted income per share interest expense net of taxes on convertible securities is added back to net income, with the resulting amount divided by the weighted average number of dilutive common shares outstanding, when dilutive. Common stock options, warrants and convertible securities, if dilutive, are considered in the weighted average number of dilutive common shares outstanding. The options and warrants are included in the weighted average number of dilutive common shares outstanding based on the treasury stock method.

         STOCK BASED COMPENSATION PLANS -- The Company maintains both qualifying and non-qualifying stock-based compensation plans for its employees and directors. The Company has elected to account for its employee stock-based compensation plans under APB No. 25.

         NEW ACCOUNTING PRONOUNCEMENTS -- In June 1997 the FASB issued Statements No. 130 ("FAS 130") "REPORTING COMPREHENSIVE INCOME" and No. 131 ("FAS 131") "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". FAS 130 establishes standards for reporting comprehensive income in financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Some of the items included in comprehensive income are unrealized gains or losses on securities available for sale, underfunded pension obligations and employee stock options. FAS 131 establishes standards for the manner in which public companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in interim financial statements issued to shareholders. FAS 130 and FAS 131 are effective for periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Implementation of FAS 131 requires additional disclosures in the financial statements but does not have an impact on the Company's Statement of Financial Condition or Statement of Operations.

        Financial Accounting Standards Board Statement No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits" ("FAS 132") was issued in February 1998. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. This statement is effective for fiscal years beginning after December 15, 1997. Implementation of FAS 132 will impact disclosure only, but will not have an impact on the Company's Consolidated Statement of Operations or Statement of Financial Condition.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

        Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") was issued in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative as a gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

         Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

         This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Earlier application of all of the provisions of this statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this statement. This statement should not be applied retroactively to financial statements of prior periods. The Company intends to implement FAS 133, January 1, 2000 and its potential impact on the Statement of Operations and Statement of Condition is currently under review by management.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. EARNINGS PER SHARE

The following reconciles the numerators and denominators of the basic and diluted earnings per share computations.

                                                                         FOR THE NINE MONTHS ENDED
                                         ----------------------------------------------------------------------------------------
                                                          SEPTEMBER 30,                                SEPTEMBER 30,
                                         ----------------------------------------------     -------------------------------------
(In thousands, except  per                                     1998                                          1997
share data and percentages)              ----------------------------------------------     -------------------------------------
                                            CLASS A          CLASS B          TOTAL           CLASS A        CLASS B      TOTAL
                                         ------------     ------------     ------------     -----------     ----------    -------
BASIC NUMERATOR
Actual dividends declared ............   $      2,039     $        765     $      2,804     $       871        $   922    $ 1,793
Basic allocated undistributed
 earnings (loss) (2) .................           (499)            (202)            (701)         11,521          6,277     17,798
                                         ------------     ------------     ------------     -----------     ----------    -------
Allocated net income available
 for common shareholders .............   $      1,540     $        563     $      2,103     $    12,392        $ 7,199    $19,591
                                         ============     ============     ============     ===========     ==========    =======
BASIC DENOMINATOR
Weighted average shares
  outstanding ........................     23,533,659       10,524,893                       17,748,827     10,638,411
                                         ============     ============                      ===========     ==========
Allocation percentage (2) ............          71.09%           28.91%                           64.73%         35.27%
                                         ============     ============                      ===========     ==========
Basic earnings per share .............   $       0.07     $       0.05                      $      0.70     $     0.68
                                         ============     ============                      ===========     ==========
DILUTED NUMERATOR
Actual dividends declared ............   $      2,039     $        765     $      2,804     $       871        $   922    $ 1,793
                                         ------------     ------------     ------------     -----------     ----------    -------
Basic allocated undistributed
  earnings (loss) (2) ................           (499)            (202)            (701)         11,521          6,277     17,798
Reallocation of basic
 undistributed earnings due to
 change in allocation percentage .....              9               (9)               0           1,212         (1,212)         0
                                         ------------     ------------     ------------     -----------     ----------    -------
Diluted allocated undistributed
  earnings ...........................           (490)            (211)            (701)         12,733          5,065     17,798
Interest expense on
  convertible debt ...................              0                0                0           1,361            542      1,903
                                         ------------     ------------     ------------     -----------     ----------    -------
Allocated dilutive net
  income available
  to common shareholders .............   $      1,549     $        554     $      2,103     $    14,965        $ 6,529    $21,494
                                         ============     ============     ============     ===========     ==========    =======
DILUTED DENOMINATOR
Basic weighted average shares
  outstanding ........................     23,533,659       10,524,893                       17,748,827     10,638,411
Convertible debentures (3) (4) .......              0                0                        8,759,479              0
Options (5) ..........................        678,362          960,172                          308,814      1,095,870
                                         ------------     ------------                      -----------     ----------
Diluted weighted average
 shares outstanding ..................     24,212,021       11,485,065                       26,817,120     11,734,281
                                         ============     ============                       ==========     ==========
Allocation percentage (2) ............          69.87%           30.13%                           71.54%         28.46%
                                         ============     ============                       ==========     ==========
Diluted earnings per share ...........   $       0.06     $       0.05                       $     0.56     $     0.56
                                         ============     ============                       ==========     ==========

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                  DECEMBER 31,                                DECEMBER 31,              DECEMBER 31,
                                    -----------------------------------------   ------------------------------------   -------------
(In thousands, except per share                    1997                                          1996                       1995
 data and percentages)              -----------------------------------------   ------------------------------------   -------------
                                       CLASS A       CLASS B        TOTAL        CLASS A       CLASS B       TOTAL       TOTAL (1)
                                    ------------  ------------   -----------   -----------   ------------   -------     -----------
BASIC NUMERATOR
Actual dividends declared ........  $     1,365   $      1,244   $     2,609   $       460   $      1,699   $ 2,159     $     1,740
Basic allocated undistributed
 earnings (2) ....................       16,371          8,789        25,160        10,897          5,955    16,852          14,649
                                    ------------  ------------   -----------   -----------   ------------   -------     -----------
Allocated net income available
 for common shareholders .........  $    17,736   $     10,033   $    27,769   $    11,357   $      7,654   $19,011         $16,389
                                    ===========   ============   ===========   ===========   ============   =======     ===========
BASIC DENOMINATOR
Weighted average shares
  outstanding ....................   18,029,784     10,649,135                  17,616,000     10,589,000                25,411,604
                                    ===========   ============                 ===========   ============                ==========
Allocation percentage (2) ........        65.06%         34.94%                      64.66%         35.34%                     N/A
                                    ===========   ============                 ===========   ============               ===========
Basic earnings per share .........  $      0.98   $       0.94                 $      0.64   $       0.72               $      0.64
                                    ===========   ============                 ===========   ============               ===========
DILUTED NUMERATOR

Actual dividends declared ........  $     1,365   $      1,244   $     2,609   $       460   $      1,699   $ 2,159         $ 1,740
                                    ------------  ------------   -----------   -----------   ------------   -------     -----------
Basic allocated undistributed
  earnings (2) ...................       16,371          8,789        25,160        10,897          5,955    16,852          14,649
Reallocation of basic
 undistributed earnings due to
 change in allocation percentage .        1,815         (1,815)            0           467           (467)        0               0
                                    ------------  ------------   -----------   -----------   ------------   -------     -----------
Diluted allocated undistributed
  earnings .......................       18,186          6,974        25,160        11,364          5,488    16,852          14,649
Interest expense on
  convertible debt ...............        2,091            802         2,893           984            471     1,455               0
                                    ------------  ------------   -----------   -----------   ------------   -------     -----------
Allocated dilutive net
  income available
  to common shareholders .........  $    21,642   $      9,020   $    30,662   $    12,808   $      7,658   $20,466         $16,389
                                    ===========   ============   ===========   ===========   ============   =======     ===========
DILUTED DENOMINATOR
Basic weighted average shares
  outstanding ....................   18,029,784     10,649,135                  17,616,000     10,589,000                25,411,604
Convertible debentures (3) .......    9,513,000              0                   4,352,058              0                         0
Options (5) ......................      350,750      1,105,287                           0        976,537                   886,126
Warrants (5) .....................            0         10,963                           0         10,963                   144,172
                                    ------------  ------------                 -----------    -----------               -----------
Diluted weighted average
 shares outstanding ..............   27,893,534     11,765,385                  21,968,058     11,576,500                26,441,902
                                    ===========   ============                 ===========   ============               ===========
Allocation percentage (2) ........        72.28%        27.72%                       67.61%         32.39%                  N/A
                                    ===========   ============                 ===========   ============               ===========
Diluted earnings per share .......  $      0.78   $       0.77                 $      0.58   $       0.66               $      0.62
                                    ===========   ============                 ===========   ============               ===========

(1) Prior to 1996 there were no Class A common shares outstanding. All shares outstanding in 1995 were what are now identified as Class B common shares.

(2) The Company calculates earnings per share on Class A and Class B common shares under the "two class method". Under the "two class method", net income available to common shareholders is allocated to Class A and Class B common shares first by actual cash dividends paid for actual shares outstanding during the period and secondly, through the allocation of undistributed earnings. Since Class A common shareholders are entitled to receive cash dividends equal to at least 110% of any cash dividend declared and paid on Class B common shares, undistributed earnings are allocated to Class A and Class B shares on a 110 to 100 basis, respectively, based upon the ratio of the weighted average number of shares for each class outstanding during the period to total shares (allocation percentage). Because the allocation percentage for each class differs for basic and diluted EPS purposes, allocated undistributed earnings differs for such calculations. Outstanding shares during the period are retroactively restated for stock splits declared in subsequent periods. The impact of retroactively restating Class A common stock outstanding during each period for Class A common stock issued to Class B common shareholders in stock splits is to change the allocation percentage for undistributed earnings that was originally utilized in the calculation of EPS in prior periods such that the ratio of Class A EPS declines in relation to Class B EPS for such restated periods.

(3) For purposes of computing diluted earnings per share, convertible debentures are assumed to be converted into common shares at the beginning of the period or from the point at which such debentures were outstanding, if dilutive.

(4) Convertible debentures were anti-dilutive to earnings per share during the nine months ended September 30, 1998 and therefore not included in diluted weighted average shares outstanding.

(5) The number of options and warrants considered outstanding shares for diluted earnings per share is based upon application of the treasury stock method to such instruments outstanding as of December 31.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  SECURITIES AVAILABLE-FOR-SALE, HELD-TO-MATURITY AND TRADING

          Effective December 15, 1995 all mortgage-backed and investment securities, excluding tax certificates then classified as held-to-maturity were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $638.8 million and an estimated fair value of $644.1 million resulting in a net increase to stockholders' equity for the net unrealized appreciation of $3.3 million after deducting applicable income taxes of $1.2 million.

         The following summarizes securities available-for-sale and held-to-maturity (in thousands):

                                                                                   AVAILABLE FOR SALE
                                                         -------------------------------------------------------------------
                                                                             GROSS              GROSS
                                                           AMORTIZED       UNREALIZED         UNREALIZED        ESTIMATED
SEPTEMBER 30, 1998                                           COST         APPRECIATION       DEPRECIATION       FAIR VALUE
------------------                                       -------------   --------------     --------------     -------------
MORTGAGE-BACKED SECURITIES (1):
FNMA mortgage backed securities ....................      $126,722            $  783            $    0            $127,505
FHLMC mortgage backed securities ...................       171,441               823                69             172,195
FNMA real estate mortgage investment conduits ......        34,263                13               571              33,705
FHLMC real estate mortgage investment conduits .....       251,459             2,534                71             253,922
                                                          --------            ------            ------            --------
     Total mortgage-backed securities ..............       583,885             4,153               711             587,327
                                                          --------            ------            ------            --------
INVESTMENT SECURITIES:
U.S. Treasury Notes ................................         7,991                74                 0               8,065
Corporate Bonds ....................................         2,298                 0               198               2,100
Equity Securities ..................................        14,527                 0             2,904              11,623
                                                          --------            ------            ------            --------
     Total investment securities ...................        24,816                74             3,102              21,788
                                                          --------            ------            ------            --------
          Total ....................................      $608,701            $4,227            $3,813            $609,115
                                                          ========            ======            ======            ========

                                                                                   AVAILABLE FOR SALE
                                                         -------------------------------------------------------------------
                                                                             GROSS              GROSS
                                                           AMORTIZED       UNREALIZED         UNREALIZED        ESTIMATED
DECEMBER 31, 1997                                           COST         APPRECIATION       DEPRECIATION       FAIR VALUE
------------------                                       -------------   --------------     --------------     -------------
MORTGAGE-BACKED SECURITIES (2):
FNMA mortgage backed securities ....................      $206,980            $  839            $   81            $207,738
FHLMC mortgage backed securities ...................       367,787               797               205             368,379
                                                          --------            ------            ------            --------
     Total mortgage-backed securities ..............       574,767             1,636               286             576,117
                                                          --------            ------            ------            --------
INVESTMENT SECURITIES:
FHLB Bonds .........................................        10,000                 4                 0              10,004
Asset-backed securities ............................         3,194                 0                18               3,176
U.S. Treasury Notes ................................         9,959                91                 0              10,050
Corporate Bonds ....................................         2,360                 0               290               2,070
Equity securities ..................................         5,122               456               415               5,163
Other ..............................................           910                 0                 0                 910
                                                          --------            ------            ------            --------
     Total investment securities ...................        31,545               551               723              31,373
                                                          --------            ------            ------            --------
          Total ....................................      $606,312            $2,187            $1,009            $607,490
                                                          ========            ======            ======            ========
                                      F-49

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                                                                   AVAILABLE FOR SALE
                                                         -------------------------------------------------------------------
                                                                             GROSS              GROSS
                                                           AMORTIZED       UNREALIZED         UNREALIZED        ESTIMATED
DECEMBER 31, 1996                                           COST         APPRECIATION       DEPRECIATION       FAIR VALUE
------------------                                       -------------   --------------     --------------     -------------
MORTGAGE-BACKED SECURITIES (3):

FNMA mortgage backed securities ....................      $ 95,180            $  822            $  172            $ 95,830
FHLMC mortgage backed securities ...................       191,462               443               708             191,197
FNMA real estate mortgage investment conduits ......         5,201               352                 2               5,551
FHLMC real estate mortgage investment conduits .....         2,046               139                23               2,162
                                                          --------            ------            ------            --------
     Total mortgage-backed securities ..............       293,889             1,756               905             294,740
                                                          --------            ------            ------            --------
INVESTMENT SECURITIES:

FHLB Bonds .........................................        15,406               150                34              15,522
FHLMC Bond .........................................         1,843               102                 0               1,945
FNMA Bond ..........................................         6,762                57                 0               6,819
Asset-backed securities ............................        28,943                89                65              28,967
U.S. Treasury Notes ................................        91,284                83                15              91,352
                                                          --------            ------            ------            --------
     Total investment securities ...................       144,238               481               114             144,605
                                                          --------            ------            ------            --------
          Total ....................................      $438,127            $2,237            $1,019            $439,345
                                                          ========            ======            ======            ========

(1) The estimated fair value of pledged collateral was $0 million, $3.5 million, $121.6 million and $46.0 million for commercial letters of credit, treasury tax and loan, repurchase agreements and public funds, respectively.

(2) The estimated fair value of pledged collateral was $4.9 million, $5.9 million, $65.4 million and $23.9 million for commercial letters of credit, treasury tax and loan, repurchase agreements and public funds, respectively.

(3) The estimated fair value of pledged collateral was $4.1 million, $5.9 million, $214.2 million and $18.7 million for commercial letters of credit, treasury tax and loan, repurchase agreements and public funds, respectively.
                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         Included in the December 31, 1996 tables are approximately $14.7 million (at market) of government agency bonds and real estate mortgage conduits which were acquired during the MegaBank acquisition, and are adjustable rate securities tied to various short term and long term indices. The above securities were sold during 1997.

         The maturities of mortgage-backed and investment securities available for sale were (in thousands):

                                                                      SEPTEMBER 30, 1998                   DECEMBER 31, 1997
                                                                  --------------------------          ---------------------------
                                                                    FAIR                               FAIR
                                                                  AMORTIZED        ESTIMATED         AMORTIZED          ESTIMATED
                                                                    COST             VALUE             COST               VALUE
                                                                  --------          --------          --------          --------
Due within one year ....................................          $ 50,728          $ 47,895          $ 36,668          $ 36,686
Due after one year, but within five years ..............            56,286            56,518           307,259           308,158
Due after five years, but within ten years .............             7,268             7,128             2,971             2,707
Due after ten years ....................................           494,419           497,574           259,414           259,939
                                                                  --------          --------          --------          --------
     Total .............................................          $608,701          $609,115          $606,312          $607,490
                                                                  ========          ========          ========          ========

                                                                                          HELD TO MATURITY
                                                                 -------------------------------------------------------------
                                                                   GROSS             GROSS           ESTIMATED
                                                                 AMORTIZED         UNREALIZED        UNREALIZED           FAIR
SEPTEMBER 30, 1998                                                 COST           APPRECIATION      DEPRECIATION         VALUE
------------------                                               ---------        ------------      ------------         ------
Tax certificates --
  net of allowance of $1,005(1) ........................          $ 55,853          $      0          $      0          $ 55,853
                                                                  ========          ========          ========          ========
DECEMBER 31, 1997
Tax certificates --
  net of allowance of $949(1) ..........................          $ 55,213          $      0          $      0          $ 55,213
                                                                  --------          ========          ========          ========
DECEMBER 31, 1996
Tax certificates --
  net of allowance of $1,466(1) ........................          $ 54,511          $      0          $      0          $ 54,511
                                                                  ========          ========          ========          ========

(1) Management considers estimated fair value equivalent to book value for tax certificates since these securities have no readily traded market.

         The maturities of tax certificates held to maturity were (in thousands):

                                                                     SEPTEMBER 30, 1998                    DECEMBER 31, 1997
                                                                 ---------------------------         ---------------------------
                                                                   BOOK           ESTIMATED           BOOK             ESTIMATED
                                                                   VALUE          FAIR VALUE          VALUE           FAIR VALUE
                                                                 --------         ----------         --------         ----------
Due in one year or less ................................         $ 34,366          $ 34,366          $ 38,448          $ 38,448
Due after one year through five years ..................           21,487            21,487            16,765            16,765
Due after five years through ten years .................                0                 0                 0                 0
                                                                 --------          --------          --------          --------
          Total ........................................         $ 55,853          $ 55,853          $ 55,213          $ 55,213
                                                                 ========          ========          ========          ========

         Tax certificates represent a priority lien against real property for which assessed real estate taxes are delinquent. BankAtlantic's experience with this type of investment has been favorable as rates earned are generally higher than many alternative investments and substantial repayment occurs over a two year period. The primary risks BankAtlantic has experienced

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

with tax certificates have related to the risk that additional funds may be required to purchase other certificates related to the property, the risk that the liened property may be unusable and the risk that potential environmental concerns may make taking title to the property untenable. See Note 6 for activity in the allowance for tax certificate losses.

          During the year ended December 31, 1995, $253,000 of Federal Reserve stock and $599,000 of GNMA mortgage-backed securities classified as available for sale were sold. During the year ended December 31, 1996, BankAtlantic sold $136.6 million of adjustable rate mortgage-backed securities, $20.5 million of 15 year mortgage-backed securities, $5.9 million of seven year balloon mortgage-backed securities and $205.5 million of treasury notes for gains of $6.0 million. During the year ended December 31, 1997, BankAtlantic sold $231.0 million of U.S. Treasury notes, $66.0 million of seven year balloon mortgage-backed securities, $28.1 million of five year balloon mortgage-backed securities, $9.4 million of adjustable rate mortgage-backed securities, $7.6 million of federal agency obligations, $6.4 million of 30 year mortgage-backed securities, $5.9 million of real estate mortgage investment conduits and $1.1 million of 15 year mortgage-backed securities for gains of $2.4 million. During the nine months ended September 30, 1998, BankAtlantic sold $127.9 million of seven year and $27.2 million of five year balloon mortgage-backed securities, $10.0 million of FHLB bonds, $178.6 million U.S. Treasury notes, $597,000 of equity securities, and $356.3 million of adjustable rate securities for gains of $2.5 million. During the nine months ended September 30, 1998, BankAtlantic sold $28.7 million of a 5 year balloon mortgage-backed securities, $6.0 million of Remic's, $7.6 million of Federal agency obligations, and $230.3 million of U.S. Treasury Notes, for gains of $1.1 million.

There were no gains during 1995 and no losses during 1996, 1997 and 1998.

         During the nine months ended September 30, 1998, the ending balance, maximum amount of repurchase agreements outstanding at any month end and the average amount invested for the period was zero, zero and $3.4 million, respectively. The average yield on repurchase agreements during the 1998 nine month period was 5.53%. During the nine months ended September 30, 1997, the ending balance, maximum amount of repurchase agreements outstanding at any month end and the average amount invested for the period was zero, zero, $3.8 million. The average yield on repurchase agreements during the 1997 nine month period was 5.23%.

         During the year ended December 31, 1997, the ending balance, maximum amount of repurchase agreements outstanding at any month end and the average amount invested for the year was zero, zero and $2.9 million, respectively. The average yield on repurchase agreements during 1997 was 5.45%. During the year ended December 31, 1996, the ending balance, maximum amount of repurchase agreements outstanding at any month end and the average amount invested for the year was zero, zero and $1.9 million, respectively. The average yield on repurchase agreements during 1996 was 5.47%. BankAtlantic did not invest in repurchase agreements during 1995. The underlying securities were in the possession of BankAtlantic. During the nine months ended September 30, 1998 and 1997 and during the years ended December 31, 1997 and 1996 BankAtlantic sold Federal Funds. The outstanding balances at September 30, 1998, December 31, 1997 and 1996, of Federal Funds sold was $3.3 million, zero and $6.1 million, respectively. The maximum amount of Federal Funds sold which were outstanding at any month end and the average amount invested for the nine months needed September 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996 were $21.0 million, $3.0 million, $12.4 million and $1.1 million and $12.4 million, $1.4 million, $16.0 million and $2.7 million, respectively.

         During the year ended December 31, 1995, BankAtlantic sold two treasury notes acquired through the exercise of European put options during 1994 for a $589,000 realized gain. During the year ended December 31, 1997, the Company purchased $6.2 million of marketable equity trading securities and sold $2.9 million of these trading securities for a $699,000 realized gain. The unrealized gain on trading securities at December 31, 1997 was $1.8 million. During the nine months ended September 30, 1998 and 1997, BankAtlantic sold $1.2 million and $2.8 million of trading securities for a $560,000 and $672,000 gain. The Company also realized a $96,000 of gains related to government securities trading during the nine months ended September 30, 1998. Additionally, the Company purchased $1.6 million and $6.2 million in trading securities during the nine months ended September 30, 1998 and 1997, respectively. The unrealized gains (losses) on trading securities for the nine months ended September 30, 1998 and 1997 were ($1.2) million and $823,000, respectively.

         Included in trading account securities at September 30, 1998 were $17.7 million of securities owned by RBCO. These securities were associated with sales and trading activities conducted both as principal and as agent on behalf of individual and institutional investor clients of RBCO. Transactions as principal involve making markets in securities which are held in inventory to facilitate sales to and purchases from customers. During the three months ended September 30, 1998, RBCO realized net gains from principal transactions of $1.5 million. Furthermore, included in other liabilities was $1.4 million of securities sold not yet purchased relating to RBCO trading activity.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         The Company's trading securities consist of the following (in thousands):
                                      SEPTEMBER 30,          DECEMBER 30,
                                      -------------      --------------------
                                           1998           1997         1996
                                         -------         -------      -------
Debt obligations:
  States and municipalities .........    $ 6,689         $    0       $    0
  Corporations ......................        778              0            0
  U.S. Government and agencies ......        131              0            0
Corporate equities ..................     15,525          5,067
                                         -------         ------       ------
Total ...............................    $23,123         $5,067       $    0
                                         =======         ======       ======

         Securities sold, but not yet purchased consist of the following (in thousand):
                                                 SEPTEMBER 30, 1998
                                                 ------------------
Debt obligations:
   States and municipalities ...........                $   41
  Corporations .........................                    87
  U.S. Government and agencies .........                     0
Corporate equities .....................                 1,232
                                                        ------
Total ..................................                $1,360
                                                        ======

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  LOANS RECEIVABLE

         Loans receivable net were as follows (in thousands):

                                                                                   SEPTEMBER 30,               DECEMBER 31,
                                                                                   -------------      -----------------------------
                                                                                       1998             1997            1996
                                                                                    -----------       -----------       -----------
Real estate loans:
  Residential ................................................................      $         0       $    37,813       $   438,359
  Purchased residential ......................................................        1,297,999           772,932           428,722
  Residential held for sale (market value of $180,636 , $164,153 and $16,535)           166,238           161,562            16,207
  Construction and development ...............................................          398,754           325,951           301,813
  FHA and VA insured .........................................................              523             1,025             4,013
  Commercial .................................................................          321,112           396,357           427,235
  Lease financing ............................................................           19,978                 0                 0
Other loans:

  Second mortgages - direct ..................................................           59,580            65,810            86,234
  Second mortgages - indirect ................................................            9,030            12,461             9,894
  Commercial business ........................................................          162,766            55,615            78,177
  Due from foreign banks .....................................................           49,288            12,256                 0
  Banker's acceptances .......................................................            3,269           160,105               207
  Deposit overdrafts .........................................................            1,613             1,211             2,434
  Consumer loans - other direct ..............................................           41,908            50,347            74,072
  Consumer loans - other indirect ............................................          215,881           204,689           172,056
                                                                                    -----------       -----------       -----------
          Total gross loans ..................................................        2,747,939         2,258,134         2,039,423
                                                                                    -----------       -----------       -----------
Adjustments:

  Undisbursed portion of loans in process ....................................         (182,979)         (163,237)         (190,874)
  Unearned premiums ..........................................................           12,512             7,047             2,762
  Unearned discounts on commercial real estate loans .........................             (299)             (669)             (705)
  Allowance for loan losses ..................................................          (31,000)          (28,450)          (25,750)
                                                                                    -----------       -----------       -----------
          Loans receivable -- net ............................................      $ 2,546,173       $ 2,072,825       $ 1,824,856
                                                                                    ===========       ===========       ===========

         BankAtlantic is subject to economic conditions which could adversely affect both the performance of the borrower or the collateral securing the loan. At December 31, 1997, 55% of total aggregate outstanding loans were to borrowers in Florida, 10% of total loans were to borrowers in the Northeastern United States 13% of the total loans were to borrowers in California, and 22% were to borrowers located elsewhere. Deferred loan fees netted against loan balances were $2.7 million, $3.6 million and $1.5 million at September 30, 1998, December 31, 1997 and 1996, respectively. Commitments to sell residential mortgage loans were $18.0 million, $11.9 million and $7.3 million at September 30, 1998, December 31, 1997 and 1996, respectively. Variable rate commitments to sell residential mortgage loans were $73,000, $832,000 and $153,000, whereas, fixed rate commitments to sell residential mortgage loans were $17.9 million, $11.1 million and $7.1 million at September 30, 1998, December 31, 1997 and 1996, respectively. During the nine months ended September 30, 1998, and 1997 the Company transferred $108.5 million and $245.7 million of purchased residential loans from the held for investment category to the loans held for sale category. As part of its normal operations the Company purchases bulk residential loans and continually evaluates the portfolio. These evaluations may result in transfers from the held for investment category to the held for sale category; however, such transfers would not normally exceed 10% of the average annual balance of the portfolio. Included in other assets was $10.5 million, $10.4 million and $9.1 million of prepaid dealer reserves related to indirect consumer lending at September 30, 1998, December 31, 1997 and 1996, respectively. The market value of loans held for sale was determined on an aggregate basis.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         Activity in the allowance for loan losses was (in thousands):

                                                             FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,           FOR THE YEARS ENDED DECEMBER 31,
                                                        ---------------------------     ----------------------------------------
                                                             1998          1997            1997            1996           1995
                                                        -----------     -----------     -----------     -----------     ---------
Balance, beginning of period ........................   $    28,450     $    25,750     $    25,750     $    19,000     $  16,250
Charge-offs:
  Commercial business loans .........................        (1,344)           (177)           (180)         (1,048)         (382)
  Lease financing ...................................          (683)              0               0               0             0
  Commercial real estate loans ......................          (385)            (49)           (276)           (266)         (222)
  Consumer loans ....................................        (7,761)         (7,916)        (10,694)         (6,337)       (4,566)
  Residential real estate loans .....................           (61)            (76)            (76)            (67)         (263)
  Purchased residential  real estate loans ..........          (108)           (104)           (104)              0             0
                                                        -----------     -----------     -----------     -----------     ---------
                                                            (10,342)         (8,322)        (11,330)         (7,718)       (5,433)
                                                        -----------     -----------     -----------     -----------     ---------
Recoveries:
  Commercial business loans .........................           447             234             301             518           738
  Lease financing ...................................           166               0               0               0             0
  Commercial real estate loans ......................             9             206             208              47           102
  Consumer loans ....................................         1,783           1,649           2,253           1,659         1,219
                                                        -----------     -----------     -----------     -----------     ---------
Net charge-offs .....................................        (7,937)         (6,233)         (8,568)         (5,494)       (3,374)
Additions charged to operations .....................         9,811           8,833          11,268           5,844         4,182
Allowance for loan losses acquired ..................           676               0               0           6,400         1,942
                                                        -----------     -----------     -----------     -----------     ---------
Balance, end of period ..............................   $    31,000     $    28,350     $    28,450     $    25,750     $  19,000
                                                        ===========     ===========     ===========     ===========     =========
Average outstanding loans during the period .........   $ 2,520,084     $ 1,918,179     $ 1,940,060     $ 1,177,334     $ 750,058
                                                        ===========     ===========     ===========     ===========     =========
Average outstanding banker's acceptances
  during the period .................................   $    21,737     $         0     $     7,966     $       329     $       0
                                                        ===========     ===========     ===========     ===========     =========
Ratio of net charge-offs to average outstanding loans          0.42%           0.43%           0.44%           0.47%         0.45%
                                                        ===========     ===========     ===========     ===========     =========
Ratio of net charge-offs to average outstanding
   loans including banker's acceptances .............          0.42%           0.43%           0.44%           0.47%         0.45%
                                                        ===========     ===========     ===========     ===========     =========

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         Aggregate loans to and repayments of loans by directors, executive officers, principal stockholders and other related interests for the periods ended September 30, 1998, December 31, 1997 and 1996 were (in thousands):

       BALANCE AT                                        BALANCE AT                                        BALANCE AT
      DECEMBER 31,                                      DECEMBER 31,                                      DECEMBER 31,
           1995          ADDITIONS       DELETIONS           1996          ADDITIONS       DELETIONS          1997
      --------------    ------------    ------------    --------------    ------------    ------------   ---------------
    $           937              24             594               367              86              68  $            385
      ==============    ============    ============    ==============    ============    ============   ===============

       BALANCE AT                                     BALANCE AT
      DECEMBER 31,                                   SEPTEMBER 30,

           1997         ADDITIONS     DELETIONS           1998
      --------------    ----------    -----------   ----------------
 $           385             0            118  $             267
      ==============    ==========    ===========   ================

         Accrued interest receivable consisted of (in thousands):

                                              SEPTEMBER 30,      DECEMBER 31,
                                              -------------  -------------------
                                                   1998       1997        1996
                                                 -------     -------     -------
Loans receivable ...........................     $18,412     $14,432     $13,713
Investment securities held to maturity .....       3,922       3,828       3,705
Securities available for sale ..............       4,578       4,364       3,337
                                                 -------     -------     -------
                                                 $26,912     $22,624     $20,755
                                                 =======     =======     =======


5.  MORTGAGE SERVICING RIGHTS

         At September 30, 1998 and 1997, December 31, 1997, 1996 and 1995
BankAtlantic serviced loans for the benefit of others amounting to approximately $3.0 billion, $2.7 billion, $2.9 billion, $2.7 billion, and $1.8 billion, respectively. At September 30, 1998, December 31, 1997 and 1996 other liabilities includes approximately $11.2 million, $10.3 million and $7.7 million, respectively, of loan payments due to others.

         Activity in mortgage servicing rights ("MSR") was (in thousands):

                                                                    FOR THE NINE MONTHS                FOR THE YEARS
                                                                    ENDED SEPTEMBER 30,              ENDED DECEMBER 31,
                                                                    ------------------      ---------------------------------
                                                                     1998        1997          1997        1996        1995
                                                                    -------   --------      -------      -------      -------
Balance, beginning of period ..................................     $38,789   $ 25,002      $25,002      $20,738      $20,584
Mortgage servicing rights acquired in BNA acquisition .........           0          0            0        4,047            0
Servicing rights originated ...................................       1,550      1,194        1,668          311            0
Servicing rights purchased ....................................      58,602     31,529       45,840       27,681       10,112
Servicing rights sold .........................................     (19,687)   (20,006)     (25,511)     (20,926)      (5,596)
Provision for valuation of mortgage servicing rights ..........     (15,000)         0            0            0            0
Amortization of servicing rights ..............................     (12,603)    (5,767)      (8,210)      (6,849)      (4,362)
                                                                    -------   --------     --------     --------     --------
Balance, end of period ........................................     $51,651   $ 31,952      $38,789      $25,002      $20,738
                                                                    =======   ========     ========     ========     ========

         The fair value of the MSR at September 30, 1998 and December 31, 1997 was estimated at $52.1, $54.3 million and $42.7 million, respectively. As a result of a fair value evaluation at September 30, 1998, a $15.0 million valuation allowance for mortgage servicing rights was established. No valuation allowance was established in prior periods. The fair value was calculated using market prepayment assumptions and discount rates (see Note 24).

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. RISK ELEMENTS

         Risk elements consist of non-accrual loans, non-accrual tax certificates, restructured loans, past-due loans, REO, repossessed assets, and other loans which management has doubts about the borrower's ability to comply with the contractual repayment terms. Non-accrual loans are loans on which interest recognition has been suspended because of doubts as to the borrower's ability to repay principal or interest. Non-accrual tax certificates are tax deeds or securities in which interest recognition has been suspended due to the aging of the certificate or deed. Restructured loans include loans for which the terms have been altered to provide a reduction or deferral of interest or principal because of a deterioration in the borrower's financial position. BankAtlantic did not have any commitments outstanding to lend additional funds on restructured loans at September 30, 1998 and December 31, 1997 and 1996.

         Risk elements were (in thousands):

                                                                      SEPTEMBER 30,                           DECEMBER 31,
                                                                  ---------------------        ------------------------------------
                                                                    1998          1997           1997          1996           1995
                                                                  -------        ------        -------        -------        -------
Non-accrual -- tax certificates ..........................           $834           986           $880         $1,835         $2,044
Non-accrual -- loans, net of specific allowances .........         18,281        12,487         17,569         12,424         11,174
Loans contractually past due 90 days or more (1) .........          3,710           580            647          2,961          1,536
Real estate owned, net of allowance ......................          5,319         5,909          7,528          4,918          6,279
Vehicles and equipment ...................................          2,262         2,419          2,912          1,992            461
                                                                  -------        ------        -------        -------        -------
          Total non-performing ...........................         30,406        22,381         29,536         24,130         21,494
Restructured .............................................             10         3,855          4,043          3,718          2,533
                                                                  -------        ------        -------        -------        -------
          Total risk elements ............................        $30,416        26,236        $33,579        $27,848        $24,027
                                                                  =======        ======        =======        =======        =======
Allowance for tax certificate losses .....................         $1,005           785           $949         $1,466         $1,648
                                                                  =======        ======        =======        =======        =======
Allowance for loan losses ................................        $31,000        28,350        $28,450        $25,750        $19,000
                                                                  =======        ======        =======        =======        =======

(1) The majority of these loans have matured and the borrower continues to make the payments under the matured loan agreement. BankAtlantic is in the process of renewing or extending these matured loans.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         The following summarizes impaired loans (in thousands):

                                                                             SEPTEMBER 30, 1998         DECEMBER 31, 1997
                                                                          ------------------------  ------------------------
                                                                            GROSS                     GROSS
                                                                           RECORDED     SPECIFIC     RECORDED       SPECIFIC
                                                                          INVESTMENT    ALLOWANCES  INVESTMENT     ALLOWANCES
                                                                          ----------    ----------  ----------     ----------
Nonaccrual loans:
  With specific allowances .........................................        $1,737          810       $2,491       $1,117
  Without specific allowances ......................................        17,354            0       16,195            0
                                                                            ------      -------      -------       ------
                                                                            19,091          810       18,686        1,117
                                                                            ------      -------      -------       ------
Restructured loans:
 Without specific allowances .......................................            10            0        4,043            0
                                                                            ------      -------      -------       ------
Other impaired loans:
 Other impaired commercial loans with specific allowances(1) .......           418          189        1,038        539
 Other impaired commercial loans without specific allowances .......         3,710            0          647            0
                                                                            ------      -------      -------       ------
          Total ....................................................       $23,229          999      $24,414       $1,656
                                                                           =======      =======      =======      =======

(1) These loans are not included in risk elements, since subsequent to the date of impairment these loans have performed based on their contractual terms.

         Recorded investment of impaired loans reflects direct deferrals of interest of $1.2 million, $60,000, zero, $240,000, and $480,000 at September 30, 1998 and 1997, December 31, 1997, 1996 and 1995, respectively.

         There was no net interest forgone related to restructured loans at September 30, 1998 and 1997 and December 31, 1997, 1996 and 1995. Interest income of $1,000, $482,000, $799,000 and $336,000 was recognized on restructured loans during the periods ended September 30, 1998 and 1997 and December 31, 1997 and 1996, respectively.

         The average net recorded investment in impaired loans for the periods ended September 30, 1998 and 1997 and December 31, 1997, 1996 and 1995 was $24.7 million, $19.6 million, $20.2 million, $15.4 million and $16.4 million, respectively. Interest income which would have been recorded under the contractual terms of impaired loans and the interest income actually recognized was (in thousands):

                                                                 FOR THE NINE MONTHS
                                                                 ENDED SEPTEMBER 30,              FOR THE YEARS ENDED DECEMBER 31,
                                                                ----------------------        -------------------------------------
                                                                  1998         1997         1997         1996          1995
                                                                -------        -------        -------        -------        -------
Interest income which would have been recorded ..........        $1,600         $1,516         $2,487         $1,795         $1,662
Interest income recognized ..............................          (564)          (823)        (1,548)          (988)          (788)
                                                                -------        -------        -------        -------        -------
Interest income forgone .................................        $1,036           $693           $939           $807           $874
                                                                =======        =======        =======        =======        =======

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         The components of "Foreclosed asset activity, net" were (in thousands):

                                                                  FOR THE NINE MONTHS                    FOR THE YEARS
                                                                  ENDED SEPTEMBER 30,                   ENDED DECEMBER 31,
                                                                  -------------------         -------------------------------------
                                                                   1998          1997         1997          1996           1995
                                                                   -----         -----         -----         -----         ------

                                                                                                                        <C
Real estate acquired in settlement of loans:
Operating expenses, net .................................         $445          $573          $528           $47             $41
Provision (reversals) of losses on REO ..................          522             0           (56)         (197)         (1,187)
Net gains on sales ......................................         (984)         (328)         (354)         (575)         (2,032)(A)
                                                                 -----         -----         -----         -----         -------
          Total (income) loss ...........................         $(17)         $245          $118         $(725)        $(3,178)
                                                                 =====         =====         =====         =====         =======

(A) Includes a $1.3 million gain related to a property originally acquired through tax deed.

         Activity in the allowance for real estate owned consisted of (in thousands):

                                                               FOR THE NINE MONTHS                     FOR THE YEARS
                                                               ENDED SEPTEMBER 30,                   ENDED DECEMBER 31,
                                                            -----------------------         ---------------------------------------
                                                              1998            1997            1997           1996            1995
                                                            -------         -------         -------         -------         -------
Balance, beginning of period .......................         $1,500          $1,800          $1,800          $2,800          $4,200
Charge-offs:
  Commercial real estate ...........................           (595)              0               0            (781)           (213)
  Residential real estate ..........................           (207)              0            (244)            (22)              0
                                                            -------         -------         -------         -------         -------
                                                               (802)              0            (244)           (803)           (213)
  Provision (reversals) of losses on  REO ..........            522               0             (56)           (197)         (1,187)
                                                            -------         -------         -------         -------         -------
Balance, end of period .............................         $1,220          $1,800          $1,500          $1,800          $2,800
                                                            =======         =======         =======         =======         =======

        Activity in the allowance for tax certificate losses was: (in thousands)

                                                                  FOR THE NINE MONTHS                     FOR THE YEARS
                                                                  ENDED SEPTEMBER 30,                   ENDED DECEMBER 31,
                                                                ----------------------        -------------------------------------
                                                                  1998           1997          1997           1996           1995
                                                                -------        -------        -------        -------        -------
Balance, beginning of period ............................          $949         $1,466         $1,466         $1,648         $2,985
Charge-offs .............................................          (731)        (1,424)        (1,444)          (909)        (1,854)
Recoveries ..............................................           689            907          1,025            911            662
                                                                -------        -------        -------        -------        -------
Net recoveries (charge-offs) ............................           (42)          (517)          (419)             2         (1,192)
Provision (reversals) charged to operations .............            98           (164)           (98)          (184)          (145)
                                                                -------        -------        -------        -------        -------
Balance, end of period ..................................        $1,005           $785           $949         $1,466         $1,648
                                                                =======        =======        =======        =======        =======

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment was comprised of (in thousands):

                                              FOR THE NINE
                                              MONTHS ENDED     FOR THE YEARS
                                              SEPTEMBER 30,  ENDED DECEMBER 31,
                                              ------------   ------------------
                                                  1998        1997       1996
                                                --------     -------    -------
Land .......................................     $13,900     $12,112    $12,115
Building and improvements ..................      46,856      46,384     42,593
Furniture and equipment ....................      32,329      25,921     26,257
                                                --------     -------    -------
          Total ............................      93,085      84,417     80,965
Less accumulated depreciation ..............     (36,131)    (33,287)   (32,691)
                                                --------     -------    -------
Office properties and equipment -- net .....     $56,954     $51,130    $48,274
                                                ========     =======    =======

         Properties with a net book value of $4.0 million at December 1995, were leased to unrelated third parties. Capitalized improvements to the properties of $1.0 million were performed during the year ended December 31, 1996. These properties were sold for $8.1 million (net of selling costs) during 1996 for a net gain of $3.1 million. During the nine months ended September 30, 1997 and the year ended December 31, 1997 land adjacent to the above properties with a net book value of $197,000 was sold for a net gain on $882,000.

         Net rental income for each of the years ended December 31, 1997, 1996 and 1995 was zero, $368,000, and $343,000, respectively. Net rental income during the nine months ended September 30, 1998 and 1997 was zero.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  DEPOSITS

         The weighted average nominal interest rate payable on deposit accounts at September 30, 1998, December 31, 1997 and 1996 was 3.61%, 3.70% and 3.78%,
respectively. The stated rates and balances at which BankAtlantic paid interest on deposits were:

                                                         SEPTEMBER 30,                           DECEMBER 31,
                                                   ----------------------       ---------------------------------------------------
                                                            1998                         1997                          1996
                                                   ----------------------       ----------------------       ----------------------
                                                     AMOUNT        PERCENT        AMOUNT       PERCENT        AMOUNT        PERCENT
                                                   ----------      ------       ----------      ------       ----------      ------
                                                                        (DOLLARS IN THOUSANDS)
Interest free checking ......................        $203,251       10.79%        $162,788        9.23%        $163,616        8.93%
Insured money fund savings
  3.86% at September 30, 1998,
  3.90% at December 31, 1997,
  3.76% at December 31, 1996 ................         429,561       22.81          289,413       16.41          358,927       19.58
NOW accounts
  1.10% at September 30, 1998,
  2.20% at December 31, 1997,
  1.60% at December 31, 1996 ................         217,524       11.55          223,679       12.68          216,587       11.82
Savings accounts
  1.16% at September 30, 1998,
  2.04% at December 31, 1997,

  1.30% at December 31, 1996 ................         131,036        6.96          262,685       14.90          170,352        9.29
                                                   ----------      ------       ----------      ------       ----------      ------
Total non-certificate accounts ..............         981,372       52.11          938,565       53.22          909,482       49.62
                                                   ----------      ------       ----------      ------       ----------      ------
Certificate accounts:
  0.00% to 4.00% ............................          50,085        2.66           14,275        0.81           23,361        1.27
  4.01% to 5.00% ............................         158,835        8.43           37,803        2.14          275,991       15.06
  5.01% to 6.00% ............................         609,226       32.36          184,800       10.48          478,148       26.09
  6.01% to 7.00% ............................          68,027        3.61          493,845       28.00          112,865        6.16
  7.01% and greater .........................          11,550        0.61           90,882        5.15           30,749        1.68
                                                   ----------      ------       ----------      ------       ----------      ------
Total certificate accounts ..................         897,723       47.67          821,605       46.58          921,114       50.26
                                                   ----------      ------       ----------      ------       ----------      ------
Total deposit accounts ......................       1,879,095       99.78        1,760,170       99.80        1,830,596       99.88
                                                   ----------      ------       ----------      ------       ----------      ------
Interest earned not credited to
  deposit accounts ..........................           4,134        0.22            3,563        0.20            2,184        0.12
                                                   ----------      ------       ----------      ------       ----------      ------
Total .......................................      $1,883,229      100.00%      $1,763,733      100.00%      $1,832,780      100.00%
                                                   ==========      ======       ==========      ======       ==========      ======

            Interest expense by deposit category was (in thousands):

                                                             FOR THE NINE MONTHS                       FOR THE YEARS
                                                              ENDED SEPTEMBER 30,                      ENDED DECEMBER 31,
                                                           ------------------------        ----------------------------------------
                                                             1998            1997            1997            1996            1995
                                                           --------        --------        --------        --------        --------
Money fund savings and NOW accounts ................         $9,783         $10,706         $14,020         $12,154         $11,591
Savings accounts ...................................          6,509           4,475           6,617           2,150           1,987
Certificate accounts -- below $100,000 .............         22,882          28,839          37,973          32,416          27,059
Certificate accounts, $100,000 and above ...........         10,982           7,633           9,882           8,513           6,269
Less early withdrawal penalty ......................           (268)           (143)           (211)           (205)           (260)
                                                           --------        --------        --------        --------        --------
               Total ...............................        $49,888         $51,510         $68,281         $55,028         $46,646
                                                           ========        ========        ========        ========        ========

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         Included in other non-interest income is approximately $8.6 million, $6.8 million, $9.3 million, $8.6 million, and $7.0 million of checking account fees for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, respectively.

         At September 30, 1998 and December 31, 1997, the amounts of scheduled maturities of certificate accounts were (in thousands):

                                                      FOR THE YEARS ENDING SEPTEMBER 30,
                               ----------------------------------------------------------------------------------
                                  1999          2000          2001           2002          2003      THEREAFTER
                               -----------   -----------   -----------   ------------  ------------  ------------
0.00% to 4.00%............   $     47,002  $      2,403  $        388  $          52 $          42 $         198
4.01% to 5.00%............        118,004        36,819         3,044            368           427           173
5.01% to 6.00%............        517,345        70,019         8,665          7,094         5,611           492
6.01% to 7.00%............         33,180        13,419         4,915         15,669           723           121
7.01% and greater.........            499        10,855            72              0           124             0
                               -----------   -----------   -----------   ------------  ------------  ------------
          Total...........   $    716,030  $    133,515  $     17,084  $      23,183 $       6,927 $         984
                               ===========   ===========   ===========   ============  ============  ============

                                                           YEAR ENDING DECEMBER 31,
                               ----------------------------------------------------------------------------------
                                  1998          1999          2000           2001          2002      THEREAFTER
                               -----------   -----------   -----------   ------------  ------------  ------------
0.00% to 4.00%...........    $     12,336  $      1,740  $         76  $          42 $          72 $           9
4.01% to 5.00%...........          37,530           204            16             53             0             0
5.01% to 6.00%...........         172,410        10,051         1,164            871           116           188
6.01% to 7.00%...........         434,702        38,736         8,124          5,103         6,597           583
7.01% and greater........          21,238        30,071        18,809          8,727        11,365           672
                               -----------   -----------   -----------   ------------  ------------  ------------
          Total..........    $    678,216  $     80,802  $     28,189  $      14,796 $      18,150 $       1,452
                               ===========   ===========   ===========   ============  ============  ============


         Time deposits of $100,000 and over had the following maturities at (in thousands):

                                           SEPTEMBER 30,      DECEMBER 31,
                                                1998              1997
                                           ---------------   ---------------
Less than 3 months.....................  $         60,321  $         64,235
3 to 6 months..........................            70,111            34,123
6 to 12 months.........................            72,822            53,566
More than 12 months....................            87,964            24,338
                                           ---------------   ---------------
          Total.......................   $        291,218  $        176,262
                                           ===============   ===============

         During the nine months ended September 30, 1998, BankAtlantic obtained $38 million of brokered time deposits from RBCO. The Company did not obtain brokered time deposits in prior periods. In November 1996, Merrill Lynch granted BankAtlantic a facility for broker deposits of up to $135.0 million. The facility will be considered as an alternative source of borrowings, when and if needed.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. ADVANCES FROM FEDERAL HOME LOAN BANK AND FEDERAL FUNDS PURCHASED

         Advances from Federal Home Loan Bank ("FHLB") incur interest and were repayable as follows (in thousands):

            REPAYABLE DURING YEAR                                    SEPTEMBER 30,             DECEMBER 31,
                                                                                      -----------------------------
             ENDING DECEMBER 31,                 INTEREST RATE            1998             1997            1996
----------------------------------------------  -----------------   -----------------  -------------   -------------
1997..........................................   5.50% to 7.73%   $                0 $            0  $      119,965
1998..........................................   6.00% to 6.64%              102,928        153,143          43,143
1999..........................................   6.00% to 6.83%               56,393         56,393          42,892
2000..........................................   6.13% to 7.00%               54,392         54,393          40,892
2001..........................................   6.29% to 7.09%               37,777         37,778          33,118
2002..........................................   6.35% to 7.18%               21,490         21,460           6,150
2003..........................................   7.24% to 7.25%                9,540          9,540           9,540
                                                                    -----------------  -------------   -------------
     Total  fixed rate advances...............                               282,520        332,707         295,700
                                                                    -----------------  -------------   -------------

2002..........................................   5.68% to 6.20%              175,000        175,000               0
2003..........................................       5.39%                    25,000              0               0
2007..........................................       5.68%                    25,000         25,000               0
2008..........................................   4.87% to 5.67%              540,000              0               0
                                                                    -----------------  -------------   -------------
     Total callable advances..................                               765,000        200,000               0
                                                                    -----------------  -------------   -------------

1998..........................................   5.78% to 5.91%                    0        165,000               0
                                                                    -----------------  -------------   -------------
     Total adjustable rate advances...........                                     0        165,000               0
                                                                    -----------------  -------------   -------------
     Total FHLB advances......................                    $        1,047,520 $      697,707  $      295,700
                                                                    =================  =============   =============

         Included in fixed rate advances at September 30, 1998 and December 31, 1997 were $95.0 million and $110.0 million of overnight advances, respectively. The September 1998 and December 1997 adjustable rate advances were indexed to the one and three month LIBOR rate. Callable advances give the FHLB the option to convert, at a specific date, in whole, into a three month Libor-based floating rate advance. BankAtlantic has established a blanket floating lien with the FHLB. Under the lien, BankAtlantic assigns a security lien against its residential loans. At September 30, 1998, December 31, 1997 and 1996, $1.4 billion, $891.9 million and $611.4 million of 1-4 family residential loans were pledged against FHLB advances. In addition, FHLB stock is pledged as collateral for outstanding FHLB advances. BankAtlantic has a $500 million line of credit with the FHLB with a maximum term of 10 years.

         At September 30, 1998 and December 31, 1997 BankAtlantic had established $80.0 million and $35.0 million of lines of credit with various federally insured banking institutions for the purchase of Federal Funds. At September 30, 1998, December 31, 1997 and 1996, the outstanding balance of these lines of credit was zero, $2.5 million and zero, respectively. The average balance outstanding during the nine months ended September 30, 1998 and for the years ended December 31, 1997 and 1996, of Federal Funds purchased lines of credit was $3.9 million, $1.9 million and $2.7 million, respectively. The maximum outstanding balance at any month end during 1998, 1997 and 1996 of the Federal Funds purchased lines of credit was $13.6 million, $7.0 million and $16.0 million, respectively.

10.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Securities sold under agreements to repurchase are summarized below (in thousands):

                                                                  SEPTEMBER 30,             DECEMBER 31,
                                                                  ---------------   -----------------------------
                                                                       1998             1997           1996
                                                                  ---------------   -------------  --------------
Agreements to repurchase the same security.................     $         47,144  $            0 $       143,377
Customer repurchase agreements.............................               62,916          58,716          47,211
                                                                  ---------------   -------------  --------------
          Total............................................     $        110,060  $       58,716 $       190,588
                                                                  ===============   =============  ==============

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         The following table provides information on the agreements to repurchase (dollars in thousands):

                                                   FOR THE NINE MONTHS                    FOR THE YEAR ENDED
                                                   ENDED SEPTEMBER 30,                       DECEMBER 31,
                                                 -------------------------     -----------------------------------------
                                                   1998           1997            1997           1996           1995
                                                 ----------     ----------     -----------    -----------     ----------
Maximum borrowing at any month-end
  within the period........................    $   404,875    $   255,967    $    255,967   $    362,147    $   328,666
Average borrowing during the period........    $   251,424    $   159,334    $    150,656   $    178,883    $   186,592
Average interest cost during the period....           5.23 %         5.28 %          5.26 %         4.83 %         5.80 %
Average interest cost at end of the period.           5.04 %         5.09 %          4.80 %         5.13 %         4.59 %
                                                 ==========     ==========     ===========    ===========     ==========

         Average borrowing was computed based on average daily balances during the period. Average interest rates during the period were computed by dividing interest expense for the period by the average borrowing during the period.

         Customer repurchase agreements at September 30, 1998, December 31, 1997 and 1996 included a $2.3 million, $4.7 million and $9.7 million of customer repurchase agreements, respectively, relating to a BFC escrow account. Total interest expense related to this reverse repurchase agreement was approximately $82,000, $210,000 , $312,000, and $374,000 during the nine months ended
September 30, 1998 and for the three years ended December 31, 1997, 1996 and 1995, respectively.

         The following table lists the amortized cost and estimated fair value of securities sold under repurchase agreements, and the repurchase liability associated with such transactions (dollars in thousands):

                                                                                       WEIGHTED
                                                         ESTIMATED                       AVERAGE
                                         AMORTIZED          FAIR        REPURCHASE      INTEREST
                                            COST           VALUE          BALANCE         RATE
                                        -------------   -------------  --------------  --------------
SEPTEMBER 30, 1998
------------------
FNMA Remic........................    $       17,116  $       16,623 $        14,645          3.43 %
FHLMC Remic.......................            41,135          41,549          39,942          5.31
FNMA..............................            20,515          20,620          18,950          4.73
FHLMC.............................            42,683          42,812          36,523          3.43
                                        -------------   -------------  --------------  ------------
          Total...................    $      121,449  $      121,604 $       110,060          4.34 %
                                        =============   =============  ==============  ============

DECEMBER 31, 1997 (1)
---------------------
FHLB Bonds........................    $        2,650  $        2,651 $         2,380          4.80 %
FNMA..............................             8,440           8,462           7,597          4.80
FHLMC.............................            54,302          54,289          48,739          4.80
                                        -------------   -------------  --------------  ------------
          Total...................    $       65,392  $       65,402 $        58,716          4.80 %
                                        =============   =============  ==============  ============

DECEMBER 31, 1996(1)
--------------------
US Treasuries.....................    $       70,637  $       70,686 $        66,622          5.54 %
FHLB Bonds........................             2,015           2,006           1,481          4.02
FNMA..............................            73,707          73,897          67,848          5.18
FHLMC.............................            67,735          67,650          54,637          4.59
                                        -------------   -------------  --------------  ------------
          Total...................    $      214,094  $      214,239 $       190,588          5.13 %
                                        =============   =============  ==============  ============

           (1) At December 31, 1997 and 1996 these securities are classified as available for sale and recorded at market value in the consolidated statements of financial condition.

          All repurchase agreements at September 30, 1998 and December 31, 1997 matured and were repaid in October 1998, January 1998 and January 1997. respectively. These securities were held by unrelated broker dealers.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  SUBORDINATED DEBENTURES AND OTHER DEBT

         In March 1991, $10.2 million of 1986 Capital Notes were exchanged for noncumulative preferred stock. All three series of preferred stock had a preference value of $25.00 per share and were redeemable at $25.00 per share. During July 1994, 260 shares of Series C preferred stock were canceled in connection with the exercise of dissenters' rights by certain BankAtlantic preferred shareholders in connection with the reorganization transaction which resulted in the establishment of the Company as the holding company for BankAtlantic. In October 1995, all series of preferred stock were redeemed at $25.00 per share. The October 7, 1995 preferred stock redemption resulted in a $1.4 million payment above the recorded amount of the preferred stock. Such excess was treated as a preferred stock dividend and impacted basic and diluted earnings per share by $.05 per share for the year ended December 31, 1995.

          On March 31, 1991, BankAtlantic issued to certain of its existing shareholders, 18,611 shares of common stock and $8,000 of 14% subordinated debentures, having a March 1998 maturity date, with related detachable warrants to purchase 17,548 shares of common stock. The $8,000 of subordinated debentures were redeemed along with the Capital Notes on August 31, 1993. However, the warrants relating to such debentures are detachable and remain outstanding until the earlier of exercise or original maturity of the subordinated debentures. The warrants outstanding at December 31, 1997 relating to the redeemed debentures are 10,963 with a $0.45 exercise price. The warrants expired on March 31, 1998; therefore, there were no warrants outstanding at September 30, 1998.

         On March 30, 1995, the Company borrowed $4.0 million from an unrelated financial institution and incurred financing costs of $69,000. The debt matured on March 30, 1996, bore interest at prime plus 1% and was collateralized by 12% non-cumulative preferred stock of BankAtlantic having a preference value of $4.0 million. The $4.0 million was utilized by the Company to purchase the BankAtlantic preferred stock used as collateral.

         The Company has the following subordinated debentures and notes payable outstanding at September 30, 1998 and December 31, (in thousands):

                      ISSUE     SEPTEMBER      DECEMBER 31,       INTEREST   MATURITY    CONVERSION   CLASS OF    REDEMPTION
                                           ---------------------
                       DATE     30, 1998     1997        1996      RATE        DATE        PRICE       STOCK        DATE
                     ---------  ---------- ----------  ---------  -------   -----------  ----------  -----------  ----------
9% Debentures......  9/22/95  $    21,000     21,000 $   21,000     9.00 %  10/01/2005         N/A      N/A       10/01/1998
6 3/4% Debentures..  7/03/96       51,182     57,125     57,500     6.75 %   7/01/2006 $      6.55       A        7/01/1999
5 5/8% Debentures.. 11/25/97      100,000    100,000          0     5.63 %  12/01/2007 $     12.94       A        12/01/2000
Notes payable......  2/01/95        1,013      1,475          0     7.50 %   2/01/2000         N/A      N/A          N/A
Notes payable......  2/01/95          309          0          0     6.38 %   8/01/2002         N/A      N/A          N/A
Notes payable......  4/01/98        2,500          0          0     8.00 %   4/01/2002         N/A      N/A          N/A
Notes payable......  3/26/88          600          0          0     7.00 %   3/26/2007         N/A      N/A          N/A
Notes payable......  Various          137          0          0     9.20 %     Various         N/A      N/A          N/A
Notes payable......  11/01/97       1,593          0          0     7.56 %   5/01/2002         N/A      N/A          N/A
                                ---------- ----------  ---------
                              $   178,334    179,600 $   78,500
                                ========== ==========  =========

         Included in other assets were $5.5 million, $6.3 million and $3.2 million of unamortized underwriting discounts and costs associated with the issuance of subordinated debentures, at September 30, 1998, December 31, 1997 and 1996, respectively.

         The Indenture relating to the Trust Preferred Securities and all of the Debenture indentures contain certain customary covenants found in Indentures under the Trust Indenture Act, including covenants with respect to the payment of principal and interest, maintenance of an office or agency for administering the Debentures, holding of funds for payments on the Debentures in Trust, payment by the Company of taxes and other claims, maintenance by the Company of its properties and its corporate existence and delivery of annual certifications to the Trustee.

         The Debenture indentures for the 9% and 6 3/4% Debentures provide that the Company cannot declare or pay dividends on, or purchase, redeem or acquire for value its capital stock, return any capital to holders of capital stock as such, or make any distributions of assets to holders of capital stock as such, unless, from and after the date of any such dividend declaration (a "Declaration Date") or the date of any such purchase, redemption, payment or distribution (a "Redemption

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Date"), the Company retains cash, cash equivalents (as determined in accordance with generally accepted accounting principles) or marketable securities (with a market value as measured on the applicable Declaration Date or Redemption Date) in an amount sufficient to cover the two consecutive semi-annual interest payments that will be due and payable on the Debentures following such Declaration Date or Redemption Date, as the case may be. These indentures further provide that the amount of any interest payment made by the Company with respect to the Debentures after any applicable Declaration Date or Redemption Date shall be deducted from the aggregate amount of cash or cash equivalents which the Company shall be required to retain pursuant to the foregoing provision. At September 30, 1998, December 31, 1997 and 1996 the Company designated $5.8 million of securities available for sale to satisfy the above provision.

         Upon the acquisition of SLWHC, the Company became obligated for a $9.1 million Capital Improvement Revenue Bond Series 1995, payable to a municipality with a $1.0 million and $1.4 million outstanding at September 30, 1998, and December 31, 1997. Interest on the note payable is due semi-annually in arrears. The note is collateralized by "priority assessment liens on residential land".

         In March 1997, the Company formed BBC Capital Trust I ("BBC Capital"). BBC Capital is a statutory business trust which was formed for the purpose of issuing 9 1/2% Cumulative Trust Preferred Securities ("Trust Preferred Securities") and investing the proceeds thereof in Junior Subordinated Debentures of the Company. In a public offering in April 1997, BBC Capital issued for $74.75 million, 2.99 million shares of Trust Preferred Securities at a price of $25 per share. BBC Capital used the gross proceeds received from the sale of the Trust Preferred Securities and $2.3 million of contributed capital from the Company to purchase $77.1 million of 9 1/2% Junior Subordinated Debentures from the Company which mature on June 30, 2027. The net proceeds to the Company from the sale of the Junior Subordinated Debentures were $71.8 million after deduction of the underwriting discount and expenses. At September 30, 1998 and December 31, 1997, the balance of Trust Preferred Securities was $74.75 million. The net proceeds from the sale of the Junior Subordinated Debentures were utilized as follows: $21.2 million of the proceeds were contributed to BankAtlantic, $12.2 million of the proceeds were used to repurchase the Company's common stock and the remaining proceeds are being used by the Company for general corporate purposes. BankAtlantic used $21.2 million of the contributed capital to acquire St. Lucie West Holding Corp., and subsidiaries and to invest in a real estate joint venture. During the nine months ended September 30,1998, the Company paid $10.6 million to repurchase and retire 738,500 shares of Class B common stock and during the year ended December 1, 1997, the Company repurchased 1,040,625 and 365,625 shares of the Company's Class A and Class B common stock, respectively. Interest on the Junior Subordinated Debentures and Distributions on the Trust Preferred Securities are fixed at 9 1/2% per annum and are payable quarterly in arrears, with the first payment paid June 30, 1997. Distributions on the Trust Preferred Securities are cumulative and based upon the liquidation value of $25 per Trust Preferred Security. The Company has the right, at any time, so long as no event of default, as defined, has occurred and is continuing, to defer payments of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided, that such deferral may not extend beyond the stated maturity of the Junior Subordinated Debentures. The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption. The Company has the right to redeem the Junior Subordinated Debentures after June 30, 2002 and also has the right to redeem the Junior Subordinated Debentures in whole (but not in part) within 180 days following certain events, as defined, whether occurring before or after June 30, 2002, and therefore cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received regulatory approval to do so if then required under applicable capital guidelines or regulatory policies. In addition to the above right, the Company has the right, at any time, to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than June 30, 2002. Exercise of this right is also subject to the Company having received regulatory approval to do so if then required under applicable capital guidelines or regulatory policies.

         On November 25, 1997, in a dual public offering, the Company issued 4.3 million of Class A common stock and $100.0 million of 5 5/8% convertible subordinated debentures ("5 5/8% Debentures"). The net proceeds to the Company from the sale of Class A common stock was $43.4 million net of $107,000 offering costs and $96.5 million from the sale of the 5 5/8% Debentures net of $3.5 million of offering costs.

         In the ordinary course of business, primarily to finance RBCO's trading inventories, RBCO borrows under an agreement with its clearing broker by pledging trading securities as collateral. At September 30, 1998, the balance due from the clearing broker was $6.1 million. The interest rate earned on this receivable was 3.90% (see also Note 21).

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  STOCK OPTION PLANS

         On April 6, 1984, BankAtlantic's stockholders approved a Stock Option Plan ("1984 Plan") under which options to purchase up to 1,182,556 shares of common stock may be granted. The plan provided for the grant of both incentive stock options and non-qualifying options. The exercise price of an incentive stock option was not to be less than the fair market value of the common stock on the date of the grant. The exercise price of non-qualifying options was determined by a committee of the Board of Directors. The "1984 Plan" has expired and all Class B stock options issued in May 1993 expired on May 25, 1998.

         On May 31, 1994, the stockholders of BankAtlantic approved the BankAtlantic 1994 Stock Option Plan ("1994 Plan"), authorizing the issuance of Class B common stock options to acquire up to 2,288,819 shares of BankAtlantic's common stock. In accordance with the Reorganization, all outstanding options under the 1984 Plan and 1994 Stock Option Plan became the obligation of the Company as of July 13, 1994. All employee stock options under the 1994 Plan vest and are exercisable five years from the date of grant while directors' stock options vested immediately.

         On May 21, 1996 the shareholders approved the BankAtlantic Bancorp 1996 Stock Option Plan (the "1996 Plan") which authorized the issuance of Class A common stock options to acquire up to 1.95 million shares of Class A common stock. The 1996 Plan expires on April 2, 2006. During the second quarter of 1996, 48,828 non-qualifying stock options were issued outside of the Plan to non-employee directors. All of the incentive and non-qualifying stock options are exercisable for the Company's Class A common stock, with an exercise price equal to the fair market value at the date of grant. All employee stock options vest and are exercisable five years for the date of grant while directors' stock options vested immediately. Upon acquisition of RBCO, the Company assumed all options outstanding under RBCO's existing stock option plans resulting in the issuance of options to purchase 314,145 shares of Class A common stock at various exercise prices based upon the exercise prices of the assumed options.

         On April 14, 1998 BankAtlantic's stockholders approved a stock option plan ("1998 Plan") under which options to purchase up to 800,000 shares of the Company's Class A common stock and 150,000 shares of Class B common stock could be issued.

          On August 4, 1998, the Board of Directors granted pursuant to the BankAtlantic Bancorp 1998 stock option plan incentive stock options to purchase 391,630 shares of Class A common stock and nonqualifying stock options to purchase 89,525 shares of Class A common stock, each with a $9.50 exercise price to officers of BankAtlantic. Also on August 4, 1998, the Board of Directors granted incentive stock options to purchase 47,845 shares of Class A common stock at $10.45 (110% of the market price at the grant date).

         The following table sets forth the terms of the stock options granted on August 4, 1998:

   SHARES ISSUED            TYPE               VESTING            EXPIRATION
--------------------  ------------------  ------------------   -----------------
      89,525          Non-qualifying           5 Years             10 Years
      367682          Incentive                5 Years             10 Years
      47,845          Incentive               Pro-rata              5 Years
      15,000          Incentive                6 Years             10 Years
       8,948          Incentive                7 Years             10 Years

         The following table sets forth all outstanding options, adjusted for the July 1997 and January 1998 five for four common share stock splits effected in the form of 25% stock dividends in Class A common stock. However, due to accounting and tax considerations, with respect to options to purchase Class B common stock previously granted under the Company's stock option plan's anti-dilution provisions related to Class B common stock options required that additional Class B options be granted rather than Class A options.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         A summary of stock option activity segregated by class of stock was:

                                                                              CLASS B
                                                                            OUTSTANDING
                                                                              OPTIONS            PRICE PER SHARE
                                                                            -------------   ---------------------------
Outstanding December 31, 1994...........................................      2,512,556   $     2.28    to  $     3.90
Exercised...............................................................       (234,315)        2.96    to        3.05
Forfeited...............................................................       (102,325)        3.01    to        4.00
Issued..................................................................        887,214         4.00    to        4.00
                                                                            -------------   ---------         ---------
Outstanding December 31, 1995...........................................      3,063,130   $     2.28    to  $     4.00
Exercised...............................................................       (138,392)        2.96    to        3.01
Forfeited...............................................................       (189,677)        3.90    to        4.00
                                                                            -------------   ---------         ---------
Outstanding December 31, 1996...........................................      2,735,061         2.28    to        4.00
Exercised...............................................................       (547,740)        2.28    to        3.90
Forfeited...............................................................        (71,774)        3.90    to        3.90
                                                                            -------------   ---------         ---------
Outstanding December 31, 1997...........................................      2,115,547         3.01    to        4.00
Exercised...............................................................       (434,542)        3.01    to        4.00
Forfeited...............................................................        (12,465)        3.90    to        3.90
                                                                            -------------   ---------         ---------
Outstanding September 30, 1998..........................................      1,668,540   $     3.90    to  $     4.00
                                                                            =============   =========         =========
Exercisable at September 30, 1998.......................................         75,289   $     3.90        $     3.90
                                                                            =============   =========         =========
Available for grant at September 30, 1998...............................        552,141
                                                                            =============


                                                                              CLASS A
                                                                            OUTSTANDING
                                                                              OPTIONS            PRICE PER SHARE
                                                                            -------------   ---------------------------
Outstanding December 31, 1995..........................................               0   $     0.00    to  $     0.00
Exercised..............................................................               0         0.00    to        0.00
Forfeited..............................................................        (101,023)        5.74    to        5.74
Issued.................................................................       1,029,440         5.74    to        6.25
                                                                            -------------   ---------         ---------
Outstanding December 31, 1996..........................................         928,417         5.74    to        6.25
Exercised..............................................................         (16,775)        5.74    to        7.17
Forfeited..............................................................        (104,994)        5.74    to        8.64
Issued.................................................................         809,984         5.74    to       12.35
                                                                            -------------   ---------         ---------
Outstanding December 31, 1997..........................................       1,616,632         5.74    to       12.35
Issued in connection with the acquisition of RBCO......................         314,145         3.97    to        9.70
Exercised..............................................................         (15,351)        5.26    to        7.92
Forfeited..............................................................        (108,416)        5.73    to        9.50
Issued.................................................................         577,750         9.00    to       14.38
                                                                            -------------   ---------         ---------
Outstanding September 30, 1998.........................................       2,384,760   $     3.97    to  $    14.38
                                                                            =============   =========         =========
Exercisable at September 30, 1998......................................         186,913   $     3.97        $    14.06
                                                                            =============   =========         =========
Available for grant at September 30, 1998..............................         671,384
                                                                            =============

         The weighted average exercise price of options outstanding at September 30, 1998, December 31, 1997, 1996 and 1995 was $6.19, $5.14, $4.21, and $3.67,
respectively. The weighted average exercise price of stock options exercised was $3.39, $3.28 and $3.01 for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, respectively. The weighted average exercise price of options forfeited during the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 was $6.86, $5.27 and $4.56, respectively.

         Included in options granted in the nine months ended September 30, 1998 were non-qualifying stock options to purchase 21, 007 shares of Class A common stock and incentive stock options to purchase 27,743 shares of Class A common stock. The above options were granted pursuant to the Company's 1996 stock option plan.

         During the nine months ended September 30, 1998 and years ended December 31, 1997 and 1996, 110,532, 373,328 and 12,736 of non-qualifying and
467,218, 399,048 and 125,656 of incentive stock options issued under the 1984, 1994 and 1996 Plans were exercised resulting in increases of $2.3 million, $2.8 million and $531,000 in stockholders' equity, respectively. The tax effect of the exercised stock options for December 31, 1997 and 1996 was $709,000, $913,000 and

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$118,000, respectively, and has been reflected in additional paid in capital. During the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, 106,780, 104,994 and 101,023 of options under the 1996 Plan and
11,478, 71,774 and 189,677 of options under the 1994 Plan, respectively, were forfeited.

         During 1996 and 1997, certain executives and officers received prorata vesting as part of their severance arrangements relating to previously granted 1994 and 1996 Plan options. Forfeited and vested options were 148,778 shares and 194,559 shares for the 1994 plan and 84,231 shares and 25,634 shares for the 1996 plan, respectively.

         The adoption of FAS 123 under the fair value based method would have increased compensation expense by $479,245 and $474,000 for the years ended December 31, 1997 and 1996, respectively. The effect of FAS 123 under the fair value based method would have effected net income and earnings per share as follows:

                                                                            FOR THE YEAR ENDED
(In thousands, except per share data)                                          DECEMBER 31,
                                                                        ---------------------------
                                                                            1997          1996
                                                                        -------------  ------------
Net income available for common shares      As reported............   $       27,769 $      19,011
                                                                        =============  ============
                                            Pro forma..............           27,272        18,537
                                                                        =============  ============

Basic earnings per share Class A            As reported............   $         0.98 $        0.64
                                                                        =============  ============
                                            Pro forma..............             0.97          0.63
                                                                        =============  ============

Basic earnings per share Class B            As reported............   $         0.94 $        0.72
                                                                        =============  ============
                                            Pro forma..............             0.93          0.71
                                                                        =============  ============

Diluted earnings per share Class A          As reported............   $         0.78 $        0.58
                                                                        =============  ============
                                            Pro forma..............             0.77          0.57
                                                                        =============  ============

 Diluted earnings per share Class B         As reported............   $         0.77 $        0.66
                                                                        =============  ============
                                            Pro forma..............             0.76          0.64
                                                                        =============  ============

         The option method used to calculate the FAS 123 compensation adjustment was the Black-Scholes model with the following grant date fair values and assumptions:

                                                               WEIGHTED AVERAGE
                                  ----------------------------------------------------------------------------
                   NUMBER OF                                     RISK FREE                      EXPECTED
   YEAR OF          OPTIONS        GRANT DATE      EXERCISE      INTEREST       EXPECTED        DIVIDEND
    GRANT           GRANTED        FAIR VALUE        PRICE         RATE        VOLATILITY        YIELD
---------------   -------------   -------------  --------------  ----------   -------------   -------------
     1995              887,214  $     2.14     $     4.00             6.32 %         25.80 %          0.47 %
     1996            1,029,440  $     2.95     $     5.77             6.86 %         18.60 %          0.36 %
     1997              809,984  $     3.36     $     8.08             6.60 %         27.40 %          0.99 %

The employee turnover factor was 5.97 % and 13.40% for incentive stock options and 3.55% and 5.20% for non-qualifying stock options, for the years ended December 31, 1997 and 1996, respectively. The expected life for all options issued was 7.5 years.

         The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                             OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                               ------------------------------------------------       ----------------------------
                                                  WEIGHTED-         WEIGHTED-                          WEIGHTED-
 CLASS OF       RANGE OF          NUMBER           AVERAGE           AVERAGE             NUMBER         AVERAGE
  COMMON        EXERCISE        OUTSTANDING       REMAINING          EXERCISE         EXERCISABLE       EXERCISE
   STOCK         PRICES         AT 12/31/97    CONTRACTUAL LIFE        PRICE          AT 12/31/97         PRICE
------------ ---------------   --------------   ---------------     -----------       -------------    -----------
     B          $3.01 to             348,813          .4 years    $       3.15             348,813   $       3.15
                  3.31
     B          $3.90 to           1,766,734         6.8 years            3.94             148,802           3.92
                  4.00
     A       $5.73 to 12.35        1,616,632         8.9 years            6.88             108,661           6.82
                               --------------   ---------------     -----------       -------------    -----------
                                   3,732,179         7.1 years    $       5.14             606,276   $       4.00
                               ==============   ===============     ===========       =============    ===========

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


13.  INCOME TAXES

         For federal income tax purposes, BankAtlantic reports its income and expenses on the accrual method of accounting. Prior to 1996, savings institutions that met certain definitional tests and other conditions prescribed by the Internal Revenue Code of 1986 (the "Code") relating primarily to the composition of their assets and the nature of their business activities were, within certain limitations, permitted to establish, and deduct additions to, reserves for bad debts in amounts in excess of those which would otherwise be allowable on the basis of actual loss experience. A qualifying savings institution could elect annually, and was not bound by such election in any subsequent year, one of the following two methods for computing additions to its bad debt reserves for losses on "qualifying real property loans" (generally, loans secured by interests in improved real property): (i) the experience method or (ii) the percentage of taxable income method. BankAtlantic has utilized both the percentage of taxable income method and the experience method in computing the tax-deductible addition to its bad debt reserves. Additions to the reserve for losses on non-qualifying loans, however, must be computed under the experience method and reduce the current year's addition to the reserve for losses on qualifying real property loans, unless the qualifying addition also is determined under the experience method. The sum of the addition to each reserve for each year was BankAtlantic's annual bad debt deduction.

         The Small Business Job Protection Act of 1996 repealed the reserve method of accounting for bad debts for tax years beginning after 1995. As a "large" thrift (more than $500 million in assets), BankAtlantic had to change to the specific charge-off method to compute its bad debt deduction starting in 1996. BankAtlantic is required to recapture into taxable income the portion of its bad debt reserves that exceeds its base year reserves. For financial reporting purposes, deferred taxes have previously been provided for amounts in excess of the base year tax bad debt reserve and accordingly, recapture of such amounts for tax purposes will not trigger expense for financial reporting purposes. BankAtlantic will have to recapture $1.7 million (after tax) of bad debt reserve due to the law change. BankAtlantic's recapture amount will be taken into taxable income ratably (on a straight-line basis) over a six-year period. BankAtlantic met the residential loan requirement for the tax years beginning in 1996 and 1997, and recapture of the reserves has been suspended for such tax years. At December 31, 1997, BankAtlantic had a $3.9 million (after tax) base year reserve for which deferred taxes have not been provided which is subject to recapture if BankAtlantic, redeems its common stock or certain other events occur. The base year reserve is not amortized and remains fixed. Such amount would not be subject to recapture upon conversion to a commercial bank charter.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES

         The provision for income taxes consisted of (in thousands):

                                          1997         1996          1995
                                        ----------   ----------   -----------
Current:
  Federal.........................    $    15,248  $     9,305  $      7,257
  State...........................          2,332        1,441         1,210
                                        ----------   ----------   -----------
                                           17,580       10,746         8,467
                                        ----------   ----------   -----------
Deferred:
 Federal..........................            150        1,287         1,191
  State...........................             23          208           360
                                        ----------   ----------   -----------
                                              173        1,495         1,551
                                        ----------   ----------   -----------

Provision for income taxes........    $    17,753  $    12,241  $     10,018
                                        ==========   ==========   ===========

         The December 31, 1997, 1996 and 1995 amounts above do not include deferred taxes of $455,000, $470,000 and $3.6 million, respectively, related to unrealized appreciation on securities available for sale which is a separate component of stockholders' equity.

         BankAtlantic's actual provision differs from the Federal expected income tax provision as follows (in thousands):

                                                                                            FOR THE YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                                      -------------------------------------
                                                                                         1997         1996          1995
                                                                                      -----------  -----------   ----------
Income tax provision at expected federal income tax rate (1)....................    $     15,933 $     10,938  $     9,953
  Increase (decrease) resulting from:
  Base year bad debt reserve increase...........................................           (582)        (362)            0
  Tax-exempt interest income....................................................            (22)         (26)        (104)
  Provision for state taxes net of federal benefit..............................           1,540        1,117          897
  Change in the beginning of the period balance of the valuation
    allowance for deferred tax assets allocated to income tax  credit...........               0            0        (972)
  Amortization of costs over fair value of net assets acquired..................             878          541          393
  Charitable deduction of appreciated property..................................               0            0         (70)
  Other -- net                                                                                 6           33         (79)
                                                                                      -----------  -----------   ----------
          Provision for income taxes............................................    $     17,753 $     12,241  $    10,018
                                                                                      ===========  ===========   ==========

-------------
(1) The expected federal income tax rate is 35% for the years ended December 31, 1997, 1996 and 1995.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities were:

                                                                                                        DECEMBER 31,
                                                                                            -------------------------------------
                                                                                               1997         1996         1995
                                                                                            -----------   ----------   ----------
DEFERRED TAX ASSETS:                                                                                   (IN THOUSANDS)
  Allowance for loans, REO and tax certificate losses, for
     financial statement purposes.......................................................  $     10,700  $     8,692  $     6,798
  Other allowances and expense accruals recorded for financial statement
     purposes not currently recognized for tax purposes.................................           412        1,495        3,330
  Deferred compensation accrued for financial statement purposes not
   currently recognized for tax purposes................................................           353          266          199
  Unearned commitment fees..............................................................           125          114          101
  Amortization of  mortgage servicing rights for financial
     reporting purposes in excess of amount amortized for tax purposes..................           146          251          255
  Amortization of intangible assets for financial statement purposes in excess of
    amounts amortized for tax purposes..................................................           169          225            0
  Net operating loss carryforward acquired..............................................         1,222            0            0
  Real estate held for development and sale capitalized costs for tax purposes
    in excess of amounts capitalized for financial statement purposes...................         1,414            0            0
  Purchase accounting adjustments for SLWHC acquisition.................................         1,548            0            0
  Purchase accounting adjustments for bank acquisitions.................................         (501)          170        1,073
  Other.................................................................................            10           10          171
                                                                                            -----------   ----------   ----------
Total gross deferred tax assets.........................................................        15,598       11,223       11,927
Less valuation allowance relating to SLWHC acquisition..................................         4,184            0            0
                                                                                            -----------   ----------   ----------
Total deferred tax assets...............................................................        11,414       11,223       11,927
                                                                                            -----------   ----------   ----------
DEFERRED TAX LIABILITIES:
  Tax bad debt reserve in excess of base year reserve...................................         1,684        1,684        2,725
  Office properties and equipment and real estate owned due to depreciation differences.           447        1,172        1,613
  FHLB stock, due to differences in the recognition of stock dividends..................         1,610        1,740        1,646
  Deferred loan income, due to differences in the recognition of loan origination
    fees and discounts..................................................................         1,962        2,039        1,479
  Discount on securities, due to the accretion of discounts.............................             0          286          673
  Capital leases for financial statement purposes and operating leases for tax purposes.             0            0           21
  Prepaid pension expenses..............................................................           995          313          473
  Deferred tax liability on unrealized appreciation on securities available for sale....           455          470        3,600
  Prepaid insurance.....................................................................           219          142          355
  Mortgage servicing rights recognized for financial statement purposes in excess of
     amounts recognized for tax purposes................................................           826            0            0
  Other.................................................................................            19           22           86
                                                                                            -----------   ----------   ----------
Total gross deferred tax liabilities....................................................         8,217        7,868       12,671
                                                                                            -----------   ----------   ----------
Net deferred tax asset (liability)......................................................         3,197        3,355        (744)
Less deferred income tax (assets) liabilities at beginning of period....................       (3,355)          744      (1,568)
Deferred tax asset, net of valuation allowance related to acquisitions..................             0      (2,464)      (2,718)
Increase (decrease) in deferred tax liability on unrealized appreciation on debt........
 securities available for sale included as a separate component of stockholders' equity.          (15)      (3,130)        3,479
                                                                                            -----------   ----------   ----------
Provision for deferred income taxes                                                       $      (173)  $   (1,495)  $   (1,551)
                                                                                            ===========   ==========   ==========

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         The tax attributes acquired on October 31, 1997 in connection with the SLWHC acquisition were (in thousands):

Net operating loss carryforward...................................  $     1,222
Real estate held for development and sale capitalized costs for tax purposes in excess of amounts capitalized for financial
   statement purposes.............................................        1,414
Fair value of real estate held for development and sale
   lower than tax basis...........................................        1,548
                                                                      ----------
Total deferred tax assets.........................................        4,184
Valuation allowance...............................................        4,184
                                                                      ----------
Deferred tax assets, net..........................................  $         0
                                                                      ==========

         On December 31, 1997, the Company had a valuation allowance relating to the deferred tax assets (including an acquired net operating loss carry forward ("NOL") acquired in connection with the SLWHC acquisition. These acquired deferred tax assets can only be realized if SLWHC has taxable income. Due to the recent acquisition of SLWHC, it is difficult for management to predict whether SLWHC will have sufficient taxable income to realize the deferred tax assets; therefore, a valuation allowance was established. Such allowance is being reduced to the extent such deferred tax assets are realized. The NOL carryforward will expire in varying amounts through the year 2011 (see also Note
21).

        At December 31, 1996, the Company had a tax refund receivables of $723,000 and $132,000 for Federal and State income taxes, respectively. The tax refunds were acquired with the BNA acquisition and applied against 1997 current income tax liabilities (see also Note 21).

        The NOL and investment tax credits ("ITC") carryovers acquired in connection with the acquisition of MegaBank were $878,000 and $48,000, respectively, upon acquisition. Due to IRS limitations, only $784,000 of the NOL and none of the ITC was utilized in 1995. The remaining NOL and ITC was fully utilized in 1996. The utilization of MegaBank's NOL and ITC are limited by regulations. Such utilization was assumed at the date of acquisition of MegaBank and resulted in an adjustment of cost over fair value of assets acquired and does not affect the provision for income taxes.

        The tax attributes acquired in connection with the March 1, 1998 acquisition of LTI and the June 30, 1998 acquisition of RBCO were (in thousands):

                                                                              LTI           RBCO
                                                                           -----------   -----------
Net operating loss carryforward......................................    $        479  $          0
Allowance for loans, REO and tax certificate losses, for
  financial statement purposes.......................................             685            30
Unearned income on recourse leases due to differences in
  recognition of income for tax purposes.............................         (1,927)             0
Stock options granted recognized for financial statement
  purposes not currently recognized for tax purposes.................               0       (1,017)
Litigation accrual recorded for financial statement purposes
  not currently recognized for tax purposes..........................               0           107
Other................................................................           (702)           303
                                                                           -----------   -----------
Deferred tax assets on liability, net................................    $    (1,465)  $      (577)
                                                                           ===========   ===========

        The net operating loss carryforward was acquired in connection with the LTI acquisition. Due to IRS limitations, the net operating loss can only be utilized if LTI has taxable income. The NOL carryforward will expire in varying amounts through the year 2013.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14.  PENSION PLAN

        BankAtlantic sponsors a non-contributory defined benefit pension plan (the "Plan") covering substantially all of its employees. The benefits are based on years of service and the employee's average earnings received during the highest five consecutive years out of the last ten years of employment. The funding policy is to contribute an amount not less than the ERISA minimum funding requirement nor more than the maximum tax-deductible amount under Internal Revenue Service rules and regulations.

        Plan assets consist of cash equivalents, common stocks and mutual funds. The following table sets forth the Plan's funded status and the prepaid pension cost included in the Consolidated Statements of Financial Condition at:

                                                                                            DECEMBER 31,
                                                                                    -----------------------------
                                                                                        1997           1996
                                                                                    -------------  --------------
                                                                                           (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation,
  including vested benefits of $15,225 and $13,301..............................  $     (16,298) $      (14,370)
                                                                                    -------------  --------------
Actuarial present value of projected benefit obligation for service
  rendered to date..............................................................        (20,478)        (17,301)
Plan assets at fair value as of the actuarial date..............................          20,169          15,728
                                                                                    -------------  --------------
Plan assets in excess (below) projected benefit obligation......................           (309)         (1,573)
Unrecognized net loss from past experience different from that assumed
 and effects of changes in assumptions..........................................           2,248           3,868
Prior service (cost) benefit not yet recognized in net periodic pension cost....             611              61
Unrecognized net asset at October 1, 1987, being recognized over 15 years.......         (1,272)         (1,540)
                                                                                    -------------  --------------
Prepaid pension cost............................................................  $        1,278 $           816
                                                                                    =============  ==============

        Net pension cost includes the following components:

                                                                            FOR THE YEARS ENDED
                                                                               DECEMBER 31,
                                                                  ----------------------------------------
                                                                     1997          1996          1995
                                                                  ------------  ------------  ------------
                                                                              (IN THOUSANDS)
Service cost benefits earned during the period...............   $       1,260 $       1,065 $         785
Interest cost on projected benefit obligation................           1,270         1,151         1,010
Actual return on plan assets.................................         (2,855)       (1,297)       (1,009)
Net amortization and deferral................................           1,206           (3)            44
                                                                  ------------  ------------  ------------
Net periodic pension expense.................................   $         881 $         916 $         830
                                                                  ============  ============  ============

The actuarial assumptions used in accounting for the Plan were:

                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                               -------------------------------
                                                                1997        1996       1995
                                                               --------    --------   --------
Weighted average discount rate.............................       7.00 %      7.50 %     8.50 %
Rate of increase in future compensation levels.............       4.75 %      5.00 %     6.50 %
Expected long-term rate of return..........................       9.00 %      9.00 %     9.00 %

        Actuarial assumptions for the years ended December 31, 1997, 1996 and 1995 are projected based upon participant data at October 1 of the same year. Actuarial estimates and assumptions are based on various market factors and are evaluated on an annual basis, and changes in such assumptions may impact future pension costs. Management believes that the impact, if any, of the difference between actuarial assumptions utilized on October 1 and those appropriate at December 31 is immaterial. There have been no changes in the plan during the year ended December 31, 1997 and the nine months ended September 30, 1998 that would significantly effect the actuarial assumptions. During the nine months ended September 30, 1998 and 1997 and the years

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ended December 31, 1997 and 1996 and 1995, BankAtlantic funded $577,000, $954,000 and $954,000, $500,000, and $1.1 million, respectively to the plan (see also Note 24).

        BankAtlantic sponsors a defined contribution plan ("401k Plan") for all employees who have completed six months of service. Employees can contribute up to 14% of their salary, not to exceed $10,000 for 1998 and $9,500 for 1997 and 1996 and $9,240 for 1995. For employees that fall within the highly compensated criteria, maximum contributions are currently 10% of salary. Effective October 1991, BankAtlantic's 401k Plan was amended to include only a discretionary match as deemed appropriate by the Board of Directors. Included in employee compensation and benefits on the consolidated statement of operations was $194,000, $147,000, and $75,000 of expenses and employer contributions related to the 401k Plan for the years ended December 31, 1997, 1996 and 1995, respectively. For the years ended December 31, 1997 and 1996, the Board of Directors declared a discretionary match of 25% of the first 4% of an employee's contribution. Ten percent of the 25% discretionary match related to meeting specific profit goals.

15.  COMMITMENTS AND CONTINGENCIES

        BankAtlantic is lessee under various operating leases for real estate and equipment extending to the year 2072. The approximate minimum rental under such leases, at December 31, 1997, for the periods shown was (in thousands):

YEAR ENDING DECEMBER 31,                                          AMOUNT
------------------------                                          ---------
1998..........................................................  $    4,432
1999..........................................................       3,550
2000..........................................................       2,379
2001..........................................................       1,593
2002..........................................................       1,250
Thereafter....................................................       4,031
                                                                  ---------
          Total...............................................  $   17,235
                                                                  =========

        Rental expense for premises and equipment was $4.8 million, $3.8 million, $5.1 million, $3.8 million, and $3.4 million for the nine months ended September 30, 1998 and 1997 years ended December 31, 1997, 1996 and 1995, respectively. Included in other liabilities at September 30, 1998, December 31, 1997 and 1996, is an allowance of $42,000, $67,000 and $266,000, respectively, for future rental payments on closed branches. At December 31, 1997 Management committed to two additional in-store full service branches, which were opened during the nine months ended September 30, 1998. The estimated annual lease payments are $48,600, other annual expenses are $20,000, and estimated leasehold improvements and other capitalizable costs associated with the two branches opened during 1998, will be approximately $420,000.

        At September 30, 1998, BankAtlantic leased 565 ATMs, 273 of which are in Wal-Mart and Sam's Club locations throughout Florida, Georgia and Alabama. BankAtlantic also has another 25 ATM machines placed on cruise ships across the country, and the remaining ATMs are at BankAtlantic branch location and various sites throughout Florida. During 1998, BankAtlantic signed agreements to install 96 ATM machines in KMart stores in Florida and to place 92 ATMs in Cumberland Farms convenience stores throughout Florida.

        During the ordinary course of business, BankAtlantic and its subsidiaries are involved as plaintiff or defendant in various lawsuits. Management, based on discussions with legal counsel believes results of operations or financial position will not be significantly impacted by the resolution of these matters (see also Note 17).

        In the normal course of its business, BankAtlantic is a party to financial instruments with off-balance-sheet risk, when it is deemed appropriate in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit risk. BankAtlantic's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. BankAtlantic uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

       Financial instruments with off-balance sheet risk were as follows:

                                                                           SEPTEMBER 30,           DECEMBER 31,
                                                                                            ----------------------------
                                                                                1998            1997           1996
                                                                           ---------------  -------------    ----------
                                                                                         (IN THOUSANDS)
Commitments to extend credit to foreign institutions                       $      144,681   $  49,894        $        0
Commitment to sell residential loans                                               17,968         11,886          7,275
Commitments to sell investment securities                                           6,000          4,979              0
Commitment to purchase mortgage-backed securities                                  12,000        153,946              0
Commitments to extend credit, including the undisbursed
  portion of loans in process                                                     393,399        295,776        284,418
Letters of credit                                                                     865         56,435         61,626
FHLB advance forward commitments                                                        0              0         12,000
Commitments to purchase residential loans                                               0              0         28,000
                                                                           ===============  =============    ===========

        Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BankAtlantic evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral required by BankAtlantic in connection with an extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include first mortgages on commercial and residential real estate. As part of the commitment for standby letters of credit, BankAtlantic is required to collateralize 120% of the commitment balance with mortgage-backed securities. At September 30, 1998 and December 31, 1997, zero and $4.9 million of mortgage-backed securities were pledged against the commitment balance, respectively.

        Standby letters of credit written are conditional commitments issued by or for the benefit of BankAtlantic to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. BankAtlantic may hold certificates of deposit and residential and commercial liens as collateral for such commitments which are collateralized similar to other types of borrowings.

        BankAtlantic has commitments to extend credit to foreign financial institutions in Latin America. The commitments can be terminated at any time. Each financial institution is evaluated on a case by case basis.

        BankAtlantic is required to maintain average reserve balances with the Federal Reserve Bank. Such reserves consisted of cash and amounts due from banks of $39.0 million, $33.4 million and $28.3 million at September 30, 1998, December 31, 1997 and 1996, respectively.

        BankAtlantic is a member of the FHLB system. As a member, BankAtlantic is required to purchase and hold stock in the FHLB of Atlanta, in amounts at least equal to the greater of (i) 1% of its aggregate unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year or (ii) 5% of its outstanding advances from the FHLB of Atlanta. As of September 30, 1998 and December 31, 1997, BankAtlantic was in compliance with this requirement with an investment of approximately $52.4 million and $34.9 million in stock of the FHLB of Atlanta.

16.  REGULATORY MATTERS

        The Company, by virtue of its ownership of all of the common stock of BankAtlantic, is a unitary savings bank holding company subject to regulatory oversight by the OTS. As such, the Company is required to register with and be subject to OTS examination, supervision and certain reporting requirements. Further, as a company having a class of publicly held equity securities, the Company is subject to the reporting and the other requirements of the Exchange Act. In addition, BFC owns 6,578,671 and 4,876,124 of Class A and Class B common stock at September 30, 1998 and December 31, 1997 which amounts to 31.46% and 35.57% of the Company's total outstanding common stock at September 30, 1998 and December 31, 1997, respectively. BFC is subject to the same oversight by the OTS as discussed herein with respect to the Company.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


        On September 30, 1996, President Clinton signed into law H.R. 3610, which recapitalized the SAIF and substantially bridged the assessment rate disparity existing between SAIF and BIF insured institutions. The new law subjected institutions with SAIF assessable deposits, including BankAtlantic, to a one-time assessment of 0.657% of covered deposits at March 31, 1995. BankAtlantic's one-time assessment, which was paid in November 1996, resulted in a pre-tax charge of $7.2 million for the year ended December 31, 1996, and under provisions of the law, was treated as a fully deductible "ordinary and necessary business expense" for tax purposes. The $7.2 million charge excludes the $2.3 million amount assessed on BNA deposits which was previously expensed by BNA prior to the acquisition date and was considered a liability of BNA in recording the acquisition of BNA under the purchase method of accounting. As a result of the special assessment, discussed herein, the SAIF was capitalized at the target Designated Reserve Ratio ("DRR") of 1.25 percent of estimated insured deposits on October 1, 1996.

        BankAtlantic's deposits are insured by the SAIF and BIF for up to $100,000 for each insured account holder, the maximum amount currently permitted by law. Pursuant to the FDICIA, the FDIC adopted transitional regulations implementing risk-based insurance premiums that became effective on January 1, 1993. Under these regulations, institutions are divided into groups based on criteria consistent with those established pursuant to the prompt regulatory action provisions of the FDICIA (see "Savings Institution Regulations -- Prompt Regulatory Action", below). Each of these groups is further divided into three subgroups, based on a subjective evaluation of supervisory risk to the insurance fund posed by the institution.

        BankAtlantic is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary-- actions by regulators that, if undertaken, could have a direct material effect on BankAtlantic's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BankAtlantic must meet specific capital guidelines that involve quantitative measures of BankAtlantic's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BankAtlantic's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Certain of BankAtlantic's activities, such as its investment in real estate held for development and sale, result in a deduction from capital for regulatory capital measurement.

        Quantitative measures established by regulation to ensure capital adequacy require BankAtlantic to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998 and December 31, 1997, that BankAtlantic meets all capital adequacy requirements to which it is subject.

        As of September 30, 1998 and December 31, 1997, BankAtlantic is considered a well capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well capitalized BankAtlantic must maintain minimum total risk-based, Tier I risk-based, tangible and core capital ratios as set forth in the table. There are no conditions or events since December 31, 1997 or September 30, 1998 that management believes have changed the institution's category as a well capitalized institution.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

        BankAtlantic's actual capital amounts and ratios are presented in the table:



                                                                                                   FOR CAPITAL
                                                                                                     ADEQUACY
                                                       ACTUAL                                         PURPOSES
                                                 --------------------           --------------------------------------------------
                                                   AMOUNT     RATIO                         AMOUNT                        RATIO
                                                 -----------  -------           ---------------------------- ---------------------
(IN THOUSANDS)
At September 30, 1998:
Total risk-based capital ...................   $    350,365    14.96 %           greater than  $    187,312  greater than  8.00 %
                                                                                 or equal to                 or equal to
Tier I risk-based capital ..................   $    321,076    13.71 %           greater than  $     93,656  greater than  4.00 %
                                                                                 or equal to                 or equal to
Tangible capital............................   $    321,076     9.12 %           greater than  $     52,809  greater than  1.50 %
                                                                                 or equal to                 or equal to
tere capital ...............................   $    321,076     9.12 %           greater than  $    140,825  greater than  4.00 %
                                                                                 or equal to                 or equal to
As of December 31, 1997:
Total risk-based capital ...................   $    355,930    18.64 %           greater than  $    152,785  greater than  8.00 %
                                                                                 or equal to                 or equal to
Tier I risk-based capital ..................   $    332,010    17.38 %           greater than  $     76,392  greater than  4.00 %
                                                                                 or equal to                 or equal t
Tangible capital ...........................   $    332,010    11.12 %           greater than  $     44,798  greater than  1.50 %
                                                                                 or equal to                 or equal to
Core capital ...............................   $    332,010    11.12 %           greater than  $     89,595  greater than  3.00 %
                                                                                 or equal to                 or equal to
As of December 31, 1996:
Total risk-based capital ...................   $    193,196    10.83 %           greater than  $    142,691  greater than  8.00 %
                                                                                 or equal to                 or equal to
Tier I risk-based capital ..................   $    170,865     9.58 %           greater than  $     71,363  greater than  4.00 %
                                                                                 or equal to                 or equal to
Tangible capital ...........................   $    170,865     6.65 %           greater than  $     38,547  greater than  1.50 %
                                                                                 or equal to                 or equal to
Core capital ...............................   $    170,865     6.65 %           greater than  $     77,094  greater than  3.00 %
                                                                                 or equal to                 or equal to


                                                                  TO BE WELL
                                                               CAPITALIZED UNDER
                                                               PROMPT CORRECTIVE
                                                               ACTION PROVISIONS
                                                --------------------------------------------------
                                                        AMOUNT                        RATIO
                                                ---------------------    -------------------------
(IN THOUSANDS)
At September 30, 1998:
Total risk-based capital ...................    greater than $234,140     greater than    10.00 %
                                                or equal to               or equal to
Tier I risk-based capital ..................    greater than $140,484     greater than     6.00 %
                                                or equal to               or equal to
Tangible capital ...........................    greater than $ 52,809     greater than     1.50 %
                                                or equal to               or equal to
Core capital ...............................    greater than $176,031     greater than     5.00 %
                                                or equal to               or equal to
As of December 31, 1997:
Total risk-based capital ...................    greater than $190,981     greater than    10.00 %
                                                or equal to               or equal to
Tier I risk-based capital ..................    greater than $114,588     greater than     6.00 %
                                                or equal to               or equal to
Tangible capital ...........................    greater than $ 44,798     greater than     1.50 %
                                                or equal to               or equal to
Core capital ...............................    greater than $149,325     greater than     5.00 %
                                                or equal to               or equal to
As of December 31, 1996:
Total risk-based capital ...................    greater than $178,407      greater than   10.00 %
                                                or equal to                or equal to
Tier I risk-based capital ..................    greater than $107,004      greater thatn   6.00 %
                                                or equal to                or equal to
Tangible capital ...........................    greater than $ 38,547      greater than    1.50 %
                                                or equal to                or equal to
Core capital................................    greater than $128,491      greater than    5.00 %
                                                or equal to                or equal to


        RBCO is subject to the net capital provision of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires that RBCO's aggregate indebtedness shall not exceed 15 times net capital as defined under such provision. Additionally, RBCO, as a market maker, is subject to supplemental requirements of Rule 15c3-1(4); which provides for the computation of net capital to be based on the number and price of issues in which markets are made by RBCO, not to exceed $1,000,000. At September 30, 1998, RBCO's regulatory net capital was approximately $13,780,000, which exceeded minimum net capital rule requirements by $12,780,000.

        RBCO operates under the provisions of paragraph (K)(2)(ii) of Rule 15c3-3 of the Securities and Exchange commission as a fully-disclosed broker and, accordingly, customer accounts are carried on the books of the clearing broker. However, RBCO safekeeps and redeems municipal bond coupons for the benefit of its customers. Accordingly, RBCO is subject to the provisions of SEC Rule 15c3-3 relating to possession or control and customer reserve requirements and was in compliance with such provisions at September 30, 1998.

17. SUBJECT PORTFOLIO

        From 1987 through 1990, BankAtlantic purchased in excess of $50 million of indirect home improvement loans from certain dealers, primarily in the northeastern United States. BankAtlantic ceased purchasing loans from such dealers in the latter part of 1990. These dealers were affiliated with each other but are not affiliated with BankAtlantic. In connection with loans originated through these dealers, BankAtlantic funded amounts to the dealers as a dealer reserve. Such loans and related dealer reserves are hereafter referred to as the "Subject Portfolio." The risk of amounts advanced to the dealers is primarily associated with loan performance but secondarily is dependent on the financial condition of the dealers. The dealers were to be responsible to BankAtlantic for the amount of the reserve only if the loan giving rise to the reserve became delinquent or was prepaid. One of the dealers filed for protection under the bankruptcy laws of the United States, while the other dealers have not indicated any financial ability to fund the dealer reserve.

        In late 1990, questions arose relating to the practices and procedures used in the origination and underwriting of the Subject Portfolio, which suggested that the dealers, certain home improvement contractors and borrowers, together with certain former

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

employees of BankAtlantic, engaged in practices intended to defraud BankAtlantic. Due to these questions and potential exposure, BankAtlantic performed, certain investigations, notified appropriate regulatory and law enforcement agencies, and notified its fidelity bond carrier (the "carrier"). After an initial review and discussions with the carrier, BankAtlantic concluded that any losses sustained from the Subject Portfolio would adequately be covered by its fidelity bond coverage and, in fact, on August 13, 1991, the carrier advanced $1.5 million against BankAtlantic's losses. This payment and future payments by the carrier are subject to identification and confirmation of the losses which are appropriately covered under the fidelity bond.

        Subsequently, commencing in September, 1991, as a consequence of issues raised by the carrier, BankAtlantic reviewed the Subject Portfolio without regard to the availability of any fidelity bond coverage. As a result of the review, the provision for loan losses for the year ended December 31, 1991 was increased by approximately $5.7 million, approximately $5.5 million of loans were charged off, and $2.7 million of dealer reserves were charged to current operations. On December 20, 1991, the carrier denied coverage and BankAtlantic thereafter filed an appropriate action against the carrier.

        On October 30, 1992, BankAtlantic and the carrier entered into the Covenant. Pursuant to the Covenant, BankAtlantic will continue to pursue its litigation against National Union but has agreed to limit execution on any judgment obtained against National Union to $18 million. Further, BankAtlantic agreed to and did join certain third parties as defendants in the action. Subsequently, National Union was realigned from a defendant in the action to a co-plaintiff with BankAtlantic. Pursuant to the Covenant, National Union paid BankAtlantic approximately $6.1 million on execution of the Covenant, and agreed to pay an additional $3 million, which was paid in November 1993, and approximately $2.9 million which was paid on November 1, 1994. Further, National Union agreed to reimburse BankAtlantic for additional losses (as defined) incurred in connection with the Subject Portfolio, not in excess of $18 million; the full amount of which has been paid. In the event of recovery by BankAtlantic of damages against third party wrongdoers, BankAtlantic will be entitled to retain such amounts until such amounts plus any payments received from National Union equal $22 million plus the costs incurred by BankAtlantic of obtaining such recoveries. Thereafter National Union will be entitled to any such recoveries to the extent of the $18 million it has paid to BankAtlantic. The trial was held in February 1998 and judgment was entered in favor of BankAtlantic and National Union against over fifty third party defendants, individuals and corporations.

        Two actions were filed in New Jersey. One of the New Jersey actions was brought on behalf of the State of New Jersey and was resolved in 1995. The remaining New Jersey action, which was brought against over 25 parties, including BankAtlantic, purported to be a class action on behalf of named and unnamed plaintiffs that may have obtained loans from dealers who subsequently sold the loans to financial institutions, including BankAtlantic. This action sought, among other things, rescission of the loan agreements and damages. In November 1995, the court in this action entered an order dismissing the complaint against BankAtlantic; and plaintiff's appealed this ruling. In January 1996, the Appellate Court reversed the lower court's decision and remanded the case back to the trial court to determine whether the action could be maintained as a class action. The reversal was without prejudice to BankAtlantic's right to renew its summary judgment motion after the trial court made a determination as to plaintiff's ability to maintain this case as a class action. In December 1997, the trial court denied the plaintiff's motion for class certification and in January 1998 granted BankAtlantic's summary judgment motion. The plaintiffs appealed this ruling to the Superior Court of New Jersey Appellate Division which, in March 1998, denied the plaintiffs motion to appeal. Plaintiff subsequently appealed to the Supreme Court of New Jersey which, on June 30, 1998, granted plaintiffs motion to appeal and remanded the matter to the Appellate Division to consider the class issue on its merits. The Appellate Division has not set a date for this matter.

        The balance of the loans associated with the Subject Portfolio amounted to approximately $5.1 million, $6.8 million and $9.9 million at September 30, 1998, December 31, 1997 and 1996, respectively. The related dealer reserve had been completely charged-off by December 31, 1993. Net charge-offs relating to the Subject Portfolio amounted to $51,000, $345,000, $370,000, $666,000, and
$1.0 million, for the nine months ended September 30, 1998 and 1997 and each of the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, 11% of the loans were secured by collateral in South Florida and 89% of such loans were secured by collateral in the northeastern United States, respectively. Collateral for these loans is generally a second mortgage on the borrower's property. However, it appears that in most cases, the property is encumbered with loans having high loan to value ratios. Loans in the Subject Portfolio are charged-off if payments are more than 90 days delinquent. While management believes that established reserves will be adequate to cover any additional losses that BankAtlantic may incur from the Subject Portfolio or the above described litigation, there is no assurance that this will be the case.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18.  PARENT COMPANY FINANCIAL INFORMATION

         Condensed Statements of Financial Condition at September 30, 1998, December 31, 1997 and 1996 and Condensed Statements of Operations for September 30, 1998 and 1997 and December 31, 1997, 1996 and 1995 are shown below. (in thousands):

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                        SEPTEMBER 30,          DECEMBER 31,
                                                                                        ---------------   -----------------------
                                       ASSETS                                                1998           1997         1996
                                                                                        ---------------   ----------   ----------
Cash ($14,801, $48,514 and $20,226 deposited at BankAtlantic) ...................       $        14,876   $   48,514   $   20,226
Securities available for sale (at market value) .................................                13,771        7,233        5,843
Loan receivable, net ............................................................                10,000        7,775            0
Trading  securities (at market value) ...........................................                 5,443        5,067            0
Investment in subsidiaries and joint ventures ...................................               437,570      383,126      200,760
Deferred offering costs on junior subordinated and subordinated debentures ......                 8,278        9,107        3,156
Due from BankAtlantic ...........................................................                 6,467            0            0
Income tax receivable from BankAtlantic .........................................                 4,040        5,312        1,819
Other assets ....................................................................                   173          239          175
                                                                                        ---------------   ----------   ----------
          Total assets ..........................................................       $       500,618   $  466,373   $  231,979
                                                                                        ===============   ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Junior subordinated debentures and subordinated debentures  .....................       $       249,244   $  255,187   $   78,500
Due to BankAtlantic .............................................................                     0           39        2,742
Other liabilities ...............................................................                 4,053        3,976        3,033
                                                                                        ---------------   ----------   ----------
Total liabilities                                                                              253,297      259,202       84,275
                                                                                        ---------------   ----------   ----------
Stockholders' equity:
   Preferred Stock, $0.01 par value 10,000,000 shares authorized; none outstanding                   0            0            0
   Class A common stock, $0.01 par value, authorized 80,000,000 shares; issued
     and outstanding, 26,709,814, 21,509,159 and 18,128,782 shares ..............                  267          215           78
   Class B common stock, $0.01 par value, authorized 45,000,000 shares; issued and
     outstanding, 10,387,431, 10,690,231 and 10,542,116 shares ..................                  104          107          105
   Additional paid-in capital                                                                  147,316       98,475       64,171
   Unearned compensation restricted stock grants                                               (7,566)            0            0
   Retained earnings                                                                           106,946      107,650       82,602
                                                                                        ---------------   ----------   ----------
Total stockholders' equity before net unrealized appreciation on debt securities
  available for sale - net of deferred income taxes                                            247,067      206,447      146,956
Net unrealized appreciation (depreciation) on securities available for sale owned
   by the Company and BankAtlantic - net of deferred income taxes................                  254          724          748
                                                                                        ---------------   ----------   ----------
Total stockholders' equity                                                                     247,321      207,171      147,704
                                                                                        ---------------   ----------   ----------
          Total liabilities and stockholders' equity                                    $       500,618   $  466,373   $  231,979
                                                                                        ===============   ==========   ==========

                                                                                                                       (Continued)

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                 CONDENSED STATEMENTS OF OPERATIONS (CONTINUED)



                                                                           FOR THE NINE MONTHS           FOR THE YEARS ENDED
                                                                            ENDED SEPTEMBER 30,               DECEMBER 31,
                                                                            --------------------   -------------------------------
                                                                              1998       1997       1997       1996       1995
                                                                            ---------  ---------  ---------  ---------  ---------
Interest income on repurchase agreements and deposits at BankAtlantic ...   $    950   $  1,649   $  2,337   $    597   $     51
Interest income on loans and investments ................................      1,039        569        837        209         29
                                                                            ---------  ---------  ---------  ---------  ---------
         Total interest income ..........................................      1,989      2,218      3,174        806         80
                                                                            ---------  ---------  ---------  ---------  ---------
Interest expense on subordinated debentures and junior subordinated           14,300      7,727     11,689      4,018        776
debentures ..............................................................

 Capitalized interest expense ...........................................       (470)         0          0          0          0
                                                                            ---------  ---------  ---------  ---------  ---------
  Net interest (expense).................................................    (11,841)    (5,509)     8,515)    (3,212)      (696)
Trading account gains (losses) ..........................................       (618)     1,496      2,463          0          0
Gains on sales of securities available for sale .........................         82          0          0          0          0
Other expenses ..........................................................       (274)      (413)      (544)       (39)        (5)
                                                                            ---------  ---------  ---------  ---------  ---------
Loss before income tax benefit and earnings of subsidiaries .............    (12,651)    (4,426)    (6,596)    (3,251)      (701)
  Income tax benefit.....................................................      4,918      1,670      2,481      1,253        274
                                                                            ---------  ---------  ---------  ---------  ---------
  (Loss) before earnings of subsidiaries.................................     (7,733)    (2,756)    (4,115)    (1,998)      (427)
Equity in undistributed net earnings (loss) of subsidiaries
excluding BankAtlantic ..................................................       (525)        86        152         27          1
Equity in net earnings of BankAtlantic ..................................     10,361     22,261     31,732     20,982     18,845
                                                                            ---------  ---------  ---------  ---------  ---------
          Net income .................................................... $    2,103 $   19,591 $   27,769 $   19,011 $   18,419
                                                                            =========  =========  =========  =========  =========




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                             FOR THE NINE
                                                                             MONTHS ENDED              FOR THE YEAR ENDED
                                                                            SEPTEMBER 30,                 DECEMBER 31,
                                                                         ---------------------   --------------------------------
(In thousands)                                                              1998       1997        1997        1996       1995
                                                                         ----------  ---------   ---------  ----------  ---------
OPERATING ACTIVITIES:
Net income ........................................................      $    2,103  $  19,591   $  27,769  $   19,011  $  18,419
Adjustment to reconcile net income to net cash provided (used)
 by operating activities:

  Equity in net earnings of BankAtlantic and other subsidiaries ...          (9,836)   (22,347)    (31,884)    (21,009)   (18,846)
  Accretion on securities available for sale ......................              13        (62)        (57)       (209)       (29)
  Purchase of trading securities, net .............................          (1,621)    (6,243)     (6,243)          0         69
  Sales of trading account securities..............................           1,848      3,501       3,640           0          0
  Realized and unrealized gains (losses) on sales of trading
   securities .....................................................             523     (1,495)     (2,463)          0          0
  Proceeds from sales of securities available for sale ............             559          0           0           0          0
  Gains on sales of securities available for sale .................             (82)         0           0           0          0
  Amortization of subordinated and junior subordinated
    debentures' deferred costs ....................................             583        303         445         222         29
  Amortization of unearned compensation - restricted stock grant ..             505          0           0           0          0
  Increase (decrease) in accrued interest payable .................            (212)    (1,391)        599       1,859        522
  Increase (decrease) in other liabilities ........................             480        (3)          78        (42)        416
  (Decrease) increase in  receivable (payable) from (to)
     BankAtlantic .................................................          (6,506)    (3,667)     (2,703)      3,381      (241)
  Increase in other assets ........................................              98         66        (35)           0          0
  Increase (decrease) in income tax receivable.....................           2,372    (2,014)     (2,474)     (1,371)      (448)
  Income from joint ventures ......................................            (103)         0           0           0          0
                                                                         ----------  ---------   ---------  ----------  ---------
  Net cash provided (used) by operating activities ................          (9,276)   (13,761)    (13,328)      1,842      (109)
                                                                         ----------  ---------   ---------  ----------  ---------
INVESTING ACTIVITIES:
Purchase of BankAtlantic preferred stock ..........................               0          0           0           0     (4,000)
Loan participations with BankAtlantic .............................               0     (6,500)     (6,500)          0          0
Loans to joint ventures and subsidiaries ..........................         (10,000)    (1,500)     (1,633)          0          0
Principal reduction on loans ......................................           6,275         33         358           0          0
Investment in BBC Capital Trust I .................................               0     (2,312)     (2,312)          0          0
Investment in Florida Atlantic Securities, Inc. ...................               0       (237)       (237)          0          0
Investments in joint ventures .....................................         (10,769)         0           0           0          0
Additional investment in BankAtlantic .............................          (4,726)       350    (161,200)   (54,000)    (6,000)
Dividends from subsidiaries .......................................          17,717      8,724      13,386       6,080      3,034
Purchase of securities available for sale .........................         (11,006)    (2,535)     (7,482)    (13,617)    (3,663)
Proceeds from maturity of securities available for sale ...........               0      5,900       5,900       9,700      1,800
                                                                         ----------  ---------   ---------  ----------  ---------
Net cash used by investing activities .............................         (12,509)     1,923    (159,720)    (51,837)    (8,829)
                                                                         ----------  ---------   ---------  ----------  ---------


                                                                                                                     (Continued)

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                 CONDENSED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                             FOR THE NINE
                                                                             MONTHS ENDED              FOR THE YEAR ENDED
                                                                            SEPTEMBER 30,                 DECEMBER 31,
                                                                         ---------------------   --------------------------------
(In thousands)                                                              1998       1997        1997        1996       1995
                                                                         ----------  ---------   ---------  ----------  ---------
FINANCING ACTIVITIES:
Issuance of common stock upon exercise of options, net ............           1,584      1,805       1,857         413      1,709
Issuance of common stock, net .....................................               0          0      43,374      18,004          0
Common stock dividends paid .......................................          (2,780)    (1,635)     (2,343)     (2,159)    (1,672)
Preferred stock dividends paid ....................................               0          0           0           0       (677)
Proceeds from issuance of junior subordinated debentures ..........               0     77,062      77,062           0          0
Deferred costs on junior subordinated debentures ..................               0     (2,908)     (2,908)          0          0
Proceeds from notes payable .......................................               0          0           0           0      4,000
Repayment of notes payable ........................................               0          0           0          (1)    (3,999)
Proceeds from issuance of subordinated debentures .................               0          0     100,000      57,500     21,000
Deferred costs on subordinated debentures                                         0          0      (3,518)     (2,356)    (1,052)
Preferred stock redemptions .......................................             (10)         0           0           0     (8,383)
Payment to acquire and retire common stock ........................         (10,647)   (12,188)    (12,188)     (3,259)         0
                                                                         ----------  ---------   ---------  ----------  ---------
Net cash provided by financing activities .........................         (11,853)    62,136     201,336      68,142     10,926
                                                                         ----------  ---------   ---------  ----------  ---------
Increase in cash and cash equivalents .............................         (33,638)    50,298      28,288      18,147      1,988
Cash and cash equivalents at beginning of period ..................          48,514     20,226      20,226       2,079         91
                                                                         ----------  ---------   ---------  ----------  ---------
Cash and cash equivalents at end of period ........................      $   14,876  $  70,524   $  48,514  $  20,226   $   2,079
                                                                         ==========  =========   =========  ==========  =========
SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
 Interest paid ....................................................      $   14,512  $   9,118   $  11,090  $    1,937  $     161
 Common stock dividends declared and not paid until
   subsequent period ..............................................             995        703         817         552        467
 Increase (decrease) in stockholders' equity from net unrealized appreciation on debt  securities available for sale by
   BankAtlantic less related deferred income taxes ................            (470)       378         (24)     (4,985)     5,540
 Increase in equity for the tax effect related to the exercise
   of employee stock options ......................................             709        861         913         118        173
 Issuance of Class A common stock upon conversion of
    subordinated debentures .......................................           5,729        200         375           0          0
 Issuance of Class A common stock upon acquisitions ...............          41,862          0           0           0          0
 Issuance of Class A common stock options upon acquisition
   of RBCO ........................................................           1,582          0           0           0          0


                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


19. SELECTED QUARTERLY RESULTS (Unaudited)

         The following tables summarize the quarterly results of operations for the years ended September 30, 1998, December 31, 1997 and 1996 (in thousands except per share data):

                                                      FIRST         SECOND        THIRD
                      1998                           QUARTER       QUARTER       QUARTER         TOTAL
                      ----                         ------------  ------------- -------------  ------------
Interest income ................................   $     59,810  $      65,023        66,372  $    191,205
Interest expense ...............................         35,327         37,985        39,519       112,831
                                                   ------------  ------------- -------------  ------------
Net interest income ............................         24,483         27,038        26,853        78,374
Provision for loan losses ......................          3,407          3,371         3,033         9,811
                                                   ------------  ------------- -------------  ------------
Net interest income after provision
   for loan losses .............................         21,076         23,667        23,820        68,563
Income (loss) before income taxes ..............          8,311         10,756      (15,136)         3,931
                                                   ------------  ------------- -------------  ------------
Net income (loss)...............................   $      5,256  $       6,391       (9,544)  $      2,103
                                                   ============  ============= =============  ============
Basic earnings (loss) per share Class A ........   $       0.17  $        0.20 $      (0.27)  $       0.07
                                                   ============  ============= =============  ============
Basic earnings (loss) per share Class B ........   $       0.15  $        0.18 $      (0.25)  $       0.05
                                                   ============  ============= =============  ============
Diluted earnings (loss) per share Class A ......   $       0.14  $        0.16 $      (0.27)  $       0.06
                                                   ============  ============= =============  ============
Diluted earnings (loss) per share Class B ......   $       0.13  $        0.15 $      (0.25)  $       0.05
                                                   ============  ============= =============  ============
Basic weighted average number of common
  Class A shares outstanding ...................    21,809,903     22,724,683    26,020,125    23,533,659
                                                   ============  ============= =============  ============
Basic weighted average number of common
  Class B shares outstanding ...................    10,768,956     10,425,815    10,384,137    10,524,893
                                                   ============  ============= =============  ============
Diluted weighted average number of common
  Class A shares outstanding ...................    38,764,353     39,320,600    26,020,125    24,212,021
                                                   ============  ============= =============  ============
Diluted weighted average number of common
  Class B shares outstanding ...................    11,879,710     11,384,648    10,384,137    11,485,065
                                                   ============  ============= =============  ============

         During the third quarter of 1998, BankAtlantic recorded a $15.0 million provision for valuation of mortgage servicing rights impairment.


                                                      FIRST         SECOND        THIRD        FOURTH
                      1997                           QUARTER       QUARTER       QUARTER       QUARTER         TOTAL
                      ----                         -----------   ------------   -----------   ----------    -----------
Interest income ................................   $    50,444   $     52,046   $    53,520   $   54,544    $   210,554
Interest expense ...............................        26,164         28,392        29,694       30,941        115,191
                                                   -----------   ------------   -----------   ----------    -----------
Net interest income ............................        24,280         23,654        23,826       23,603         95,363
Provision for loan losses ......................         2,476          2,686         3,671        2,435         11,268
Net interest income after provision
   for loan losses .............................        21,804         20,968        20,155       21,168         84,095
                                                   -----------   ------------   -----------   ----------    -----------
Income before income taxes .....................        10,428         11,159        10,527       13,408         45,522
                                                   -----------   ------------   -----------   ----------    -----------
Net income......................................   $     6,341   $      6,821   $     6,429   $    8,178    $    27,769
                                                   ===========   ============   ===========   ==========    ===========
Basic earnings per share Class A ...............   $      0.22   $       0.24   $      0.24   $     0.28    $      0.98
                                                   ===========   ============   ===========   ==========    ===========
Basic earnings per share Class B ...............   $      0.22   $       0.23   $      0.22   $     0.26    $      0.94
                                                   ===========   ============   ===========   ==========    ===========
Diluted earnings per share Class A .............   $      0.18   $       0.19   $      0.18   $     0.22    $      0.78
                                                   ===========   ============   ===========   ==========    ===========
Diluted earnings per share Class B .............   $      0.18   $       0.19   $      0.18   $     0.21    $      0.77
                                                   ===========   ============   ===========   ==========    ===========
Basic weighted average number of common
  Class A shares outstanding ...................    18,146,296     17,940,645    17,170,265   18,863,989     18,029,784
                                                   ============  =============  ===========   ==========    ===========
Basic weighted average number of common
  Class B shares outstanding ...................    10,569,392     10,742,040    10,603,426   10,680,958     10,649,135
                                                   ============  =============  ===========   ==========    ===========
Diluted weighted average number of common
  Class A shares outstanding ...................    27,107,912     26,933,436    26,474,831   31,175,239     27,893,534
                                                   ============  ============= ============  ===========    ===========
Diluted weighted average number of common
  Class B shares outstanding ...................    11,673,630     11,767,040    12,072,176   11,812,208     11,765,385
                                                   ============  ============= ============  ===========    ==========

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         During the fourth quarter of 1997, BankAtlantic sold residential loans for a pre-tax gain of $4.1 million.

                                                      FIRST         SECOND        THIRD         FOURTH
                      1996                           QUARTER       QUARTER       QUARTER       QUARTER         TOTAL
                      ----                         -----------   ------------- ------------- -------------  -------------
Interest income ................................   $    32,092   $     32,758  $     38,521  $     49,260  $     152,631
Interest expense ...............................        15,620         15,096        19,610        26,705         77,031
                                                   -----------   ------------- ------------- -------------  -------------
Net interest income ............................        16,472         17,662        18,911        22,555         75,600
Provision for loan losses ......................           940          1,455         1,869         1,580          5,844
Net interest income after provision for
  loan losses...................................        15,532         16,207        17,042        20,975         69,756
                                                   -----------   ------------- ------------- -------------  -------------
Income before income taxes .....................         7,851          9,236         1,977        12,188         31,252
                                                   -----------   ------------- ------------- -------------  -------------
Net income .....................................   $     4,710   $      5,549  $      1,091  $      7,661   $     19,011
                                                   ===========   ============= ============= =============  =============
Basic earnings per share Class A ...............   $      0.17   $       0.18  $       0.03  $       0.27   $       0.64
                                                   ===========   ============= ============= =============  =============
Basic earnings per share Class B ...............   $      0.19   $       0.22  $       0.05  $       0.27   $       0.72
                                                   ===========   ============= ============= =============  =============
Diluted earnings per share Class A .............   $      0.16   $       0.18  $       0.03  $       0.21   $       0.58
                                                   ===========   ============= ============= =============  =============
Diluted earnings per share Class B .............   $      0.19   $       0.20  $       0.05  $       0.22   $       0.66
                                                   ===========   ============= ============= =============  =============
Basic weighted average number of common
  Class A shares outstanding ...................    15,793,315     18,452,054    18,339,399    18,117,275     17,616,000
                                                   ===========   ============= ============= =============  =============
Basic weighted average number of common
  Class B shares outstanding ...................    10,592,999     10,612,612    10,591,030    10,530,246     10,589,000
                                                   ===========   ============= ============= =============  =============
Diluted weighted average number of common
  Class A shares outstanding ...................    15,793,315     18,452,054    18,369,399    27,009,599     21,968,058
                                                   ===========   ============= ============= =============  =============
Diluted weighted average number of common
  Class B shares outstanding....................    11,540,930     11,626,362    11,517,280    11,598,996     11,576,500
                                                   ===========   ============= ============= =============  =============

         During the third quarter of 1996, a SAIF one-time special assessment resulted in a pre-tax charge of $7.2 million. During the fourth quarter of 1996, the Company sold office properties with a book value of $8.1 million for a pre-tax gain of $3.1 million.

20.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The information set forth below provides disclosure of the estimated fair value of BankAtlantic's financial instruments presented in accordance with the requirements of Statement. of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107") issued by the FASB.

         Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale. BankAtlantic's fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.

         Fair values are estimated for loan portfolios with similar financial characteristics. Loans are segregated by category such as commercial, commercial real estate, residential mortgage, second mortgages, and other installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

         The fair value of performing loans, except residential mortgage and adjustable rate loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of average maturity is based on BankAtlantic's historical experience with prepayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for national historical prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


         For adjustable rate loans, the fair value is estimated at book value after adjusting for credit risk inherent in the loan. BankAtlantic's interest rate risk is considered insignificant since the majority of BankAtlantic's adjustable rate loans are based on prime rates or one year Constant Maturity Treasuries ("CMT") rates and adjust monthly or generally not greater than one year.

         Fair values of non-performing loans are based on the assumption that non-performing loans are on a non-accrual status discounted at market rates during a 24 month work-out period. Assumptions regarding credit risk are determined using available market information and specific borrower information.

         The book value of tax certificates approximates market value. Fair value of mortgage-backed and investment securities is estimated based on bid prices available from security dealers. Estimated cash flows of securities were based on BankAtlantic's historical experience, modified by current economic conditions.

         Fair value of mortgage-backed securities is estimated based on bid prices available from security dealers.

         Under FAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand at December 31, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using current rates offered by BankAtlantic for such remaining maturities.

         The book value of securities sold under agreements to repurchase approximates fair value.

         The fair values of advances from FHLB, were based upon comparable terms to maturity, interest rates and issuer credit standing.

         The fair value of convertible subordinated debentures and guaranteed preferred beneficial interests in the Company's junior subordinated debentures was based on quoted market prices on NASDAQ. The fair value of other subordinated debentures and notes payable was based on discounted value of contractual cash flows based on a market discount rate.

         The following table presents information for the Company's financial instruments at December 31, 1997 and 1996 (in thousands):

                                                               DECEMBER 31, 1997              DECEMBER 31, 1996
                                                           ---------------------------    ---------------------------
                                                            CARRYING         FAIR          CARRYING         FAIR
                                                             AMOUNT          VALUE          AMOUNT          VALUE
                                                           ------------   ------------    ------------   ------------
Financial assets:
  Cash and due from depository
    institutions ........................................  $    82,787    $    82,787     $   102,995    $   102,995
  Federal funds sold and other short term investments ...            0              0           6,148          6,148
  Securities available for sale .........................      607,490        607,490         439,345        439,345
  Trading securities ....................................        5,067          5,067               0              0
  Investment securities..................................       55,213         55,213          54,511         54,511
  Loans receivable ......................................    2,072,825      2,093,956       1,824,856      1,832,814
Financial liabilities:
  Deposits...............................................  $ 1,763,733    $ 1,769,849     $ 1,832,780    $ 1,828,656
  Securities sold under agreements to repurchase
    and federal funds purchased .........................       61,216         61,216         190,588        190,593
  Advances from FHLB ....................................      697,707        704,042         295,700        293,587
  Subordinated debentures and note payable ..............      179,600        242,440          78,500         73,036
  Guaranteed preferred beneficial interests in
    Company's junior subordinated debentures ............       74,750         78,488               0              0



         The contract amount and related fees of BankAtlantic's commitments to extend credit, standby letters of credit, financial guarantees and forward FHLB commitments approximates fair value (see Note 15 for the contractual amounts of BankAtlantic's financial instrument commitments).

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

21.  ACQUISITIONS

         In March 1988, the Company acquired LTI, a company engaged in the equipment leasing and finance business. For financial accounting purposes the acquisition was effective on March 1, 1998. LTI principally leases or finances trucks, and manufacturing and construction equipment to businesses located primarily in South Florida. In June 1998, BankAtlantic received regulatory approval to acquire LTI from the Company and the capital stock of LTI was contributed by the company to BankAtlantic effective June 30, 1998. The acquisition of LTI was accounted for under the purchase method of accounting as if the acquisition had occurred March 1, 1998. The results of LTI are included in the Company's results of Operations as of March 1, 1998. The company will amortize goodwill over 25 years on a straight line basis. Based upon an appraisal from an independent third party, the estimated fair value of Class A common stock issued in the acquisition was reduced to reflect contractual transfer restrictions on the Company's stock received by the former LTI shareholders. This valuation was 65% of the fair value of the Company's Class A common stock at the acquisition date.

         On June 30, 1998 the Company acquired all of RBCO's outstanding shares of common stock in exchange for shares of the Company's Class A common stock in an acquisition accounted for under the purchase method of accounting. RBCO will be operated as an autonomous independent wholly owned subsidiary under RBCO's management. RBCO is an investment firm that is principally engaged in the underwriting, distribution and trading of tax-exempt obligations and bank and thrift equity and debt securities. RBCO provides investment banking, research and financial advisory services primarily to financial services companies with a focus on corporate finance and merger-related services. RBCO offers a general securities brokerage business with investment products for retail and institutional clients, as well as life insurance and annuity products. RBCO's retail and institutional brokerage clients consist primarily of high net worth individuals (primarily residents of New Jersey, other Mid-Atlantic and Northeastern states and Florida), banking and thrift institutions (primarily located in New Jersey, Pennsylvania and Florida) and, to a much lesser extent, insurance companies and specialty finance companies. The principal executive office RBCO is located in Livingston, New Jersey. RBCO is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") and is a member of the National Association of Securities Dealers, Inc. ("NASD") and the Securities Investor Protection Corporation ("SIPC"). RBCO is not a member of any securities exchange. Brokerage services to retail and institutional customers are provided through RBCO's sales force of 84 sales accounting executives located in the Livingston and Shrewsbury, New Jersey, Bala Cynwyd, Pennsylvania , and West Palm Beach, Florida offices.

        The analysis of the fair value of assets acquired and liabilities assumed in connection with the acquisitions of RBCO and LTI effective June 30, 1998 and March 1, 1998, respectively, is as follows:

IN THOUSANDS                                                               RBCO          LTI         TOTAL
------------                                                            -----------   ----------   ----------
Cash acquired ...........................................               $      733    $       0    $     733
Leases receivable, net ..................................                        0        8,419        8,419
Securities available for sale ...........................                        0          121          121
Trading account securities ..............................                   27,484            0       27,484
Property and equipment ..................................                    2,916          119        3,035
Deferred income tax (liability) assets ..................                    1,015        (551)          464
Other assets ............................................                    4,104          975        5,079
Securities sold not yet purchased .......................                  (3,334)            0      (3,334)
Notes payable ...........................................                  (1,704)      (6,670)      (8,374)
Other liabilities .......................................                  (7,709)      (4,151)     (11,860)
Subordinated loan from the Company ......................                 (10,000)            0     (10,000)
                                                                        -----------   ----------   ----------
Fair value of net tangible assets acquired ..............                   13,505      (1,738)       11,767
                                                                        -----------   ----------   ----------
Estimated fair value of Class A common stock issued .....                   35,017            0       35,017
Estimated fair value of restricted Class A common
  stock issued ..........................................                    1,062        5,783        6,845
Estimated fair value of Class A common stock
  options issued ........................................                    1,582            0        1,582
Cash paid to shareholder ................................                        0          300          300
Acquisition costs .......................................                      500          100          600
                                                                        -----------   ----------   ----------
Total purchase price ....................................                   38,161        6,183       44,344
                                                                        -----------   ----------   ----------
Cost over fair value of net assets acquired .............               $   51,666    $   4,445    $  56,111
                                                                        ===========   ==========   ==========

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


        The net cash acquired in connection with both of the above acquisitions was $433,000. During March 1998, the Company extended RBCO a $10.0 million subordinated loan on an arms length basis to enable RBCO to expand into new products and markets. Upon acquisition, the loan was eliminated in consolidation. Included in cost over fair value of net assets acquired was $2.6 million of goodwill related to the February 1998 acquisition by RBCO of Cumberland Advisors and Cumberland Consulting. The goodwill associated with the Cumberland entities will be amortized on a straight line basis over 15 years resulting in an annual tax deductible expense of $171,000. The remaining goodwill of $22.0 million associated with RBCO will be amortized on a straight line basis over 25 years resulting in an annual expense of approximately $900,000 that will not be tax deductible.

        The following is proforma information for the nine months ended September 30, 1998 and 1997 as if the RBCO acquisition was consummated on January 1, 1998 and 1997, respectively. The proforma information is not necessarily indicative of the results of operations which would have been realized had the acquisition been consummated as of the dates for which the proforma financial information is presented or future performance (in thousands, except for per share data):


                                                                      FOR THE NINE MONTHS ENDED
                                                    --------------------------------------------------------------
                                                         SEPTEMBER 30, 1998               SEPTEMBER 30, 1997
                                                    ----------------------------    -----------------------------
                                                     HISTORICAL       PROFORMA       HISTORICAL       PROFORMA
                                                    ------------    ------------    -------------   -------------
Net interest income ...........................     $     78,374    $     78,653    $      71,760   $     72,152
                                                    ------------    ------------    -------------   -------------
Provision for loan losses......................            9,811           9,811            8,833          8,833
                                                    ------------    ------------    -------------   -------------
Non-interest income ...........................           22,887          45,322           29,931         53,022
Non-interest expense ..........................           87,519         109,334           60,744         84,064
Provision for income taxes ....................            1,828           2,342           12,523         12,748
                                                    ------------    ------------    -------------   -------------
Net Income ....................................     $      2,103    $      2,488    $      19,591   $     19,529
                                                    ============    ============    =============   =============
Basic earnings per share Class A ..............     $       0.07    $       0.07    $        0.70   $       0.63
                                                    ============    ============    =============   =============
Basic earnings per share Class B ..............     $       0.05    $       0.06    $        0.68   $       0.61
                                                    ============    ============    =============   =============
Diluted earnings per share Class A ............     $       0.06    $       0.07    $        0.56   $       0.52
                                                    ============    ============    =============   =============
Diluted earnings per share Class B                  $       0.05    $       0.06    $        0.56   $       0.52
                                                    ============    ============    =============   =============

         The RBCO acquisition agreement provided for the establishment of an incentive and retention pool, under which shares of the Company's Class A common stock representing 20% of the total transaction value was allocated to key employees of RBCO. The retention pool consists of 683,362 shares of restricted Class A common stock which will vest in four years to employees who remain for the period. The retention pool, valued at $8.1 million at the acquisition date, will be amortized to compensation expense over the four year vesting period and is tax deductible at the vesting date. Included in the Company's Statement of Financial Condition at September 30, 1998 were the assets and liabilities of RBCO. The operations of RBCO during the three months ended September 30, 1998 were included in the Company's Statement of Operations for the three and nine months ended September 30, 1998 and Consolidated Statement of Cash Flows for the nine months ended September 30, 1998.

         In September 1997, the Company entered into a joint ownership agreement with a newly formed company, FASI. FASI is a full-service investment banking and securities brokerage firm. Included in other assets is the Company's investment of $237,500 to acquire 50% ownership of FASI's voting stock and a $1.5 million five year loan to FASI. The investment is accounted for under the equity method. Included in the Company's statement of operations in other non-interest income during the year ended December 31, 1997 is $13,000 of income from FASI's operations.

         Based on an agreement, the individual owning the remaining 50% of outstanding voting stock can require the Company to purchase such stock after the year 2000 through the year 2002. The sales price of the stock is based on a prescribed formula. After the year 2002 the company can require the shareholder to sell the stock to the Company based on a prescribed formula.

         In October 1997, BankAtlantic acquired a 39.5% limited partnership interest and an .5% general partnership interest in Jupiter Yacht Club, Ltd., a real estate development project in Jupiter, Florida. Included in other assets is a $1.2 million investment in the limited partnership. The partnership is currently in the development stages resulting in no income or loss recorded in the statement of operations for 1997. The Company and BankAtlantic have invested in various real estate limited partnerships during 1998. All partnerships are in the development stages at September 30, 1998.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         On October 31, 1997, BankAtlantic acquired SLWHC for approximately $20.0 million. SLWHC is the developer of the master planned community of SLW, located in St. Lucie County, Florida.

         A preliminary analysis of the fair value of assets acquired and liabilities assumed in connection with the purchase of all the capital stock of SLWHC on October 31, 1997 follows:

(In thousands)
Cash .........................................................   $       1,958
Loans receivable, net ........................................             425
Real estate held for development and sale ....................          19,421
Other assets .................................................           1,984
                                                                 --------------
Fair value of assets acquired ................................          23,788
Notes payable ................................................           1,816
Other liabilities ............................................           2,022
                                                                 --------------
Fair value of liabilities assumed ............................           3,838
Acquisition costs ............................................              75
                                                                 --------------
Purchase of real estate developer.............................          19,875
Cash acquired ................................................           1,958
                                                                 --------------
Purchase of real estate developer, net of cash acquired ......   $      17,917
                                                                 ==============

         Due to timing of the acquisition of SLWHC, the above allocation is subject to change based upon receipt of appraisals and further evaluation. The SLWHC acquisition, which was consummated on October 31, 1997, was accounted for by the purchase method of accounting. Included in other non-interest income is $98,000 of net income related to the above acquisition from October 31, 1997 through December 31, 1997 which included a gain on sale of real estate of $727,000 and costs and expenses of $629,000. It is not currently anticipated that the amortization of purchase accounting adjustments will have a material effect on future results of operations.

         The following is proforma information for the year ended December 31, 1997 and 1996 as if the SLW acquisition was consummated on January 1, 1997 and 1996, respectively. The proforma information is not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisition been consummated during the period or as of the dates for which the proforma financial information is presented (in thousands, except for per share data):


                                                          DECEMBER 31, 1997               DECEMBER 31, 1996
                                                     -----------------------------   -----------------------------
                                                      HISTORICAL       PROFORMA       HISTORICAL      PROFORMA
                                                     -------------   -------------   -------------  --------------
Net interest income after provision for
  loan loss .....................................    $     84,095    $     83,310    $     69,756 $        68,889
                                                     -------------   -------------   -------------  --------------
Noninterest income ..............................          43,359          42,543          33,737          28,510
Noninterest expenses ............................          81,932          81,932          72,241          72,241
                                                     -------------   -------------   -------------  --------------
Net income before provision for income taxes.....          45,522          43,921          31,252          25,158
Provision for income taxes ......................          17,753          17,135          12,241           9,890
                                                     -------------   -------------   -------------  --------------
  Net income ....................................    $     27,769    $     26,786    $     19,011 $        15,268
                                                     =============   =============   =============  ==============

Basic earnings per share Class A ................    $       0.98    $       0.95    $       0.64 $          0.51
                                                     =============   =============   =============  ==============
Basic earnings per share Class B ................    $       0.94    $       0.91    $       0.72 $          0.60
                                                     =============   =============   =============  ==============
Diluted earnings per share Class A ..............    $       0.78    $       0.75    $       0.58 $          0.47
                                                     =============   =============   =============  ==============
Diluted earnings per share Class B ..............    $       0.77  $         0.74  $         0.66 $          0.55
                                                     =============   =============   =============  ==============


         On October 11, 1996, BankAtlantic consummated its acquisition of Bank of North America Bancorp ("BNAB") for $53.8 million in cash. The acquisition was accounted for as a purchase for financial reporting purposes as of October 1, 1996. The results of operations include BNAB since October 1, 1996. Interest expense of $87,000 was imputed on the purchase price for the period of October 1, 1996 (effective date) through October 11, 1996 (acquisition date).

         BNAB's primary asset was its wholly owned subsidiary, Bank of North America ("BNA"), a Florida chartered commercial bank. BNA had assets of $525.5 million and a net loss of $2.5 million for the nine months ended September 30, 1996

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


and net income of $2.2 million for the year ended December 31, 1995. BNA had 13 branches, 5 of which were consolidated with existing branches.

         On February 17, 1995, BankAtlantic completed an acquisition of MegaBank, a Miami-based commercial bank, for $21.4 million in cash, of which $900,000 was paid to the Chief Executive Officer of MegaBank in connection with a non-competition agreement. MegaBank had assets of approximately $152 million. The MegaBank acquisition added 5 branches to BankAtlantic's branch network.

         The MegaBank acquisition, accounted for by the purchase method of accounting, was effective for financial statement purposes as of February 1, 1995. The results of operations include MegaBank since February 1, 1995. Funds for this acquisition were obtained from traditional sources. Interest expense of $34,000 was imputed on the purchase price for the period of February 1, 1995 (effective date) through February 17, 1995 (acquisition date).

         The fair value of assets acquired and liabilities assumed in conjunction with the purchase of all the capital stock of Bank of North America in 1996 and MegaBank in 1995 is as follows:


                                                                                               DECEMBER 31,
                                                                                     --------------------------------
                                                                                         1996               1995
                                                                                     -------------    --------------
(IN THOUSANDS)
Cash .........................................................                       $      16,814      $       6,512
Interest bearing deposits with banks .........................                              19,795                  0
Investments ..................................................                                   0              1,700
FHLB stock ...................................................                               2,788                  0
Deferred tax asset ...........................................                               2,464              2,718
Loans receivable, net.........................................                             395,030            116,389
Debt securities available for sale ...........................                              66,371             18,119
Cost over fair value of net assets acquired ..................                              19,313             12,072
Accrued interest receivable ..................................                               4,181              1,208
Real estate owned ............................................                               1,017                348
Investment in real estate held for sale ......................                                   0                  0
Property and equipment .......................................                               6,098                613
Mortgage loan servicing rights ...............................                               4,047                  0
Non-competition agreement ....................................                                   0                900
Other assets .................................................                               8,220              3,116
                                                                                     -------------     --------------
          Fair value of assets acquired ......................                             546,138            163,695
Deposits .....................................................                             469,092            120,165
Securities sold under agreements to repurchase ...............                               1,935             20,615
FHLB advances ................................................                               5,027                  0
Notes payable ................................................                                   0                  0
Advances by borrowers for taxes and insurance ................                               8,740                  0
Other liabilities ............................................                               6,874              1,954
                                                                                     -------------     --------------
          Fair value of liabilities assumed ..................                             491,668            142,734
Acquisition costs ............................................                                 655                465
                                                                                     -------------     --------------
Purchase of Bank .............................................                              55,125             21,426
                                                                                     -------------     --------------
Cash acquired ................................................                              16,814              6,512
                                                                                     -------------     --------------
Purchase of Bank, net of cash acquired ......................                        $      38,311     $       14,914
                                                                                     =============     ==============

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         The following table indicates the estimated net decrease in earnings resulting from the net amortization/accretion of the adjustments, including the excess of costs over fair value of net assets acquired, resulting from the use of the purchase method of accounting during each of the years 1998 through 2002 for the Bank acquisitions. The amounts (in thousands) assume no sales or dispositions of the related assets or liabilities.

                                                           NET DECREASE
                                                                 OF
YEARS ENDING DECEMBER 31,                                  NET EARNINGS
------------------------                                  ---------------
    1998 .............................................    $        (2,620)
    1999 .............................................    $        (2,497)
    2000 .............................................    $        (2,508)
    2001 .............................................    $        (2,508)
    2002 .............................................    $        (2,508)
   Thereafter ........................................    $       (13,646)

         Adjustments to fair value are being amortized on a straight-line basis, which approximates the level yield method, over the estimated average term of three years for loans and investments, and one year for deposits. Cost over fair value of net assets acquired does not qualify for amortization for tax purposes. Costs over fair value of net assets acquired is being amortized on a straight-line basis over its estimated useful life of 15 years and 10 years for the BNA and MegaBank acquisitions, respectively. The cost over fair value of net assets acquired as of December 31, 1997 and 1996 is $26.2 million and $28.6 million. The $900,000 non-competition agreement is considered an intangible asset for tax purposes and amortized ratably over 15 years. At December 31, 1997 and 1996, the non-competition agreement balance was $139,000 and $417,000, respectively. The agreement is being amortized on a straight-line basis for financial statement purposes over its useful life which was revised from six years to approximately three years upon the resignation of the former MegaBank CEO from BankAtlantic.

         The following is proforma information for the year ended December 31, 1996 and 1995 as if the Bank acquisitions were consummated on January 1, 1996 and 1995, respectively. The proforma information is not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisition been consummated during the period or as of the dates for which the proforma financial information is presented (in thousands, except for per share data):

                                                                                  FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1996              DECEMBER 31, 1995
                                                               ---------------------------   ----------------------------
                                                               HISTORICAL      PROFORMA       HISTORICAL      PROFORMA
                                                               ------------   ------------   -------------  -------------
Interest income ..........................................     $   152,631    $   182,921    4    130,077   $    170,071
Interest expense .........................................          77,031         95,975          65,686         91,756
Provision for loan losses ................................           5,844          9,087           4,182          5,332
                                                               ------------   ------------   -------------  -------------
Net interest income after provision for loan losses ......          69,756         77,859          60,209         72,983
                                                               ------------   ------------   -------------  -------------
Net Income ...............................................     $    19,011    $    13,807    $     18,419   $     17,143
                                                               ============   ============   =============  =============
Basic earnings per share Class A .........................     $      0.64    $      0.45    $        N/A   $        N/A
                                                               ============   ============   =============  =============
Basic earnings per share Class B .........................     $      0.72    $      0.55    $       0.64   $       0.59
                                                               ============   ============   =============  =============
Diluted earnings per share Class A .......................     $      0.58    $      0.42    $        N/A   $        N/A
                                                               ============   ============   =============  =============
Diluted earnings per share Class B .......................     $      0.66    $      0.51    $       0.62   $       0.57
                                                               ============   ============   =============  =============

         The proforma includes losses incurred by BNA of $3.0 million on the sale of treasury notes and a $2.3 million SAIF one-time special assessment.

22.  OTHER INFORMATION

         Alan B. Levan serves as the Chairman, Chief Executive Officer and President of BankAtlantic, the Company and BFC. John E. Abdo is the Vice Chairman of BankAtlantic, the Company, and BFC and also President and Chief Executive Officer of St. Lucie West Holding Corp., a wholly owned subsidiary of BankAtlantic Development Corporation and President of BankAtlantic Development Corporation, a wholly owned subsidiary of BankAtlantic.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


23.  SUBSEQUENT EVENTS (UNAUDITED)

         On February 9, 1998 the Company entered into a definitive agreement with Ryan, Beck & Co. ("RBCO") whereby all of RBCO outstanding shares would be acquired by the Company in exchange for shares of the Company's Class A common stock. RBCO will be a wholly-owned subsidiary of the Company, however it is anticipated that it will be an autonomous independent subsidiary, operated by RBCO's current management. RBCO, based in New Jersey, engages in underwriting, market making distribution, trading of bank and thrift equity and debt securities, tax exempt bonds, consulting, research and financial advisory services. The total assets and equity of RBCO at December 31, 1997 were $56.6 million and $14.7 million, respectively, and net income for the year ended December 31, 1997 was $ 3.9 million. The agreement establishes an exchange ratio of .761 shares of Class A common stock for each share of RBCO, which ,based on the closing price of the Class A common stock on February 9, 1998, results in an aggregate purchase price of approximately $39.4 million. As part of the agreement, the Company has agreed to grant RBCO a long-term subordinated loan to enable RBCO to expand into new products and markets.

         The agreement establishes an incentive and retention pool, under which additional Class A shares representing approximately 20% of the transaction value from the acquisition will be allocated to key employees of RBCO. The allocated shares will be distributed in four years to employees who remain for the period. It is anticipated that the retention pool will be considered compensation under generally accepted accounting principals.

         The agreement is subject to the receipt of all regulatory approvals and the approval of the shareholders of RBCO. It is anticipated that the transaction will be closed, contingent upon the above approvals, in the second quarter of 1998 and will be accounted for under the purchase method of accounting.

         On February 26, 1998, the Company entered into an agreement to acquire Leasing Technology Inc. ("LTI"). LTI is engaged in all facets of equipment leasing and financing. LTI principally leases or finances trucks, manufacturing and construction equipment to businesses primarily located in South Florida. Total assets and equity at December 31, 1997 were $10.9 million and $2.3 million, respectively, and LTI's adjusted income before taxes for the year ended December 31, 1997 was $1.5 million. The aggregate purchase price is $9.3 million. All of LTI's outstanding shares will be acquired by the Company for Class A common stock. LTI is anticipated to operate as a wholly-owned subsidiary of BankAtlantic and the acquisition will be accounted for under the purchase method of accounting.

         The agreement is subject to the receipt of all regulatory approvals. It is anticipated that the transaction will be closed, contingent upon the above approvals in the first quarter of 1998.

         On February 3, 1998, a special meeting of shareholders of the Company was held. The Company's Class A and Class B common shareholders approved an amendment to the Company's Articles of Incorporation increasing the authorized number of Class A and Class B common shares to 80,000,000 and 45,000,000, respectively.

         In February 1998 a judgment related to the Subject Portfolio was entered in favor of BankAtlantic. See Note 17 for further discussion.

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


24.  RECENT DEVELOPMENTS


                                                                                FOR THE
                                                                           THREE MONTHS ENDED          FOR THE YEARS ENDED
                                                                             DECEMBER 31,                  DECEMBER 31,
                                                                      ---------------------------- -----------------------------
                                                                          1998           1997          1998           1997
                                                                      -------------  ------------- -------------- --------------
Income (loss) from continuing operations ........................     $    (4,324)   $      7,785  $     10,186   $      23,658
Income (loss) from discontinued operations net of taxes .........          (5,813)            393       (18,220)          4,111
                                                                      -------------  ------------- -------------- --------------
Net income (loss)................................................     $   (10,137)   $      8,178  $     (8,034)  $      27,769
                                                                      =============  ============= ============== ==============

CLASS A COMMON SHARES
Basic earnings (loss) per share from continuing operations ......     $     (0.12)   $       0.27  $       0.30   $         0.84
Basic earnings (loss) per share from discontinued operations.....           (0.17)           0.01         (0.54)            0.14
                                                                      -------------  ------------- -------------- --------------
Basic earnings (loss) per share .................................     $     (0.29)   $       0.28  $      (0.24)  $         0.98
                                                                      =============  ============= ============== ==============

Diluted earnings (loss) per share from continuing operations ....     $     (0.12)   $       0.21  $       0.29   $         0.67
Diluted earnings (loss) per share from discontinued operations...           (0.17)           0.01         (0.51)            0.11
                                                                      -------------  ------------- -------------- --------------
Diluted earnings (loss) per share ...............................     $     (0.29)   $       0.22  $      (0.22)  $         0.78
                                                                      =============  ============= ============== ==============

CLASS B COMMON SHARES
Basic earnings (loss) per share from continuing operations ......     $     (0.11)   $       0.25  $       0.27   $         0.81
Basic earnings (loss) per share from discontinued operations ....           (0.15)           0.01         (0.49)            0.13
                                                                      -------------  ------------- -------------- --------------
Basic earnings (loss) per share .................................     $     (0.26)   $       0.26  $      (0.22)  $         0.94
                                                                      ============= ============== ============== ==============

Diluted earnings (loss) per share from continuing operations ....     $     (0.11)   $       0.20  $       0.26   $         0.67
Diluted earnings (loss) per share from discontinued operations...           (0.15)           0.01         (0.48)            0.10
                                                                      -------------  ------------- -------------- --------------
Diluted earnings (loss) per share ...............................     $     (0.26)   $       0.21  $      (0.22)  $         0.77
                                                                      ============= ============== ============== ==============


         As discussed below, the Company is exiting the mortgage servicing business and accordingly the results of this line of business are characterized as discontinued operations.

         Contributing to the loss from continuing operations for the fourth quarter of 1998 were restructuring charges and write-downs of $2.6 million and an increase in the provision for loan losses from $2.4 million for the fourth quarter of 1997 to $12.0 million for the fourth quarter of 1998. These charges were partially offset by a $3.1 million gain relating to the freezing of benefits under the Company's defined benefit pension plan. The provision for loan losses was increased as a result of additional risks associated with the Company's indirect consumer lending portfolio, the Company's recent growth in small business lending, and credit risks arising as the Company's borrowers face Year 2000 issues.

         The Company's stockholders' equity was $240 million at December 31, 1998, compared to $207 million at December 31, 1997. Total assets of the Company increased to $3.8 billion at December 31, 1998, compared to $3.1 billion at December 31, 1997.

         Restructuring Initiatives

         Included in the fourth quarter and year end 1998 results are the impact of various restructuring initiatives announced by the Company on December 15, 1998 as part of a year long efficiency study aimed at streamlining operations, improving efficiencies and increasing non-interest income. A summary of the announced restructuring initiatives and the related restructuring charges are summarized below:

                   BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

/bullet/ The Company reduced its full time employees by approximately 185.
         Approximately 100 of these individuals were no longer employed by the Company at December 31, 1998, and it is anticipated that approximately 15 employees, related to the closing of three branches, will be released by the end of the first quarter of 1999. The remaining 70 employees are associated with the mortgage servicing business and are expected to remain with the Company through the second quarter of 1999. Severance and benefits associated with the downsizing is estimated to be approximately $1.9 million and is included in 1998 charges. After the restructuring, BankAtlantic will employ approximately 920 full time equivalent employees. Total annual compensation and benefits related to employees impacted by the restructuring were approximately $4.6 million for continued operations and approximately $2.0 million for discontinued operations.


/bullet/ The Company will exit the mortgage servicing business. While this business has been a strong performer for the Company over the years, the current volatility in financial markets has made earnings unpredictable. During the third quarter of 1998, the Company established a $15 million valuation allowance for impairment of mortgage servicing rights ("MSRs"). The estimated loss in exiting this line of business is $10 million and is included in the loss from discontinued operations. The Company anticipates that disposition of this business will take approximately six months. At December 31, 1998, the number of loans being serviced was approximately 36,000, with outstanding principal balances serviced of approximately $3.5 billion and net MSRs of $44 million.

/bullet/ The Company is considering a spin-off to all shareholders as a dividend of 100% of the capital stock of BankAtlantic Development Corporation ("BDC"), a 100% owned service corporation subsidiary of BankAtlantic. Included in this subsidiary is the St. Lucie West master planned community as well as five joint ventures. There is currently approximately $43 million in capital in this subsidiary. While BankAtlantic's regulatory capital would not be impacted by the spin-off because all capital in BDC is already excluded from the calculation of regulatory capital, the spin-off will decrease the Company's assets. The spin-off is subject to a number of conditions, including the prior receipt of regulatory approvals.

/bullet/ The Company announced that it will discontinue new production in the indirect automobile consumer loan business. At December 31, 1998, the indirect portfolio totalled $220 million and will be liquidated over time through portfolio run-off.

/bullet/ The Company will close and merge three branches.

/bullet/ The Company announced that it will freeze the present status of its defined benefits pension plan and is exploring alternative employee benefit programs, including enhanced 401(k) benefits.

/bullet/ The Company closed its mortgage banking operations on Florida's West
         Coast. The Company will continue to offer residential loans throughout Florida with centralized processing and underwriting of these loans.

         There is no assurance that the restructuring will result in improved efficiencies or increased income. Additionally, while management of the Company does not anticipate that the Company's results will be further impacted from discontinued operations, actual results will depend on future market conditions.

No person has been authorized to give any information or to make any representations in connection with these Offerings other than those contained in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                  ------------

                                TABLE OF CONTENTS
                                                       PAGE
                                                       ----

Summary.................................................. 1
Risk Factors.............................................10
Use of Proceeds..........................................19
Price Range for Common Stock and Dividends...............20
Market for the Subordinated Debentures...................22
Capitalization...........................................22
Selected Historical Financial Data.......................23
Management's Discussion and Analysis of Financial
   Condition and Results of Operations...................26
Business.................................................39
Management...............................................43
Certain Relationships and Related Transactions...........49
Security Ownership of Certain Beneficial Owners and
   Management............................................50
Description of Capital Stock.............................51
Description of the Subordinated Debentures...............53
Underwriting.............................................58
Legal Matters............................................59
Experts..................................................59
Index to Financial Statements and Schedule...............F-1


                 ----------------------------------------------

                $15,000,000 ___% SUBORDINATED DEBENTURES DUE 2009
                                       AND
               1,000,000 SHARES CLASS A COMMON STOCK (NON-VOTING)
                                       OF
                            BFC FINANCIAL CORPORATION
                 ----------------------------------------------




                                ----------------

                                   PROSPECTUS

                                ----------------




                                ----------------




                                ___________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the offering are as follows:

                  SEC Registration Fee....................................................................$  7,034
                  NASD Filing Fee.........................................................................$
                  Legal Fees and Expenses*................................................................$
                  Accounting Fees and Expenses*...........................................................$
                  Printing Expenses*......................................................................$
                  Blue Sky Qualification Fees and Expenses................................................$
                  Transfer Agent, Registrar and Trustee Fees and Expenses.................................$
                  Miscellaneous Expenses..................................................................$
                  Total*..................................................................................$

-----------------
         * Estimated

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0831 of the Florida Business Corporation Act (the "Florida Act") provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, or employee or agent of the corporation against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Under Section 607.0850, indemnification is authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein Section 607.0850 provides that, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination by the corporation in a specific case, Section 607.0850 permits a director, officer, employee or agent of the corporation who is or was a party to a proceeding to apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

         Section 607.0850 also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

         BFC Financial Corporation's bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

         BFC Financial Corporation's directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         None.

ITEM 16.  EXHIBITS

         The following exhibits are either filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

EXHIBITS          DESCRIPTION
--------          -----------
1                 Form of Underwriting Agreement.*
3.1               Amended and Restated Articles of Incorporation of BFC Financial Corporation (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form 8-A filed October 16, 1997).
3.2               Bylaws of BFC Financial Corporation (incorporated by reference to Exhibit 3.2 of the Registrant's
                  Registration Statement on Form 8-A filed October 16, 1997).
4.1               Form of Indenture between BFC Financial Corporation and U.S. Bank Trust National Association, as
                  Trustee, with respect to the ___% Subordinated Debentures.*
4.2               Specimen Subordinated Debenture (included as an exhibit to the Indenture filed as Exhibit 4.2).*
5                 Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding the validity of the issuance of the Subordinated Debentures and the Class A Common Stock of BFC Financial Corporation being registered hereby.*
10                BFC Financial Corporation Stock Option Plan (incorporated by reference to Exhibit A to the Registrant's
                  Definitive Proxy Statement filed September 27, 1997).
12                Statement regarding computation of earnings to fixed charges.
21                Subsidiaries of BFC Financial Corporation. (incorporated by reference to Exhibit 21 of the Registrant's
                  Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 27, 1998)
23.1              Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibits 5).*
23.2              Consent of KPMG LLP.
24                Power of Attorney (included with signature pages to this Registration Statement).
25                Form T-1: Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the
                  Indenture.

--------------------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

(a)       The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, BFC Financial Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 11th day of February, 1999.

                                    BFC FINANCIAL CORPORATION

                                    By:/S/ ALAN B. LEVAN
                                       -----------------------------------------
                                        Alan B. Levan,
                                        President and Chairman of the Board


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Levan and Glen R. Gilbert, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                TITLE                       DATE
---------                                                -----                       ----

PRINCIPAL EXECUTIVE OFFICER:

/S/ ALAN B. LEVAN                              Director, President, and           February 11, 1999
---------------------------                    Chairman of the Board
Alan B. Levan

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/S/ GLEN R. GILBERT                            Executive Vice President,          February 11, 1999
--------------------------------               Chief Financial Officer,
Glen R. Gilbert                                and Secretary

/S/ JOHN E. ABDO                               Director, Vice Chairman            February 11, 1999
--------------------------------               of the Board
John E. Abdo

S/ CARL E.B. MCKENRY, JR.                      Director                           February 11, 1999
--------------------------------
Carl E.B. McKenry, Jr.

/S/ EARL PERTNOY                               Director                           February 11, 1999
--------------------------------
Earl Pertnoy

                                 EXHIBIT INDEX

EXHIBIT             DESCRIPTION
-------             -----------

12             Statement regarding computation of earnings to fixed charges.

23.2           Consent of KPMG LLP.

25 Form T-1: Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture.